                                                               EXHIBIT 10.2

                                                             EXECUTION COPY





                                     $120,000,000

                                   CREDIT AGREEMENT

                                         AMONG

                            BEAR ISLAND PAPER COMPANY, LLC
                                     AS BORROWER,

                                  THE SEVERAL LENDERS
                           FROM TIME TO TIME PARTIES HERETO,

                               TD SECURITIES (USA) INC.,
                                      AS ARRANGER

                                          AND

                            TORONTO-DOMINION (TEXAS), INC.,
                                AS ADMINISTRATIVE AGENT


                             DATED AS OF DECEMBER 1, 1997








                                   TABLE OF CONTENTS

                                                                       Page


SECTION 1.  DEFINITIONS................................................  2

        1.1   Defined Terms............................................  2
        1.2   Other Definitional Provisions............................ 25

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS............................ 25

        2.1   Term Loan Commitments.................................... 25
        2.2   Procedure for Term Loan Borrowing........................ 25
        2.3   Repayment of Term Loans.................................. 26
        2.4   Revolving Credit Commitments............................. 26
        2.5   Procedure for Revolving Credit Borrowing................. 26
        2.6   Repayment of Loans; Evidence of Debt..................... 27
        2.7   Commitment Fees, etc. ................................... 28
        2.8 Optional Termination or Reduction of Revolving Credit Commitments; Mandatory Scheduled Reductions of
                Revolving Credit Commitments........................... 28
        2.9   Optional Prepayments..................................... 28
        2.10  Mandatory Prepayments and Commitment Reductions.......... 29
        2.11  Conversion and Continuation Options...................... 32
        2.12  Minimum Amounts and Maximum Number of Eurodollar
                Tranches............................................... 32
        2.13  Interest Rates and Payment Dates......................... 33
        2.14  Computation of Interest and Fees......................... 33
        2.15  Inability to Determine Interest Rate..................... 33
        2.16  Pro Rata Treatment and Payments.......................... 34
        2.17  Requirements of Law...................................... 36
        2.18  Taxes.................................................... 37
        2.19  Indemnity................................................ 39
        2.20  Illegality............................................... 40
        2.21  Change of Lending Office................................. 40

SECTION 3.  REPRESENTATIONS AND WARRANTIES............................. 40

        3.1   Financial Condition...................................... 40
        3.2   No Change................................................ 41
        3.3   Corporate Existence; Compliance with Law................. 41
        3.4   Corporate Power; Authorization; Enforceable
                Obligations............................................ 42
        3.5   No Legal Bar............................................. 42
        3.6   No Material Litigation................................... 42
        3.7   No Default............................................... 42
        3.8   Ownership of Property; Liens............................. 43
        3.9   Intellectual Property.................................... 43
        3.10  Taxes.................................................... 43
        3.11  Federal Regulations...................................... 43
        3.12  Labor Matters............................................ 43
        3.13  ERISA.................................................... 44
        3.14  Investment Company Act; Other Regulations................ 44
        3.15  Subsidiaries............................................. 44
        3.16  Use of Proceeds.......................................... 44
        3.17  Environmental Matters.................................... 44
        3.18  Accuracy of Information, etc............................. 46
        3.19  Security Documents....................................... 46
        3.20  Solvency................................................. 47
        3.21  Regulation H............................................. 47

SECTION 4.  CONDITIONS PRECEDENT....................................... 47

        4.1   Conditions to Initial Extension of Credit................ 47
        4.2   Conditions to Each Loan.................................. 52

SECTION 5.  AFFIRMATIVE COVENANTS...................................... 53

        5.1   Financial Statements..................................... 53
        5.2   Certificates; Other Information.......................... 54
        5.3   Payment of Obligations................................... 55
        5.4   Conduct of Business and Maintenance of Existence, etc. .. 55
        5.5   Maintenance of Property; Insurance....................... 55
        5.6   Inspection of Property; Books and Records; Discussions... 55
        5.7   Notices.................................................. 56
        5.8   Environmental Laws....................................... 57
        5.9   Additional Collateral, etc............................... 57
        5.10  Sales of Products by Agents.............................. 59

SECTION 6.  NEGATIVE COVENANTS......................................... 59

        6.1   Financial Condition Covenants............................ 59
        6.2   Limitation on Indebtedness............................... 60
        6.3   Limitation on Liens...................................... 61
        6.4   Limitation on Fundamental Changes........................ 63
        6.5   Limitation on Sale of Assets............................. 63
        6.6   Limitation on Dividends.................................. 64
        6.7   Limitation on Capital Expenditures....................... 65
        6.8   Limitation on Investments, Loans and Advances............ 65
        6.9   Limitation on Optional Payments and Modifications
                of Debt Instruments, etc. ............................. 66
        6.10  Limitation on Transactions with Affiliates............... 66
        6.11  Limitation on Sales and Leasebacks....................... 67
        6.12  Limitation on Changes in Fiscal Periods.................. 67
        6.13  Limitation on Negative Pledge Clauses.................... 67
        6.14  Limitation on Restrictions on Subsidiary Distributions... 67
        6.15  Limitation on Lines of Business.......................... 68
        6.16  Limitation on Amendments to Acquisition Documents........ 68
        6.17  Limitation on Amendments to Management Contracts......... 68
        6.18  Limitation on Finance Subsidiary......................... 68

SECTION 7.  EVENTS OF DEFAULT.......................................... 69

SECTION 8.  THE AGENTS................................................. 72

        8.1   Appointment.............................................. 72
        8.2   Delegation of Duties..................................... 72
        8.3   Exculpatory Provisions................................... 72
        8.4   Reliance by Administrative Agent......................... 73
        8.5   Notice of Default........................................ 73
        8.6   Non-Reliance on Agents and Other Lenders................. 73
        8.7   Indemnification.......................................... 74
        8.8   Agent in Its Individual Capacity......................... 74
        8.9   Successor Administrative Agent........................... 75
        8.10  Authorization to Execute Intercreditor Agreement
                and Security Documents and Release Liens............... 75
        8.11  The Arranger............................................. 75

SECTION 9.  MISCELLANEOUS.............................................. 75

        9.1   Amendments and Waivers................................... 75
        9.2   Notices.................................................. 76
        9.3   No Waiver; Cumulative Remedies........................... 77
        9.4   Survival of Representations and Warranties............... 77
        9.5   Payment of Expenses...................................... 78
        9.6   Successors and Assigns; Participations and Assignments... 78
        9.7   Adjustments; Set-off..................................... 81
        9.8   Counterparts............................................. 82
        9.9   Severability............................................. 82
        9.10  Integration.............................................. 82
        9.11  GOVERNING LAW............................................ 82
        9.12  Submission To Jurisdiction; Waivers...................... 82
        9.13  Acknowledgements......................................... 83
        9.14  WAIVERS OF JURY TRIAL.................................... 83
        9.15  Confidentiality.......................................... 83





ANNEXES:

A          Pricing Grid


SCHEDULES:

1.1A       Commitments
1.1B       Mortgaged Property
3.1(b)     Dividend and Distribution
3.4        Consents, Authorizations, Filings and Notices
3.8        Location of Property
3.15       Subsidiaries
3.19(a)    UCC Filing Jurisdictions
3.19(b)    Mortgage Filing Jurisdictions
6.2        Existing Indebtedness
6.3        Existing Liens
6.8(f)     Existing Investments


EXHIBITS:

A          Form of Subsidiary Guarantee
B          Form of Brant-Allen Guarantee
C          Form of Security and Pledge Agreement
D-1        Form of Soucy Pledge Agreement
D-2        Form of Paper Company Pledge Agreement
D-3        Form of Timberlands Pledge Agreement
E          Form of Mortgage
F          Form of Intercreditor Agreement
G          Form of Compliance Certificate
H          Form of Closing Certificate
I          Form of Assignment and Acceptance
J          Form of Legal Opinion of Skadden, Arps, Slate, Meagher & Flom
K-1        Form of Term Note
K-2        Form of Revolving Credit Note
L          Form of Prepayment Option Notice
M          Form of Exemption Certificate
N          Executive Summary of Environmental Audit




             CREDIT AGREEMENT, dated as of December 1, 1997, among BEAR ISLAND PAPER COMPANY, LLC, a Virginia limited liability company (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), TD SECURITIES (USA) INC., as advisor and arranger (in such capacity, the "Arranger"), and TORONTO-DOMINION (TEXAS), INC., as administrative agent (in such capacity, the "Administrative Agent").


                           W I T N E S S E T H:


             WHEREAS, the Borrower is a Wholly Owned Subsidiary (as hereinafter defined) of Brant-Allen Industries, Inc., a Delaware corporation ("Brant-Allen");

             WHEREAS, Brant-Allen owns a partnership interest as general partner in Bear Island Paper Company, L.P., a Virginia limited partnership ("LP Paper Company"), and the remaining partnership interests in LP Paper Company are held by Dow Jones Virginia Company, Inc. and Newsprint, Inc. (collectively, the "Retiring Partners") as limited partners;

             WHEREAS, Brant-Allen is a party to the Partnership Interest Sale Agreement, dated as of October 15, 1997 (the "Acquisition Agreement"), with the Retiring Partners pursuant to which LP Paper Company will be converted into Mergerco, L.L.C., a Virginia limited liability company ("LLC Paper Company") and the Borrower, as assignee of Brant-Allen's rights under the Acquisition Agreement, will then purchase from the Retiring Partners all their interests in LLC Paper Company; immediately thereafter LLC Paper Company will merge into the Borrower (such transactions, the "Acquisition"); and after the completion of the Acquisition the Borrower will be a Wholly Owned Subsidiary of Brant-Allen;

             WHEREAS, in connection with the Acquisition, (i) cash in the aggregate amount of approximately $150,000,000 will be received by the Retiring Partners on the Closing Date and (ii) approximately $42,000,000 plus prepayment penalties and accrued interest in connection with existing debt of the LP Paper Company will be repaid (such transactions, collectively with the Acquisition, the "Transaction");

             WHEREAS, in connection with the Transaction, the Borrower will issue and sell and cause a Subsidiary to issue and sell, as co-obligors, $100,000,000 original principal amount of senior second priority secured notes (the "Second Priority Notes");

             WHEREAS, in connection with the Transaction, the Borrower has requested the Lenders to establish (i) the Revolving Credit Facility in the aggregate amount of $50,000,000 and (ii) the Term Loan Facility in the aggregate amount of $70,000,000;

             WHEREAS, the proceeds of such credit facilities and the Second Priority Notes will be used to finance the Transaction, to pay fees and expenses in connection therewith and to provide for working capital and general corporate purposes of the Borrower and its Subsidiaries; and

             WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth;

             NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

                          SECTION 1. DEFINITIONS

             1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

             "Acquired Indebtedness": Indebtedness of a Person (a) existing at the time such Person becomes a Subsidiary or
           (b) assumed in connection with the acquisition of assets from such Person.

             "Acquisition":  as defined in the recitals hereto.

             "Acquisition Agreement":  as defined in the recitals hereto.

             "Adjustment Date":  as defined in the Pricing Grid.

             "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

             "Agents": the collective reference to the Arranger and the Administrative Agent.

             "Aggregate Exposure": with respect to any Lender, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of such Lender's Term Loans and (ii) the amount of such Lender's Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the amount of such Lender's Revolving Credit Loans.

             "Aggregate Exposure Percentage" with respect to any Lender, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure to the Aggregate Exposure of all Lenders.

             "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

             "Applicable Margin": for each Type of Loan and each Facility, the Applicable Margin determined pursuant to the Pricing Grid.

             "Approved Fund": any fund under common management and control with a fund that is a Lender.

             "Asset Sale": (a) in respect of the Borrower and its Subsidiaries, any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d) or (f) of Section 6.5) which yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000 in the aggregate in any fiscal year and (b) in respect of Soucy and its Subsidiaries or Timberlands and its Subsidiaries, any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition which consists of (i) sales of property in the ordinary course of business, the sale or issuance of Capital Stock of Soucy or its Subsidiaries to Soucy or Brant-Allen, or any Wholly Owned Subsidiary of Soucy, or any Disposition of any or all of the assets of any Subsidiary of Soucy to a Wholly Owned Subsidiary of Soucy or to Soucy) which yields gross proceeds to Soucy or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of (i) in the case of Soucy and its Subsidiaries, $1,000,000 in the aggregate in any fiscal year and (ii) in the case of Timberlands and its Subsidiaries, $300,000 in the aggregate in any fiscal year.

             "Assignee":  as defined in Section 9.6(c).

             "Assignor":  as defined in Section 9.6(c).

             "Available Revolving Credit Commitment": as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Revolving Credit Commitment over (b) the aggregate outstanding principal amount of such Lender's Revolving Credit Loans.

             "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by The Toronto-Dominion Bank as its prime or base rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by The Toronto-Dominion Bank in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

             "Base Rate Loans": Loans the rate of interest applicable to which is based upon the Base Rate.

             "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

             "Borrower Management Contract": the Management Services Agreement, dated as of November 26, 1997, between Brant-Allen and the Borrower, as amended, supplemented or otherwise modified in accordance with the terms of this Agreement.

             "Borrowing Date": any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

             "Brant-Allen":  as defined in the recitals hereto.

             "Brant-Allen Guarantee": the Brant-Allen Guarantee to be executed and delivered by Brant-Allen, substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

             "Business":  as defined in Section 3.17.

             "Business Day": (i) for all purposes other than as covered by clause (ii) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

             "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital operating assets or additions to equipment (including replacements of, capitalized repairs of and improvements to, operating assets during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

             "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

             "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

             "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Ratings Services ("S&P") or P-2 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government;
           (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

             "Change of Control": as defined in the Second Priority
           Note Indenture.

             "Closing Date": the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied.

             "Code": the Internal Revenue Code of 1986, as amended from time to time.

             "Collateral": all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

             "Commitment": as to any Lender, the sum of the Term
           Loan Commitment and the Revolving Credit Commitment of such Lender.

             "Commitment Fee Rate": the Commitment Fee Rate determined pursuant to the Pricing Grid.

             "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

             "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit G.

             "Confidential Information Memorandum": the Confidential Information Memorandum dated October 1997 and furnished to the Lenders in respect of the Facilities.

             "Consolidated Current Assets": at any date, all amounts (other than cash and Cash Equivalents) which would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

             "Consolidated Current Liabilities": at any date, all amounts which would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Credit Loans to the extent otherwise included therein.

             "Consolidated EBITDA": for any period, Consolidated Net Income of the Borrower and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense (but only to the extent, if any, deducted in determining such Consolidated Net Income),
           (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) and (f) any other non-cash charges (including non-cash management fees), and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income,
           (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis; provided that for purposes of calculating Consolidated EBITDA of the Borrower and its Subsidiaries for any period, (i) the Consolidated EBITDA of any Person acquired by the Borrower or its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of each such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such acquired Person and the related consolidated statements of income and stockholders' equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated
           (A) have been previously provided to the Administrative Agent and the Lenders and (B) either (x) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (y) have been found acceptable by the Administrative Agent and
           (ii) the Consolidated EBITDA of any Person Disposed of by the Borrower or its Subsidiaries during such period shall be deducted on a pro forma basis for such period (assuming the consummation of each such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).

             "Consolidated Fixed Charge Coverage Ratio": for any Test Period, the ratio of (a) the sum of (i) Consolidated EBITDA for such Test Period, (ii) the net amount of cash contributions to the Borrower's equity during the last two fiscal quarters of such Test Period, (iii) the amount of cash and Cash Equivalents held by the Borrower on the first day of such Test Period and (iv) the daily average amount during such Test Period of the aggregate Available Revolving Credit Commitments, not exceeding $10,000,000, less (x) cash Capital Expenditures of the Borrower and its Subsidiaries during such Test Period and (y) the amount of Restricted Payments (other than Restricted Payments under Section 6.6(b), (d) and (e)) made by the Borrower during such Test Period to (b) Consolidated Fixed Charges for such Test Period.

             "Consolidated Fixed Charges": for any Test Period, the sum (without duplication) of (a) Consolidated Interest Expense for such Test Period, (b) Consolidated Lease Expense for such Test Period, (c) the amount of dividends and other distributions paid in respect of such Test Period pursuant to Section 6.6(b) and (d) scheduled payments made during such Test Period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries (including scheduled principal payments in respect of the Term Loans and scheduled reductions of the Revolving Credit Commitments).

             "Consolidated Free Cash Flow": for any Test Period, Consolidated EBITDA for such Test Period, plus (i) the net amount of cash contributions to the Borrower's equity during the last two fiscal quarters of such Test Period and (ii) the daily average amount during such Test Period of the aggregate Available Revolving Credit Commitments, but in any event not in excess of $10,000,000.

             "Consolidated Interest Coverage Ratio": for any Test
           Period, the ratio of (a) Consolidated Free Cash Flow for such Test Period to (b) Consolidated Interest Expense for such Test Period.

             "Consolidated Interest Expense": for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Protection Agreements to the extent such net costs are allocable to such period in accordance with GAAP).

             "Consolidated Lease Expense": for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period with respect to leases of real and personal property; provided, that Capital Lease Obligations shall not constitute Consolidated Lease Expense.

             "Consolidated Leverage Ratio": as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt on such day to (b)
           Consolidated EBITDA for such period.

             "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Borrower (or, prior to the Acquisition, the LP Paper Company) and its Subsidiaries, or Soucy and its Subsidiaries, as the case may be, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

             "Consolidated Net Worth": at any date, all amounts which would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders' equity at such date.

             "Consolidated Total Capitalization": at any date, the sum of Consolidated Net Worth plus Consolidated Total
           Debt at such date.

             "Consolidated Total Debt": at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

             "Consolidated Working Capital": at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities at such date.

             "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

             "Currency Swap Agreements": with respect to any Person, any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by such Person or any of its Subsidiaries in the ordinary course of business and designed to protect against or manage exposure to fluctuations in foreign currency exchange rates.

             "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

             "Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment (other than the granting of a Lien or other encumbrance permitted in accordance with the terms of this Agreement), conveyance, transfer or other disposition thereof; and the terms "Dispose" and "Disposed of" shall have correlative meanings.

             "Dollars" and "$": dollars in lawful currency of the United States of America.

             "Domestic Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction within and including the United States of America.

             "ECF Percentage": 75%; provided, that, with respect to each fiscal year of the Borrower ending on or after December 31, 1998, the ECF Percentage shall be reduced to 50% if Total Committed Debt at the end of such fiscal year is less than $145,000,000.

             "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

             "Environmental Permits": any and all permits, licenses, registrations, notifications, exemptions and any other authorizations required under any Environmental Law.

             "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

             "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

             "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate Service (or otherwise on such service), the "Eurodollar Base Rate" for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

             "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

             "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                                 Eurodollar Base Rate
                       ----------------------------------------
                       1.00 - Eurocurrency Reserve Requirements

             "Eurodollar Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

             "Event of Default": any of the events specified in
           Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

             "Excess Cash Flow": for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, (iv) an amount equal to the aggregate net non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the net increase during such fiscal year (if any) in deferred tax accounts of the Borrower over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all optional prepayments of Revolving Credit Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Term Loans and principal payments as a result of permanent reductions of the Revolving Credit Commitments) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) an amount equal to the aggregate net non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) the net decrease during such fiscal year (if any) in deferred tax accounts of the Borrower,
           (viii) the amount of any dividends and other distributions paid in respect of such fiscal year pursuant to Section 6.6(b) and (ix) the amount of any prepayment made during such period with Net Cash Proceeds of Asset Sales to the extent such Net Cash Proceeds are included in the calculation of Consolidated Net Income for such period.

             "Excess Cash Flow Application Date": as defined in
           Section 2.10(c).

             "Facility": each of (a) the Term Loan Commitments and the Term Loans made thereunder (the "Term Loan Facility") and (b) the Revolving Credit Commitments and the Revolving Credit Loans made thereunder (the "Revolving
           Credit Facility").

             "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

             "Finance Subsidiary": a Wholly Owned Subsidiary of the Borrower functioning solely as co-obligor in respect of the Second Priority Notes.

             "Foreign Subsidiary": any Subsidiary of the Borrower that is not a Domestic Subsidiary.

             "Funded Debt": as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including, without limitation, all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

             "Funding Office": the office of the Administrative
           Agent set forth in Section 9.2.

             "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 3.1(b). In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).

             "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, the National Association of Insurance Commissioners).

             "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

             "Guarantees": the collective reference to the Brant-Allen Guarantee and the Subsidiary Guarantee.

             "Guarantors": the collective reference to Brant-Allen and the Subsidiary Guarantors.

             "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock (other than common stock) of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses
           (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured
           by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of Section 7(e) only, all obligations of such Person in respect of Interest Rate Protection Agreements and (k) the liquidation value of any preferred Capital Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly Owned Subsidiaries.

             "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

             "Insolvent":  pertaining to a condition of Insolvency.

             "Intellectual Property": the collective reference to all rights, priorities and privileges of the Borrower and its Subsidiaries relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks (and the goodwill of the business symbolized thereby), trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement, dilution or misappropriation thereof, including the right to receive all proceeds and damages therefrom.

             "Intercreditor Agreement": the Intercreditor Agreement, substantially in the form of Exhibit F, to be entered into by the Administrative Agent, the Trustee and Toronto-Dominion (Texas), Inc., as administrative agent under the Timberlands Loan Agreement.

             "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar
           Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.

             "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

             (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

             (ii) any Interest Period that would otherwise extend beyond the Scheduled Revolving Credit Termination Date or beyond the date final payment is due on the Term Loans, as the case may be, shall end on the Revolving Credit
            Termination Date or such due date, as applicable;

             (iii) any Interest Period that begins on the last Business
            Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

             (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

             "Interest Rate Protection Agreement": any interest rate protection agreement, interest rate futures contract, interest rate option, interest rate cap or other interest rate hedge arrangement, to or under which the Borrower or any of its Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary after the date hereof.

             "John Hancock Credit Agreement": the Amended and Restated Timberlands Loan and Maintenance Agreement, dated as of November 24, 1997 between Timberlands and John Hancock Mutual Life Insurance Company, as in effect on the Closing Date, and as further amended or otherwise modified in accordance with the terms of this Agreement and the Timberlands Loan Agreement.

             "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

             "Loan": any loan made by any Lender pursuant to this Agreement.

             "Loan Documents": this Agreement, the Guarantees, the Security Documents, the Intercreditor Agreement and the Notes.

             "Loan Parties": Brant-Allen, the Borrower and each
           Subsidiary of the Borrower and Brant-Allen which is a party to a Loan Document (other than any such Person which is only a party to an Acknowledgement and Consent executed pursuant to a Security Document).

             "LP Paper Company":  as defined in the recitals hereto.

             "Management Contracts": the collective reference to (i) the Borrower Management Contract and (ii) the Soucy
           Management Contract.

             "Material Adverse Effect": a material adverse effect on (a) the Transaction, (b) the business, assets, property, condition (financial or otherwise) or prospects of Brant-Allen and its Subsidiaries taken as a whole, or the Borrower and its Subsidiaries taken as a whole or (c) the validity or enforceability of any material provision of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

             "Material Environmental Amount": an amount or amounts payable by the Borrower and/or its Subsidiaries in excess of $1,000,000 in the aggregate during any fiscal quarter, $3,500,000 in the aggregate during any four consecutive fiscal quarters or $10,000,000 in the aggregate after the Closing Date for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

             "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, or that could result in liability under any Environmental Law.

             "Mortgaged Properties": the real properties listed on
           Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

             "Mortgages": each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit E (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

             "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

             "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of any taxes of the entity in respect of the Asset Sale or Recovery Event and any Partner Taxes paid or reasonably estimated to be payable as a result thereof and (b) in connection with any issuance or sale of equity securities in a primary offering or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

             "Non-Excluded Taxes":  as defined in Section 2.18(a).

             "Non-U.S. Lender":  as defined in Section 2.18(d).

             "Notes": the collective reference to any promissory note evidencing Loans.

             "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Interest Rate Protection Agreements and Currency Swap Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Interest Rate Protection Agreement or Currency Swap Agreement entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

             "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

             "Paper Company Percentage": on any date, the ratio (expressed as a percentage) of (i) the Aggregate Exposure of all Lenders on such date to (ii) the sum of (A) the Aggregate Exposure of all Lenders on such date plus (B) the aggregate outstanding principal amount of the Timberlands Loan on such date.

             "Paper Company Pledge Agreement": the Paper Company
           Pledge Agreement to be executed and delivered by Brant-Allen, substantially in the form of Exhibit D-2, as the same may be amended, supplemented or otherwise modified from time to time.

             "Participant":  as defined in Section 9.6(b).

             "Partner Taxes": with respect to Brant-Allen, the Borrower or Timberlands or any of their Subsidiaries, the amount (without duplication) sufficient to permit the direct and indirect owners of equity interests of such entity to pay the federal, state and local income taxes and any foreign taxes imposed on them as a result of their ownership of interests in such entity.

             "Payment Office": the office of the Administrative
           Agent set forth in Section 9.2.

             "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

             "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

             "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

             "Pricing Grid":  the pricing grid attached hereto as Annex A.

             "Pro Forma Balance Sheet":  as defined in Section 3.1(a).

             "Projections":  as defined in Section 5.2(c).

             "Properties":  as defined in Section 3.17.

             "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

             "Recovery Event": any settlement of or payment in excess of $250,000 in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower, Soucy or Timberlands, or any of their Subsidiaries, as the case may be.

             "Register":  as defined in Section 9.6(d).

             "Regulation G": Regulation G of the Board as in effect from time to time.

             "Regulation U": Regulation U of the Board as in effect from time to time.

             "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received in connection therewith which are not applied to prepay the Term Loans or reduce the Revolving Credit Commitments pursuant to Section 2.10(b), (e) or (f) as a result of the delivery of a Reinvestment Notice.

             "Reinvestment Event": any Recovery Event or Disposition of land, equipment or obsolete or worn out property in the ordinary course of business in respect of which the Borrower has delivered a Reinvestment Notice.

             "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower, Timberlands or Soucy or their Subsidiaries, as the case may be (directly or indirectly through a Subsidiary), intends and expects to use all or a specified portion of the Net Cash Proceeds of a Recovery Event or Disposition of land, equipment or obsolete or worn out property in the ordinary course of business to acquire assets useful in its business, excluding the purchase of farm land.

             "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the business of the Borrower, Timberlands or Soucy, or their Subsidiaries, as the case may be, excluding the purchase of farm land.

             "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring 90 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the business of the Borrower, Timberlands or Soucy or their Subsidiaries, as the case may be, with all or any portion of the relevant Reinvestment Deferred Amount.

             "Reorganization": with respect to any Multiemployer
           Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

             "Reportable Event": any of the events set forth in
           Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under applicable regulations.

             "Required Facility Lenders": with respect to any Facility, the holders of more than 66-2/3% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 66-2/3% of the Total Revolving Credit Commitments).

             "Required Lenders": the holders of more than 66-2/3% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans and (ii) the Total Revolving Credit Commitments or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit.

             "Required Prepayment Lenders": the Required Revolving Credit Lenders and the Required Term Loan Lenders.

             "Required Revolving Credit Lenders": the Required
           Facility Lenders in respect of the Revolving Credit
           Facility.

             "Required Term Loan Lenders": the Required Facility
           Lenders in respect of the Term Loan Facility.

             "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

             "Responsible Officer": with respect to any party, its chief executive officer, president, any vice president or chief financial officer of the Borrower or of any Subsidiary, as appropriate, but with respect to financial matters, the chief financial officer of the Borrower or of any Subsidiary, as appropriate.

             "Retiring Partners":  as defined in the recitals hereto.

             "Revolving Credit Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans in an aggregate principal amount not to exceed the amount set forth under the heading "Revolving Credit Commitment" opposite such Lender's name on Schedule 1.1A, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Credit Commitments is $50,000,000.

             "Revolving Credit Commitment Period": the period from and including the Closing Date to the Revolving Credit
           Termination Date.

             "Revolving Credit Lender": each Lender which has a Revolving Credit Commitment or which has made Revolving Credit Loans.

             "Revolving Credit Loans":  as defined in Section 2.4.

             "Revolving Credit Percentage": as to any Revolving Credit Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Revolving Credit Loans then outstanding).

             "Revolving Credit Termination Date":  December 31, 2003.

             "Second Priority Note Indenture": the Indenture entered into by the Borrower, the Finance Subsidiary and the Trustee in connection with the issuance of the Second Priority Notes, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 6.9.

             "Second Priority Notes": as defined in the recitals hereto , which term shall include the notes issued in exchange therefor as contemplated by the Indenture.

             "Second Priority Note Security Documents": the collective reference to any and all documents providing for collateral security, guarantees or negative pledges in connection with the Second Priority Security Notes, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 6.9.

             "Security and Pledge Agreement": the Security and Pledge Agreement to be executed by the Borrower and each of its Subsidiaries, substantially in the form of Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.

             "Security Documents": the collective reference to the Security and Pledge Agreement, the Soucy Pledge Agreement, the Paper Company Pledge Agreement, the Timberlands Pledge Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

             "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

             "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

             "Soucy":  F.F. Soucy, Inc., a Quebec corporation.

             "Soucy Management Contract": the collective reference to the Management and Administrative Services Agreement dated January 1, 1990, and the Manufacturer's Representative Agreement, dated January 1, 1990, in each case between Brant-Allen and Soucy, as in effect on the Closing Date, as amended, supplemented or otherwise modified in accordance with the terms of this Agreement and the Timberlands Loan Agreement.

             "Soucy Pledge Agreement": collectively, the Soucy Pledge Agreement to be executed and delivered by Brant-Allen under New York law and the Soucy Hypothec Agreement to be executed and delivered by Brant-Allen under Quebec law, substantially in the form of Exhibit D-1, as the same may be amended, supplemented or otherwise modified from time to time.

             "Soucy Consolidated Net Worth": at any date, all amounts which would, in conformity with GAAP, be included on a consolidated balance sheet of Soucy and its Subsidiaries under stockholders' equity at such date.

             "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower; provided, in any event the Finance Subsidiary shall not be a Subsidiary of the Borrower.

             "Subsidiary Guarantee": the Subsidiary Guarantee to be executed and delivered by each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

             "Subsidiary Guarantor": each Subsidiary of the Borrower other than a Foreign Subsidiary.

             "Term Loan":  as defined in Section 2.1.

             "Term Loan Commitment": as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Term Loan Commitment" opposite such Lender's name on Schedule 1.1A. The original aggregate amount of the Term Loan Commitments is $70,000,000.

             "Term Loan Lender": each Lender which has a Term Loan Commitment or which has made a Term Loan.

             "Term Loan Percentage": as to any Term Loan Lender at any time, the percentage which such Lender's Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

             "Test Period": the fiscal quarter ended March 31, 1998, the two consecutive fiscal quarters ended June 30, 1998, the three consecutive fiscal quarters ended September 30, 1998, and the four consecutive fiscal quarters ended December 31, 1998 and any four consecutive fiscal quarters ending thereafter.

             "Timberlands": Bear Island Timberlands Company, L.L.C, a Virginia limited liability company.

             "Timberlands Loan": the $35,000,000 loan made to Brant-Allen pursuant to the Timberlands Loan Agreement.

             "Timberlands Loan Agreement": the Credit Agreement, dated as of the date hereof, among Brant-Allen, the lenders from time to time parties thereto, and Toronto-Dominion (Texas), Inc., as Administrative Agent, as amended, supplemented or otherwise modified from time to time.

             "Timberlands Pledge Agreement": the Timberlands Pledge Agreement to be executed and delivered by Brant-Allen, substantially in the form of Exhibit D-3, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement and the Timberlands Loan Agreement.

             "Timberlands Wood Supply Contract": the Wood Supply Agreement between the Borrower and Timberlands dated as of December 1, 1997 as amended prior to the Closing Date and provided to the Administrative Agent, as amended or otherwise modified in the ordinary course of business and on arms' length terms (notice of which amendments will be given by the Borrower to the Administrative Agent within 30 days after the execution thereof).

             "Total Committed Debt": at any date, the total Funded Debt of the Borrower (and its Subsidiaries), including, without limitation, the Second Priority Notes and unused Revolving Credit Commitments.

             "Total Revolving Credit Commitments": at any time, the aggregate amount of the Revolving Credit Commitments at such time.

             "Total Revolving Extensions of Credit": at any time, the aggregate outstanding principal amount of the Revolving Credit Loans of the Revolving Credit Lenders at such time.

             "Transaction":  as defined in the recitals hereto.

             "Transferee":  as defined in Section 9.15.

             "Trustee": Crestar Bank, a Virginia banking corporation, as trustee under the Second Priority Note
           Indenture.

             "Type": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

             "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

             "Wholly Owned Subsidiary Guarantor": any Subsidiary
           Guarantor that is a Wholly Owned Subsidiary of the Borrower.

             1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

             (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Brant-Allen, the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

             (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

             (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                      SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

             2.1 Term Loan Commitments. Subject to the terms and conditions hereof, (a) each Term Loan Lender severally agrees to make a term loan (a "Term Loan") to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Loan Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.11.

             2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Loan Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be Base Rate Loans, but thereafter may be converted in accordance with Section 2.11. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders in immediately available funds.

             2.3 Repayment of Term Loans. (a) The Term Loan of each Term Loan Lender shall mature in 32 consecutive quarterly installments, payable on the last day of each March, June, September and December, commencing on March 31, 1998, each of which shall be in an amount equal to such Term Loan Lender's Term Loan Percentage multiplied by the amount set forth below opposite such installment:

                Installment Payment Date              Principal Amount
                ------------------------              ----------------
                3/31/98 thru 9/30/05                          $175,000
                12/31/05                                   $64,575,000

               2.4 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount of such Lender's Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.11, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

               (b) The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

               2.5 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Credit Loans made on the Closing Date shall initially be Base Rate Loans but thereafter may be converted in accordance with Section 2.11. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $250,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $250,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

               2.6 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 7) and (ii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 7). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.13.

               (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

               (c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 9.6(e), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

               (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.6(b) shall, to the extent permitted by applicable law and absent manifest error, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

               (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans or Revolving Credit Loans, as the case may be, of such Lender, substantially in the forms of Exhibit K-1 or K-2, respectively, with appropriate insertions as to date and principal amount.

               2.7 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

               (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

               2.8 Optional Termination or Reduction of Revolving Credit Commitments; Mandatory Scheduled Reductions of Revolving Credit Commitments. (a) The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $5,000,000, or in increments of $1,000,000 thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

               (b) The Total Revolving Credit Commitments shall reduce in 20 equal consecutive quarterly installments, on the last day of each March, June, September and December, commencing on March 31, 1998, each of which shall be in an amount equal to $1,250,000, until the Total Revolving Credit Commitments have been reduced to $25,000,000.

               2.9 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty upon irrevocable written or telephonic notice (promptly confirmed in writing) delivered to the Administrative Agent at least three Business Days (or five Business Days if required by Section 2.16(a)) prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.19. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans which are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple thereof.

               2.10 Mandatory Prepayments and Commitment Reductions. (a) If on any date (i) any Capital Stock shall be issued by the Borrower or any of its Subsidiaries, except Capital Stock issued by a Subsidiary to the Borrower or to a Wholly Owned Subsidiary Guarantor or by the Borrower to Brant-Allen, or (ii) any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries, excluding any Indebtedness incurred in accordance with Section 6.2 (a)-(e), (g)-(k), as in effect on the date of this Agreement), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.10(g).

               (b) If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall have been delivered in respect thereof, such Net Cash Proceeds shall be applied within 30 days after such date toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments to the extent set forth in Section 2.10(g) net of any federal, state, local and foreign taxes required to be paid by the Borrower, a Subsidiary of the Borrower, or any direct or indirect owner of the Borrower as a result of any actual or deemed distribution made by such entity in order to enable such application. In addition, on each Reinvestment Prepayment Date with respect to the Borrower, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.10(g) net of any federal, state, local and foreign taxes required to be paid by the Borrower, a Subsidiary of the Borrower, or any direct or indirect owner of the Borrower as a result of any actual or deemed distribution made by such entity in order to enable such application.

               (c) If for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 1998 there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.10(g). Each such prepayment and commitment reduction shall be made on a date (an "Excess Cash Flow Application Date") no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 5.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

               (d) If on any date after the repayment in full of the Timberlands Loan any dividends or distributions shall be made by Timberlands to Brant-Allen (excluding dividends or distributions in an amount equal to Partner Taxes in respect of the income of Timberlands), an amount equal to 100% of such dividends or distributions net of any federal, state, local or foreign taxes required to be paid by Brant-Allen or any direct or indirect owner of Brant-Allen as a result of such dividend or distribution shall be applied by Brant-Allen on the date of such dividend or distribution toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.10(g).

               (e) If on any date after the repayment in full of the Timberlands Loan, any Capital Stock of Timberlands shall be issued (other than to Brant-Allen), an amount shall be applied on the date of such issuance toward the repayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.10(g) equal to 100% of the Net Cash Proceeds thereof net of any federal, state, local and foreign taxes required to be paid by Brant-Allen or any direct or indirect owner of Brant-Allen as a result of any actual or deemed distribution made to such application. If on any date after the date of repayment in full of the Timberlands Loan, Timberlands or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall have been delivered in respect thereof, an amount shall be applied within 30 days after such date toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.10(g) equal to such Net Cash Proceeds net of any federal, state, local and foreign taxes required to be paid by Brant-Allen or any direct or indirect owner of Brant-Allen as a result of any actual or deemed distribution made to enable such application. In addition, on each Reinvestment Prepayment Date with respect to Timberlands, an amount shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.10(g) equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event net of any federal, state, local and foreign taxes required to be paid by Brant-Allen or any direct or indirect owner of Brant-Allen as a result of any actual or deemed distribution made to enable such application. Notwithstanding the foregoing, any required prepayment pursuant to this paragraph shall be reduced by an amount equal to the Paper Company Percentage of any amounts required to be deposited in escrow, or otherwise required to be paid, under the John Hancock Credit Agreement.

               (f) If on any date prior to the date on which the Soucy Pledge Agreement shall have terminated in accordance with the terms thereof any Capital Stock of Soucy shall be issued (other than to Brant-Allen), an amount shall be applied on the date of such issuance toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.10(g) equal to the Paper Company Percentage of the Net Cash Proceeds thereof net of any federal, state, local and foreign taxes required to be paid by Brant-Allen or any direct or indirect owner of Brant-Allen as a result of any actual or deemed distribution made by Soucy in order to enable such application. If on any date prior to the date on which the Soucy Pledge Agreement shall have terminated in accordance with the terms thereof Soucy or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount shall be applied within 30 days after such date toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.10(g) equal to the Paper Company Percentage of such Net Cash Proceeds net of any federal, state, local and foreign taxes required to be paid by Brant-Allen or any direct or indirect owner of Brant-Allen as a result of any actual or deemed distribution made by Soucy in order to enable such application; provided, that with respect to any Asset Sale by Soucy Partners, the Net Cash Proceeds required to be applied toward prepayment pursuant to this paragraph (d) shall also be net of any portion thereof attributable to equity interests in Soucy Partners held by Persons other than Soucy. In addition, on each Reinvestment Prepayment Date with respect to Soucy, an amount shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.10(g) equal to the Paper Company Percentage of the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event net of any federal, state, local and foreign taxes required to be paid by Brant-Allen or any direct or indirect owner of Brant-allen as a result of any actual or deemed distribution made by Soucy in order to enable such application; provided, that with respect to any Asset Sale by Soucy Partners, the Net Cash Proceeds required to be applied toward prepayment pursuant to this paragraph (d) shall also be net of any portion thereof attributable to equity interests in Soucy Partners held by Persons other than Soucy.

               (g) Amounts to be applied in connection with prepayments and Revolving Credit Commitment reductions made pursuant to Section 2.10 shall be applied as follows:

                    (i) until the date on which the Total Revolving Credit Commitments have been reduced to $25,000,000, such prepayments and Revolving Credit Commitment reductions shall be applied pro rata, to the prepayment of the Term Loans and the permanent reduction of the Revolving Credit Commitments;

                   (ii) from and after the date on which the Total Revolving Credit Commitments have been reduced to $25,000,000, such prepayments shall be applied to prepay the Term Loans until the Term Loans have been repaid in full;

                  (iii) from and after the date on which there are no Term Loans outstanding, such prepayments shall be applied to reduce permanently the Revolving Credit Commitments until such time as the Total Revolving Credit Commitments have been reduced to $25,000,000; and

                   (iv) from and after the date on which the Revolving Credit Commitments have been reduced to $25,000,000 (and the Term Loans have been repaid in full), no further mandatory prepayments and Revolving Credit Commitment reductions will be required pursuant to this Section.

               Any such reductions of the Revolving Credit Commitments above shall be accompanied by prepayment of the Revolving Credit Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Credit Commitments as so reduced, and shall be applied to scheduled reductions in the Total Revolving Credit Commitments in the direct order of the remaining scheduled reductions pursuant to Section 2.8(b). The application of any prepayment pursuant to
Section 2.10 shall be made first to Base Rate Loans and second to Eurodollar Loans. Each prepayment of the Loans under Section 2.10 (i) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid (except in the case of Revolving Credit Loans that are Base Rate Loans) and (ii) in the case of prepayments of Term Loans, shall be applied in the direct order of the remaining maturities of Term Loans, pursuant to Section 2.3.

               2.11 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least one Business Day's prior irrevocable telephonic notice (promptly confirmed in writing) of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

               (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

               2.12 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $250,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

               2.13 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

               (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

               (c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) shall bear interest at a rate per annum which is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.13 plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the Base Rate plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

               (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.13 shall be payable from time to time on demand.

               2.14 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

               (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to
Section 2.13(a).

               2.15 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

               (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

               (b) the Administrative Agent shall have received notice from the Required Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

               2.16 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Loan Percentages, or Revolving Credit Percentages, as the case may be, of the relevant Lenders. Unless otherwise expressly provided herein, all payments by the Borrower pursuant to this Agreement or any other Loan Document that are not on account of any particular Facility shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment.

               (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.

               (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders.

               (d) Notwithstanding anything to the contrary in Sections 2.9, 2.10 or 2.16, so long as the Total Revolving Credit Commitments exceed $25,000,000, each Term Loan Lender may, at its option, decline up to 100% of the portion of any optional prepayment or mandatory payment applicable to the Term Loans of such Term Loan Lender; accordingly, with respect to the amount of any optional prepayment described in Section 2.9 or mandatory prepayment described in Section 2.10 that is allocated to Term Loans (such amount, the "Term Loan Prepayment Amount"), at any time when the Total Revolving Credit Commitments exceeds $25,000,000, the Borrower will, (i) in the case of any optional prepayment which the Borrower wishes to make, not later than five Business Days prior to the date on which the Borrower wishes to make such optional prepayment, and
(ii) in the case of any mandatory prepayment required to be made pursuant to Section 2.10, in lieu of applying such amount to the prepayment of Term Loans, as provided in Section 2.10(g), on the date specified in
Section 2.10 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Term Loan Lender a notice (each, a "Prepayment Option Notice") as described below. As promptly as practicable, and in any case, within two Business Days after receiving such notice from the Borrower, the Administrative Agent will send to each Term Loan Lender a Prepayment Option Notice, which shall be in the form of Exhibit L, and shall include an offer by the Borrower to prepay on the date (each a "Prepayment Date") that is three Business Days after the date of the Prepayment Option Notice, the Term Loans of such Lender by an amount equal to the portion of the Prepayment Amount indicated in such Lender's Prepayment Option Notice as being applicable to such Lender's Term Loans. On the Prepayment Date, (i) the Borrower shall pay to the Administrative Agent the aggregate amount necessary to prepay that portion of the outstanding Term Loans in respect of which Term Loan Lenders have accepted prepayment as described above (such Lenders, the "Accepting Lenders"), and such amount shall be applied to reduce the Term Loan Prepayment Amount, with respect to each Accepting Lender and (ii) the Borrower shall pay to the Administrative Agent an amount equal to the portion of the Term Loan Prepayment Amount not accepted by the Accepting Lenders, and such amount shall be applied to the prepayment of the Revolving Credit Loans and permanent reduction of the Revolving Credit Commitments. Notwithstanding the foregoing, the Total Revolving Credit Commitments shall not be reduced to less than $25,000,000 by operation of this paragraph (d); accordingly, if application in accordance with the preceding sentence of the aggregate amount of the Term Loan Prepayment Amount not accepted by the Accepting Lenders would reduce the Total Revolving Credit Commitments to less than $25,000,000, such excess amount will be applied to prepay the Term Loans of such non-Accepting Lenders, pro rata according to amounts of the Term Loan Prepayment Amount initially refused by such non-Accepting Lenders.

               (e) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

               (f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.16(f) shall be conclusive in the absence of manifest error. If the Administrative Agent makes the amount of such Lender's share of such borrowing available to the Borrower and such Lender fails to make such amount available to the Administrative Agent within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

               (g) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

               2.17 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive
(whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                   (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes and Other Taxes covered by Section 2.18 and changes in the rate of tax on the overall net income of such Lender);

                   (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                   (iii) shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon receipt of a request certifying in reasonable detail the basis therefor, the Borrower shall promptly pay such Lender, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. The Lender shall deliver a copy of any such certificate to the Administrative Agent.

               (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request certifying in reasonable detail the basis therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

               (c) A certificate as to any additional amounts payable pursuant to this Section 2.17 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

               2.18 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, branch profit taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non- Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed with respect to amounts payable to such Lender at the time the Lender becomes a party to this Agreement (except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to Section 2.18(a)) or are imposed as a result of action taken by the Lender.

               (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

               (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Agents the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this Section 2.18 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

               (d) Each Lender (or Participant) that is not a "United States person" as defined in Section 7701(a)(30) of the Code or any successor provision thereto (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased or to the Borrower as required by law or regulation in order to be eligible for an exemption from, or a reduced rate of, withholding) two copies of either U.S. Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest" a statement substantially in the form of Exhibit M and a Form W-8, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.18, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.18(d) that such Non-U.S. Lender is not legally able to deliver.

               (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

               2.19 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.19 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

               2.20 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.19.

               2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.17, 2.18(a) or 2.20 with respect to such Lender, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage. Each Lender further agrees that (i) after the occurrence of any such event or if such Lender defaults in its obligation to make a Loan hereunder and (ii) upon the request of the Borrower such Lender will, at the expense of the Borrower, assign its Commitments and Loans hereunder to a new financial institution designated by the Borrower and if not already a Lender, consented to by the Administrative Agent (which consent shall not be unreasonably withheld) upon receipt by such Lender of all amounts owing to it hereunder, including all amounts payable pursuant to Section 2.19 if such assignment were deemed to be a prepayment. Nothing in this Section 2.21 shall in any event affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.17, 2.18(a) or 2.20.

                      SECTION 3.  REPRESENTATIONS AND WARRANTIES

               To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to each Agent and each Lender that:

               3.1 Financial Condition. (a) The unaudited pro forma condensed consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 1997 (including the notes thereto) (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transaction, (ii) the Loans to be made and the Second Priority Notes to be issued on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at September 30, 1997, assuming that the events specified in the preceding sentence had actually occurred at such date.

               (b) The audited consolidated balance sheets of the LP Paper Company and Brant-Allen and its Subsidiaries as at December 31, 1995 and December 31, 1996 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Coopers & Lybrand L.L.P., present fairly in all material respects the consolidated financial condition of the LP Paper Company and Brant-Allen and their respective Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of each of the LP Paper Company and Brant-Allen and their respective Subsidiaries as at October 31, 1997, and the related unaudited consolidated statements of income and cash flows for the ten-month period ended on such date, certified by a Responsible Officer, present fairly in all material respects the consolidated financial condition of the LP Paper Company and Brant-Allen and their respective Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the ten-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Except for the Loan Documents, the Timberlands Loan Documents and the Second Priority Note Security Documents, neither Brant-Allen nor the LP Paper Company nor any of their respective Subsidiaries individually or in the aggregate, has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph (b). Except as set forth on Schedule 3.1(b), during the period from December 31, 1996 to and including the date hereof there has been no Disposition by either the LP Paper Company or Brant-Allen and its Subsidiaries of any material part of its business or Property.

               3.2 No Change. Except as set forth on Schedule 3.1(b), since December 31, 1996 there has been no development, circumstance or event which has had or could reasonably be expected to have a Material Adverse Effect.

               3.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization,
(b) has the corporate or other power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where the failure so to qualify, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

               3.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate (or other) action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transaction and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect unless otherwise noted on Schedule
3.4 and (ii) the filings referred to in Section 3.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

               3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

               3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or
(b) which could reasonably be expected to have a Material Adverse Effect.

               3.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

               3.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 6.3. Schedule 3.8 sets forth each county where any Property of the Borrower is located.

               3.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property used in the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person against the Borrower or any of its Subsidiaries challenging or questioning the use of any such Intellectual Property of the Borrower or any of its Subsidiaries or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim. To the best of the Borrower's knowledge, the use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

               3.10 Taxes. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than, in each case, any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be). Except to the extent permitted by Section 6.3(a), no tax Lien has been filed. To the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge (other than in each case, any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be).

               3.11 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation G or Regulation U as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation G or Regulation U, as the case may be. Neither the Borrower nor any of its Subsidiaries owns any "margin stock" as of the date hereof.

               3.12 Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.

               3.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred except pursuant to the provisions for standard terminations under Section 404(b) of ERISA, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan which has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the Borrower's knowledge as of the Closing Date, no such Multiemployer Plan is in Reorganization or Insolvent.

               3.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

               3.15 Subsidiaries. The Subsidiaries listed on Schedule
3.15 constitute all the Subsidiaries of Brant-Allen and the Borrower at the date hereof.

               3.16 Use of Proceeds. The proceeds of the Loans shall be used to finance a portion of the Transaction, to pay related fees and expenses and to provide for working capital and general corporate purposes of the Borrower.

               3.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

                      (a) the Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them (the "Properties"); (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

                      (b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) in concentrations or conditions which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in any of them having to incur costs, or (ii) interfere with the Borrower's or any of its Subsidiaries' continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries in light of its current use and condition to the extent the same is reflected in the assessment referred to in Section 4.1(l).

                      (c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower will be, named as a party that is pending or, to the knowledge of the Borrower, threatened.

                      (d) Neither the Borrower nor any of its
        Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response,
         Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

                      (e) Neither the Borrower or any of its Subsidiaries has entered into or agreed to any consent decree, order, nor settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

                      (f) Neither the Borrower nor any of its
        Subsidiaries has assumed or retained, by contract, any liabilities of any kind, fixed or contingent, known or unknown, of any other person under any Environmental Law or with respect to any Material of Environmental Concern.

               3.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished in writing to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and such results are not warranted to be obtained and no representation is made as to disclosure of matters of a general economic nature or matters of public knowledge that generally affect the industry in which Brant-Allen or any of its Subsidiaries is involved. As of the date hereof, the representations and warranties of the Borrower, and, to the Borrower's knowledge, of each other party to the Acquisition Agreement contained in the Acquisition Agreement are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

               3.19 Security Documents. (a) The Security and Pledge Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof.
In the case of the Pledged Stock described in the Security and Pledge Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Security and Pledge Agreement (other than unregistered copyrights and the proceeds thereof), when financing statements in appropriate form, and forms required by the U.S. Patent and Trademark Office and the U.S. Copyright Office, are filed in the offices specified on Schedule 3.19(a), the Liens granted pursuant to the Security and Pledge Agreement shall constitute a fully perfected Lien (except with respect to such other Collateral, such Lien shall be perfected only to the extent perfection is required by the Security and Pledge Agreement) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof under U.S. law, as security for the Obligations (as defined in the Security and Pledge Agreement), in each case prior and superior in right to any other Person except to the extent contemplated by Section 6.3(a)-(g), (i), (j) and
(k)-(n).

               (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and with respect to the Mortgages dated the date hereof, when the Mortgages are filed in the offices specified on Schedule 3.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person except to the extent contemplated by Section 6.3(e) and (k).

               (c) Each of the Soucy Pledge Agreement, the Paper Company Pledge Agreement and the Timberlands Pledge Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in such Pledge Agreements which constitutes certificated securities, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in such Pledge Agreements, when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), such Pledge Agreements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Brant-Allen in such Collateral and the proceeds thereof, as security for the Obligations (as defined in such Pledge Agreements), in the case of the Soucy Pledge Agreement and the Paper Company Pledge Agreement, prior and superior in right to any other Person, and in the case of the Timberlands Pledge Agreement, prior and superior in right to any Person other than the Administrative Agent and the Lenders under the Timberlands Loan Agreement.

               3.20 Solvency. Each Loan Party is, and after giving effect to the Transaction and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent; provided, that such representation and warranty shall not be required to be made in respect of Brant-Allen after the release of the Brant-Allen Guarantee.

               3.21 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development on or prior to the Closing Date as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

                           SECTION 4.  CONDITIONS PRECEDENT

               4.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial Loan requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such Loan on the Closing Date, of the following conditions precedent:

               (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Subsidiary Guarantee, executed and delivered by a duly authorized officer of each Subsidiary of the Borrower except the Finance Subsidiary,
        (iii) the Brant-Allen Guarantee, executed and delivered by a duly authorized officer of Brant-Allen, (iv) the Security and Pledge Agreement, executed and delivered by a duly authorized officer of the Borrower and each of its Subsidiaries, (v) the Soucy Pledge Agreement, the Paper Company Pledge Agreement and the Timberlands Pledge Agreement, in each case executed and delivered by a duly authorized officer of Brant-Allen, (vi) a Mortgage covering each of the Mortgaged Properties, executed and delivered by a duly authorized officer of each party thereto, and (vii) for the account of any Lender requesting Notes in accordance with Section 2.6(e), Notes conforming to the requirements hereof and executed and delivered by a duly authorized officer of the Borrower.

               (b) Intercreditor Agreement. The Administrative Agent shall have received the Intercreditor Agreement, executed and delivered by the Trustee, the Administrative Agent and Toronto-Dominion (Texas), Inc., as administrative agent under the Timberlands Loan Agreement.

               (c) Acquisition, etc. The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to the Lenders:

                          (i) the Transaction shall have been
               consummated, with the amount of cash paid to the Retiring Partners on the Closing Date not exceeding an aggregate total of $150,000,000; and

                         (ii) the Borrower shall have received at least
               $100,000,000 in gross cash proceeds from the issuance of the Second Priority Notes.

               (d) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the LP Paper Company and its Subsidiaries for the 1995 and 1996 fiscal years, (iii) unaudited interim consolidated financial statements of the LP Paper Company and its Subsidiaries, certified by a Responsible Officer for the month of October 1997 and for the ten-month period ended October 31, 1997, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries, as reflected in the financial statements or projections contained in the Confidential Information Memorandum, (iv) audited consolidated financial statements of Soucy and its Subsidiaries for the 1995 and 1996 fiscal years and (v) unaudited interim financial statements of Soucy and of F.F. Soucy, Inc. & Partners, Limited Partnership ("Soucy Partners"), certified by a Responsible Officer, for the month of October 1997 and for the ten-month period ended October 31, 1997, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the financial condition of Soucy or Soucy Partners, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

               (e) Approvals. Except as disclosed on Schedule 3.4, all governmental and third party approvals (including landlords' and other consents) necessary in connection with the Transaction, the continuing operations of Brant-Allen, the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transaction or the financing contemplated hereby.

               (f) Related Agreements. The Administrative Agent shall have received (in a form reasonably satisfactory to the Administrative Agent), with a copy for each Lender, true and correct copies, certified as to authenticity by the Borrower, of the Acquisition Agreement, the Second Priority Note Indenture, the John Hancock Credit Agreement, the Timberlands Loan Agreement, the Timberlands Wood Supply Contract and such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any material debt instrument, security agreement or other material contract to which the Loan Parties may be a party.

               (g) Timberlands Loan. All conditions precedent to the making of the Timberlands Loan under the Timberlands Loan
        Agreement shall have been satisfied, and the Timberlands Loan shall be made concurrently with the Term Loans on the Closing Date.

               (h) Fees. The Lenders, the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

               (i) Business Plan. The Lenders shall have received a satisfactory business plan for fiscal year 1997 and satisfactory projections for the Borrower and its Subsidiaries for the period from the Closing Date through December 31, 2005.

               (j) Solvency Opinion. The Lenders shall have received a satisfactory solvency opinion from Valuation Research Corporation which shall document the solvency of the Borrower and its Subsidiaries after giving effect to the Transaction and the transactions contemplated hereby.

               (k) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Borrower or its Subsidiaries except for liens permitted by
        Section 6.3 or liens to be discharged on or prior to the Closing
        Date.

               (l) Environmental Audit. The Administrative Agent shall have received a satisfactory assessment, from Aware
        Environmental, Inc., of compliance and liability issues that may affect the Borrower or their Subsidiaries with respect to environmental laws, the executive summary of which is attached hereto as Exhibit N.

               (m) Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments.

               (n) Corporate and Other Proceedings and Corporate and Other Documents. The Administrative Agent shall have received, with a counterpart for each Lender, (i) true and complete copies of the certificate of incorporation and by-laws (or equivalents thereof) of each Loan Party, together with a good standing certificate from the Secretary of State (or similar official) of its jurisdiction of incorporation, (ii) a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of each Loan Party executing any Loan Document, satisfactory in form and substance to the Administrative Agent, (iii) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or an equivalent thereof) of each Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party (including, but not limited to, the granting of any liens provided for therein) and in the case of the Borrower, the borrowings contemplated hereunder, certified by a Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent, and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

               (o) Legal Opinions. The Lenders shall have received the following executed legal opinions, each reasonably satisfactory in form and substance to the Lenders:

                          (i) the legal opinion of Skadden, Arps, Slate,
               Meagher & Flom LLP, counsel to the Loan Parties, substantially in the form of Exhibit J; and

                         (ii) the legal opinion of local counsel in each
               of the State of Virginia, Connecticut and Canada and of such other special and local counsel as may be required by the Administrative Agent.

        Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

               (p) Pledged Stock; Stock Power. The Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

               (q) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3 and pursuant to the Intercreditor Agreement), shall be in proper form for filing, registration or recordation.

               (r) Title Insurance; Flood Insurance. (i) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (ii) below (the "Title Insurance Company") shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites;
        (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.

                      (ii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

                      (iii) If requested by the Administrative Agent, and if located within a "special flood hazard" area as designated by the director of Federal Emergency Management Agency, the Administrative Agent shall have received (A) a policy of flood insurance which (1) covers any parcel of improved real property which is encumbered by any Mortgage (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage which is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to
        Section 208(e)(3) of Regulation H of the Board.

                      (iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and a copy of all other material documents affecting the Mortgaged Properties.

               (s) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of
        Section 4.3 of the Security and Pledge Agreement and Section 5 of the Mortgage.

               (t) Appraisal. The Administrative Agent shall have received a satisfactory appraisal from F & W Forestry Services, Inc. of the assets of Timberlands.

               (u) Management Contracts. The Lenders shall have received copies of the Borrower Management Contract, which shall be in form and substance satisfactory to the Lenders, and the Soucy Management Contract (which shall be in the form reviewed by the Administrative Agent prior to October 1, 1997).

               4.2 Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, its initial Loan) is subject to the satisfaction of the following conditions precedent:

               (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

               (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Loan that the conditions contained in this Section 4.2 have been satisfied.

                           SECTION 5.  AFFIRMATIVE COVENANTS

               The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

               5.1 Financial Statements. Furnish to the Administrative Agent, with sufficient copies for each Lender:

               (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, Soucy and Brant-Allen, a copy of the audited consolidated balance sheet of such party and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Coopers & Lybrand L.L.P. or other independent certified public accountants of nationally recognized standing;

               (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of such party and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, reported on with or without footnotes, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

               (c) as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of the Borrower, Soucy and Brant-Allen (other than the third, sixth, ninth and twelfth such month with respect to the Borrower), the unaudited balance sheets of such party and its Subsidiaries as at the end of such month and the related unaudited statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, reported on with or without footnotes setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall present fairly in all material respects the financial condition of such parties and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

               5.2 Certificates; Other Information. Furnish to the Administrative Agent, with sufficient copies for each Lender, or, in the case of clause (g), to the relevant Lender:

               (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

               (b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any county or state within the United States where any Loan Party keeps material inventory or material equipment (other than motor vehicles) and of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

               (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget of the Borrower and its Subsidiaries for the following fiscal year (including consolidated statements of projected cash flow, projected changes in financial position, projected income and a capital spending plan setting forth in detail projected maintenance expenditures and projected project-related expenditures), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

               (d) within 30 days after the end of each fiscal month of the Borrower, mill manager's report substantially in the form customary prior to date of this Agreement;

               (e) no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Second Priority Note Indenture or the Acquisition Agreement;

               (f) within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to the holders of any class of its debt securities or public equity securities and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and

               (g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

               5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

               5.4 Conduct of Business and Maintenance of Existence, etc.
(a) (i) Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

               5.5 Maintenance of Property; Insurance. (a) Keep all Property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

               5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

               5.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

               (a)  the occurrence of any Default or Event of Default;

               (b) any (i) default or event of default under any material Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

               (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

               (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

               (e) any development, event, or condition relating to any Environmental Law that, individually or in the aggregate with other developments, events or conditions relating to any Environmental Law, could reasonably be expected to result in the payment by Borrower and its Subsidiaries, in the aggregate, of a Material Environmental Amount, provided that, with respect to costs required to maintain the operations of the Borrower and its Subsidiaries in compliance with Environmental Laws, this paragraph refers only to the increases in such costs over the levels the Borrower and its Subsidiaries incurred, in the aggregate, during fiscal year 1997; and

               (f) any development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

               5.8 Environmental Laws. (a) (i) Comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (ii) take all reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them insofar as any failure to so comply, obtain or maintain reasonably could be expected to adversely affect the Borrower. For purposes of this 5.8(a), noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or Environmental Permit shall be deemed not to constitute a breach of this covenant provided that, upon learning of any actual or suspected noncompliance, the Borrower or Subsidiary, as the case may be, shall promptly undertake all reasonable efforts to achieve compliance, and provided further that, in any case, such non-compliance, and any other noncompliance with Environmental Law, individually or in the aggregate, could not reasonably be expected to give rise to a Material Adverse Effect or materially and adversely affect the value of any Mortgaged Property.

               (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

               (c) With respect to any development, event, or condition that is (or should have been) the subject of a notice pursuant to Section 5.7(e) of this Agreement, provide such information as may be necessary to give the Administrative Agent reasonable assurance that such development, event, or condition could not reasonably be expected to result in a Material Adverse Effect.

               5.9 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than (x) any Property described in paragraph (b), (c) or (d) below and (y) any Property subject to a Lien expressly permitted by Section 6.3(g)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security and Pledge Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such Property except as prohibited by documents permitted by Section 6.13 and
(ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such Property subject to Liens permitted by
Section 6.3 and perfected to the extent required by the Security and Pledge Agreement, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security and Pledge Agreement or by law or as may be requested by the Administrative Agent.

               (b) With respect to any fee interest in any real estate having a value (together with improvements thereof) of at least $500,000 acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than any such real estate subject to a Lien expressly permitted by Section 6.3(g)), promptly (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Lenders, covering such real estate, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real estate in an amount at least equal to the purchase price of such real estate (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

               (c) With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Closing Date by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security and Pledge Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock if any, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Subsidiary Guarantee and the Security and Pledge Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Security and Pledge Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security and Pledge Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

               (d) With respect to any new Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security and Pledge Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by the Borrower or any of its Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged),
(ii) deliver to the Administrative Agent the certificates representing such Capital Stock, if any, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

               5.10 Sales of Products by Agents. Cause all sales of products produced by the Borrower, whether made directly by the Borrower, or by Brant-Allen or any division or Subsidiary thereof as agent on behalf of the Borrower, to be invoiced in a manner to indicate clearly
(i) that such sales are being made for the account of the Borrower and
(ii) that payments in respect of such sales are to be made for the account of the Borrower, whether made directly to the Borrower or to Brant-Allen on its behalf; and within 30 days after a request from the Administrative Agent, take all action necessary to cause the lockbox into which payments are made in respect of sales of the Borrower's products to be moved to The Toronto-Dominion Bank (within the United States), provided that the Borrower is able to obtain the necessary consent from the National Bank of Canada, its successors or assigns, which consent the Borrower shall use its commercially reasonable efforts to obtain.

                            SECTION 6.  NEGATIVE COVENANTS

               The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

               6.1  Financial Condition Covenants.

               (a) Consolidated Total Debt to Consolidated Total
Capitalization Ratio. Permit the ratio of Consolidated Total Debt to Consolidated Total Capitalization on the last day of any fiscal quarter of the Borrower ending during any period set forth below to exceed the ratio set forth below opposite such period:

                                                     Consolidated Total Debt
                                                      to Consolidated Total
                   Period                             Capitalization Ratio

December 31, 1997 through December 31, 1999                      95%
March 31, 2000 through December 31, 2000                         90%
March 31, 2001 through December 31, 2001                         85%
March 31, 2002 through December 31, 2002                         80%
March 31, 2003 through December 31, 2003                         75%
March 31, 2004 and thereafter                                    70%

               (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any Test Period ending during any period set forth below to be less than the ratio set forth below opposite such period:

                                                   Consolidated Interest
                  Period                              Coverage Ratio

March 31, 1998 through December 31, 2000               1.5 to 1
March 31, 2001 and thereafter                          2.0 to 1

; provided, that if the Borrower would have been in violation of the foregoing covenant for three Test Periods but for the inclusion of cash contributions to the Borrower's equity in the calculation of such covenant, then, in calculating such covenant for any succeeding Test Period, cash contributions to the Borrower's equity during the last fiscal quarter of such Test Period shall not be included.

               (c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any Test Period to be less than 1.35 to 1; provided, that if the Borrower would have been in violation of the foregoing covenant for three Test Periods but for the inclusion of cash contributions to the Borrower's equity in the calculation of such covenant, then, in calculating such covenant for any succeeding Test Period, cash contributions to the Borrower's equity during the last fiscal quarter of such Test Period shall not be included.

               (d) Maintenance of Current Ratio. Permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities at the end of any fiscal quarter commencing with the fiscal quarter ending December 31, 1997 to be less than 1.5 to 1.

               6.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

               (a)  Indebtedness of any Loan Party pursuant to any Loan
        Document;

               (b) Indebtedness of the Borrower to any Subsidiary (other than the Finance Subsidiary) and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary (other than the Finance Subsidiary);

               (c) Indebtedness outstanding on the date hereof and listed on Schedule 6.2 and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof);

               (d) guarantees made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor;

               (e) Indebtedness of the Borrower and the Finance Subsidiary in respect of the Second Priority Notes, and guarantees thereof by any Subsidiary which is a party to the Subsidiary Guarantee, and any refinancings thereof on substantially similar terms and without any increase in the principal amount thereof;

               (f) unsecured Indebtedness of the Borrower or any of its Subsidiaries on terms and conditions acceptable to the Required Lenders; provided that (i) the proceeds of such Indebtedness are used to repay the Loans hereunder pursuant to Section 2.10(a) and
        (ii) the weighted average life to maturity of such Indebtedness is greater than the remaining life of the Loans being prepaid;

               (g) Indebtedness of the Borrower in respect of deferred commissions and management fees owing under the Borrower
        Management Contract;

               (h) additional Indebtedness of the Borrower and any of its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $12,500,000 (of which not more than $6,000,000 may be secured, including pursuant to Capital Lease Obligations);

               (i) Indebtedness of the Borrower owed to Brant-Allen for cash borrowed from Brant-Allen; provided that such Indebtedness shall (i) be subordinated in right of payment to the Loans under terms reasonably satisfactory to the Administrative Agent, (ii) bear no interest, (iii) not require principal payments of any kind on such Indebtedness to be repaid prior to the final maturity date of the Term Loans, and (iv) contain no provisions for remedies (including, without limitation, any defaults or any other provisions that would result in the acceleration of the maturity of such Indebtedness); provided, however, that such Indebtedness may contain provisions for an acceleration of the maturity of such Indebtedness upon the acceleration of the Loans;

               (j) Indebtedness of the Borrower owed to Brant-Allen in connection with management services provided by Brant-Allen to the Borrower under the Borrower Management Contract to the extent such Indebtedness represents fees in excess of 1% of the revenues (net of transportation costs) of the Borrower; provided that such Indebtedness shall (a) be subordinated in right of payment to the Loans under terms reasonably satisfactory to the Administrative Agent, (b) bear no interest, (c) not require principal payments of any kind on such Indebtedness to be repaid prior to the final maturity date of the Term Loans, and (d) shall contain no provisions for remedies (including, without limitation, any defaults or any other provisions that would result in the acceleration of the maturity of such Indebtedness); and

               (k) Indebtedness, in an aggregate principal amount not exceeding $2,000,000, in the form of purchase price adjustments owing to the Retiring Partners in respect of the Acquisition Agreement.

               6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, except for:

               (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

               (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;

               (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

               (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

               (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

               (f) Liens in existence on the date hereof listed on
        Schedule 6.3, securing Indebtedness permitted by Section 6.2(c), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

               (g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 6.2(h) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

               (h) Liens created pursuant to the Security Documents and the Second Priority Note Security Documents;

               (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

               (j) Liens not otherwise permitted by this Section 6.3 securing Indebtedness incurred pursuant to Section 6.2(h);

               (k) Liens arising under or in connection with Environmental Laws which are being contested in good faith by appropriate proceedings provided that adequate reserves with respect thereto are maintained on the books of the Borrower and its Subsidiaries, as the case may be, in conformity with GAAP and that such Liens relate to potential liabilities that are not reasonably expected to exceed $3,000,000 for the Borrower and its Subsidiaries in the aggregate;

               (l) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Borrower or any Subsidiary; provided that such Lien does not extend to any property or assets of the Borrower or any Subsidiary other than assets acquired in connection with the incurrence of such Acquired Indebtedness;

               (m) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; and

               (n) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof.

               6.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business except:

               (a) any Subsidiary (other than the Finance Subsidiary) of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

               (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor; and

               (c) the Transactions may be consummated.

               6.5 Limitation on Sale of Assets. Dispose of any of its Property or business (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

               (a) the Disposition of obsolete or worn out Property in the ordinary course of business;

               (b)  the sale of inventory in the ordinary course of business;

               (c)  Dispositions permitted by Section 6.4(b);

               (d) the sale or issuance of any Subsidiary's Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

               (e) the Disposition of Property as long as the Net Cash Proceeds are applied in accordance with Section 2.10; provided that the Borrower may not Dispose of the principal asset of the Borrower (consisting of the Borrower's paper mill and the Bel Bai II paper machine located therein) while this Agreement is in effect; and

               (f) the Disposition of Property for an amount not in excess of either $300,000 in a single transaction or series of related transactions or $500,000 in any fiscal year.

               6.6 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, "Restricted Payments"), except that:

               (a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;

               (b) the Borrower may make Restricted Payments in respect of Partner Taxes in respect of the Borrower and its Subsidiaries;

               (c) so long as no Default or Event of Default shall have occurred and be continuing, and, if for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 1998, there shall be Excess Cash Flow, the Borrower may make Restricted Payments in cash to Brant-Allen on the relevant Excess Cash Flow Application Date in an amount not to exceed 50% of such Excess Cash Flow, provided that on the date of such payment Total Committed Debt is less than $145,000,000;

               (d) the payment of a distribution by the Borrower on or after the Closing Date for Brant-Allen to recover expenses incurred in connection with the Transactions (as defined in this Agreement and the Timberlands Credit Agreement) and related financings; provided that such distribution shall not exceed $2,000,000; and

               (e) the payment of a distribution by the Borrower on or after the Closing Date to Brant-Allen in an amount equal to the total federal, state, local and foreign tax liabilities of Brant-Allen, Peter Brant and Joseph Allen arising as a result of their direct and indirect ownership of equity interests in Bear Island Paper Company, L.P. during the first eleven months of 1997, as calculated by the Borrower's Vice President of Finance and recalculated by the Borrower's independent accountants; provided, however, that the amount of the payment pursuant to this paragraph shall not exceed the product of the taxable income of Bear Island Paper Company, L.P. multiplied by the highest combined marginal federal, state and local tax rates applicable to the type of entity or individuals with respect to the taxes of which the payment is to be made pursuant to this clause 6.6(e) in the United States during 1997.

               6.7 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditure, except (a) Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $12,000,000; provided, that (i) up to $5,000,000 of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year but not in any subsequent fiscal year, and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above and, second, in respect of amounts permitted for such fiscal year as provided above and (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount in respect of the Borrower.

               6.8 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting all or a material part of a business unit of, or make any other investment in, any Person ("Investments"), except:

               (a) extensions of trade credit in the ordinary course of business;

               (b)  Investments in Cash Equivalents;

               (c)  Guarantee Obligations permitted by Section 6.2;


               (d) the Borrower may make Investments in any Wholly Owned Subsidiary Guarantor;

               (e) Investments existing on the Closing Date and set forth on Schedule 6.8(f);

               (f)  Investments permitted by Section 6.2(b);

               (g) Advances to employees in the ordinary course of business in respect of travel, business and relocation expenses up to an aggregate of $50,000 at any time outstanding; provided, however, that the Borrower shall not be deemed to have defaulted in respect of this provision as of the last day of any fiscal quarter as long as (i) the addition of the amount in excess of the $50,000 permitted above to the amount outstanding under
        Section 6.2(h) would not result in a violation of such Section and (ii) the Borrower was in compliance with this Section 6.8(g) as of the end of the immediately preceding fiscal quarter;

               (h) Investments in Brant-Allen consisting of amounts owing by Brant-Allen to the Borrower or its Subsidiaries as proceeds of collections on receivables of the Borrower or its Subsidiaries; provided, that the amount of collected funds received by Brant-Allen and owing to the Borrower and its Subsidiaries at the end of any Business Day shall not exceed the sum of (i) the collected funds received by Brant-Allen for the account of the Borrower or such Subsidiary during such Business Day and the immediately preceding Business Day plus (ii) an additional amount not exceeding $100,000; and

               (i) Investments in the form of promissory notes (having a tenor not exceeding 5 years), in an aggregate principal amount not exceeding $2,000,000 at any time outstanding, constituting up to 70% of the sale price of land Disposed of by the Borrower or its Subsidiaries.

               (j) the Borrower may make investments in the Finance Subsidiary to the extent required to permit it to make the payments described in Section 6.18(vi).

               6.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to the Second Priority Notes (other than scheduled interest payments required to be made in cash and other than refinancings permitted by Section 6.2(e) and other than as may be required upon an asset sale by the Second Priority Notes after the Term Loans have been paid in full and the Revolving Credit Commitments have been reduced to $25,000,000), (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Second Priority Notes (other than any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof, which would reduce the rate or extend the date for payment of interest thereon or provide for the payment in kind in lieu of in cash of any interest thereon or waive any defaults and (ii) does not involve the payment of a consent fee), or (c) amend its organizational documents in any manner determined by the Administrative Agent to be materially adverse to the Lenders without the prior written consent of the Required Lenders.

               6.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate. Notwithstanding the foregoing, (i) the Borrower may perform its obligations under and consummate the transactions contemplated by the Borrower Management Contract and the Timberlands Wood Supply Contract, (ii) each of the Borrower and its Subsidiaries may pay reasonable and customary regular compensation to its respective directors who are not employees and (iii) the Borrower and its Subsidiaries may pay dividends and distributions permitted by Section 6.6.

               6.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

               6.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

               6.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Subsidiary Guarantee, other than (a) this Agreement, the other Loan Documents, the Second Priority Note Indenture, and the Second Priority Note Security Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) any prohibition on assignment of any general intangible contained in the instrument under which such general intangible arises as contemplated by the Security and Pledge Agreement.

               6.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents; (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;
(iii) customary non-assignment or net worth provisions in any lease governing a leasehold interest, license or other contract, (iv) any agreement or other instrument of a Person existing at the time it becomes a Subsidiary of the Borrower, provided that such encumbrance or restriction is not applicable to any other Person, or any property of any other Person, other than such person becoming a Subsidiary of the Borrower and was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, (v) any agreement of a Loan Party or any of its Subsidiaries in effect as of the Closing Date governing Indebtedness of a Loan Party or any of its Subsidiaries outstanding as of the Closing Date and, if such Indebtedness is renewed, extended or refinanced in accordance with the terms of this Agreement, such other restrictions in the agreements governing the renewed, extended or refinanced Indebtedness (and successive renewals, extensions and refinancing thereof in accordance with the terms of this Agreement) provided such restrictions are no more restrictive in any material respect than those contained in the agreements governing such outstanding Indebtedness being renewed, extended or refinanced, (vi) any agreement governing Indebtedness permitted by Section 6.2(d), (e), (f), (g), (h),
(i) and (k) provided such restrictions are no more restrictive in any material respect than those contained in the Loan Documents or (vii) restrictions required by applicable law.

               6.15 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or which are reasonably related thereto.

               6.16 Limitation on Amendments to Acquisition Documents.
(a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Subsidiaries pursuant to the Acquisition Agreement or any other document delivered by the Retiring Partners or any of their affiliates in connection therewith such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Acquisition Agreement or any such other documents except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.

               6.17 Limitation on Amendments to Management Contracts. Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Management Contracts if the effect would be to change any provision of such Management Contract relating to the payment or method of calculation of fees thereunder or to materially reduce the functions required to be performed by Brant-Allen thereunder; provided, that this Section 6.17 shall cease to apply to the Soucy Management Contract upon termination of the Soucy Pledge Agreement in accordance with the terms thereof.

               6.18 Limitation on Finance Subsidiary. Make any Investment in the Finance Subsidiary, or permit the Finance Subsidiary to make any Investment in any Person, or to conduct, transact or otherwise engage, or commit to transact, conduct or otherwise engage, in any business or operations other than (i) acting as co-issuer in respect of the Second Priority Notes and performance of obligations in connection therewith,
(ii) the entry into, and exercise of rights and performance of obligations in respect of indentures, engagement letters, underwriting agreements and other agreements in respect of the Second Priority Notes or any offering, issuance or sale thereof, (iii) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (iv) the retention of transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (v) the performance of obligations under in and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, (vi) the incurrence and payment of any taxes for which it may be liable and (vii) other activities directly related to the foregoing; provided, that the Borrower may make Investments in the Finance Subsidiary to the extent required to permit it to make the payments described in clause (vi) above.

                             SECTION 7.  EVENTS OF DEFAULT

               If any of the following events shall occur and be continuing:

               (a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

               (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

               (c) (i) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of
        Section 5.4(a) (with respect to the Borrower only), Section 5.7(a),
        Section 6, or Section 4.5(c) of the Security and Pledge Agreement or
        (ii) an "Event of Default" under and as defined in any Mortgage shall have occurred and be continuing; or

               (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

               (e) Brant-Allen (so long as the Brant-Allen Guarantee is in effect), the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) beyond the applicable grace period, if any, with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

               (f) (i) Brant-Allen, or the Borrower, Timberlands, Soucy or any of their Subsidiaries, shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or
        (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Brant-Allen, or the Borrower, Timberlands, Soucy or any of their Subsidiaries, shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Brant-Allen, or the Borrower, Timberlands, Soucy or any of their Subsidiaries, any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Brant-Allen, or the Borrower, Timberlands, Soucy or any of their Subsidiaries, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Brant-Allen, or the Borrower, Timberlands, Soucy or any of their Subsidiaries, shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Brant-Allen, or the Borrower, Timberlands, Soucy or any of their Subsidiaries, shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

               (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the reasonable judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

               (h) One or more judgments or decrees shall be entered against Brant-Allen (so long as the Brant-Allen Guarantee is still in effect), the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

               (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby except as provided in any such Security Document; or

               (j) The guarantees contained in the Subsidiary Guarantee shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert, or the guarantees contained in the Brant-Allen Guarantee shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert except after the date set forth in Section 11 thereof; or

               (k) A Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:
(i) with the consent of the Required Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Required Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

                                SECTION 8.  THE AGENTS

               8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, including acting as agent and fonde de pouvoir for the Lenders under the Soucy Pledge Agreement, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

               8.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

               8.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

               8.4 Reliance by Administrative Agent. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

               8.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

               8.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

               8.7 Indemnification. The Lenders agree to indemnify each Agent solely in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section
8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent solely in its capacity as Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section 8.7 shall survive the payment of the Loans and all other amounts payable hereunder.

               8.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent was not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights, powers and duties under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

               8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent's resignation as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

               8.10 Authorization to Execute Intercreditor Agreement and Security Documents and Release Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to execute and deliver the Intercreditor Agreement and each of the Security Documents, to release any Lien covering any Property of Brant-Allen, the Borrower or any of their respective Subsidiaries (a) which is the subject of a Disposition which is permitted by this Agreement, (b) which has been consented to in accordance with Section 9.1 or (c) which is required to be released pursuant to the terms of any Security Document. Each Lender confirms the appointments and agreements contained in Section 7 of the Intercreditor Agreement.

               8.11 The Arranger. The Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

                               SECTION 9.  MISCELLANEOUS

               9.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this
Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders, or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, increase the amount or extend the expiration date of any Lender's Revolving Credit Commitment, or modify any pro rata provisions of this Agreement pursuant to Section 2.18 in each case without the consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this Section 9.1 or reduce any percentage specified in the definition of Required Lenders or Required Prepayment Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral, release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiaries Guarantee or release Brant-Allen from its obligations under the Brant-Allen Guarantee, in each case without the written consent of all Lenders; (iii) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 4.2 (including, without limitation, in connection with any waiver of an existing Default or Event of Default) without the written consent of the Required Revolving Credit Facility Lenders; (iv) reduce the percentage specified in the definition of Required Facility Lenders without the written consent of all Lenders under each affected Facility; (v) amend, modify or waive any provision of
Section 9 without the written consent of the Agents; or (vi) modify
Section 2.10 without the written consent of the Required Prepayment Lenders, or modify the provisions of Section 2.16(a), (b), (c) or (d) without the consent of each Lender affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

               9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

        The Borrower:               BEAR ISLAND PAPER COMPANY, LLC
                                    c/o Brant-Allen Industries
                                    Post Office Box 3443
                                    80 Field Point Road
                                    Greenwich, Connecticut 07830

        The Arranger:               TD SECURITIES (USA) INC.
                                     31 West 52nd Street
                                     New York, New York 10019
                                     Attention:  John Lawson
                                     Telecopy:  (212) 397-4135
                                     Telephone: (212) 827-7708

        The Administrative Agent:    TORONTO DOMINION (TEXAS), INC.
                                     909 Fannin Street
                                     Houston, Texas  77010
                                     Attention:  Jano Mott
                                     Telecopy:   (713) 951-9921
                                     Telephone:  (713) 653-8231


                 with a copy to:     THE TORONTO-DOMINION BANK
                                     31 West 52nd Street
                                     New York, New York 10019
                                     Attention:  John Lawson
                                     Telecopy:   (212) 397-4135
                                     Telephone:  (212) 827-7708


provided that any notice, request or demand to or upon the either Agent or the Lenders shall not be effective until received.

               9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the either Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

               9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan
Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

               9.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the initial syndication, development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Agents for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay, indemnify, and hold each Lender and the Agents harmless from, any and all recording and filing fees or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Agents and their respective officers, directors, trustees, employees, affiliates, agents and controlling persons (each, an "indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to any pending or threatened litigation or proceeding arising in respect of the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Brant-Allen, the Borrower, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to any indemnitee with respect to indemnified liabilities to the extent such indemnified liabilities result from the gross negligence or willful misconduct of such indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agree not to assert and to cause its Subsidiaries not to assert, and hereby waive and agree to cause their Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws applicable to Brant-Allen, the Borrower, any of its Subsidiaries or any of the Properties that any of them might have by statute or otherwise against any indemnitee, except to the extent resulting from the gross negligence or willful misconduct of any indemnitee. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

               9.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

               (b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would affect the Participant as described in (i) of the proviso in Section 9.1, in each case to the extent subject to such participation. The Borrower agrees that at anytime that an Event of Default has occurred and is continuing, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.18, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

               (c) Any Lender (an "Assignor") may, in accordance with applicable law, at any time and from time to time upon three Business Days notice to the Administrative Agent assign to any Lender or any affiliate thereof or any Approved Fund or, with the consent of the Borrower, and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed) (provided the consent of the Borrower need not be obtained with respect to any assignment to a Lender or any Affiliate thereof), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit I, executed by such Assignee, such Assignor and the Administrative Agent (and, where the consent of the Borrower is required pursuant to the foregoing provisions, by the Borrower) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that, other than in the case of an assignment of all of a Lender's interests under this Agreement, after giving effect to such assignment, and to all other assignments by such Assignor and assignments to such Assignee, the sum of the Commitments of and Loans owing to such Assignee, and if such Assignor is assigning only a portion of its Commitments and Loans, of such Assignor, is at least $5,000,000 unless otherwise agreed by the Borrower and the Administrative Agent and that no such assignment shall be effective until executed by the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto except for the obligations of the Borrower under Section 9.5, which shall survive such assignment). Subject to Sections 2.18(d) and (e), but notwithstanding any provision of this Section 9.6, the consent of the Borrower shall not be required for any assignment which occurs at any time when any Event of Default shall have occurred and be continuing.

                (d) The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time and any Notes evidencing such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loan and any Note evidencing such Loan recorded therein for all purposes of this Agreement. Any assignment of any Loan whether or not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee and the old Notes shall be returned by the Administrative Agent to the Borrower marked "cancelled". The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

               (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof or a Person under common management with such Lender, by the Borrower or the Administrative Agent) together with payment by the Assignor or the Assignee to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by The Toronto-Dominion Bank or (z) in the case of an Assignee which is already a Lender or is an affiliate of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or Term Notes, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Note, as the case may be, to the order of the assigning Lender in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby.

               (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

               9.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans owing to such other Lender, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

               (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, at any time when an Event of Default has occurred and is continuing, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

               9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

               9.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

               9.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

               9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

               9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

               (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

               (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

               (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, the Borrower, its address set forth in
        Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

               (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

               (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.12 any special, exemplary, punitive or consequential damages.

               9.13 Acknowledgements. The Borrower hereby acknowledges that:

               (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

               (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

               (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

               9.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

               9.15 Confidentiality. Each of the Agents and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate of any Lender,
(b) to any Participant or Assignee (each, a "Transferee") or prospective Transferee which agrees to comply with the provisions of this Section,
(c) to the employees, directors, trustees, agents, attorneys, accountants and other professional advisors of such Lender or its affiliates who agree to comply with the provisions of this Section, (d) upon the request or demand of any Governmental Authority having jurisdiction over the such Agent or such Lender, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) which has been publicly disclosed other than in breach of this Section 9.15, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.


               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                   BEAR ISLAND PAPER COMPANY, LLC, as
                                   Borrower


                                   By: /s/ Edward D. Sherrick
                                      -----------------------------------
                                   Title:  Vice President of Finance

                                   TD SECURITIES (USA) INC.,
                                   as Arranger


                                   By: /s/ John Lawson
                                   --------------------------------------
                                   Title: Vice President and Director


                                   TORONTO-DOMINION (TEXAS), INC., as
                                     Administrative Agent


                                    By:  /s/ Jano Mott
                                    -------------------------------------
                                    Title:  Vice President




                                    TORONTO-DOMINION (TEXAS), INC.



                                    By:  /s/ Jano Mott
                                    Title:  Vice President


                                    CHRISTIANIA BANK OG KREDITKASS ASA



                                    By: /s/ Carl Petter Svendsen
                                    Title:  First Vice President



                                    By: /s/ Peter M. Dodge
                                       ---------------------------------
                                    Title:  First Vice President


                                    KEYPORT LIFE INSURANCE COMPANY



                                    By: /s/ Daniel T. H. Yin
                                       ---------------------------------
                                    Title:  Assistant Vice President

                                    PRIME INCOME TRUST



                                    By: /s/ Rafael Scolari
                                       ---------------------------------
                                    Title:  Sr. VP



                                    DEEPROCK & COMPANY
                                    BY:  EATON VANCE MANAGEMENT, AS
                                         INVESTMENT ADVISOR



                                    By: /s/ Scott H. Page
                                       ---------------------------------
                                    Title:  Vice President



                                    MERRILL LYNCH SENIOR FLOATING RATE
                                      FUND, INC.



                                    By: /s/ Gilles Marchand, CFA
                                       ---------------------------------
                                    Title:  Authorized Signatory



                                    VAN KAMPEN AMERICAN CAPITAL PRIME
                                      RATE INCOME TRUST



                                    By: /s/ Jeffrey W. Maillet
                                       ---------------------------------
                                    Title:   Sr. Vice Pres. & Director




                                                                     Annex A


                           PRICING GRID FOR REVOLVING CREDIT LOANS,
                                TERM LOANS AND COMMITMENT FEES


 ----------------------------------------------------------------------------------------------------
                        Applicable       Applicable
                         Margin-           Margin-         Applicable     Applicable
    Consolidated        Eurodollar        Base Rate         Margin-       Margin-Base
      Leverage          Revolving         Revolving        Eurodollar      Rate Term     Commitment
       Ratio           Credit Loans     Credit Loans       Term Loan         Loans          Fee
 ----------------------------------------------------------------------------------------------------
     = 4.00 x            2.75%             1.75%            3.00%           2.00%          .50%
     = 3.00 x            2.50%             1.50%            3.00%           2.00%          .50%
     = 2.50 x            2.25%             1.25%            2.75%           1.75%         .375%
     = 2.00 x            2.00%             1.00%            2.75%           1.75%         .375%
       2.00 x            1.50%             0.50%            2.75%           1.75%         .375%
==================== ================ =================  ==============  ============= ==============

               Changes in the Applicable Margin or in the Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the "Adjustment Date") on which financial statements are delivered to the Administrative Agent and the Lenders pursuant to Section 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may
be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 4 to 1. Each determination of the Consolidated Leverage Ratio pursuant to this definition shall be made with respect to the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements; provided, however, that with respect to the end of the first fiscal quarter ending after the Closing Date, such determination shall be made by multiplying the results for such quarter by four; with respect to the end of the second fiscal quarter ending after the Closing Date, such determination shall be made by adding the results for the two fiscal quarters ending after the Closing Date and multiplying by two; and with respect to the end of the third fiscal quarter ending after the Closing Date, such determination shall be made by adding the results for the three fiscal quarters ending after the Closing Date and multiplying by 4/3.

        Notwithstanding the foregoing, until January 1, 1999, the Applicable Margin in respect of Term Loans which are Eurodollar Loans shall be 3.00%, and the Applicable Margin in respect of Term Loans which are Base Rate Loans shall be 2.00%. From and after the Closing Date to the first measurement date described above, the Applicable Margin in respect of Revolving Credit Loans which are Eurodollar Loans shall be 2.75%, and the Applicable Margin in respect of Revolving Credit Loans which are Base Rate Loans, 1.75%, and the Commitment Fee Rate shall be .50%.

                                                                 SCHEDULE 1.1A

                  COMMITMENTS: LENDING OFFICES AND ADDRESSES


                                                                 SCHEDULE 1.1A


                               BANK COMMITMENTS

--------------------------------------------------------------------------------------------------------------
                                                                       Revolving
                                            Total                      Credit                    Term Loan
Title             Institution               Allocation                 Commitment                Commitment
--------------------------------------------------------------------------------------------------------------

Agent             Toronto Dominion          $74,000,000                $35,000,000               $39,000,000
                  (Texas), Inc.


Lenders           Christiana Bank           $15,000,000                $15,000,000               $0
                  OG Kreditkasse ASA

                  Keyport Life
                  Insurance Company         $5,000,000                 $0                        $5,000,000

                  Prime Income
                  Trust                     $10,000,000                $0                        $10,000,000

                  Deeprock &
                  Company                   $1,000,000                 $0                        $1,000,000

                  Merrill Lynch
                  Senior Floating
                  Rate Fund, Inc.           $5,000,000                 $0                        $5,000,000

                  Van Kampen
                  American Capital
                  Prime Income Trust        $10,000,000                $0                        $10,000,000
---------------------------------------------------------------------------------------------------------------
                  Total                     $120,000,000               $50,000,000               $70,000,000

---------------------------------------------------------------------------------------------------------------

                                                                 SCHEDULE 1.1B

                              MORTGAGED PROPERTY


10026 Old Ridge Road, Rte. 738
Ashland, Virginia  23005
Hanover County, Virginia

Buckingham County, Virginia
(See Item 1 attached hereto for the legal description)

Caroline County, Virginia
(See Item 2 attached hereto for the legal description)

Cumberland County, Virginia
(See Item 3 attached hereto for the legal description)

Gloucester County, Virginia
(See Item 4 attached hereto for the legal description)

Lancaster County, Virginia
(See Item 5 attached hereto for the legal description)

Louisa County, Virginia
(See Item 6 attached hereto for the legal description)

Orange County, Virginia
(See Item 7 attached hereto for the legal description)

                                                                        Item 1

Property Location:         Bowman, BK-901
                           Buckingham County, VA

Tax Parcel Id#             040 015


                                  SCHEDULE A
                               Legal Description


PARCEL BK-901

ALL that certain parcel or tract of land situate, lying and being in the Slate River District of Buckingham County, State of Virginia, containing 587.2 acres, more or less, as shown on a survey dated October 24, 1979, prepared by William
W. Dickerson, Jr., L.S., attached to and recorded with that certain deed recorded in the Clerk's Office, Circuit Court, County of Buckingham, Virginia, in Deed Book 116, page 153 (Plat Book 1, page 71). 1.5 acres of the said 587.2 acres is located on the eastern side of Slate River. Reference is made to the aforesaid survey for a more complete metes and bounds description of the property.

There is specifically excepted from the property hereby conveyed any portions thereof located within the rights of way of State Routes Nos. 671 and 611, which may be vested in the Commonwealth of Virginia or any political subdivision thereof, and said property is conveyed subject to whatever rights may exist in others to the use of public roads and fire trails extending through the property. In addition, the aforesaid property is conveyed subject to whatever right may exist in others to the continued, uninterrupted flow of Slate River and any branches, creeks, and streams extending through or abutting on said property.

PARCEL BK-901 BEING the same real estate conveyed to Bear Island Paper Company, a Virginia limited partnership, by deed from Hallie S. Bowman and Daniel Bowman, her husband, dated November 30, 1979, recorded December 27, 1979, in the Clerk's Office, Circuit Court, County of Buckingham, Virginia, in Deed Book 116, page 153.

LESS AND EXCEPT all that certain lot, tract or parcel of land containing 11 acres, more or less, conveyed to John A. Mitchell and Bambi T. Mitchell, husband and wife, by deed dated March 7, 1991, recorded March 19, 1991, in the aforesaid Clerk's Office, in Deed Book 169, page 589.

FURTHER LESS AND EXCEPT all that certain piece or parcel of land containing
0.50 acre, more or less, conveyed to Christopher D. Waldrop, unmarried, by deed dated May 14, 1997, recorded June 16, 1997, in the aforesaid Clerk's Office in Deed Book 219, page 834.

                                                                        Item 2

Property Location:         Hunter, CL-909
                           Caroline County, VA

Tax Parcel Id#             107 A 41


                                  SCHEDULE A
                               Legal Description


PARCEL CL-909:

ALL that certain tract of land situate in Reedy Church Magisterial District, Caroline County, Virginia, on both sides of the public road leading from Dawn to Doswell, a part of "Glamorgan" containing two-hundred and fifty-five and five tenths (255.5) acres, more or less; bounded on the North by "Dark Level" and the land of James Mines; on the East by the land of Sam Tilghman and others; on the South by "New Design" and on the West by the land of Christopher
T. Chenery.

PARCEL CL-909 BEING the same real estate conveyed to Bear Island Paper Company, a Virginia limited partnership, by deed from Marian Elizabeth Hunter, widow, dated February 20, 1980, recorded February 27, 1980, in the Clerk's Office, Circuit Court, County of Caroline, Virginia, in Deed Book 253, page 16.

LESS AND EXCEPT all that certain lot, piece or parcel of land containing 39.361 acres, more or less, conveyed to Theodore J. Ewald and Wanda L. Ewald, husband and wife, by deed dated December 20, 1985, recorded February 14, 1986, in the aforesaid Clerk's Office in Deed Book 298, page 183.

Property Location:         Meadow, CL-910
                           Caroline County, VA

Tax Parcel Id#             101 A 1

                                  SCHEDULE A
                               Legal Description


PARCEL CL-910:

Tract I:

ALL that certain piece or parcel of land designated as Parcel K (648 +/- acres), lying and being in the Reedy Church Magisterial District of Caroline County, Virginia, as shown on a certain plat of survey entitled "Bear Island Paper Company 'The Meadow Tract', Reedy Church District, Caroline County, Virginia", dated November 19, 1997, made by Downing Surveys, Inc., a copy of which plat is recorded in the Clerk's Office, Circuit Court, County of Caroline, Virginia, in Plat Cabinet ___, Slide ___, and to which plat reference is made for a more particular description.

PARCEL CL-910, TRACT I, BEING the same real estate conveyed to Bear Island Paper Company, a Virginia limited partnership, by deed from The Meadow Limited Partnership, a Virginia limited partnership, dated September 27, 1979, recorded November 9, 1979, in the Clerk's Office, Circuit Court, Caroline County, Virginia, in Deed Book 251, page 165.

Tract II:

ALL that certain tract or parcel of land, lying and being situate in the Reedy Church Magisterial District of Caroline County, Virginia, located about 0.3 mile north of Campbell Corner, containing 668.7 acres, more or less, and more particularly described by plat of Robert L. Downing, C.L.S., dated August 27, 1979, revised October 7, 1979, a copy of which plat is attached to and recorded with that certain Deed recorded in the Clerk's Office, County of Caroline, Virginia, in Deed Book 251, page 161, as a part of such deed and reference to which plat is hereby made for a more particular description of such real estate.

PARCEL CL-910 TRACT II, BEING the same real estate conveyed to Bear Island Paper Company, a Virginia limited partnership, by deed from The Meadow Limited Partnership, a Virginia limited partnership, dated September 27, 1979, recorded November 9, 1979, in the Clerk's Office, Circuit Court, Caroline County, Virginia, in Deed Book 251, page 161.

Property Location:         Meadow #2, CL-911
                           Caroline County, Va

Tax Parcel Id#             100 A 1A1
                           100 A 3
                           100 A 7
                           100 A 1A2
                           100 A 1B


                                  SCHEDULE A
                               Legal Description


PARCEL CL-911:

Tract I (A-1):

ALL that certain lot, piece or parcel of land with all improvements thereon and all appurtenances thereunto belonging, lying and being in Reedy Church District, Caroline County, Virginia and designated as Parcel "A-1" on that certain plat of survey made by William W. Webb, Jr., dated February 18, 1988, entitled "Plat of Parcel 'A' and Utility Easement 'Meadow Farm'" (the "Webb Plat"), which plat is recorded with that certain deed recorded in the Clerk's Office, Circuit Court, County of Caroline, Virginia, in Deed Book 322, page 138, containing 135.351 acres and being more particularly described as follows:

To find the point and place of beginning start at the intersection of the centerline of the North Anna River and the northern line of State Route No. 30; thence following the centerline of the North Anna River N. 18 50' 18" W.
403.17 feet to a point; thence N. 35 11' 43" E. 503.13 feet to a point; thence
N. 05 00' 35" E. 717.37 feet to a point; thence N. 32 58' 13" W. 567.48 feet to a point; thence N. 08 06' 21" W. 290.10 feet to a point labeled "O" on the plat and which point is the Point and Place of Beginning; thence continuing along the centerline of the North Anna River the following courses and distances: (1) N. 08 06' 21" W. 58.34 feet to a point; (2) N. 16 37' 25" E.
788.38 feet to a point; (3) N. 37 06' 37" E. 876.47 feet to a point; (4) N. 21
19' 29" E. 363.70 feet to a point; (5) N. 55 45' 51" E. 132.46 feet to a point; (6) S. 78 45' 18" E. 201.41 feet to a point; (7) S. 22 12' 26" E.
535.91 feet to a point; (8) S. 49 11' 24" E. 683.65 feet to a point; (9) S. 86
64' 52" E. 577.44 feet to a point; (10) N. 54 11' 59" E. 202.67 feet to a point; (11) N. 18 25' 49" E. 207.96 feet to a point; (12) N. 05 33' 09" W.
243.55 feet to a point; thence leaving the centerline of the North Anna River in an easterly direction N. 80 08' 28" E. 60.00 feet to a point; thence N. 80 08' 28" E. 300.78 feet to a point; thence S. 86 05' 01" E. 373.94 feet to a point; thence S. 39 33' 24" E. 998.26 feet to a point; thence S. 06 35' 51" E.
620.99 feet to a point; thence S. 11 48' 49" E. 1,017.05 feet to a point; thence S. 25 18' 50" E. 291.26 feet to a point; thence S. 76 06' 01" E. 211.15 feet to an iron rod set; thence S. 75 42' 32" W. 152.06 feet to a point; thence S. 82 21' 51" W. 414.03 feet to a pole; thence S. 72 36' 13" W. 270.77 feet to a point; thence S. 65 49' 06" W. 115.68 feet to a point; thence S. 85 38' 03" W. 173.19 feet to a point; thence S. 07 51' 07" E. 26.74 feet to a point; thence N. 89 00' 58" W. 204.97 feet to a point; thence N. 09 08' 12" W.
81.17 feet to a point; thence S. 77 58' 12" W. 154.29 feet to a point; thence
S. 66 33' 53" W. 174.13 feet to a point; thence N. 78 22' 14" W. 81.72 feet to a point; thence N. 17 05' 30" W. 79.48 feet to a point; thence N. 53 20' 58"
W. 205.44 feet to a point; thence N. 65 23' 53" w. 50.25 feet to a point; thence N. 44 58' 28" W. 120.15 feet to a point; thence N. 59 32' 41" W. 118.13 feet to a point; thence N. 28 50' 47" W. 216.73 feet to a point; thence N. 24 38' 13" W. 530.40 feet to a point lying on the eastern line of an air strip; thence along the eastern line of the air strip N. 04 38' 13" W. 316.97 feet to a point; thence leaving the eastern line of the air strip N. 26 02' 17" E.
181.57 feet to a point; thence N. 04 21' 59" E. 199.16 feet to a point; thence
N. 52 59' 40" W. 165.47 feet to a point lying on the eastern line of an air strip; thence along the eastern, northern and western lines of the air strip the following courses and distances: (1) N. 15 51' 27" W. 74.76 feet to a point; (2) N. 87 59' 54" W. 73.08 feet to a point;

(3) S. 04 40' 03" E. 99.83 feet to a point; thence leaving the line of the air strip N. 87 24' 20" W. 40.05 feet to a point labeled "M" on the plat; thence N. 87 24' 20" W. 381.58 feet to a point; thence S. 42 13' 01" W. 255.48 feet to a point; thence S. 42 13' 01" W. 210.49 feet to a point in the centerline of the North Anna River which point is the Point and Place of Beginning.

Tract II (A-2):

ALL that certain lot, piece or parcel of land with all improvements thereon and appurtenances thereunto belonging, lying and being in Reedy Church District, Caroline County, Virginia, and designated as Parcel "A-2" on the Webb Plat defined in the description of Tract I (A-1) above, containing 0.744 acres and being more particularly bounded and described as follows:

BEGINNING at an iron rod found on the northeastern boundary line of that parcel of land designated as "the Remainder of Parcel "A" and the southern boundary line of Parcel "A-2", which point is designated as Point "N" on the Webb Plat, being 579.39 feet in a northwesterly direction from the northern line of Route No. 30; thence N. 67 14' 28" W. 344.34 feet to a point; thence
N. 48 01' 30" W. 137.60 feet to a point; thence N. 70 24' 26" w. 149.35 feet to a point; thence S. 83 22' 18" E. 286.66 feet to an iron post found; thence
S. 48 42' 20" E. 367.05 feet to an iron rod found which is the point and place of beginning.

Property Location:         Meadow #2, CL-911
                           Caroline County, Va

Tax Parcel Id#             100 A 1A1
                           100 A 3
                           100 A 7
                           100 A 1A2
                           100 A 1B

                                  SCHEDULE A
                          Legal Description - Cont'd.


Tract III (F):

ALL that certain piece or parcel of land designated as Parcel I (97.1 + acres), lying and being in the Reedy Church District, Caroline County, Virginia, as shown on a certain plat of survey entitled "Bear Island Paper Company 'The Meadow Tract', Reedy Church District, Caroline County, Virginia", made by Downing Surveys, Inc., dated November 19, 1997, a copy of which plat is recorded in the Clerk's Office, Circuit Court, County of Caroline, Virginia, in Plat Cabinet ___, pages ___, and to which plat reference is made for a more particular description.

Tract IV (G):

ALL that certain piece or parcel of land designated as Parcel J (3.057 acres), lying and being in the Reedy Church District, Caroline County, Virginia, as shown on a certain plat of survey entitled "Bear Island Paper Company 'The Meadow Tract' Reedy Church District, Caroline County, Virginia made by Downing Surveys, Inc. dated November 19, 1997, recorded in the Clerk's Office, Circuit Court, County of Caroline, Virginia, in Plat Cabinet ___, page ___, and to which plat reference is made for a more particular description.

Tract V (H):

ALL that certain lot, piece or parcel of land with all improvements thereon and appurtenances thereunto belonging, lying and being in the Reedy Church District, Caroline County, Virginia, and designated as Parcel "H" on the Farmer Plats, as defined in the description of Tract III (F) above, containing 213.166 acres, and being more particularly bounded and described as follows:

BEGINNING at an iron rod set on the western side of Route 652, 420 feet, more or less, south of its intersection with Route 602; thence continuing in a southerly direction along the western side of Route 652 the following courses and distances: (1)-S. 19 17' 38" W. 98.23 feet to a point; (2) along a curve following the curve of Route 652 with a radius of 979.93 feet, an arc distance of 90.54 feet to a point; (3)-S.-14 50' 43" W. 102.95 feet to a point; (4)
along a curve to the left with a radius of 984.93 feet, an arc distance of
510.65 feet to a point; (5) S. 20 38' 27" E. 340.32 feet to a point; (6) S. 13
04' 29" E. 157.86 feet to a point; (7) along a curve to the right with a radius of 783.51 feet, an arc distance of 397.34 feet to an iron post found; thence leaving the western side of Route 652 in a southwardly direction the following courses and distances: (1) S. 28 06' 10" W. 209.22 feet to an iron post found; (2) S. 45 28' 14" W. 253.19 feet to an iron post found; (3) S. 62 51' 10" W. 334.43 feet to a point; (4) S. 34 41' 38" W. 125.43 feet to a point; (5) N. 44 00' 32" W. 12.58 feet to a VDH & T monument; (6) S. 34 59'
13" W. 208.93 feet to a VDH & T monument; (7) S. 55 45' 46" W. 185.06 feet to a VDH & T monument; (8) N. 70 25' 43" W. 105.23 feet to a VDH & T monument;
(9) 32 11' 56" W. 94.25 feet to a VDH & T monument; (10) N. 61 56' 00" W.
148.94 feet to a VDH & T monument; (11) N. 79 53' 50" W. 144.83 feet to a VDH & T monument; (12) N. 78 03' 17" W. 273.88 feet to a VDH & T monument; (13) N. 86 36' 30" W. 157.18 feet to a VDH & T monument; (14) along a curve to the left with a radius of 1,527.39 feet, an arc distance of 241.08 feet to a point located on the northern side of Route 30; thence leaving the northern side of Route 30 proceeding in a northwesterly direction the following courses and distances: (1) N. 53 23' 21" W. 523.85 feet to an iron rod set; (2) N. 48 42' 20" W. 367.05 feet to an iron rod set;
(3) N. 83 22' 18" W. 495.49 feet to an iron rod set by a 30" gum tree; (4) S. 19 16' 22" E. 95.16 feet to a point; (5) S. 31 45' 14" W. 30.64 feet to an iron rod set; (6) S. 85 17' 11" W. 81.73 feet to an iron rod set; (7) N. 76 06' 01" W. 211.15 feet to an iron rod set; (8) N. 25 18' 50" W. 291.26 feet to an iron rod set; (9) N. 11 38' 49" W. 1,017.05 feet to an iron rod set; (10)
N. 06 35' 51" W. 620.99 feet to an iron rod set; (11) N. 39 33' 24" E. 998.26 feet to an iron rod set; (12) S. 73 27' 06" E. 3,297.01 feet to an iron rod set which is the point and place of beginning.

Property Location:         Meadow #2, CL-911
                           Caroline County, Va

Tax Parcel Id#             100 A 1A1
                           100 A 3
                           100 A 7
                           100 A 1A2
                           100 A 1B

                                  SCHEDULE A
                          Legal Description - Cont'd.


PARCEL CL-911, TRACTS I, II, III, IV AND V, BEING the same real estate conveyed to Bear Island Paper Company, L.P., a Virginia limited partnership, by deed from Eric M. Freelander, single, dated March 31, 1988, recorded March 31, 1988, in the Clerk's Office, Circuit Court, Caroline County, Virginia, in Deed Book 322, page 138.

TOGETHER WITH the following easements as set forth in that certain Easement Agreement recided in the aforesaid Clerk's Office in Deed Book 322, page 147 and as described as follows:

THE WESTERN PERMANENT EASEMENT The centerline of the easement is located as follows on the Webb Plat:

The easement crosses the Racetrack Parcel as follows:

BEGINNING at a point on the southern line of State Route No. 30, distant thereon 536.04 feet in an easterly direction from the intersection of the southern line of State Route No. 30 with the centerline of the North Anna River, which beginning point is designated as point "K" on the Webb Plat; thence continuing in a southerly direction S. 02 48' 53" E. 30.00 feet to an iron rod set; thence S. 19 02' 36" W. 315.39 feet to an iron rod set; thence
S. 00 02' 14" W. 776.51 feet to a point; thence S. 06 45' 04" W. 521.78 feet to an iron set; thence S. 22 24' 54" W. 240.48 feet to an iron rod set; thence
S. 01 02' 54" E. 1,133.98 feet to a point on the southern property line of the Racetrack Parcel which point is designated "G" on the Webb Plat.

The easement also crosses the Stable Parcel as follows:

BEGINNING at a point on the northern line of State Route No. 30 distant thereon
564.19 feet from the intersection of the northern line of State Route No. 30 in an easterly direction with the centerline of the North Anna River, which beginning point is designated as point "L" on the Webb Plat; thence continuing in a northerly direction N. 02 48' 53" E. 1,111.04 feet to a gate in a fence at which an iron rod has been set; thence continuing N. 01 58' 00" W. 1,503.20 feet to a point in the northern line of the Stable Parcel which point is designated as point "M" on the Webb Plat.


THE EASTERN PERMANENT EASEMENT

The centerline of the eastern easement is located as follows on the Webb Plat:

The easement crosses the Racetrack Parcel as follows:

BEGINNING at a point on the southern line of State Route No. 30, distant thereon 1,304.32 feet in an easterly direction from the intersection of the southern line of Route 30 with the centerline of the North Anna River, which beginning point is designated as point "D" on the Webb Plat; thence continuing in a southerly direction S. 01 45' 27" E. 898.18 feet to a point designated as Point "C" on the Webb Plat; thence S. 11 11' 17" E. 1,448.40 feet to a point designated as Point "B" on the Webb Plat; thence
S. 11 11' 17" E. 479.91 feet to a point on the southern line of the racetrack parcel which point is designated as Point "A" on the Webb Plat.

The easement crosses the Stable Parcel as follows:

BEGINNING at a point on the northern line of State Route No. 30, distant thereon 1,338.86 feet in an easterly direction from the centerline of the North Anna River, which beginning point is designated as Point "E" on the Webb Plat; thence continuing in a northerly direction N. 16 27' 29" E. 859.36 feet to a point on the northern line of the Stable Parcel, which point in designated as Point "F" on the Webb Plat.

Property Location:         Meadows #2, CL-911
                           Caroline County, VA
Tax Parcel Id #s:          100 A 1A1
                           100 A 3
                           100 A 7
                           101 A 1A2
                           101 A 1B

                                  SCHEDULE A
                            Legal Description Con't



THE PARCEL H ROAD EASEMENT:

The Parcel H Road Easement runs inside and along the boundary of the Stable Parcel to the depth of 20 feet, along a line described as follows:

BEGINNING at the intersection of the northern line of State Route No. 30 and the easternmost corner of the Stable Parcel; thence N. 53 23' 21" W. 55.54 feet to an iron rod found; thence N. 53 23' 21" W. 523.85 feet to an iron rod found, which rod is designated as Point "N" on the Webb Platt; thence N. 67 14' s8" W. 344.34 feet to a point; thence N. 48 01' 30" W. 137.60 feet to a point; thence N. 70 24' 26" W. 149.35 feet to a point; thence N. 83 22' 18"
W. 208.82 feet to an iron rod found.


THE PARCEL F ROAD EASEMENT:

The Parcel F Road Easement runs inside and along the boundary of the Stable Parcel to the depth of 20 feet, along a line running generally along an existing farm road and described as follows:

BEGINNING at an iron rod set in the western line of Route No. 652 and northeastern corner to Parcel C; thence S. 78 35' 04" W. 524.47 feet to a point at the northwestern corner of Parcel C.

Property Location: Long Credit, CL-913
                   Caroline Country, VA
Tax Parcel Id #:   94 A 43

                                  SCHEDULE A
                               Legal Description


PARCEL CL-913

The portion of those two certain tracts or parcels of land with improvements thereon and appurtenances thereto belonging, lying, being and situated in Reedy Church District, Caroline County, Virginia, known as "Duvals" and "Long Credit" containing 874.4 acres of land, all as shown on a certain plat of survey made by Robert L. Downing Surveyor, Inc., dated April 11, 1979, entitled "Plat of a Parcel of Land Located about 4 1/2 Miles North of Dawn in the Reedy Church Dist., Caroline Co., Va.", a copy of which is attached to and to be recorded as a part of, that deed recorded in the Clerk's Office, Circuit Court, County of Caroline, Virginia, in Deed Book 268, page 115, reference being made to said plat for a more particular description of the property hereby conveyed.

PARCEL CL-913 BEING the same real estate conveyed to Bear Island Paper Company, a Virginia limited partnership, by deed Orine Bowers Burruss, widow, Annie Lee Taylor, widow, and Bettie Taylor Wade (formerly Bettie Lee Taylor and also known as Betty Taylor Wade) and Aubrey C. Wade, her husband, dated April 27, 1979, recorded May 22, 1979, in the Clerk's Office, Circuit Court, Caroline County, Virginia, in Deed Book 248, page 115.

LESS AND EXCEPT all that certain lot, piece or parcel of land containing 5 acres, more or less, conveyed to Scott E. Worthman and Jean O. Worthman, husband and wife, by deed dated February 7, 1991, recorded March 1, 1991, in Deed Book 368, Page 320.

FURTHER AND EXCEPT all that certain lot, piece or parcel of land containing
33.523 acres, more or less, conveyed to Guy D. Angel and Loretta J. Angel, husband and wife, by deed dated April 30, 1993, recorded June 25, 1993, in the aforesaid Clerk's Office in Deed Book 405, page 471, and by deed of correction dated August 24, 1994, recorded October 21, 1994, in the aforesaid Clerk's Office in Deed Book 428, page 532.

Property Location: Downer - Taylors, CL-914
                   Caroline County, VA
Tax Parcel Id #:   95 A 2

                                  SCHEDULE A
                               Legal Description



PARCEL CL-914:


ALL that certain lot, piece or parcel of land, lying, situate and being in Reedy Church Magisterial District, Caroline County, Virginia, containing 328 acres, on State Route 656, and known as the "Taylor Tract" and more particularly described by that certain plat of survey dated September, 1953, by William Hugh Redd, C.L.S., of record in the Clerk's Office, Circuit Court of Caroline County, Virginia, in Plat Cabinet A, page A-192, and to which reference is hereby made for a more particular description of said property.

PARCEL CL-914 BEING the same real estate conveyed to Bear Island Paper Company, a Virginia limited partnership, by deed from William G. Downer and Brenda R Downer, his wife, dated October 18, 1984, recorded November 30, 1984, in the Clerk's Office, Circuit Court, Caroline County, Virginia, in Deed Book 288, page 20.

LESS AND EXCEPT all that certain tract or parcel of land containing 25.6 acres, more or less, conveyed to Dale Alan Durrance and Helena Marie Samuel, by deed dated January 29, 1993, recorded August 16, 1993, in the aforesaid Clerk's Office in Deed Book 407, page 609.

Property Location: Chenault Estate, CL-915
                   Caroline County, VA
Tax Parcel Id #:   103 A 99

                                  SCHEDULE A
                               Legal Description



PARCEL CL-915:


ALL those two certain tracts or parcels of land lying, being situate in Reedy Church Magisterial District, Caroline County, Virginia, on both sides of State Route 600, and shown and described as Parcel 1 containing 161.126 acres and Parcel 2 containing 1.660 acres on plat of survey made by Louis Terrell, Certified Land Surveyor, under date of June 7, 1977, entitled "Plat of 2 Parcels of Land Located about 3/4 mile S.W. of Point Eastern in Reedy Church District, Caroline County, Virginia. Survey of a portion of the C.L. Chenault Estate June 7, 1977," which said plat is attached to, made a part of, and to be recorded along with that certain deed recorded in the Clerk's Office, Circuit Court, County of Caroline, Virginia, in Deed Book 251, page 17.

PARCEL CL-915 BEING the same real estate conveyed to Bear Island Paper Company, a Virginia limited partnership, by deed from Evelyn C. Loftis, and Duke Loftis, her husband, June C. Wilson and Claiborne Wilson, her husband, Demple C. Barlow and Anthony Barlow, her husband, Arlene C. Barlow and F.M. Barlow, Jr., her husband, Delores C. Lyons and John Lyons, her husband, A. Lee Chenault and Dorothy Chenault, his wife, and Percy F. Chenault, single, dated October 2, 1979, recorded October 29, 1979, in the Clerk's Office, Circuit Court, Caroline County, Virginia, in Deed Book 251, page 17.

LESS AND EXCEPT all that certain land containing 2.37 acres, more or less, conveyed to the Commonwealth of Virginia by deed dated April 27, 1982, recorded June 28, 1983, in the aforesaid Clerk's Office in Deed Book 276, page 570.

FURTHER LESS AND EXCEPT all those ceratin lots, pieces or parcels of land, containing 1.660 acres (Parcel A) and 2.7 acres (Parcel B), more or less, conveyed to T. Frank Flippo & Sons, a Virginia general partnership, by deed dated April 12, 1989, recorded May 12, 1989 in the aforesaid Clerk's Office in Deed Book 339, page 327.

Property Location: Downer, CL-916
                   Caroline County, VA
Tax Parcel Id #:   104 A 14

                                  SCHEDULE A
                               Legal Description


PARCEL CL-916:

ALL that certain lot, piece or parcel of land lying and being in Reedy Church District, Caroline County, Virginia, about 1.7 miles southeast of Point Eastern and 1.3 miles west of Duane, containing 171.332 acres, according to a certain plat of survey by Robert L. Downing, C.L.S., dated September 22, 1980, a copy of which is attached to, recorded with and made a part of that certain deed recorded in the Clerk's Office, Circuit Court, County of Caroline, Virginia, in Deed Book 257, page 653, by reference.

PARCEL CL-916 BEING the same real estate conveyed to Bear Island Paper Company, a Virginia limited partnership, by deed from Mary J. Downer, widow, dated October 27, 1980, recorded November 12, 1980, in the Clerk's Office, Circuit Court, County of Caroline, Virginia, in Deed Book 257, page 653.

Property Location: J. Vaughn, CL-918
                   Caroline County, VA
Tax Parcel Id #:   61 A 29

                                  SCHEDULE A
                               Legal Description


PARCEL CL-918:

ALL that piece or parcel of land lying and being in Bowling Green District, Caroline County, Virginia, about 2 1/2 miles southwest of Passing, containing
150.5 acres, all as shown on the plat of Robert L. Downing, C.L.S., dated May 24, 1979, and revised June 12, 1979, a copy being recorded with that certain deed recorded in the Clerk's Office, Circuit Court, County of Caroline, Virginia, in Deed Book 249, page 527, and more particularly described by said plat as follows:

BEGINNING at a rod on an old roadway where the property of Paul David Pitts, Arthur Lee Beazley, Jr. and the property herein described join; thence N. 58 52' 56" E. 33.86 ft. to an iron found; thence N. 58 52" E. 573.86 ft. to a rod set; thence N. 76 03' 14" E. 248.00 ft. to an iron found; thence N. 78 02' 17"
E. 686.84 ft. to a point; thence N. 78 02' 17" E. 777.65 ft. to a rod set; thence S. 19 12' 15" E. 145.88 ft. to a marked 36" twin poplar; thence S. 19 12' 15" E. 274.15' to a 15' to a 15" red oak; thence S. 34 33' 13" E. 262.26
ft. to a 13" hickory; thence S. 19 40' 16" E. 421.09 ft. to an 18" hickory; thence S. 11 08' 49" E. 268.81 ft. to a rod set on dam; thence S. 10 35' 43"
E. 47.48 ft. to a rod set on dam; thence S. 34 32' 43" E. 96.5 ft. to a corner break in dam; thence along the creek and Mason Swamp adjacent to property of H.P. Dunnington, Chesapeake Corp. of Virginia, and Cleyon T. Pitts and Lottie
V. Pitts, 4,935 ft., more or less, to a point in Paul David Pitts' line to corner with Paul David Pitts; thence leaving Cleyon T. Pitts and Lottie V. Pitts and Paul David Pitts N. 12 48' 04" E. 215 ft., more or less, to a cedar stake by post found; thence generally along fence N. 1248' 04" E. 3,613.98 ft. to a point and place of beginning.

PARCEL CL-918 BEING the same real estate conveyed to Bear Island Paper Company, a Virginia limited partnership, by deed from Judson T. Vaughan, Jr. and Anne J. Vaughan, his wife, and Gregory W. Vaughan, unmarried, and Judson T. Vaughan, III, unmarried, dated July 3, 1979, recorded August 15, 1979, in the Clerk's Office, County of Caroline, Virginia, in Deed Book 249, page 527.

Property Location: Locust Hill, CL-919
                   Caroline County, VA
Tax Parcel Id #:   70 2 2

                                  SCHEDULE A
                               Legal Description


PARCEL CL-919:

ALL that certain tract, piece, or parcel of land, together with the appurtenances thereto belonging or in anywise thereunto appertaining, lying, being, and situate in Reedy Church Magisterial District, Caroline County, Virginia, containing in area 246.8 acres, more or less, shown as Lot 1 on a plat of survey by E.K. Taylor and H.C. Baker, Surveyors, dated from April 4, 1930, to May 20, 1930, recorded in the Office of the Clerk of the Circuit Court of Caroline County, Virginia, in Deed Book 100 at page 200, reference to which plat is hereby made for a more particular description of the land herein conveyed.

PARCEL CL-919 BEING the same real estate conveyed to Bear Island Paper Company, a Virginia limited partnership, by two (2) deeds from 1) Elizabeth J. Ferris, widow, dated July 15, 1980, recorded July 15, 1980, in the Clerk's Office, Circuit Court, County of Caroline, Virginia, in Deed Book 255, page 311, and 2) Frank L. Benser, Special Commissioner, dated July 15, 1980, recorded July 15, 1980, in the aforesaid Clerk's Office in Deed Book 255, page 316.

                                                                       Item 3

Property Location: Flippen, CU-901
                   Cumberland County, VA
Tax Parcel Id #:   22 A 3

                                  SCHEDULE A
                               Legal Description


PARCEL CU-901:

ALL that certain parcel or tract of land situated, lying and being in the Hamilton Magisterial District of Cumberland County, State of Virginia, containing 225 acres, more or less, as shown on a survey made by Paul McRae, County Surveyor, dated April 18 and 19, 1913, of copy of which plat is of record in the Clerk's Office of the Circuit Court of Cumberland County, Virginia, in Deed Book 52, page 474, and said land is more particularly described as follows:

COMMENCING on corner of Snow Quarter Creek and thence running 1 1/2 chains to corner of Creek; thence running S. 88 E. 30 chains (Old bearing N. 89 E.); thence running N. 50 1/2 E. 31 chains (Old bearing N. 53 1/2 W.) to corner Hickory; thence running N. 54 3/4 W. 26 chains (Old bearing N. 57 3/4 W.), to Stone; thence running N. 24 W. 32.14 chains (Old bearing N. 29 W.) to Elm; thence running N. 61 W. 25.83 chains (Old bearing 64 3/4) to stone; thence running along the New Line South 73.83 chains; and thence running S. 89 E.
2 1/2 chains to the point of beginning, being corner of Snow Quarter Creek.

PARCEL CU-901 BEING the same real estate conveyed to Bear Island Paper Company, a Virginia limited partnership, by deed from P. E. Flippen and Mabel J. Flippen, husband and wife, dated August 15, 1979, recorded September 10, 1979, in the Clerk's Office, Circuit Court, County of Cumberland, Virginia, in Deed Book 147, page 158.

                                                                       Item 4

Property Location: Glenn Woodyard, GL-901
                   Gloucester County, VA
Tax Parcel Id #:   8 15B

                                  SCHEDULE A
                               Legal Description


PARCEL GL-901:

ALL that certain lot, piece or parcel of land, together with all rights, ways, improvements and appurtenances, located in Petsworth Magisterial District, Gloucester County, Virginia, containing 14.029 acres, all as is more fully shown on plat of survey entitled "Plat Showing Property to be Acquired by Seashore Corporation, Petsworth Magisterial District, Gloucester County, Virginia," prepared by A. James Phillips, C.L.S., dated July 19, 1979, a copy of which plat is attached to and made a part of that certain deed recorded in the Clerk's Office, Circuit Court, County of Gloucester, Virginia, in Deed Book 224, page 758, and according to which plat the parcel is substantially bounded as follows: on the Northeast by property (now or formerly) Arnold J. & Marie L. Wiggins; on the East by the line of southbound U.S. Route 17; on the Southeast by the properties of Commonwealth of Virginia (now or formerly) Leroy R. Rust, (now or formerly) Norman P. and Doris Wood, and (now or formerly) William T. and Francis Goode; on the Southwest by property of (now or formerly) William T. and Francis Goode; and on the Northwest by property (now or formerly) Gregory Land Corporation and a portion of a sand and shell road 15' - 20' wide.

TOGETHER with a non-exclusive, appurtenant easement or right-of-way for ingress and egress, 50 feet in width (25 feet of which is included within the property described above and 25 feet of which is located on property of the grantor [Seashore Corporation, a Virginia corporation] to the Northeast), extending from a pipe on the line of southbound U.S. Route 17, a corner with (now or formerly) Arnold J. and Marie J. Wiggins, South 66 degrees 28 minutes 22 seconds East a distance of 420.00 feet, the center-line of which easement or right-of-way being the northeast boundary line of the real estate described above. This easement or right-of-way is also shown on plant of survey entitled "Plat Showing Property to be Acquired by Seashore Corporation, Petsworth Magisterial District, Gloucester County, Virginia," prepared by A. James Phillips, C.L.S., dated July 19, 1979, a copy of which plat is attached to and made a part of that certain deed recorded in the aforesaid Clerk's Office in Deed Book 224, page 758, for a more particular description, and from which the above description was taken.

PARCEL GL-901 BEING the same real estate conveyed to Bear Island Paper Company, a Virginia limited partnership, by deed form Seashore Corporation, a Virginia corporation, dated August 14, 1979, recorded August 31, 1979, in the Clerk's Office, Circuit Court, Gloucester County, Virginia, in Deed Book 224, page 758.

                                                                       Item 5

Property Location: Hubbard, LA-901
                   Lancaster County, VA
Tax Parcel Id #s:
                   (LOT 1, SEC 1) 16 83A
                   (LOT 2, SEC 1) 16 83B
                   (LOT 3, SEC 1) 16 83C
                   (LOT 3, SEC 1) 16 83D
                   (LOT 4, SEC 1) 16 83E
                   (LOT 5, SEC 1) 16 83F
                   (LOT 6, SEC 1) 16 83G
                   (LOT 8, SEC 1) 16 83H
                   RESERVED AREA 16 83I
                   (LOT 12, SEC 1) 16 83J
                   (LOT 13, SEC 1) 16 83K
                   (LOT 14, SEC 1) 16 83L
                   (LOT 4, SEC 2) 9 81D
                   (LOT 5, SEC 2) 9 81E
                   (LOT 6, SEC 2) 9 81F


                                  SCHEDULE A
                               Legal Description


PARCEL LA-901


Tract I:

ALL those certain tracts, pieces or parcels of land, lying and being situate in Mantua Magisterial District, Lancaster County, Virginia, and known, numbered as designated as Lots 1 through 6, inclusive, Lot 8, and Lots 12 through 14, inclusive, and Parcel A, Reserved Area (8.699 Acres), all as shown on that certain plat entitled "Subdivision Plat, Section One, Laurel Grove, Mantua Magisterial District, Lancaster County, Virginia", made by Charles R. Pruett & Associates, dated April 15, 1993, and recorded July 13, 1993, in the Clerk's Office, Circuit Court, Lancaster County, Virginia, in Plat Book 3, page 37.

Tract II:

ALL those certain tracts, pieces or parcels of land, being situate in Mantua Magisterial District, Lancaster County, Virginia, and known, numbered and designated as Lots 4 through 6, inclusive, as shown on that certain plat entitled "Subdivision Plat, Section Two, Laurel Grove, Mantua Magisterial District, Lancaster County, Virginia", made by Charles R. Pruett & Associates, dated April 20, 1993, and recorded August 12, 1993, in the Clerk's Office, Circuit Court, Lancaster County, Virginia, Plat Book 3, page 42.

PARCEL LA-901, TRACTS I AND II BEING a portion of that same real estate conveyed to Bear Island Paper Company, a Virginia limited partnership, by deed from George B. Little, Trustee, dated October 8, 1979, recorded October 9, 1979, in the Clerk's Office, Circuit Court, Lancaster County, Virginia, in Deed Book 215, page 506.

                                                                      Item 6

Property Location: Dymacek, LO--969
                   Louisa County, VA
Tax Parcel Id #s:  92 155
                   92 156
                   92 157

                                  SCHEDULE A
                               Legal Description

PARCEL LO-969::


Tract I:

ALL that certain tract or parcel of land being in Jackson District, Louisa County, Virginia, and containing 29 acres, more or less, according to a survey thereof made by C.B. Meredith, dated January, 1928, which plat is recorded in the Clerk's Office, Circuit Court, County of Louisa, Virginia, in Deed Book 48, page 594, on which this parcel of land is designated as Lot #2.

Tract 2:

ALL that certain tract or parcel of land being in Jackson District, Louisa County, Virginia, containing 29.0 acres, more or less, and being designated as Lot #3 in the division of the Estate of William R. Daily under deed of partition recorded in the aforesaid Clerk's Office in Deed Book 48, page 593, more particularly described in a plat of division of the lands of William R. Daily's Estate recorded in the Clerk's Office aforesaid in Deed Book 48, page 594.

Tract 3:

ALL that certain tract or parcel of land being in Jackson District, Louisa County, Virginia, containing 29 acres, more or less, and being designated as Lot #4 in the division of the Estate of William R. Daily under deed of partition recorded in the aforesaid Clerk's Office in Deed Book 48, page 593, more particularly described in a plat of division of the lands of William R. Daily's Estate recorded in the Clerk's Office aforesaid in Deed Book 48, page 594.

TOGETHER WITH a perpetual and unobstructed non-exclusive easement right-of-way 50 feet wide extending to State Route 661 as conveyed to Julian H. Dymacek and C.S. Winston by deed from William Haywood Dailey and wife dated September 10, 1977, and recorded in Deed Book 208, page 552, Clerk's Office, Circuit Court of Louisa County, Virginia.

PARCEL LO-969, TRACTS 1, 2 AND 3, BEING the same real estate conveyed to Bear Island Paper Company, a Virginia limited partnership, by Deed from Julian H. Dymacek and Ruth D. Dymacek, in her own right and as wife of Julian H. Dymacek, dated July 29, 1980, recorded September 4, 1980, in the Clerk's Office, Circuit Court, Louisa County, Virginia, in Deed Book 236, page 560.

                                                                      Item 7

Property Location: Bailey, OR-916
                   Orange County, VA
Tax Parcel Id #:   49 42A

                                  SCHEDULE A
                               Legal Description


Tract 1:

ALL that certain tract of land with improvements, described as Tract A on a plat of a survey by Stearns L. Coleman, C.L.S., dated February 9, 1980, and recorded in the Clerk's Office, Circuit Court, County of Orange, Virginia, in Plat Cabinet a, page 103 (the "Plat") and shown to contain 87.343 acres.

Tract 2:

ALL that certain tract of land containing 28.559 acres, and shown as Tract F on the Plat, and to be combined with the aforesaid Tract A as one tract containing
115.902 acres, also shown on the Plat.

Tract 3:

ALL that certain tract of land containing 17.170 acres, and described as Tract C on the Plat and adjoining the above-described tracts of land.

TOGETHER WITH a right-of-way fifty (50) feet wide across the southern boundary of Tract D, as shown on the aforesaid plat, providing ingress and egress and utilities location from Tract F to Virginia Route 651.

PARCEL OR-916, TRACTS 1, 2 AND 3, BEING the same real estate conveyed to Bear Island Paper Company, a Virginia limited partnership, by Deed from William Fred Bailey and Gloria V. Bailey, husband and wife, and Willard P Bailey and Alice Bailey, husband and wife, dated March 17, 1980, recorded March 17, 1980, in the Clerk's Office, Circuit Court, Orange County, Virginia, in Deed Book 325, page 662.

                                                                 SCHEDULE 3.1B

                          DIVIDENDS AND DISTRIBUTIONS


1. Dividend by F.F. Soucy, Inc. to Brant-Allen Industries, Inc. on or before December 1, 1997 in an aggregate amount not exceeding $6,000,000 Canadian dollars.

2. Distribution by Bear Island Timberlands Company. L.L.C. to Brant-Allen Industries, Inc. on or after December 1, 1997, in an aggregate amount not to exceed $5,300,000.

3. Distribution by Bear Island Paper Company, L.L.C. to Brant-Allen Industries, Inc. on or after December 1, 1997, in an aggregate amount not to exceed $1,800,000.

                                                                  SCHEDULE 3.4


                 CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES


                                     None

                                                                  SCHEDULE 3.8


                             LOCATIONS OF PROPERTY


                           Hanover County, Virginia
                          Buckingham County, Virginia
                           Caroline County, Virginia
                          Cumberland County, Virginia
                          Gloucester County, Virginia
                          Lancaster County, Virginia
                            Louisa County, Virginia
                            Orange County, Virginia
                           Richmond County, Virginia

                                                                SCHEDULE  3.15


                                 SUBSIDIARIES

Subsidiaries of Bear Island Paper Company, L.L.C.
-------------------------------------------------

Bear Island Finance Company II


Subsidiaries of Brant-Allen Industries, Inc.
--------------------------------------------

Bear Island Paper Company, L.L.C.
Bear Island Timberlands Company, L.L.C.
F.F. Soucy, Inc.
F.F. Soucy, Inc. and Partners, L.P.
RDL Finance Co., Ltd.
Arrimage du Gros. Cacouna

                                                              SCHEDULE 3.19(a)

                             FILING JURISDICTIONS


                  Debtor: Bear Islands Paper Company, L.L.C.

                   State Corporation Commission of Virginia
                           Hanover County, Virginia
                          Buckingham County, Virginia
                           Caroline County, Virginia
                          Cumberland County, Virginia
                          Gloucester County, Virginia
                          Lancaster County, Virginia
                            Louisa County, Virginia
                            Orange County, Virginia
                           Richmond County, Virginia
                       U.S. Patent and Trademark Office
                             U.S. Copyright Office


                     Debtor: Brant-Allen Industries, Inc.

                       Secretary of State of Connecticut
                        Secretary of State of Delaware

                                                              SCHEDULE 3.19(b)

                         MORTGAGE FILING JURISDICTIONS


                           Hanover County, Virginia
                          Buckingham County, Virginia
                           Caroline County, Virginia
                          Cumberland County, Virginia
                          Gloucester County, Virginia
                          Lancaster County, Virginia
                            Louisa County, Virginia
                            Orange County, Virginia

                                                                  SCHEDULE 6.2

                             EXISTING INDEBTEDNESS


1. Purchase Agreement, dated July 9, 1997 between Bear Island Paper Company, L.L.C. and Honeywell- Measurex Systems, Inc., formerly known as Measurex Systems, Inc. with respect to the MX Open System. Base Purchase Price of $305,000 with $50,000 due 1-15-98 and the remainder of the balance plus interest due 1-15-99. Another $50,000 is due 1-15-99 if purchaser decides to keep the Moisture Profiler.

2. Purchase Agreement, dated March 31, 1997 between Bear Islands Paper Company, L.L.C. and Majiq, Inc., with respect to the Majiq Trim Package, at the price of $55,000. Product under evaluation at this time.

3. Purchase Agreement, dated April 17, 1995 between Bear Island Paper Company, L.L.C. and Andritz Sprout-Bauer, Inc., with respect to the Refiner Top Winder Feeders, with remaining repayments of $137,967.45.

4. Indebtedness owed to CCA Financial, Inc., with respect to certain leased equipment, in an amount not exceeding $123,326.72.

5. Purchase Agreement #110913, dated August 15, 1997 between Bear Island Paper Company, L.L.C. and Voith Sulzer Paper Technology North America, Inc. for a ceramic center roll. Terms of payment are $200,000 at delivery and $165,000 in January, 1999.

                                                                                                                      SCHEDULE 6.3

------------------------------------------------------------------------------------------------------------------------------------
                                                                  FILE
                                            JURISDIC-            NUMBER/
   NAME OF           SECURED                  TION/               DATE             TYPE OF             DESCRIPTION OF
   DEBTOR             PARTY                  OFFICE              FILED               UCC                 COLLATERAL
------------------------------------------------------------------------------------------------------------------------------------
Bear Island       Republic Finan-          Connecticut          870136/             UCC-1           Leased Measurex UT
Paper Com         cial Corporation                              3-26-90                             Process Control System;
pany, L.P.                                                                                          Debtor is not authorized
                                                                                                    to dispose of this leased
                                                                                                    equipment
------------------------------------------------------------------------------------------------------------------------------------
                  Republic Finan-          Connecticut          873528/             UCC-3
                  cial Corporation                              4-18-90           Assignment
------------------------------------------------------------------------------------------------------------------------------------
                  First National           Connecticut          1578044/            UCC-3
                  Bank of Louisville                            9-26-94         Continuation
------------------------------------------------------------------------------------------------------------------------------------
Bear Island       Measurex Sys-             Virginia           900211243/           UCC-1           Leased One Measurex
Paper Com-        tems, Inc.                                    2-9-90                              UT Process Control
pany, L.P.        Assigned to:                                                                      System and all insurance and
                  Republic Finan-                                                                   proceeds thereof. Precau-
                  cial Corporation                                                                  tionary Filing.
------------------------------------------------------------------------------------------------------------------------------------
                  Republic Finan-           Virginia           900331442/           UCC-1
                  cial Corporation                              3-20-90           Assignment
------------------------------------------------------------------------------------------------------------------------------------
                  First National            Virginia          9501037198/           UCC-3
                  Bank of Louisville                            1-3-94          Continuation
------------------------------------------------------------------------------------------------------------------------------------

(RESTUBBED TABLE SET FROM ABOVE)


              DISPOSITION
-------------------------------------
PAID OFF
NO TERMINATION FILED
-------------------------------------
Assignment of #870136; assigned to:
First National Bank of Louisville
-------------------------------------
Continuation of #870136
-------------------------------------
PAID OFF
NO TERMINATION FILED
-------------------------------------
Assigned of #900211243; assigned
to: First National Bank of Louisville
-------------------------------------
Continuation of #900211243
-------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                                                   FILE
                                              JURISDIC-           NUMBER/
    NAME OF              SECURED                TION/              DATE             TYPE OF              DESCRIPTION OF
    DEBTOR               PARTY                 OFFICE              FILED              UCC                  COLLATERAL
------------------------------------------------------------------------------------------------------------------------------------
Bear Island        CCA Financial,            Virginia           9708297172/          UCC-1            Leased equipment
Paper Com-         Inc.                                           8-29-97
pany, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Bear Island        Republic Finan-           Hanover              245-90/            UCC-1            Leased Measurex UT
Paper Com-         cial Corporation            Co.,               3-21-90                             Process Control System;
pany, L.P.                                   Virginia                                                 Debtor is not authorized
                                                                                                      to dispose of this leased
                                                                                                      equipment
------------------------------------------------------------------------------------------------------------------------------------
                   Republic Finan-           Hanover              245-90/            UCC-3
                   cial Corporation            Co.,               4-2-90          Assignment
                                             Virginia
------------------------------------------------------------------------------------------------------------------------------------
                   First National            Hanover              245-90/            UCC-3
                   Bank of Louisville          Co.,               9-26-94        Continuation
                                             Virginia
------------------------------------------------------------------------------------------------------------------------------------
Bear Island        CCA Financial,            Hanover              687-97/            UCC-1            Leased equipment
Paper Com-         Inc.                        Co.,               8-29-97
pany, L.P.                                   Virginia
------------------------------------------------------------------------------------------------------------------------------------
Bear Island        Welders Rental            Hanover              1149/376/         Mechanics         Mechanics Lien in the
Paper Com-         Company                     Co.,               10-18-95            Lien            amount of $4,774.76
pany, L.P.                                   Virginia
------------------------------------------------------------------------------------------------------------------------------------

(RESTUBBED TABLE SET FROM ABOVE)


            DISPOSITION
-------------------------------------

-------------------------------------
PAID OFF
NO TERMINATION FILED
-------------------------------------
Assignment of #870136; assigned to:
First National Bank of Louisville
-------------------------------------
Continuation of #870136
-------------------------------------

-------------------------------------
JUDGEMENT SATISFIED
-------------------------------------




UCC      =        UCCs on file
F        =        Fixtures
STL      =        State Tax Liens
FTL      =        Federal Tax Lien

                                                               SCHEDULE 6.8(f)

                             EXISTING INVESTMENTS


1. Loan and advances to Bear Island Timberlands Company, L.L.C. by Bear Island Paper Company, L.L.C. with respect to the allocation of the expenses of Timberlands.

2. Equity interests owned by Bear Island Paper Company, L.L.C. in Bear Island Finance Company II.

                                                        EXHIBIT A [TO THE
                                                        BANK CREDIT AGREEMENT]


                            FORM OF SUBSIDIARY GUARANTEE


               SUBSIDIARY GUARANTEE, dated as of December 1, 1997, made by each of the corporations that are signatories hereto (the "Guarantors"), in favor of TORONTO DOMINION (TEXAS), INC., as Administrative Agent (in such capacity, the "Administrative Agent") for the lenders (the "Lenders") parties to the Credit Agreement, dated as of December 1, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Bear Island Paper Company, LLC (the "Borrower"), the Lenders, the Arranger named therein and the Administrative Agent.


                                     WITNESSETH:

               WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein;

               WHEREAS, the Borrower owns directly or indirectly all of the issued and outstanding equity interests of each Guarantor;

               WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the Loans; and

               WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Guarantee to the Administrative Agent for the ratable benefit of the Lenders.

               NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans to the Borrower under the Credit Agreement, the Guarantors hereby agree with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

               1. Defined Terms. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

               (b) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and section and paragraph references are to this Guarantee unless otherwise specified.

               (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

               2. Guarantee (a) Subject to the provisions of paragraph 2(b), each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective permitted successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

               (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors.

               (c) Each Guarantor further agrees to pay any and all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations.

               (d) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

               (e) No payment or payments made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full and the Commitments are terminated.

               (f) Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.

               3. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor's right of contribution shall be subject to the terms and conditions of
          Section 5 hereof. The provisions of this Section shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

               4. Right of Set-off. Each Guarantor hereby irrevocably authorizes each Lender at any time and from time to time when an Event of Default has occurred and is continuing, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of such Guarantor, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of such Guarantor to such Lender hereunder and claims of every nature and description of such Lender against such Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any Note, any other Loan Documents or otherwise, as such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify such Guarantor promptly of any such set-off and the application made by the Administrative Agent or such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

               5. No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or application of funds of any of the Guarantors by any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Credit Agreement shall provide.

               6. Amendments, etc. with respect to the Obligations; Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement, the Notes and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any of the Guarantors, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower or any other Guarantor or guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from the Borrower or any such other Guarantor or guarantor or any release of the Borrower or such other Guarantor or guarantor shall not relieve any of the Guarantors in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against any of the Guarantors. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

               7. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to
          (a) the validity, regularity or enforceability of the Credit Agreement, any Note or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender
          (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any fight of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against such Guarantor.
          This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of each Guarantor under this Guarantee shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations.

               8. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

               9. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in U.S. Dollars at the office of the Administrative Agent located at 31 West 52nd Street, New York, New York 10019.

               10. Representations and Warranties. Each Guarantor hereby represents and warrants that:

               (a) it is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate or other power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged;

               (b) it has the power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guarantee, and has taken all necessary action to authorize its execution, delivery and performance of this Guarantee;

               (c) this Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, general equitable principles and an implied covenant of good faith and fair dealing;

               (d) the execution, delivery and performance of this Guarantee will not violate any provision of any material Requirement of Law or material Contractual Obligation of such Guarantor and will not result in or require the creation or imposition of any Lien on any of the properties or revenues of such Guarantor pursuant to any such Requirement of Law or Contractual Obligation of the Guarantor;

               (e) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder or creditor of such Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guarantee, except as described in Section 3.4 of the Credit Agreement; and

               (f) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of such Guarantor, threatened by or against such Guarantor or against any of its properties or revenues (1) with respect to this Guarantee or any of the transactions contemplated hereby or, (2) which could reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of such Guarantor.

                    Each Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by such Guarantor on the date of each borrowing by the Borrower under the Credit Agreement on and as of such date of borrowing as though made hereunder on and as of such date.

               11. Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement, but, as between the Administrative Agent and such Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

               12. Notices. All notices, requests and demands to or upon the Administrative Agent, any Lender or any Guarantor to be effective shall be in writing (including by telecopy) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered or deposited in the mails, postage prepaid or in the case of telecopy notice, when received, addressed as follows:

               (a) if to the Administrative Agent, at its address or transmission number for notices provided in subsection 9.2 of the Credit Agreement, and

               (b) if to any Guarantor, at its address or transmission number for notices set forth under its signature below.

               The Administrative Agent and each Guarantor may change its address and transmission numbers for notices by notice in the manner provided in this Section.

               13. Counterparts. This Guarantee may be executed by one or more of the Guarantors on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the counterparts of this Guarantee signed by all the Guarantors shall be lodged with the Administrative Agent.

               14. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

               15. Integration. This Guarantee represents the agreement of each Guarantor with respect to the subject matter hereof and there are no promises or representations by the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein.

               16.  Amendments in Writing; No Waiver; Cumulative Remedies.
          (a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each Guarantor and the Administrative Agent, provided that any provision of this Guarantee may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent or by telex or facsimile transmission from the Administrative Agent.

               (b) Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to paragraph 18(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any other, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion.

               (c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and arc not exclusive of any other rights or remedies provided by law.

               17. Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect, the construction hereof or be taken into consideration in the interpretation hereof.

               18. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their respective permitted successors and assigns.

               19. Additional Guarantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to
          Section 5.9 of the Credit Agreement shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.

               20. Governing Law. This Guarantee shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

               21. Term of this Guarantee. This Guarantee shall continue in full force and effect until the Obligations and the obligations of each Guarantor hereunder shall be paid in full and the Commitments shall have been terminated. Upon such payment and termination, this Guarantee shall automatically terminate and the Guarantee hereunder released and the Administrative Agent and the Lenders shall, upon the request of any Guarantor and at the expense of such Guarantor, execute such documents and instruments evidencing such termination and release.


                    IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

               [NAME OF SUBSIDIARY              [NAME OF SUBSIDIARY
          GUARANTOR]                         GUARANTOR]

          By ___________________________     By ___________________________

          Title  _________________________   Title ________________________

          Address for Notices:                    Address for Notices:

          ______________________________     ______________________________

          ______________________________     ______________________________

          Telex: ________________________    Telex: _______________________

          Fax: __________________________    Fax:  ________________________

               [NAME OF SUBSIDIARY              [NAME OF SUBSIDIARY
          GUARANTOR]                         GUARANTOR]


          By ___________________________     By ___________________________

          Title  _________________________   Title _________________________

          Address for Notices:               Address for Notices:

          ______________________________     ______________________________

          ______________________________     ______________________________

          Telex: ________________________    Telex: _______________________

          Fax: __________________________    Fax: _________________________



                                                                 Annex 1 to
                                                       Subsidiary Guarantee


               ASSUMPTION AGREEMENT, dated as of ____________________, 199__, made by _________________________, a ________________
          corporation (the "Additional Guarantor"), in favor of TORONTO-DOMINION (TEXAS), as administrative agent (in such capacity, the "Administrative Agent") for the banks and other financial institutions (the "Lenders") parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.


                                     WITNESSETH:

               WHEREAS, Bear Island Paper Company, LLC (the "Borrower"), the Lenders, the Arranger and the Administrative Agent have entered into a Credit Agreement, dated as of December 1, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement");

               WHEREAS, in connection with the Credit Agreement, the Subsidiaries of the Borrower (other than the Additional Guarantor) have entered into the Subsidiary Guarantee, dated as of December 1, 1997 (as amended, supplemented or otherwise modified from time to time, the "Subsidiary Guarantee") in favor of the Administrative Agent for the benefit of the Lenders;

               WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Subsidiary Guarantee; and

               WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Subsidiary Guarantee;

               NOW, THEREFORE, IT IS AGREED:

               1. Subsidiary Guarantee. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in
          Section 19 of the Subsidiary Guarantee, hereby becomes a party to the Subsidiary Guarantee as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. The Additional Guarantor hereby represents and warrants that each of the representations and warranties contained in Section 10 of the Subsidiary Guarantee is true and correct with respect to such Additional Guarantor on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

               2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.


               IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.


                                        [ADDITIONAL GUARANTOR]


                                        By:_______________________
                                             Name:
                                             Title:

                                        Address for Notices:

                                                      EXHIBIT B [TO THE
                                                      BANK CREDIT AGREEMENT]


                     FORM OF BRANT-ALLEN GUARANTEE


        BRANT-ALLEN GUARANTEE, dated as of December 1, 1997, made by BRANT-ALLEN INDUSTRIES, INC., a Delaware corporation (the "Guarantor"), in favor of TORONTO-DOMINION (TEXAS), INC., as Administrative Agent (in such capacity, the "Administrative Agent") for the lenders (the "Lenders") parties to the Credit Agreement, dated as of December 1, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Bear Island Paper Company, LLC (the "Borrower"), the Lenders, the Arranger named therein and the Administrative Agent.


                          W I T N E S S E T H:


        WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein;

        WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans to the Borrower under the Credit Agreement that the Guarantor shall have executed and delivered this Guarantee to the Administrative Agent for the ratable benefit of the Lenders; and

        WHEREAS, the Borrower is a Wholly Owned Subsidiary of the Guarantor, and it is to the advantage of Guarantor that the Lenders make the Loans to the Borrower.

        NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans to the Borrower under the Credit Agreement, the Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

        1. Defined Terms. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

        (b) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and section and paragraph references are to this Guarantee unless otherwise specified.

        (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

        2. Guarantee. (a) The Guarantor hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective permitted successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

        (b) The Guarantor further agrees to pay any and all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until all obligations of the Guarantor under this Guarantee have been released pursuant to Section 11.

        (c) No payment or payments made by the Borrower or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations (other than any payment made by the Guarantor with respect to the Obligations or any payment received or collected from the Guarantor with respect to the Obligations) shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall remain obligated hereunder, notwithstanding any such payment or payments until all obligations of the Guarantor under this Guarantee have been released pursuant to
Section 11.

        (d) The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Guarantee for such purpose.

        3. Right of Set-off. The Administrative Agent and each Lender is hereby irrevocably authorized at any time and from time to time when an Event of Default has occurred and is continuing, without notice to the Guarantor, any such notice being expressly waived by the Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of the Guarantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against or on account of the obligations and liabilities of the Guarantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against the Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any Note, any other Loan Document or otherwise, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify the Guarantor promptly of any such set-off and the application made by the Administrative Agent or such Lender, as the case may be, of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

        4. No Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder, or any set-off or application of funds of the Guarantor by the Administrative Agent or any Lender, the Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Credit Agreement shall provide.

        5. Amendments, etc. with respect to the Obligations; Waiver of Rights. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor, and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement, any Notes, and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against the Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower or any other guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from the Borrower or any such other guarantor or any release of the Borrower or such other guarantor shall not relieve the Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

        6. Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Borrower or the Guarantor, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or the Guarantor with respect to the Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any Note, or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of the Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and its successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all obligations of the Guarantor under this Guarantee have been released pursuant to Section 11, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations.

        7. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

        8. Payments. The Guarantor hereby agrees that the Obligations will be paid to the Administrative Agent without set-off or counterclaim in U.S. Dollars at the office of the Administrative Agent located at 31 West 52nd Street, New York, New York 10019.

        9. Representations and Warranties. The Guarantor represents and warrants to the Administrative Agent and the Lenders that:

        (a) the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged;

        (b) the Guarantor has the corporate power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guarantee, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Guarantee;

        (c) this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, general equitable principles and an implied covenant of good faith and fair dealing;

        (d) the execution, delivery and performance of this Guarantee will not violate any provision of any material Requirement of Law or material Contractual Obligation of the Guarantor and will not result in or require the creation or imposition of any Lien on any of the properties or revenues of the Guarantor pursuant to any such Requirement of Law or Contractual Obligation of the Guarantor;

        (e) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder or creditor of the Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guarantee except as described in Section 3.4 of the Credit Agreement; and

        (f) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Guarantor, threatened by or against the Guarantor or against any of its properties or revenues (1) with respect to this Guarantee or any of the transactions contemplated hereby, and (2) which could reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of the Guarantor.

        The Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by the Guarantor on the date of each borrowing by the Borrower under the Credit Agreement on and as of such date of borrowing as though made hereunder on and as of such date.

        10. Authority of Administrative Agent. The Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement, but, as between the Administrative Agent and the Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and the Guarantor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

        11. Release of Guarantee. The Guarantor shall be automatically released from its obligations under this Guarantee and this Guarantee shall be automatically terminated on the earlier of (a) the date on which all the Obligations are paid in full and the Commitments are terminated, and (b) the later of (i) the date upon which the Timberlands Loan has been repaid in full and (ii) the date on which Total Commitment Debt is less than $145,000,000.

        12. Notices. All notices, requests and demands to or upon the Administrative Agent, or the Guarantor to be effective shall be in writing (including by telecopy) and, unless otherwise expressly provided herein shall be deemed to have been duly given or made when delivered or deposited in the mail, postage prepaid or in the case of telecopy notice, when received, addressed as follows:

        (a) if to the Administrative Agent, at its address or transmission number for notices provided in subsection 9.2 of the Credit Agreement; and

        (b) if to the Guarantor, at its address or transmission number for notices set forth under its signature below.

        The Administrative Agent, each Lender and the Guarantor may change its address and transmission numbers for notices by notice in the manner provided in this Section.

        13. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        14. Integration. This Guarantee represents the agreement of the Guarantor with respect to the subject matter hereof and there are no promises or representations by the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein.

        15. Amendments in Writing; No Waiver; Cumulative Remedies.
(a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Guarantor and the Administrative Agent, provided that any provision of this Guarantee may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent or by telex or facsimile transmission from the Administrative Agent.

        (b) Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to paragraph hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion.

        (c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

        16. Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

        17. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their permitted successors and assigns.

        18. Governing Law. This Guarantee shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.


        IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

                                           BRANT-ALLEN INDUSTRIES, INC.


                                         By:

                                         Title:

                                         Address for Notices:

                                                       EXHIBIT C [TO THE
                                                       BANK CREDIT AGREEMENT]



                   FORM OF SECURITY AND PLEDGE AGREEMENT


                                 made by


                      BEAR ISLAND PAPER COMPANY, LLC


                           and its Subsidiaries


                               in favor of


                     TORONTO-DOMINION (TEXAS), INC.,
                         as Administrative Agent



                       Dated as of December 1, 1997




                            TABLE OF CONTENTS

                                                                           Page

SECTION 1.  DEFINED TERMS...................................................  2

        1.1   Definitions...................................................  2
        1.2   Other Definitional Provisions.................................  6

SECTION 2.  GRANT OF SECURITY INTEREST......................................  6

SECTION 3.  REPRESENTATIONS AND WARRANTIES..................................  7

        3.1   Representations in Credit Agreement...........................  7
        3.2   Title; No Other Liens.........................................  7
        3.3   Perfected First Priority Liens................................  8
        3.4   Chief Executive Office........................................  8
        3.5   Inventory and Equipment.......................................  8
        3.6   Farm Products.................................................  8
        3.7   Pledged Securities............................................  8
        3.8   Receivables...................................................  9
        3.9   Contracts.....................................................  9
        3.10  Intellectual Property......................................... 10
        3.11  Vehicles...................................................... 10

SECTION 4.  COVENANTS....................................................... 10

        4.1   Covenants in Credit Agreement................................. 10
        4.2   Delivery of Instruments and Chattel Paper..................... 11
        4.3   Maintenance of Insurance...................................... 11
        4.4   Payment of Obligations........................................ 11
        4.5   Maintenance of Perfected Security Interest;
                Further Documentation....................................... 11
        4.6   Changes in Locations, Name, etc............................... 12
        4.7   Notices....................................................... 12
        4.8   Pledged Securities............................................ 12
        4.9   Receivables................................................... 14
        4.10  Contracts..................................................... 14
        4.11  Intellectual Property......................................... 14
        4.12  Vehicles...................................................... 15

SECTION 5.  REMEDIAL PROVISIONS............................................. 15

        5.1   Certain Matters Relating to Receivables....................... 15
        5.2   Communications with Obligors; Grantors Remain Liable.......... 16
        5.3   Pledged Securities............................................ 17
        5.4   Proceeds to be Turned Over To Administrative Agent............ 17
        5.5   Application of Proceeds....................................... 18
        5.6   Code and Other Remedies....................................... 18
        5.7   Registration Rights........................................... 19
        5.8   Waiver; Deficiency............................................ 20

SECTION 6.  THE ADMINISTRATIVE AGENT........................................ 20

        6.1   Administrative Agent's Appointment as Attorney-in-Fact, etc... 20
        6.2   Duty of Administrative Agent.................................. 21
        6.3   Execution of Financing Statements............................. 22
        6.4   Authority of Administrative Agent............................. 22

SECTION 7.  MISCELLANEOUS................................................... 22

        7.1   Amendments in Writing......................................... 22
        7.2   Notices....................................................... 22
        7.3   No Waiver by Course of Conduct; Cumulative Remedies........... 22
        7.4   Enforcement Expenses; Indemnification......................... 22
        7.5   Successors and Assigns........................................ 23
        7.6   Set-Off....................................................... 23
        7.7   Counterparts.................................................. 23
        7.8   Severability.................................................. 23
        7.9   Section Headings.............................................. 24
        7.10  Integration................................................... 24
        7.11  GOVERNING LAW................................................. 24
        7.12  Submission To Jurisdiction; Waivers........................... 24
        7.13  Acknowledgements.............................................. 24
        7.14  WAIVER OF JURY TRIAL.......................................... 25
        7.15  Additional Grantors........................................... 25
        7.16  Releases...................................................... 25



                     SECURITY AND PLEDGE AGREEMENT

              SECURITY AND PLEDGE AGREEMENT, dated as of December 1, 1997, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the "Grantors"), in favor of TORONTO-DOMINION (TEXAS), INC., as Administrative Agent (in such capacity, the "Administrative Agent") for the lenders (the "Lenders") parties to the Credit Agreement, dated as of December 1, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Bear Island Paper Company, LLC (the "Borrower"), the Lenders, the Arranger named therein and the Administrative Agent.


                         W I T N E S S E T H:


              WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

              WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

              WHEREAS, the proceeds of the Loans under the Credit
Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

              WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the Loans under the Credit Agreement;

              WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans to the Borrower under the Credit Agreement that the Grantors (other than the Borrower) guarantee payment and performance of the Borrower's Obligations under the Credit Agreement and the other Loan Documents, and in satisfaction of such condition, each Grantor (other than the Borrower) has entered into a guarantee of even date herewith (as amended, supplemented or otherwise modified from time to time, the "Subsidiary Guarantee") for the benefit of the Administrative Agent and the Lenders; and

              WHEREAS, it is a further condition precedent to the obligation of the Lenders to make their respective Loans to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders;

              NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

                       SECTION 1. DEFINED TERMS

              1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined: Accounts, Chattel Paper, Documents, Equipment, Farm Products, Instruments, Inventory and Investment Property.

              (b) The following terms shall have the following meanings:

              "Agreement": this Security and Pledge Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

              "Collateral":  as defined in Section 2.

              "Collateral Account": any collateral account established by the Administrative Agent as provided in Section 5.1 or 5.4.

              "Contracts": the contracts and agreements listed in
        Schedule 7, as the same may be amended, supplemented or otherwise modified from time to time, including, without limitation, (i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to damages arising thereunder and (iii) all rights of any Grantor to perform and to exercise all remedies thereunder.

              "Copyrights": (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

              "Copyright Licenses": any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright; in each case with respect to all of the foregoing only to the extent the grant by such Grantor of a security interest pursuant to this Agreement in its right, title and interest in such contract, agreement, instrument or indenture is not prohibited by such contract, agreement, instrument or indenture without the consent of any other party thereto, would not give any other party to such contract, agreement, instrument or indenture the right to terminate its obligations thereunder, or is permitted with consent if all necessary consents to such grant of a security interest have been obtained from the other parties thereto (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents); provided, that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a security interest pursuant to this Agreement in any Receivable or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture.

              "General Intangibles": all "general intangibles" as such term is defined in Section 9-106 of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, including, without limitation, with respect to any Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder; in each case with respect to all of the foregoing only to the extent the grant by such Grantor of a security interest pursuant to this Agreement in its right, title and interest in such contract, agreement, instrument or indenture is not prohibited by such contract, agreement, instrument or indenture without the consent of any other party thereto, would not give any other party to such contract, agreement, instrument or indenture the right to terminate its obligations thereunder, or is permitted with consent if all necessary consents to such grant of a security interest have been obtained from the other parties thereto (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents); provided, that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a security interest pursuant to this Agreement in any Receivable or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture.

              "Guarantors":  as defined in the Subsidiary Guarantee.

              "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom; in each case only to the extent the grant by such Grantor of a security interest pursuant to this Agreement in its right, title and interest in such intellectual property is not prohibited by any agreement relating thereto without the consent of any other party thereto, would not give any other party to such agreement the right to terminate its obligations thereunder, or is permitted with consent if all necessary consents to such grant of a security interest have been obtained from the other parties thereto (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents); provided, that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a security interest pursuant to this Agreement in any Receivable or any money or other amounts due or to become due in respect of any such intellectual property.

              "Intercompany Note": any promissory note evidencing loans made by any Grantor to any Affiliate or any of its Subsidiaries.

              "Issuers": the collective reference to each issuer of a Pledged Security.

              "New York UCC": the Uniform Commercial Code as from time to time in effect in the State of New York.

              "Patents": (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

              "Patent License": all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6; in each case with respect to all of the foregoing only to the extent the grant by such Grantor of a security interest pursuant to this Agreement in its right, title and interest in such contract, agreement, instrument or indenture is not prohibited by such contract, agreement, instrument or indenture without the consent of any other party thereto, would not give any other party to such contract, agreement, instrument or indenture the right to terminate its obligations thereunder, or is permitted with consent if all necessary consents to such grant of a security interest have been obtained from the other parties thereto (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents); provided, that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a security interest pursuant to this Agreement in any Receivable or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture.

              "Pledged LLC Interests": in each case, whether now existing or hereafter acquired, all of each Grantor's right, title and interest in and to:

              (a) the equity interests of any Issuer that is a limited liability company, but not any Grantor's obligations from time to time as a holder of interests in any such Issuer (unless the Administrative Agent or its designee, on behalf of the Administrative Agent and the Lenders, shall elect to become a holder of equity interests in any such Issuer in connection with its exercise of remedies pursuant to the terms hereof);

              (b) any and all moneys due and to become due to each Grantor now or in the future by way of a distribution made to any Grantor in its capacity as a holder of equity interests in any such Issuer or otherwise in respect of such Grantor's interest as a holder of equity interests in any such Issuer;

              (c) any other property of any such Issuer to which each Grantor now or in the future may be entitled in respect of its equity interests in any such Issuer by way of distribution, return of capital or otherwise;

              (d) any other claim or right which each Grantor now has or may in the future acquire in respect of its equity interests in any such Issuer;

              (e) all certificates, options or rights of any nature whatsoever that may be issued or granted by any such Issuer with respect to the equity interests of such Issuer to each Grantor while this Agreement is in effect; and

              (f) to the extent not otherwise included, all Proceeds of any or all of the foregoing.

              "Pledged Notes": all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor.

              "Pledged Note Collateral": all of the mortgages, deeds of trust, security agreements, assignments of leases, UCC financing statements, guaranties and other documents securing or guaranteeing the indebtedness evidenced by the Pledged Notes.

              "Pledged Partnership Interests": in each case, whether now existing or hereafter acquired, all of each Grantor's right, title and interest in and to:

              (a) the partnership interests of any Issuer that is a partnership, but not any Grantor's obligations from time to time as a general or limited partner, as the case may be, in any such Issuer (unless the Administrative Agent or its designee, on behalf of the Administrative Agent and the Lenders, shall elect to become a general or limited partner, as the case may be, in any such Issuer in connection with its exercise of remedies pursuant to the terms hereof);

              (b) any and all moneys due and to become due each Grantor now or in the future by way of a distribution made to each Grantor in its capacity as a general partner or limited partner, as the case may be, in any such Issuer or otherwise in respect of each such Grantor's interest as a general partner or limited partner, as the case may be, in any such Issuer;

              (c) any other property of any such Issuer to which each Grantor's now or in the future may be entitled in respect of its interests as a general partner or limited partner, as the case may be, in any such Issuer by way of distribution, return of capital or otherwise;

              (d) any other claim or right which each Grantor now has or may in the future acquire in respect of its general or limited partnership interests in any such Issuer;

              (e) the partnership agreement or other organizational documents of any such Issuer;

              (f) all certificates, options or rights of any nature whatsoever that may be issued or granted by any such Issuer with respect to the partnership interests of such Issuer to each Grantor while this Agreement is in effect; and

              (g) to the extent not otherwise included, all Proceeds of any or all of the foregoing.

              "Pledged Securities": the collective reference to the Pledged Notes, the Pledged Partnership Interests, the Pledged LLC Interests and the Pledged Stock, together with any Proceeds thereof.

              "Pledged Stock": the shares of Capital Stock listed on
        Schedule 2, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock (other than Pledged LLC Interests and Pledged Partnership Interests) of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect other than the Capital Stock of the Finance Subsidiary.

              "Proceeds": all "proceeds" as such term is defined in
        Section 9-306(1) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

              "Receivable": any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

              "Securities Act":  the Securities Act of 1933, as amended.

              "Subsidiary Guarantee":  as defined in the recitals hereto.

              "Trademarks": (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.

              "Trademark License": any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6; in each case with respect to all of the foregoing only to the extent the grant by such Grantor of a security interest pursuant to this Agreement in its right, title and interest in such contract, agreement, instrument or indenture is not prohibited by such contract, agreement, instrument or indenture without the consent of any other party thereto, would not give any other party to such contract, agreement, instrument or indenture the right to terminate its obligations thereunder, or is permitted with consent if all necessary consents to such grant of a security interest have been obtained from the other parties thereto (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents); provided, that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a security interest pursuant to this Agreement in any Receivable or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture..

              "Vehicles": all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and, in any event including, without limitation, the vehicles listed on Schedule 8 and all tires and other appurtenances to any of the foregoing.

              1.2 Other Definitional Provisions. (a) The words "hereof," "herein", "hereto" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

              (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

              (c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor's Collateral or the relevant part thereof.


                 SECTION 2. GRANT OF SECURITY INTEREST

              Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Lenders, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the "Collateral"), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

              (a)  all Accounts;

              (b)  all Chattel Paper;

              (c)  all Contracts;

              (d)  all Documents;

              (e)  all Equipment;

              (f)  all General Intangibles;

              (g)  all Instruments;

              (h)  all Intellectual Property;

              (i)  all Inventory;

              (j)  all Pledged Securities;

              (k)  all Vehicles;

              (l)  all Investment Property;

              (m)  all books and records pertaining to the Collateral; and

              (n) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

              Notwithstanding the foregoing, the maximum amount of Obligations secured by the assets of any Grantor which is a Subsidiary of the Borrower shall not in any event exceed the maximum amount that may be so secured under applicable federal and state laws relating to the insolvency of debtors.


               SECTION 3. REPRESENTATIONS AND WARRANTIES

              To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

              3.1 Representations in Credit Agreement. In the case of each Grantor other than the Borrower, the representations and warranties set forth in Section 3 of the Credit Agreement as they relate to such Grantor or to the Loan Documents to which such Grantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower's knowledge shall, for the purposes of this
Section 3.1, be deemed to be a reference to such Grantor's knowledge.

              3.2 Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Lenders pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No effective financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Lenders, pursuant to this Agreement or as are permitted by the Credit Agreement or as set forth on Schedule 6.3 in the Credit Agreement.

              3.3 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) constitute valid perfected security interests in all of the Collateral (other than the Vehicles and other than Pledged Notes, Instruments or Chattel Paper not required to be delivered hereunder) in favor of the Administrative Agent (or, with respect to Patents, Copyrights and registered trademarks or trademark applications, will constitute perfected security interests upon the recordation of the Lenders' interest therein with the appropriate intellectual property registry and upon the registration of unregistered copyrights), for the ratable benefit of the Lenders, as collateral security for such Grantor's Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral (other than the Vehicles and other than Pledged Notes, Instruments or Chattel Paper not required to be delivered hereunder) from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement.

              3.4 Chief Executive Office. On the date hereof, such Grantor's jurisdiction of organization and the location of such Grantor's chief executive office or sole place of business are specified on
Schedule 4.

              3.5 Inventory and Equipment. On the date hereof, the Inventory and the Equipment (other than mobile goods) are kept at the locations listed on Schedule 5.

              3.6 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

              3.7 Pledged Securities. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer which is a Domestic Subsidiary owned by such Grantor and not more than 65% of the Capital Stock of each Issuer which is a Foreign Subsidiary owned by such Grantor.

              (b) All the shares of the Pledged Stock, Pledged
Partnership Interests and the Pledged LLC Interests pledged by such Grantor have been duly and validly issued and, to the extent applicable, are fully paid and nonassessable.

              (c) The Pledged Partnership Interests pledged by such Grantor constitute all the issued and outstanding partnership interests of each Issuer that is a partnership in which such Grantor has any right, title or interest.

              (d) The Pledged LLC Interests pledged by such Grantor constitute all the issued and outstanding equity interests of each Issuer that is a limited liability company in which such Grantor has any right, title or interest.

              (e) As of the date hereof, to the best knowledge of such Grantor, each of the Pledged Notes and the documents comprising the Pledged Note Collateral constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. As of the date hereof, no Grantor has sent any notice of default to the obligor under any Pledged Note or under any Pledged Note Collateral and to the applicable Grantor's knowledge, no state of facts exists which constitutes, or with notice or the passage of time or both would constitute, a default under the Pledged Notes or the Pledged Note Collateral. As of the date hereof, no Grantor has any knowledge of any offsets, counterclaims or defenses to the obligor's obligations under the Pledged Notes or the documents comprising the Pledged Note Collateral.

              (f) Such Grantor is the owner of, and has title to, the Pledged Securities pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and Liens permitted by the Credit Agreement.

              (g) Schedule 2 accurately reflects each Grantor's partnership interests and interests in limited liability companies pledged by such Grantor and held as of the date hereof.

              3.8 Receivables. (a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper in the amount of more than $500,000 individually or $1,000,000 in the aggregate which has not been delivered to the Administrative Agent.

              (b) None of the obligors on any Receivables is a Governmental Authority, other than Receivables aggregating not in excess of $500,000 unless the relevant Grantor has taken the actions requested by the Administrative Agent which are required to cause the security interest of the Administrative Agent therein to be perfected, including compliance with the Assignment of Claims Act, if applicable.

              (c) The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate in all material respects.

              3.9 Contracts. (a) No consent of any party (other than such Grantor) to any Contract pledged hereunder is required, or purports to be required, in connection with the execution, delivery and performance of this Agreement.

              (b) Each Contract is in full force and effect and constitutes to the best knowledge of such Grantor with respect to parties other than a Grantor, a valid and legally enforceable obligation of the parties thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

              (c) To the best knowledge of such Grantor with respect to parties other than a Grantor, no consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of any of the Contracts by any party thereto other than those which have been duly obtained, made or performed, are in full force and effect and do not subject the scope of any such Contract to any material adverse limitation, either specific or general in nature.

              (d) Neither such Grantor nor (to the best of such Grantor's knowledge) any of the other parties to the Contracts is in default in the performance or observance of any of the terms thereof in any manner that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

              (e) The right, title and interest of such Grantor in, to and under the Contracts are not subject to any defenses, offsets, counterclaims or claims that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

              (f) Such Grantor has delivered to the Administrative Agent a complete and correct copy of each Contract, including all amendments, supplements and other modifications thereto.

              (g) No amount payable to such Grantor under or in connection with any Contract is evidenced by any Instrument or Chattel Paper in excess of $500,000 individually or $1,000,000 in the aggregate which has not been delivered to the Administrative Agent.

              (h) None of the parties to any Contract under which more than $500,000 is payable is a Governmental Authority unless the relevant Grantor has taken the actions requested by the Administrative Agent which are required to cause the security interest of the Administrative Agent therein to be perfected, including compliance with the Assignment of Claims Act, if applicable.

              3.10 Intellectual Property. (a) Schedule 6 lists all Patents and all registrations and applications for Copyrights and Trademarks owned by such Grantor in its own name on the date hereof.

              (b) On the date hereof, all material Intellectual Property is subsisting, unexpired (except as set forth on Schedule 6) and to the best of Grantor's knowledge enforceable, has not been abandoned and does not, to the knowledge of any Grantor, infringe the intellectual property rights of any other Person.

              (c) Except as set forth in Schedule 6, on the date hereof, none of the Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

              (d) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor's rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

              (e) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any Intellectual Property or such Grantor's ownership interest therein, or (ii) which, if adversely determined, would have a material adverse effect on the value of any Intellectual Property.

              3.11 Vehicles. The book value of all Vehicles owned by all Grantors on the date hereof does not exceed $250,000.


                         SECTION 4. COVENANTS

              Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations shall have been paid in full and the Commitments shall have terminated:

              4.1 Covenants in Credit Agreement. In the case of each Grantor other than the Borrower, such Grantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Grantor or any of its Subsidiaries.

              4.2 Delivery of Instruments and Chattel Paper. If any amount in excess of $500,000 individually or $1,000,000 in the aggregate payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Instrument or Chattel Paper shall be, promptly upon receipt thereof by such Grantor, delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

              4.3 Maintenance of Insurance. (a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory, Equipment and Vehicles against loss by fire, explosion, theft and such other casualties as may be customary in the business in which the Borrower is engaged insuring such Grantor, the Administrative Agent and the Lenders against liability for personal injury and property damage relating to such Inventory, Equipment and Vehicles, such policies to be in such form and amounts and having such coverage as may be customary in the business in which the Borrower is engaged.

              (b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as additional insured party or loss payee, (iii) if reasonably requested by the Administrative Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Administrative Agent.

              (c) The Borrower shall deliver to the Administrative Agent and the Lenders annually a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

              4.4 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom (excluding taxes arising from the income of the Administrative Agent or any Lender which are covered by Section
2.18 of the Credit Agreement), as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

              4.5 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.3 and shall defend such security interest against the claims and demands of all Persons whomsoever except for holders of permitted Liens.

              (b) Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

              (c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby, other than foreign Intellectual Property filings. If any amount payable to any Grantor under or in connection with any of the Pledged Securities with respect to the equity interests of such Grantor in the Issuer thereof shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper in excess of $500,000 individually or $1,000,000 in the aggregate shall be promptly upon receipt thereof by such Grantor delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent, to be held as Pledged Securities pursuant to this Agreement other than any note, instrument or chattel paper distributed as part of a Restricted Payment permitted to be made or received pursuant to the Credit Agreement.

              (d) Concurrently with the delivery to the Administrative Agent of each certificate representing one or more shares of Pledged Stock to the Administrative Agent, such Grantor shall deliver an undated stock power covering such certificate, duly executed in blank by such Grantor.

              (e) All Pledged Notes, when delivered, shall be duly endorsed in blank. At the time of delivery of any Pledged Notes, the applicable Grantor shall deliver the originals of the documents comprising the Pledged Note Collateral with respect to such Pledged Notes, together with an assignment of mortgage or deed of trust, as applicable, in a form which is recordable in the county records where the real property covered by such mortgage or deed of trust is located, duly executed by such Grantor and acknowledged by a notary public.

              4.6 Changes in Locations, Name, etc. Such Grantor will not, except upon 15 days' prior written notice to the Administrative Agent and upon delivery to the Administrative Agent of (a) all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 5 showing any additional location at which Inventory or Equipment shall be kept:

              (i) permit any of the Inventory or Equipment to be kept at a location other than those listed on Schedule 5;

              (ii) change the location of its chief executive office or sole place of business from that referred to in Section 4.4; or

              (iii) change its name, identity or corporate structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become misleading.

              4.7 Notices. Such Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of:

              (a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and

              (b) of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

              4.8 Pledged Securities. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, the Pledged Partnership Interests or the Pledged LLC Interests or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Pledged Securities upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Securities or any property shall be distributed upon or with respect to the Pledged Securities, in each case pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Securities (other than distributions permitted to be made or received pursuant to the Credit Agreement) shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Lenders, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

              (b) Except as otherwise permitted by the Credit Agreement, without the prior written consent of the Administrative Agent (which consent will not be unreasonably withheld), such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Issuer except the issuance to Grantor of equity securities which constitute Collateral, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Securities or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Pledged Securities or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor to sell, assign or transfer any of the Pledged Securities or Proceeds thereof.

              (c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 4.8(a) with respect to the Pledged Securities issued by it and (iii) the terms of Sections 5.3(c) and 5.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.3(c) or 5.7 with respect to the Pledged Securities issued by it.

              (d) With respect to the Pledged Notes, the Grantors shall
(i) not extinguish, cancel or reduce the indebtedness evidenced by the Pledged Notes (other than the Intercompany Notes) except as a result of payment by the obligors thereunder, (ii) not amend or permit the amendment of such Pledged Notes or the Pledged Note Collateral, or release any of the property encumbered by the Pledged Note Collateral and
(iii) enforce or secure the performance of each and every obligation, term, covenant, condition and agreements relating to the Pledged Notes and the Pledged Note Collateral and not waive or compromise any rights it may have thereunder except, with respect to the foregoing clauses (i),
(ii) and (iii), in each case other than in the ordinary course of business.

              (e) With respect to the Pledged LLC Interests and the Pledged Partnership Interests, (i) perform and comply in all material respects with all terms and provisions of each limited liability company agreement and each partnership agreement then in effect with respect thereto and required to be performed or complied with by it and (ii) enforce each partnership agreement and limited liability company agreement then in effect in accordance in all material respects with its terms.

              4.9 Receivables. (a) Other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could reasonably be expected to adversely affect the value thereof.

              (b) Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables.

              4.10 Contracts. (a) Such Grantor will perform and comply in all material respects with all its obligations under the Contracts.

              (b) Such Grantor will not amend, modify, terminate or waive any provision of any Contract in any manner which could reasonably be expected to cause a Material Adverse Effect.

              (c) Subject to Section 4.10(b), such Grantor will exercise promptly and diligently each and every material right which it may have under each Contract (other than any right of termination).

              (d) Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it relating in any way to any material Contract that questions the validity or enforceability of such Contract.

              4.11 Intellectual Property. (a) Such Grantor (either itself or through licensees) will (i) continue to use each material Trademark in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable material Requirements of Law,
(iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Lenders, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

              (b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

              (c) Such Grantor (either itself or through licensees) (i) will employ each material Copyright and (ii) will not (and will not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

              (d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

              (e) Such Grantor will notify the Administrative Agent and the Lenders promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor's ownership of, or the validity of, any material Intellectual Property or such Grantor's right to register the same or to own and maintain the same.

              (f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs with respect to filings in the United States and, with respect to filings outside the United States, within five Business Days after the last day of the fiscal quarter in which the Grantor is notified of such filing by its foreign agent. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent's and the Lenders' security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

              (g) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

              (h) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

              4.12 Vehicles. If the aggregate book value of all Vehicles owned by all Grantors exceeds $250,000, the Borrower shall promptly notify the Administrative Agent thereof and the Borrower will cause all actions to be taken as may be required by the Administrative Agent to cause the security interest of the Administrative Agent to be perfected on such Vehicles as requested by the Administrative Agent.


                    SECTION 5. REMEDIAL PROVISIONS

              5.1 Certain Matters Relating to Receivables. (a) The Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications. At any time and from time to time, upon the Administrative Agent's reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables; provided, that the Administrative Agent may not make such a request more than once per calendar year when no Event of Default is in existence or more than four times per calendar year when an Event of Default is in existence.

              (b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor's Receivables, subject to the Administrative Agent's direction and control, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business
Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 5.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables after the occurrence and during the continuance of an Event of Default shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

              (c) At the Administrative Agent's reasonable request, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts; provided, that only copies (or other than originals) of the foregoing documents shall be required to be delivered in the absence of an Event of Default.

              5.2 Communications with Obligors; Grantors Remain Liable.
(a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables and parties to the Contracts to verify with them to the Administrative Agent's satisfaction the existence, amount and terms of any Receivables or Contracts.

              (b) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables and parties to the Contracts that a security interest in the Receivables and the Contracts has been assigned to the Administrative Agent for the ratable benefit of the Lenders and that payments in respect thereof shall be made directly to the Administrative Agent.

              (c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto in the case of Receivables or such Contract. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

              5.3 Pledged Securities. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent's intent to exercise its corresponding rights pursuant to Section 5.3(b), each Grantor shall be permitted to receive all dividends paid in respect of the Pledged Stock and all payments made in the ordinary course in respect of the Pledged Notes and all distributions in respect of the Pledge Partnership Interests and Pledged LLC Interests, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate right exercised or other action taken which, in the Administrative Agent's reasonable judgment, would materially impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

              (b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in such order as the Administrative Agent may determine, and (ii) any or all of the Pledged Securities shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it and except to the extent resulting from the gross negligence or willful misconduct of the Administrative Agent, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

              (c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to
(i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) upon the occurrence and during the continuance of an Event of Default, unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.

              5.4 Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Lenders specified in Section 5.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other similar items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.5.

              5.5 Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, the Administrative Agent may apply all or any part of Proceeds received by it constituting Collateral, whether or not held in any Collateral Account, in payment of the Obligations in the following order:

              First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

              Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Lenders according to the amounts of the Obligations then due and owing and remaining unpaid to the Lenders;

              Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Lenders according to the amounts of the Obligations then held by the Lenders; and

              Fourth, any balance of such Proceeds remaining after the Obligations shall have been paid in full, and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

              5.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is waived and released upon consummation of such sale. Each Grantor further agrees, at the Administrative Agent's request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor's premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys' fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect and as permitted by law, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-504(1)(c) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder, except to the extent arising out of gross negligence or willful misconduct of the Agent or such Lender. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

              5.7 Registration Rights. (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Securities pursuant to Section 5.6, and if in the reasonable opinion of the Administrative Agent it is necessary or advisable to have the Pledged Securities or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Administrative Agent, necessary or advisable to register the Pledged Securities or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Securities, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or "Blue Sky" laws of any and all jurisdictions of the United States which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

              (b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws of the United States, even if such Issuer would agree to do so.

              (c) Each Grantor agrees to use its reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Securities pursuant to this Section 5.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 5.7 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

              5.8 Waiver; Deficiency. Each Grantor waives and agrees not to assert any rights or privileges which it may acquire under Section 9-112 of the New York UCC. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.


                  SECTION 6. THE ADMINISTRATIVE AGENT

              6.1 Administrative Agent's Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following, in each case, subject to the last sentence of this Section 6.1(a):

              (i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

              (ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent's and the Lenders' security interest in such Intellectual Property and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby;

              (iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

              (iv) execute, in connection with any sale provided for in
        Section 5.6 or 5.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

              (v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine subject, however, to licenses theretofore issued by Grantor to the extent permitted hereunder; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent's option and such Grantor's expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent's and the Lenders' security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

        Anything in this Section 6.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.

              (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

              (c) The reasonable out-of-pocket expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Term Loans that are Base Rate Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

              (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released in accordance with the terms hereof.

              6.2 Duty of Administrative Agent. The Administrative Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent's and the Lenders' interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

              6.3 Execution of Financing Statements. Pursuant to Section 9-402 of the New York UCC and any other applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

              6.4 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.


                       SECTION 7. MISCELLANEOUS

              7.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with subsection 9.1 of the Credit
Agreement.

              7.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in subsection 9.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on
Schedule 1.

              7.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

              7.4 Enforcement Expenses; Indemnification. (a) Each Grantor agrees to pay or reimburse each Lender and the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in collecting against such Grantor under the Subsidiary Guarantee (other than the Borrower) or otherwise enforcing or in the case of the Administrative Agent only, preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party, including, without limitation, the reasonable fees and reasonable disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent.

              (b) Each Grantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes (other than taxes arising from the income of the Administrative Agent or any Lender which are covered by Section 2.18 of the Credit Agreement) which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

              (c) Each Grantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to subsection 9.5 of the Credit Agreement.

              (d) The agreements in this Section 7.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

              7.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their respective permitted successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

              7.6 Set-Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against and on account of the obligations and liabilities of such Grantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify such Grantor promptly of any such set-off and the application made by the Administrative Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 7.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

              7.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

              7.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

              7.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

              7.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

              7.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE
STATE OF NEW YORK.

              7.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

              (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

              (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

              (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 7.2 or at such other address of which the Administrative Agent shall have been notified in the manner described in Section 7.2;

              (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

              (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

              7.13 Acknowledgements. Each Grantor hereby acknowledges that:

              (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

              (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

              (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

              7.14  WAIVER OF JURY TRIAL.  EACH GRANTOR AND THE
ADMINISTRATIVE AGENT BY ITS ACCEPTANCE HEREOF HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY
COUNTERCLAIM THEREIN.

              7.15 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section
5.9 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

              7.16 Releases. (a) At such time as the Loans, and the other Obligations shall have been paid in full and the Commitments have been terminated, the Collateral shall automatically be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination and release.

              (b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Grantor that is a Subsidiary of the Borrower shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement or such entity is no longer a "Subsidiary" as permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

              Notwithstanding the foregoing, no such release of any Collateral shall be effected unless any lien on such Collateral securing the Second Priority Notes shall also be released.


              IN WITNESS WHEREOF, each of the undersigned has caused this Security and Pledge Agreement to be duly executed and delivered as of the date first above written.


                                          BEAR ISLAND PAPER COMPANY, LLC


                                          By:
                                             Title:





                      ACKNOWLEDGEMENT AND CONSENT


        The undersigned hereby acknowledges receipt of a copy of the Security and Pledge Agreement dated as of December 1, 1997 (the "Agreement"), made by the Grantors parties thereto for the benefit of Toronto-Dominion (Texas), Inc., as Administrative Agent. The undersigned agrees for the benefit of the Administrative Agent and the Lenders as follows:

        8. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

        9. The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 4.8(a) of the Agreement.

        10. The terms of Sections 5.3(a) and 5.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.3(a) or 5.7 of the Agreement.

                                            [NAME OF ISSUER]



                                            By _____________________________


                                            Title __________________________


                                            Address for Notices:

                                            _________________________________

                                            _________________________________

                                            Fax: ____________________________

                                                            Annex 1 to
                                         Security and Pledge Agreement



        ASSUMPTION AGREEMENT, dated as of ________________, 199_, made by ______________________________, a ______________ corporation (the
"Additional Grantor"), in favor of Toronto-Dominion (Texas), Inc., as administrative agent (in such capacity, the "Administrative Agent") for the banks and other financial institutions (the "Lenders") parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.


                         W I T N E S S E T H :


        WHEREAS, The Bear Island Paper Company, LLC (the "Borrower"), the Lenders, the Arranger and the Administrative Agent have entered into a Credit Agreement, dated as of ____________________, 199_ (as amended, supplemented or otherwise modified from time to time, the "Credit
Agreement");

        WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Security and Pledge Agreement, dated as of ________________________, 199_ (as amended, supplemented or otherwise modified from time to time, the "Security and Pledge Agreement") in favor of the Administrative Agent for the benefit of the Lenders;

        WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Security and Pledge Agreement; and

        WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Security and Pledge Agreement;

        NOW, THEREFORE, IT IS AGREED:

        1. Security and Pledge Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section
7.15 of the Security and Pledge Agreement, hereby becomes a party to the Security and Pledge Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules ____________1 to the Security and Pledge Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Security and Pledge Agreement is true and correct with respect to the Additional Grantor on and as the date hereof (after giving effect to this Assumption Agreement and the new information on such Schedules) as if made on and as of such date.

-----------
1 Refer to each Schedule which needs to be supplemented.


        2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE
STATE OF NEW YORK.


        IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

                                    [ADDITIONAL GRANTOR]


                                    By:____________________________
                                       Name:
                                       Title:




                                                        SCHEDULE 1 [TO SECURITY
                                                        AND PLEDGE AGREEMENT]

                     NOTICE ADDRESSES OF GRANTORS











                                                        SCHEDULE 2 [TO SECURITY
                                                        AND PLEDGE AGREEMENT]

                   DESCRIPTION OF PLEDGED SECURITIES

PLEDGED STOCK:

Issuer       Class of Stock      Stock Certificate No.     No. of Shares




PLEDGED LLC INTERESTS:

Name of Limited Liability Company   Type of Interest      Percentage Interest




PLEDGED PARTNERSHIP INTERESTS:

Name of Partnership                 Type of Interest      Percentage Interest




PLEDGED NOTES:

Issuer                       Payee           Principal Amount







                                                        SCHEDULE 3 [TO SECURITY
                                                        AND PLEDGE AGREEMENT]

                       FILINGS AND OTHER ACTIONS
                REQUIRED TO PERFECT SECURITY INTERESTS*


I.      Uniform Commercial Code Filings





II.     Trademark Filings





III.    Patent Filings





IV.     Copyright Filings




V.      Actions with respect to Pledged Stock






VI.     Other Actions

                                                        SCHEDULE 4 [TO SECURITY
                                                        AND PLEDGE AGREEMENT]

               LOCATION OF JURISDICTION OF ORGANIZATION
                      AND CHIEF EXECUTIVE OFFICE


                             Jurisdiction of
Grantor                      Organization          Location





                                                        SCHEDULE 5 [TO SECURITY
                                                        AND PLEDGE AGREEMENT]

                  LOCATION OF INVENTORY AND EQUIPMENT


Grantor                                  Locations



                                                        SCHEDULE 6 [TO SECURITY
                                                        AND PLEDGE AGREEMENT]

I.      Trademarks Registrations and Applications




II.     Copyright Registrations and Applications




IV.     Copyright Licenses



V.      Patent Licenses



VI.     Trademark Licenses



                                                        SCHEDULE 7 [TO SECURITY
                                                        AND PLEDGE AGREEMENT]

                                                        SCHEDULE 8 [TO SECURITY
                                                        AND PLEDGE AGREEMENT]


                               VEHICLES






                                                        SCHEDULE 9 [TO SECURITY
                                                        AND PLEDGE AGREEMENT]

                         EXISTING PRIOR LIENS



     NAME OF                                 JURISDICTION/   FILE NUMBER/     TYPE OF      DESCRIPTION OF
      DEBTOR            SECURED PARTY           OFFICE        DATE FILED        UCC          COLLATERAL           DISPOSITION
      ------            -------------          --------      ------------       ---          ----------           -----------













                                                        EXHIBIT D-1 [TO BANK
                                                        CREDIT AGREEMENT]

                         FORM OF SOUCY PLEDGE AGREEMENT

               SOUCY PLEDGE AGREEMENT, dated as of December 1, 1997, made by BRANT-ALLEN INDUSTRIES, INC., a Delaware corporation (the "Pledgor") in favor of (i) TORONTO-DOMINION (TEXAS), INC., as agent (in such capacity, the "Agent") for (i) the Timberlands Agent for the benefit of the Timberlands Lenders and (ii) the Paper Company Agent for the benefit of the Paper Company Lenders (as such terms are hereinafter defined).

                           W I T N E S S E T H :

          WHEREAS, pursuant to the Paper Company Credit Agreement, the Paper Company Lenders have severally agreed to make loans to the Paper Company (the "Paper Company Loans") upon the terms and subject to the conditions set forth therein and as a condition precedent thereof, the Pledgor has guaranteed payment and performance of the obligations of the Paper Company thereunder pursuant to a Guarantee of even date herewith (as amended modified and otherwise supplemented from time to time (the "Brant-Allen Guarantee");

          WHEREAS pursuant to the Timberlands Credit Agreement, the Timberlands Lenders have severally agreed to make loans to the Pledgor (the "Timberlands Loans") upon the terms and subject to the conditions set forth therein; and

          WHEREAS, it is a condition precedent to the obligation of the Paper Company Lenders to make the Paper Company Loans under the Paper Company Credit Agreement and the Timberlands Lenders to make the Timberlands Loans under the Timberlands Credit Agreement that the Pledgor shall have executed and delivered this Agreement to (i) secure payment and performance of the obligations of the Paper Company under the Paper Company Credit Agreement and the Pledgor under the Brant-Allen Guarantee and (ii) secure payment and performance of the obligations of the Pledgor under the Timberlands Credit Agreement.

               NOW, THEREFORE, in consideration of the premises and to induce (i) the Paper Company Administrative Agent and the Paper Company Lenders to enter into the Paper Company Credit Agreement and to induce the Paper Company Lenders to make the Paper Company Loans and (ii) the Timberlands Administrative Agent and the Timberlands Lenders to enter into the Timberlands Credit Agreement and to induce the Timberlands Lenders to make the Timberlands Loans, the Pledgor hereby agrees with the Agent, for the ratable benefit of (i) the Paper Company Agent for the benefit of the Paper Company Lenders and (ii) the Timberlands Agent for the benefit of the Timberlands Lenders, as follows:

          1. Defined Terms. (a) The following terms shall have the following meanings:

          "Agreement": this Pledge Agreement, as the same may be amended, modified or otherwise supplemented from time to time.

          "Capital Stock":  as defined in the Paper Company Credit
     Agreement.

          "Closing Date":  as defined in the Paper Company Credit
     Agreement.

          "Code": the Uniform Commercial Code from time to time in effect in the State of New York.

          "Collateral":  the Pledged Stock and all Proceeds.

          "Collateral Account": any account established to hold cash Proceeds, maintained under the sole dominion and control of the Agent, subject to withdrawal by the Agent for the account of the Lenders only as provided in paragraph 8(a).

          "Commitment":  as defined in the Paper Company Credit
     Agreement.

          "Contractual Obligation": as defined in the Paper Company Credit Agreement.

          "Credit Agreements": the collective reference to the Paper Company Credit Agreement and the Timberlands Credit Agreement.

          "Default": any of the events specified in either Section 7 of the Paper Company Credit Agreement or Section 7 of the
     Timberlands Credit Agreement , whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Disposition":  as defined in the Paper Company Credit
     Agreement.

          "Event of Default": any of the events specified in Section 7 of the Paper Company Credit Agreement or Section 7 of the Timberlands Credit Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Governmental Authority": as defined in the Paper Company Credit Agreement.

          "Guarantee Obligation": as defined in the Paper Company Credit Agreement.

          "Brant-Allen Guarantee":  as defined in the recitals hereto.

          "Issuer": the company identified on Schedule 1 attached hereto as the issuer of the Pledged Stock.

          "Lenders": the collective reference to the Paper Company Lenders and the Timberlands Lenders.

          "Lien":  as defined in the Paper Company Credit Agreement.

          "Loans":  the collective reference to the Paper Company
     Loans and the Timberlands Loans.

          "Material Adverse Effect": as defined in the Timberlands Credit Agreement.

          "Paper Company": as defined in the definition of the Paper Company Credit Agreement.

          "Paper Company Agent": as defined in the definition of the Paper Company Credit Agreement.

          "Paper Company Credit Agreement": the Credit Agreement, dated as of December 1, 1997 (as amended, supplemented or otherwise modified from time to time) among Bear Island Paper Company, LLC (the "Paper Company"), Toronto-Dominion (Texas), Inc., as administrative agent (in such capacity, the "Paper Company Agent"), the arranger party thereto and the Lenders parties thereto (the "Paper Company Lenders").

          "Paper Company Lenders": as defined in the definition of the Paper Company Credit Agreement.

          "Paper Company Loans":  as defined in the recitals hereto.

          "Paper Company Obligations": the "Obligations" as defined in the Paper Company Credit Agreement.

          "Person":  as defined in the Paper Company Credit Agreement.

          "Pledged Stock":  the shares of Capital Stock listed on
     Schedule 1 hereto, together with all stock certificates, options or rights of any nature whatsoever that may be issued or granted by the Issuer to the Pledgor while this Agreement is in effect.

          "Proceeds":  all "proceeds" as such term is defined in
     Section 9-306(1) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Pledged Stock, collections thereon or distributions with respect thereto.

          "Property":  as defined in the Paper Company Credit
     Agreement.

          "Requirement of Law":  as defined in the Paper Company
     Credit Agreement.

          "Responsible Officer":  as defined in the Paper Company
     Credit Agreement.

          "Secured Obligations": the collective reference to (a) the Paper Company Obligations, (b) Timberlands Obligations and (c) all obligations and liabilities of the Pledgor which may arise under or in connection with this Agreement, the Brant-Allen Guarantee or any other Loan Document to which the Pledgor is a party, whether on account of fees, indemnities, costs, expenses or otherwise that are required to be paid by the Pledgor pursuant to the terms thereof (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Pledgor pursuant to the terms of this Agreement or any other Loan Document to which the Pledgor is a party).

          "Securities Act": the Securities Act of 1933, as amended, together with the securities laws of any other jurisdiction in which the Pledged Stock may be sold.

          "Soucy Management Contract":  as defined in the Paper
     Company Credit Agreement.

          "Subsidiary":  as defined in the Paper Company Credit
     Agreement.

          "Timberlands Agent": as defined in the definition of the Timberlands Credit Agreement.

          "Timberlands Credit Agreement": the Credit Agreement, dated as of December 1, 1997 (as amended, supplemented or otherwise modified from time to time) among the Pledgor, Toronto-Dominion (Texas), Inc., as administrative agent (in such capacity, the "Timberlands Agent") and the Lenders parties thereto (the "Timberlands Lenders").

          "Timberlands Lenders": as defined in the definition of the Timberlands Credit Agreement.

          "Timberlands Loans":  as defined in the recitals hereto.

          "Timberlands Obligations": the "Obligations" as defined in the Timberlands Credit Agreement.

          "Total Committed Debt": as defined in the Paper Company Credit Agreement.

          (b) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to this Agreement unless otherwise specified.

          (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          2. Pledge; Grant of Security Interest. The Pledgor hereby delivers to the Agent, for the benefit of (i) the Paper Company Agent for the benefit of the Paper Company Lenders and (ii) the Timberlands Agent for the benefit of the Timberlands Lenders, all the Pledged Stock and hereby pledges in favor of and grants to the Agent, for the benefit of the Paper Company Lenders and the Timberlands Lenders, a first security interest in the Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations (for the benefit of the Paper Company Lenders and the Timberlands Lenders in the respective priorities established pursuant to the Intercreditor Agreement).

          3. Stock Powers. Concurrently with the delivery to the Agent of each certificate representing one or more shares of Pledged Stock, the Pledgor shall deliver an undated stock power covering such certificate, duly executed in blank by the Pledgor with, if the Agent so requests, signature guaranteed.

          4. Representations and Warranties. The Pledgor represents and warrants that:

          (a) The Pledgor has the corporate power and authority and the legal right to execute and deliver, to perform its obligations under, and to grant the security interest in the Collateral pursuant to, this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of, and grant of the security interest in the Collateral pursuant to, this Agreement.

          (b) This Agreement constitutes a legal, valid and binding obligation of the Pledgor, enforceable in accordance with its terms, and upon delivery to the Agent of the stock certificates evidencing the Pledged Stock and completion of the registration actions required under Quebec Law, the security interest created pursuant to this Agreement will constitute a valid, perfected first priority security interest in the Collateral in favor of the Agent for the benefit of (i) the Paper Company Agent for the benefit of the Paper Company Lenders and (ii) the Timberlands Agent for the benefit of the Timberlands Lenders, respectively, enforceable in accordance with its terms against all creditors of the Pledgor and any Persons purporting to purchase any Collateral from the Pledgor, except in each case as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          (c) The execution, delivery and performance of this Agreement will not violate any provision of any material Requirement of Law or material Contractual Obligation of the Pledgor and will not result in the creation or imposition of any Lien on any of the properties or revenues of the Pledgor pursuant to any such Requirement of Law or Contractual Obligation of the Pledgor, except the security interest created by this Agreement.

          (d) No consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder or creditor of the Pledgor), is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except as described in Section 3.4 of the Paper Company Credit Agreement.

          (e) No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Pledgor, threatened by or against the Pledgor or against any of its properties or revenues with respect to this Agreement or any of the transactions contemplated hereby.

          (f) The shares of Pledged Stock constitute 65% of all the issued and outstanding shares of all classes of the capital stock of the Issuer.

          (g) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

          (h) The Pledgor is the record and beneficial owner of, and has title to, the Pledged Stock, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and Liens pursuant to the Second Priority Note Security Documents.

          5. Covenants. The Pledgor covenants and agrees with the Agent and the Lenders that, from and after the date of this Agreement until this Agreement is terminated and the security interests created hereby are released in accordance with the terms hereof:

          (a) If the Pledgor shall, as a result of its ownership of the Pledged Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any shares of the Pledged Stock, or otherwise in respect thereof, the Pledgor shall accept the same as the agent of the Agent and the Lenders, hold the same in trust for the Agent and the Lenders and deliver the same forthwith to the Agent in the exact form received, duly indorsed by the Pledgor to the Agent, if required, together with an undated stock power covering such certificate duly executed in blank by the Pledgor and with, if the Agent so requests, signature guaranteed, to be held by the Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations. Any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Issuer shall be paid over to the Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock, in each case pursuant to the recapitalization or reclassification of the capital of the Issuer or pursuant to the reorganization thereof, the property so distributed shall be delivered to the Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Stock (other than distributions permitted to be made or received pursuant to the Credit Agreements) shall be received by the Pledgor, the Pledgor shall, until such money or property is paid or delivered to the Agent, hold such money or property in trust for the Lenders, segregated from other funds of the Pledgor, as additional collateral security for the Secured Obligations.

          (b) Except as permitted by the Credit Agreements, without the prior written consent of the Agent, the Pledgor will not (1) vote to enable, or take any other action to permit, the Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of the Issuer except issuances of equity interests to the Pledgor which constitute Collateral hereunder, (2) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral or any other shares of Capital Stock of the Issuer owned by the Pledgor, (3) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Collateral or any other shares of Capital Stock of the Issuer owned by the Pledgor, or any interest therein, except for the security interests created by this Agreement or (4) enter into any agreement or undertaking restricting the right or ability of the Pledgor or the Agent (after foreclosure) to sell, assign or transfer any of the Collateral other than such restrictions under the Credit Agreements, the Second Priority Notes and the Second Priority
     Note Indenture (as each such term is defined in the Paper Company Credit Agreement).

          (c) The Pledgor shall maintain the security interest created by this Agreement as a first, perfected security interest and shall defend such security interest against claims and demands of all Persons whomsoever except for permitted liens. At any time and from time to time, upon the written request of the Agent, and at the sole expense of the Pledgor, the Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted. If any amount payable under or in connection with any of the Collateral (to the extent such amounts are otherwise required by this Agreement to be paid to the Agent) shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper in excess of $500,000 shall promptly upon receipt be delivered to the Agent, duly endorsed in a manner satisfactory to the Agent, to be held as Collateral pursuant to this Agreement.

          (d) The Pledgor shall pay, and save the Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement, other than taxes covered by Section 2.18 of the Paper Company Credit Agreement or Section 2.15 of the Timberlands Credit Agreement.

          (e) The Pledgor shall not permit the Issuer to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness except as permitted by the Timberlands Credit
     Agreement.

          (f) The Pledgor shall not directly or indirectly, create, incur, assume or suffer to exist any Lien on the Capital Stock of the Issuer owned by the Pledgor except as permitted by the Timberlands Credit Agreement.

          (g) The Pledgor shall not permit the Issuer to, directly or indirectly, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, or other acquisition of, any shares of any class of Capital Stock of the Issuer or any of its Subsidiaries or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Issuer or any of its Subsidiaries, except as permitted by the Timberlands Credit Agreement.

          (h) The Pledgor shall not and shall not permit the Issuer to, directly or indirectly, amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Soucy Management Contract except as permitted by the Timberlands Credit Agreement; provided, however, that the Pledgor may transfer its interest thereunder to an Affiliate of the Pledgor.

               To the extent that the provisions of this Section 5 refer to the Timberlands Credit Agreement, if the Timberlands Credit Agreement shall terminate, such references shall be deemed to refer to the Timberlands Credit Agreement immediately prior to such termination.

          6. Voting Rights. No vote shall be cast or corporate right exercised or other action taken which, in the Agent's reasonable judgment, would impair in any material respect the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreements, the notes thereunder, this Agreement or any other Loan Document.

          7. Rights of the Lenders and the Agent. (a) All money Proceeds received by the Agent hereunder shall be held by the Agent for the ratable benefit of the Lenders in a Collateral Account. All Proceeds while held by the Agent in a Collateral Account (or by the Pledgor in trust for the Agent and the Lenders) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in paragraph 8(a).

          (b) If an Event of Default shall occur and be continuing and the Agent shall give notice of its intent to exercise such rights to the Pledgor, (1) the Agent shall have the right to receive any and all cash dividends paid in respect of the Pledged Stock and make applications thereof to the Secured Obligations in such order as the Agent may determine, and (2) all shares of the Pledged Stock shall be registered in the name of the Agent or its nominee, and the Agent or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such shares of the Pledged Stock at any meeting of shareholders of the Issuer or otherwise and (B) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such shares of the Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of the Issuer, or upon the exercise by the Pledgor or the Agent of any right, privilege or option pertaining to such shares of the Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Agent may determine), all without liability except to account for property actually received by it, but the Agent shall have no duty to the Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

          8. Remedies. (a) If an Event of Default shall have occurred and be continuing, at any time at the Agent's election, the Agent may apply all or any part of Proceeds held in any Collateral Account in payment of the Secured Obligations ratably in accordance with the Intercreditor Agreement and as permitted by law.

          (b) If an Event of Default shall occur and be continuing, the Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Code. Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker's board or office of the Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Pledgor, which right or equity is waived or released upon the consummation of such sale. The Agent shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred in respect thereof or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Agent and the Lenders hereunder, including, without limitation, reasonable attorneys' fees and disbursements of counsel to the Agent, to the payment in whole or in part of the Secured Obligations ratably in accordance with the Intercreditor Agreement and as permitted by law, and only after such application and after the payment by the Agent of any other amount required by any provision of law, including, without limitation, Section 9-504(1)(c) of the Code, need the Agent account for the surplus, if any, to the Pledgor. To the extent permitted by applicable law, the Pledgor waives all claims, damages and demands it may acquire against the Agent or any Lender arising out of the exercise by them of any rights hereunder except to the extent arising out of gross negligence or willful misconduct of the Agent or such Lender. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

          9. Registration Rights; Private Sales. (a) If the Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to paragraph 8(b) hereof, and if in the reasonable opinion of the Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the Pledgor will cause the Issuer thereof to (1) execute and deliver, and cause the directors and officers of the Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (2) to use its reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (3) to make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto.
     The Pledgor agrees to cause the Issuer to comply with the provisions of the securities or "Blue Sky" laws of any and all jurisdictions of the United States and Canada which the Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

          (b) The Pledgor recognizes that the Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws of the United States and Canada, even if the Issuer would agree to do so.

          (c) The Pledgor further agrees to use its reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section valid and binding and in compliance with any and all other applicable Requirements of Law. The Pledgor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Agent and the Lenders, that the Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

          10. Irrevocable Authorization and Instruction to Issuer. The Pledgor hereby authorizes and instructs the Issuer to comply with any instruction received by it from the Agent in writing that (a) states that an Event of Default has occurred and is continuing and (b) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Pledgor, and the Pledgor agrees that the Issuer shall be fully protected in so complying.

          11. Agent's Appointment as Attorney-in-Fact. (a) The Pledgor hereby irrevocably constitutes and appoints the Agent and any officer or agent of the Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in the Agent's own name, from time to time in the Agent's discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including, without limitation, any financing statements, endorsements, assignments or other instruments of transfer, which power of attorney is only exercisable if an Event of Default shall have occurred and be continuing.

          (b) The Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in paragraph 11(a). All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released in accordance with the terms hereof.

          12. Duty of Agent. The Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Agent deals with similar securities and property for its own account, except that after the occurrence and during the continuance of an Event of Default the Agent shall have no obligation to invest funds held in any Collateral Account and may hold the same as demand deposits. Neither the Agent, any Lender nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so (unless the same shall result from the gross negligence or willful misconduct of such Person) or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

          13. Execution of Financing Statements. Pursuant to Section 9-402 of the Code, the Pledgor authorizes the Agent to file financing statements with respect to the Collateral without the signature of the Pledgor in such form and in such filing offices as the Agent reasonably determines appropriate to perfect the security interests of the Agent under this Agreement. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

          14. Authority of Agent. The Pledgor acknowledges that the rights and responsibilities of the Agent under this Agreement with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Agent, the Paper Company Agent and the Timberlands Agent, be governed by the Credit Agreements and the Intercreditor Agreement, but, as between the Agent and the Pledgor, the Agent shall be conclusively presumed to be acting as agent for the Paper Company Agent and the Timberlands Agent with full and valid authority so to act or refrain from acting, and neither the Pledgor nor the Issuer shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

          15. Release of Pledge Agreement. The Pledgor shall be automatically released from its obligations under this Agreement and this Agreement shall automatically terminate on the earlier of (a) the date on which all the Secured Obligations are paid in full and all the Commitments thereunder are terminated, and (b) the later of (i) the date upon which the Timberlands Loans have been repaid in full and (ii) the date on which Total Committed Debt is less than $145,000,000; and at the time of such release the Agent shall deliver the Collateral to the Pledgor.

          16. Notices. All notices, requests and demands to or upon the Agent or the Pledgor to be effective shall be in writing (including by telecopy) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered three Business Days after being deposited in the mails, postage prepaid, or in the case of telecopy notice, when received, addressed as follows:

          (1) if to the Agent, at its address or transmission number for notices provided below:

                              Toronto-Dominion (Texas), Inc.
                              909 Fannin Street
                              Houston, TX  77010
                              Attention:  Jano Mott
                              Phone:  (713) 951-9921
                              Telecopy:  (713) 653-8283

            with a copy to:   The Toronto-Dominion Bank
                              31 West 52nd Street
                              New York, New York  10019
                              Attention:  John Lawson
                              Phone:  (212) 468-0708
                              Telecopy:  (212) 397-4135

          (2) if to the Pledgor, at its address or transmission number for notices set forth under its signature below.

     The Agent and the Pledgor may change their addresses and transmission numbers for notices by notice in the manner provided in this Section.

          17. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          18.   Amendments in Writing; No Waiver; Cumulative Remedies.
     (a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Pledgor and the Agent, provided that any provision of this Agreement may be waived by the Agent and the Lenders in a letter or agreement executed by the Agent or by telex or facsimile transmission from the Agent.

          (b) Neither the Agent nor any Lender shall by any act (except by a written instrument pursuant to paragraph 18(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     A waiver by the Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Agent or such Lender would otherwise have on any future occasion.

          (c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

          (d) The Pledgor agrees that it will not permit any amendment or other modification of any of the covenants in the Timberlands Credit Agreement that are incorporated by reference or referred to herein unless such amendment or other modification has been consented to in writing by the Required Lenders under the Paper Company Credit Agreement.

          19. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

          20. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Pledgor and shall inure to the benefit of the Agent and the Lenders and their respective permitted successors and assigns.

          21. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

          22. Notwithstanding any other provision of this Agreement, at no time shall the Pledgor be required to pledge more than 65% of all of the voting stock of all classes of the capital stock of the Issuer.


          IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

                                       BRANT-ALLEN INDUSTRIES, INC.

                                   By:

                                   Title:

                                   Address for Notices:





                        ACKNOWLEDGEMENT AND CONSENT

          The undersigned hereby acknowledges receipt of a copy of the Pledge Agreement dated December 1, 1997, made by Brant-Allen Industries, Inc. for the benefit of Toronto-Dominion (Texas), Inc., as Agent (the "Pledge Agreement"). The undersigned agrees for the benefit of the Agent and the Lenders as follows:

          1. The undersigned will notify the Agent promptly in writing of the occurrence of any of the events described in paragraph 5(a) of the Pledge Agreement.

          2. The terms of paragraph 9(c) of the Pledge Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it under or pursuant to or arising out of
     Section 9 of the Pledge Agreement.

                                             F.F. SOUCY, INC.

                                   By:

                                   Title:

                                   Address for Notices:




                                                            SCHEDULE 1
                                             TO SOUCY PLEDGE AGREEMENT

                        DESCRIPTION OF PLEDGED STOCK

                                                Stock
                                Class of     Certificate     No. of
           Issuer                Stock           No.         Shares

                                                       EXHIBIT D-2 [TO THE BANK
                                                       CREDIT AGREEMENT]



                     FORM OF PAPER COMPANY PLEDGE AGREEMENT


                    PAPER COMPANY PLEDGE AGREEMENT, dated as of December 1, 1997, made by BRANT-ALLEN INDUSTRIES, INC., a Delaware corporation (the "Pledgor") in favor of TORONTO-DOMINION (TEXAS), INC., as Administrative Agent (in such capacity, the "Administrative Agent") for the lenders (the "Lenders") parties to the Credit Agreement, dated as of December 1, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Bear Island Paper Company, LLC (the "Borrower"), the Lenders, the Arranger named therein and the Administrative Agent.


                                W I T N E S S E T H :


               WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein; and

               WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans to the Borrower that the Pledgor guarantee payment and performance of the Borrower's obligations under the Credit Agreement, the Notes and the other Loan Documents; and

               WHEREAS, in satisfaction of such condition, the Pledgor has entered into a Guarantee of even date herewith (as amended, supplemented or otherwise modified from time to time, the "Brant-Allen Guarantee") for the benefit of the Administrative Agent and the Lenders; and

               WHEREAS, it is a further condition precedent to the obligation of the Lenders to make their respective Loans to the Borrower under the Credit Agreement that the Pledgor shall have executed and delivered this Pledge Agreement to secure payment and performance of the Pledgor's obligations under the Brant-Allen Guarantee and the Borrower's Obligations under the Credit Agreement.

                    NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans to the Borrower, the Pledgor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

               1. Defined Terms. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

               (b)  The following terms shall have the following meanings:

               "Agreement": this Pledge Agreement, as the same may be amended, modified or otherwise supplemented from time to time.

               "Code": the Uniform Commercial Code from time to time in effect in the State of New York.

               "Collateral":  the Pledged LLC Interests and all Proceeds.

               "Collateral Account": any account established to hold cash Proceeds, maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in paragraph 7(a).

               "Issuer": the company identified on Schedule 1 attached hereto.

               "Paper Company Management Contract": the Management Services Agreement dated as of November 26, 1997 between the Pledgor and the Issuer, as amended, supplemented or otherwise modified in accordance with the terms of the Credit Agreement.

               "Pledged LLC Interests": in each case, whether now existing or hereafter acquired, all of the Pledgor's right, title and interest in and to:

                    (a) equity interests of the Borrower, but not the Pledgor's obligations from time to time as a holder of equity interests in such Borrower, as further described on
               Schedule 1 (unless the Administrative Agent or its designee, on behalf of the Administrative Agent and the Lenders, shall elect to become a holder of interests in the Borrower in connection with its exercise of remedies pursuant to the terms hereof);

                    (b) any and all moneys due and to become due to the Pledgor now or in the future by way of a distribution made to the Pledgor in its capacity as a holder of equity interests in the Borrower or otherwise in respect of the Pledgor's interest as a holder of equity interests in the Borrower;

                    (c) any other property of the Borrower to which the Pledgor now or in the future may be entitled in respect of its equity interests in the Borrower by way of distribution, return of capital or otherwise;

                    (d) any other claim or right which the Pledgor now has or may in the future acquire in respect of its equity interests in the Borrower;

                    (e) all certificates, options or rights of any nature whatsoever that may be issued or granted by the Borrower with respect to the equity interests of the Borrower to the Pledgor while this Agreement is in effect; and

                    (f) to the extent not otherwise included, all Proceeds of any or all of the foregoing.

               "Proceeds":  all "proceeds" as such term is defined in
          Section 9-306(1) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Pledged LLC Interests, collections thereon or distributions with respect thereto.

               "Secured Obligations": the collective reference to (a) the Obligations and (b) all obligations and liabilities of the Pledgor which may arise under or in connection with this Agreement, the Brant-Allen Guarantee, any Interest Rate Protection Agreement or Currency Swap Agreement entered into with any Lender or any affiliate thereof or any other Loan Document to which the Pledgor is a party, whether on account of reimbursement obligations, fees, indemnities, costs, expenses or otherwise that are required to be paid by the Pledgor pursuant to the terms thereof (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Pledgor pursuant to the terms of this Agreement or any other Loan Document to which the Pledgor is a party).

               "Securities Act":  the Securities Act of 1933, as amended.

               "Timberlands Credit Agreement": the credit agreement, dated as of December 1, 1997 (as amended, supplemented or otherwise modified from time to time) among the Pledgor, Toronto-Dominion (Texas), Inc., as administrative agent and the lender parties thereto.

               (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to this Agreement unless otherwise specified.

               (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

               2. Pledge; Grant of Security Interest. The Pledgor hereby grants to the Administrative Agent, for the ratable benefit of the Lenders, a first security interest in the Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations.

               3. Representations and Warranties. The Pledgor represents and warrants that:

               (a) The Pledgor has the corporate power and authority and the legal right to execute and deliver, to perform its obligations under, and to grant the security interest in the Collateral pursuant to, this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of, and grant of the security interest in the Collateral pursuant to, this Agreement.

               (b) This Agreement constitutes a legal, valid and binding obligation of the Pledgor, enforceable in accordance with its terms, and upon the filing of a UCC-1 financing statement in appropriate form in the office of the Secretary of State of Connecticut, the security interest created pursuant to this Agreement will constitute a valid, perfected first priority security interest in the Collateral in favor of the Administrative Agent for the ratable benefit of the Lenders, enforceable in accordance with its terms against all creditors of the Pledgor and any Persons purporting to purchase any Collateral from the Pledgor, except in each case as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               (c) The execution, delivery and performance of this Agreement will not violate any provision of any material Requirement of Law or material Contractual Obligation of the Pledgor and will not result in the creation or imposition of any Lien on any of the properties or revenues of the Pledgor pursuant to any such Requirement of Law or Contractual Obligation of the Pledgor, except the security interest created by this Agreement.

               (d) No consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any equity holder or creditor of the Pledgor), is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement except as described in Section 3.4 of the Credit Agreement.

               (e) No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Pledgor, threatened by or against the Pledgor or against any of its properties or revenues with respect to this Agreement or any of the transactions contemplated hereby.

               (f) The Pledged LLC Interests constitute all the issued and outstanding equity interests of the Borrower.

               (g) The Pledged LLC Interests have been duly and validly issued.

               (h) The Pledgor is the owner of, and has title to, the Pledged LLC Interests, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and Liens pursuant to the Second Priority Note Security Documents.

               (i) Each of the representations and warranties made by the Pledgor pursuant to Section 3 of the Timberlands Credit Agreement shall be true and correct on and as of the date hereof and is incorporated herein by reference.

               4. Covenants. The Pledgor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until this Agreement is terminated and the security interest created hereby is released in accordance with the terms hereof:

               (a) If the Pledgor shall, as a result of its ownership of the Pledged LLC Interests, become entitled to receive or shall receive any certificate or instrument (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any equity interests of the Pledged LLC Interests, or otherwise in respect thereof, the Pledgor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by the Pledgor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by the Pledgor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations. Any sums paid upon or in respect of the Pledged LLC Interests upon the liquidation or dissolution of the Borrower shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged LLC Interests or any property shall be distributed upon or with respect to the Pledged LLC Interests, in each case pursuant to the recapitalization or reclassification of the capital of the Borrower or pursuant to the reorganization thereof, the property so distributed shall be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of the Pledged LLC Interests (other than distributions permitted to be made or received pursuant to the Credit Agreement) shall be received by the Pledgor, the Pledgor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Lenders, segregated from other funds of the Pledgor, as additional collateral security for the Secured Obligations.

               (b) Without the prior written consent of the Administrative Agent, the Pledgor will not (1) vote to enable, or take any other action to permit, the Borrower to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of the Borrower except issuances of equity interests to the Pledgor which constitute Collateral hereunder, (2) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral or any other shares of Capital Stock of the Issuer owned by the Pledgor, (3) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Collateral or any other shares of Capital Stock of the Issuer owned by the Pledgor, or any interest therein, except for the security interests created by this Agreement or (4) enter into any agreement or undertaking restricting the right or ability of the Pledgor or the Administrative Agent (after foreclosure) to sell, assign or transfer any of the Collateral, except for agreements permitted by the Credit Agreement.

               (c) The Pledgor shall maintain the security interest created by this Agreement as a first, perfected security interest and shall defend such security interest against claims and demands of all Persons whomsoever except for permitted liens. At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of the Pledgor, the Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code (or similar laws) in effect in any jurisdiction with respect to the security interest created hereby. If any amount payable under or in connection with any of the Collateral (to the extent such amounts are otherwise required by this Agreement to be paid to the Administrative Agent) shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper in excess of $500,000 shall promptly upon receipt by Pledgor be delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

               (d) With respect to the Pledged LLC Interests, the Pledgor shall and shall cause the Borrower to, directly or indirectly,
          (i) perform and comply in all material respects with all the terms and provisions of any limited liability company agreement then in effect with respect thereto and required to be performed or complied by it, and (ii) enforce any limited liability company agreement then in effect in accordance with its terms.

               (e) The Pledgor shall pay, and save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement other than taxes covered by Section 2.18 of the Credit Agreement.

               (f) The Pledgor shall, and shall cause Timberlands, and, until the pledge of the Collateral (as defined in the Soucy Pledge Agreement) is released, Soucy, and each of the Subsidiaries of Timberlands and Soucy, as applicable, to furnish to the Administrative Agent each of the financial statements, certificates and other information as described in Sections 5.1 and 5.2 of the Timberlands Credit Agreement.

               (g) The Pledgor shall not, directly or indirectly, amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Paper Company Management Contract, except as permitted by the Timberlands Credit Agreement; provided, however, that the Pledgor may transfer its sole interest thereunder to an Affiliate of the Pledgor.

               (h) The Pledgor shall not suffer to exist any Lien on the equity interests of the Pledgor without prior written notice to the Administrative Agent.

                    To the extent that the provisions of this Section 4 refer to the Timberlands Credit Agreement, if the Timberlands Credit Agreement shall terminate, such references shall be deemed to refer to the Timberlands Credit Agreement immediately prior to such termination.

               5. Voting Rights. No vote shall be cast or corporate right exercised or other action taken which, in the Administrative Agent's reasonable judgment, would impair in any material respect the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, the Notes, this Agreement or any other Loan Document.

               6. Rights of the Lenders and the Administrative Agent. (a) All money Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent for the ratable benefit of the Lenders in a Collateral Account. All Proceeds while held by the Administrative Agent in a Collateral Account (or by the Pledgor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in paragraph 7(a).

               (b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the Pledgor, (1) the Administrative Agent shall have the right to receive any and all cash dividends and distributions paid in respect of the Pledged LLC Interests and make application thereof to the Secured Obligations in such order as the Credit Agreement shall provide, and (2) all equity interests of the Pledged LLC Interests shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such shares of the Pledged LLC Interests at any meeting of shareholders of the Borrower or otherwise and (B) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such equity interests of the Pledged LLC Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged LLC Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of the Borrower, or upon the exercise by the Pledgor or the Administrative Agent of any right, privilege or option pertaining to such shares of the Pledged LLC Interests, and in connection therewith, the right to deposit and deliver any and all of the Pledged LLC Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to the Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

               7. Remedies. (a) If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent's election, the Administrative Agent may apply all or any part of Proceeds held in any Collateral Account in payment of the Secured Obligations in such order as the Administrative Agent may elect and as permitted by law.

               (b) If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Code. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker's board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Pledgor, which right or equity is waived or released upon the consummation of such sale. The Administrative Agent shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred in respect thereof or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys' fees and disbursements of counsel to the Administrative Agent, to the payment in whole or in part of the Secured Obligations, in such order as the Administrative Agent may elect and as permitted by law, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-504(1)(c) of the Code, need the Administrative Agent account for the surplus, if any, to the Pledgor. To the extent permitted by applicable law, the Pledgor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder except to the extent arising out of gross negligence or willful misconduct of the Administrative Agent or such Lender. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

               8. Registration Rights; Private Sales. (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged LLC Interests pursuant to paragraph 7(b) hereof, and if in the reasonable opinion of the Administrative Agent it is necessary or advisable to have the Pledged LLC Interests, or that portion thereof to be sold, registered under the provisions of the Securities Act, the Pledgor will cause the Borrower to (1) execute and deliver, and cause the directors and officers of the Borrower to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Administrative Agent, necessary or advisable to register the Pledged LLC Interests, or that portion thereof to be sold, under the provisions of the Securities Act, (2) to use its reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged LLC Interests, or that portion thereof to be sold, and
          (3) to make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto.
          The Pledgor agrees to cause the Borrower to comply with the provisions of the securities or "Blue Sky" laws of any and all jurisdictions of the United States which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

               (b) The Pledgor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged LLC Interests, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged LLC Interests for the period of time necessary to permit the Borrower thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws of the United States, even if the Borrower would agree to do so.

               (c) The Pledgor further agrees to use its reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged LLC Interests pursuant to this Section valid and binding and in compliance with any and all other applicable Requirements of Law. The Pledgor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

               9. Irrevocable Authorization and Instruction to Borrower. The Pledgor hereby authorizes and instructs the Borrower to comply with any instruction received by it from the Administrative Agent in writing that (a) states that an Event of Default has occurred and is continuing and (b) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Pledgor, and the Pledgor agrees that the Borrower shall be fully protected in so complying.

               10.  Administrative Agent's Appointment as Attorney-in-Fact.
          (a) The Pledgor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent of the Administrative Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in the Administrative Agent's own name, from time to time in the Administrative Agent's discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including, without limitation, any financing statements, endorsements, assignments or other instruments of transfer, which power of attorney is only exercisable if an Event of Default shall have occurred and be continuing.

               (b) The Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in paragraph 10(a). All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released in accordance with the terms hereof.

               11. Duty of Administrative Agent. The Administrative Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under
          Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar securities and property for its own account, except that after the occurrence and during the continuance of an Event of Default the Administrative Agent shall have no obligation to invest funds held in any Collateral Account and may hold the same as demand deposits. Neither the Administrative Agent, any Lender nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so (unless the same shall result from the gross negligence or willful misconduct of such Person) or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

               12. Execution of Financing Statements. Pursuant to Section 9-402 of the Code, the Pledgor authorizes the Administrative Agent to file financing statements with respect to the Collateral without the signature of the Pledgor in such form and in such filing offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

               13. Authority of Administrative Agent. The Pledgor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement, but, as between the Administrative Agent and the Pledgor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and neither the Pledgor nor the Borrower shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

               14. Notices. All notices, requests and demands to or upon the Administrative Agent or the Pledgor to be effective shall be in writing (including by telecopy) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered or three Business Days after deposited in the mails, postage prepaid, or in the case of telecopy notice, when received, addressed as follows:

                    (1) if to the Administrative Agent, at its address or transmission number for notices provided in Section 9.2 of the Credit Agreement; and

                    (2) if to the Pledgor, at its address or transmission number for notices set forth under its signature below.

          The Administrative Agent and the Pledgor may change their addresses and transmission numbers for notices by notice in the manner provided in this Section.

               15. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

               16. Term of this Agreement. This Agreement shall continue in full force and effect until the Obligations and the obligations of the Pledgor hereunder shall be paid in full and the Commitments shall have been terminated. Upon such payment and termination, this Agreement shall automatically terminate and the security interests, pledges and liens hereunder released and the Agent and the Lenders shall, upon the request of the Pledgor and at the Pledgor's expense, execute and deliver to the Pledgor such documents and instruments evidencing such termination and release.

               17.   Amendments in Writing; No Waiver; Cumulative Remedies.
          (a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Pledgor and the Administrative Agent, provided that any provision of this Agreement may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent or by telex or facsimile transmission from the Administrative Agent.

               (b) Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to paragraph 17(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion.

               (c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

               (d) The Pledgor agrees that it will not permit any amendment or other modification of any of the covenants in the Timberlands Credit Agreement that are incorporated by reference or referred to herein unless such amendment or other modification has been consented to in writing by the Required Lenders under the Paper Company Credit Agreement.

               18. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

               19. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Pledgor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns.

               20. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

               21. Submission To Jurisdiction; Waivers. The Pledgor hereby irrevocably and unconditionally:

               (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

               (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

               (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Pledgor, its address set forth under its signature below or at such other address of which the Administrative Agent shall have been notified pursuant to Section 14 hereof;

               (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

               (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 20 any special, exemplary, punitive or consequential damages.

               22. Acknowledgements. The Pledgor hereby acknowledges that:

               (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

               (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Pledgor arising out of or in connection with this Agreement or any of the other Loan Documents to which it is a party, and the relationship between Administrative Agent and Lenders, on one hand, and the Pledgor, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

               (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Pledgor and the Lenders.

               23. WAIVER OF JURY TRIAL. THE PLEDGOR AND, BY ACCEPTANCE HEREOF, EACH OF THE ADMINISTRATIVE AGENT AND THE LENDERS, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY AND FOR ANY COUNTERCLAIM THEREIN.

               24. Limitation on Recourse. Anything herein to the contrary notwithstanding, from and after the date on which the Brant-Allen Guarantee shall have terminated in accordance with
          Section 11 thereof, the Agent and the Lenders shall have recourse in respect of the Pledgor's obligations hereunder solely to the Collateral and not to the Pledgor personally or to other assets of the Pledgor other than the Collateral.

               IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

                                            BRANT-ALLEN INDUSTRIES, INC.


                                        By:
                                        Title:

                                        Address for Notices:




                             ACKNOWLEDGEMENT AND CONSENT


               The undersigned hereby acknowledges receipt of a copy of the Pledge Agreement dated December 1, 1997, made by Brant-Allen Industries, Inc. for the benefit of Toronto-Dominion (Texas), Inc., as Administrative Agent (the "Pledge Agreement"). The undersigned agrees for the benefit of the Administrative Agent and the Lenders as follows:

               1. The undersigned will be bound by the terms of the Pledge Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

               2. The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in paragraph 4(a) of the Pledge Agreement.

               3. The terms of paragraph 8(c) of the Pledge Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it under or pursuant to or arising out of
          Section 8 of the Pledge Agreement.

               4. The undersigned agrees that it will not take any action or fail to take any action that will permit the Pledged LLC Interests to become "securities" within the meaning of Article 8 of the Uniform Commercial Code of the State of New York unless
          (i) the Issuer shall have provided 30 days prior written notice to the Administrative Agent and (ii) at the sole expense of the Issuer, the Issuer shall promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent may reasonably request to ensure that the Administrative Agent has "control" of such securities within the meaning of Article 8 of the Uniform Commercial Code of the State of New York and for the purposes of obtaining or preserving the full benefits of the Pledge Agreement and of the rights and powers granted therein.

                                          BEAR ISLAND PAPER COMPANY L.L.C.



                                        By:
                                        Title:

                                        Address for Notices:



                                                                 SCHEDULE 1
                                          TO PAPER COMPANY PLEDGE AGREEMENT




                         DESCRIPTION OF PLEDGED LLC INTERESTS


                                                            Percentage
                 Issuer              Type of Interest        Interest

                                                 EXHIBIT D-3 TO BANK CREDIT
                                                 AGREEMENT [FORM OF TIMBERLANDS
                                                 PLEDGE AGREEMENT]


                   FORM OF TIMBERLANDS PLEDGE AGREEMENT


               TIMBERLANDS PLEDGE AGREEMENT, dated as of December 1, 1997, made by BRANT-ALLEN INDUSTRIES, INC., a Delaware corporation (the "Pledgor") in favor of TORONTO-DOMINION (TEXAS), INC., as agent (in such capacity, the "Agent") for (i) the Timberlands Agent for the benefit of the Timberlands Lenders and (ii) the Paper Company Agent for the benefit of the Paper Company Lenders (as such terms are hereinafter defined).


                         W I T N E S S E T H :


        WHEREAS, pursuant to the Paper Company Credit Agreement, the Paper Company Lenders have severally agreed to make loans to the Paper Company (the "Paper Company Loans") upon the terms and subject to the conditions set forth therein and as a condition precedent thereof, the Pledgor has guaranteed payment and performance of the obligations of the Paper Company thereunder pursuant to a Guarantee of even date herewith (as amended modified and otherwise supplemented from time to time (the "Brant-Allen Guarantee");

        WHEREAS pursuant to the Timberlands Credit Agreement, the Timberlands Lenders have severally agreed to make loans to the Pledgor (the "Timberlands Loans") upon the terms and subject to the conditions set forth therein; and

        WHEREAS, it is a condition precedent to the obligation of the Paper Company Lenders to make the Paper Company Loans under the Paper Company Credit Agreement and the Timberlands Lenders to make the Timberlands Loans under the Timberlands Credit Agreement that the Pledgor shall have executed and delivered this Agreement to (i) secure payment and performance of the obligations of the Paper Company under the Paper Company Credit Agreement and the Pledgor under the Brant-Allen Guarantee and (ii) secure payment and performance of the obligations of the Pledgor under the Timberlands Credit Agreement.

               NOW, THEREFORE, in consideration of the premises and to induce (i) the Paper Company Agent and the Paper Company Lenders to enter into the Paper Company Credit Agreement and to induce the Paper Company Lenders to make the Paper Company Loans and (ii) the Timberlands Agent and the Timberlands Lenders to enter into the Timberlands Credit Agreement and to induce the Timberlands Lenders to make the Timberlands Loans, the Pledgor hereby agrees with the Agent, for the benefit of (i) the Paper Company Agent for the benefit of the Paper Company Lenders and (ii) the Timberlands Agent for the benefit of the Timberlands Lenders, as follows:

        1. Defined Terms. (a) Unless otherwise defined herein, terms defined in the Paper Company Credit Agreement and used herein shall have the meanings given to them in the Paper Company Credit Agreement.

        (b) The following terms shall have the following meanings:

        "Agreement": this Pledge Agreement, as the same may be amended, modified or otherwise supplemented from time to time.

        "Code": the Uniform Commercial Code from time to time in effect in the State of New York.

        "Collateral":  the Pledged LLC Interests and all Proceeds.

        "Collateral Account": any account established to hold cash Proceeds, maintained under the sole dominion and control of the Agent, subject to withdrawal by the Agent for the account of the Lenders only as provided in paragraph 7(a).

        "Credit Agreements": the collective reference to the Paper Company Credit Agreement and the Timberlands Credit Agreement.

        "Issuer": the company identified on Schedule 1 attached hereto as the issuer of the Pledged LLC Interests.

        "Lenders": the collective reference to the Paper Company Lenders and the Timberlands Lenders.

        "Loans": the collective reference to the Paper Company Loans and the Timberlands Loans.

        "Obligations":  as defined in the Brant-Allen Guarantee.

        "Paper Company": as defined in the definition of the Paper Company Credit Agreement.

        "Paper Company Agent": as defined in the definition of the Paper Company Credit Agreement.

        "Paper Company Credit Agreement": the credit agreement, dated as of December 1, 1997 (as amended, supplemented or otherwise modified from time to time) among Bear Island Paper Company, LLC (the "Paper Company"), Toronto-Dominion (Texas), Inc., as administrative agent (in such capacity, the "Paper Company Agent"), the arranger party thereto and the Lenders parties thereto (the "Paper Company Lenders").

        "Paper Company Lenders": as defined in the definition of the Paper Company Credit Agreement.

        "Paper Company Loans":  as defined in the recitals hereto.

        "Pledged LLC Interests": in each case, whether now existing or hereafter acquired, all of the Pledgor's right, title and interest in and to:

               (a) equity interests of the Issuer, but not the Pledgor's obligations from time to time as a holder of equity interests in such Issuer (unless the Agent or its designee, on behalf of the Agent and the Lenders, shall elect to become a holder of interests in any such Issuer in connection with its exercise of remedies pursuant to the terms hereof);

               (b) any and all moneys due and to become due to the Pledgor now or in the future by way of a distribution made to the Pledgor in its capacity as a holder of equity interests in the Issuer or otherwise in respect of the Pledgor's interest as a holder of equity interests in the Issuer;

               (c) any other property of the Issuer to which the Pledgor now or in the future may be entitled in respect of its equity interests in the Issuer by way of distribution, return of capital or otherwise;

               (d) any other claim or right which the Pledgor now has or may in the future acquire in respect of its equity interests in the Issuer;

               (e) all certificates, options or rights of any nature whatsoever that may be issued or granted by the Issuer with respect to the equity interests of the Issuer to the Pledgor while this Agreement is in effect; and

               (f) to the extent not otherwise included, all Proceeds of any or all of the foregoing.

        "Proceeds": all "proceeds" as such term is defined in Section 9-306(1) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Pledged LLC Interests, collections thereon or distributions with respect thereto.

        "Secured Obligations": the collective reference to (a) the Obligations, (b) any and all unpaid principal of and interest on any obligations of the Pledgor to the Timberlands Agent and the Timberlands Lenders (or, in the case of Interest Rate Protection Agreements and Currency Swap Agreements, any affiliate of any Lender) (including, without limitation, interest accruing at the then applicable rate provided in the Timberlands Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like petition, relating to the Pledgor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Timberlands Credit Agreement, the notes thereunder, any Interest Rate Protection Agreement or Currency Swap Agreement entered into with any Timberlands Lender or any affiliate thereof or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Timberlands Agent or to the Timberlands Lenders that are required to be paid by the Pledgor pursuant to the terms of the Timberlands Credit Agreement or any other document made, delivered or given in connection therewith), and (c) all obligations and liabilities of the Pledgor which may arise under or in connection with this Agreement, the Brant-Allen Guarantee or any other Loan Document to which the Pledgor is a party, whether on account of fees, indemnities, costs, expenses or otherwise that are required to be paid by the Pledgor pursuant to the terms thereof (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Pledgor pursuant to the terms of this Agreement or any other Loan Document to which the Pledgor is a party).

        "Securities Act":  the Securities Act of 1933, as amended.

        "Timberlands Agent": as defined in the definition of the Timberlands Credit Agreement.

        "Timberlands Credit Agreement": the credit agreement, dated as of December 1, 1997 (as amended, supplemented or otherwise modified from time to time) among the Pledgor, Toronto-Dominion (Texas), Inc., as administrative agent (in such capacity, the "Timberlands Agent") and the Lenders parties thereto (the "Timberlands Lenders").

        "Timberlands Lenders": as defined in the definition of the Timberlands Credit Agreement.

        "Timberlands Loans":  as defined in the recitals hereto.

        (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to this Agreement unless otherwise specified.

        (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

        2. Pledge; Grant of Security Interest. The Pledgor hereby grants to the Agent, for the benefit of (i) the Paper Company Agent for the benefit of the Paper Company Lenders and (ii) the Timberlands Agent for the benefit of the Timberlands Lenders, a first priority security interest in the Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations (for the benefit of the Paper Company Lenders and the Timberlands Lenders in the respective priorities established pursuant to the Intercreditor Agreement).

        3. Representations and Warranties. The Pledgor represents and warrants that:

        (a) The Pledgor has the corporate power and authority and the legal right to execute and deliver, to perform its obligations under, and to grant the security interests in the Collateral pursuant to, this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of, and grant of the security interests in the Collateral pursuant to, this Agreement.

        (b) This Agreement constitutes a legal, valid and binding obligation of the Pledgor, enforceable in accordance with its terms, and upon the filing of a UCC-1 financing statement in appropriate form in the office of the Secretary of State of Connecticut, the security interests created pursuant to this Agreement will constitute a valid, perfected first priority security interest in the Collateral in favor of the Agent for the benefit of (i) the Paper Company Agent for the benefit of the Paper Company Lenders and (ii) the Timberlands Agent for the benefit of the Timberlands Lenders, respectively, enforceable in accordance with its terms against all creditors of the Pledgor and any Persons purporting to purchase any Collateral from the Pledgor, except in each case as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        (c) The execution, delivery and performance of this Agreement will not violate any provision of any material Requirement of Law or material Contractual Obligation of the Pledgor and will not result in the creation or imposition of any Lien on any of the properties or revenues of the Pledgor pursuant to any such Requirement of Law or Contractual Obligation of the Pledgor, except the security interest created by this Agreement.

        (d) No consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any equity holder or creditor of the Pledgor), is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except as described in Section 3.4 of the Paper Company Credit Agreement.

        (e) No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Pledgor, threatened by or against the Pledgor or against any of its properties or revenues with respect to this Agreement or any of the transactions contemplated hereby.

        (f) The Pledged LLC Interests constitute all of the issued and outstanding equity interests of the Issuer.

        (g) All of the Pledged LLC Interests have been duly and validly issued.

        (h) The Pledgor is the owner of, and has title to, the Pledged LLC Interests, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interests created by this Agreement and Liens pursuant to the Second Priority Note Security Documents.

        4. Covenants. The Pledgor covenants and agrees with the Agent and the Lenders that, from and after the date of this Agreement until this Agreement is terminated and the security interests created hereby are released in accordance with the terms hereof:

        (a) If the Pledgor shall, as a result of its ownership of the Pledged LLC Interests, become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any equity interests of the Pledged LLC Interests, or otherwise in respect thereof, the Pledgor shall accept the same as the agent of the Agent and the Lenders, hold the same in trust for the Agent and the Lenders and deliver the same forthwith to the Agent in the exact form received, duly indorsed by the Pledgor to the Agent, if required, together with an undated power covering such certificate duly executed in blank by the Pledgor and with, if the Agent so requests, signature guaranteed, to be held by the Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations. Any sums paid upon or in respect of the Pledged LLC Interests upon the liquidation or dissolution of the Issuer shall be paid over to the Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged LLC Interests or any property shall be distributed upon or with respect to the Pledged LLC Interests, in each case pursuant to the recapitalization or reclassification of the capital of the Issuer or pursuant to the reorganization thereof, the property so distributed shall be delivered to the Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of the Pledged LLC Interests (other than distributions permitted to be made or received pursuant to the Credit Agreements) shall be received by the Pledgor, the Pledgor shall, until such money or property is paid or delivered to the Agent, hold such money or property in trust for the Lenders, segregated from other funds of the Pledgor, as additional collateral security for the Secured Obligations.

        (b) Except as permitted by the Credit Agreements, without the prior written consent of the Agent, the Pledgor will not (1) vote to enable, or take any other action to permit, the Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of the Issuer except issuances of equity interests to the Pledgor which constitute Collateral hereunder, (2) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral, (3) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Collateral, or any interest therein, except for the security interests created by this Agreement or (4) enter into any agreement or undertaking restricting the right or ability of the Pledgor or the Agent (after foreclosure) to sell, assign or transfer any of the Collateral other than such restrictions under the Credit Agreements, the Second
Priority Notes and the Second Priority Indenture.

        (c) The Pledgor shall maintain the security interest created by this Agreement as a first priority perfected security interest, and shall defend such security interests against claims and demands of all Persons whomsoever except for permitted liens. At any time and from time to time, upon the written request of the Agent, and at the sole expense of the Pledgor, the Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code (or similar laws) in effect in any jurisdiction with respect to the security interests created hereby. If any amount payable under or in connection with any of the Collateral (to the extent such amounts are otherwise required by this Agreement to be paid to the Agent) shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper in excess of $500,000 shall promptly upon receipt by the Pledgor be delivered to the Agent, duly endorsed in a manner satisfactory to the Agent, to be held as Collateral pursuant to this Agreement.

        (d) With respect to the Pledged LLC Interests, the Pledgor shall and shall cause the Issuer to, directly or indirectly, (i) perform and comply in all material respects with all the terms and provisions of any limited liability company agreement then in effect with respect thereto and required to be performed or complied by it and (ii) enforce any limited liability company agreement then in effect in accordance with its terms.

        (e) The Pledgor shall pay, and save the Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement, other than taxes covered by Section 2.18 of the Paper Company Credit Agreement or
Section 2.15 of the Timberlands Credit Agreement.

        (f) The Pledgor shall not, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except as permitted by the Timberlands Credit Agreement.

        (g) The Pledgor shall not permit the Issuer to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except as permitted by the Timberlands Credit Agreement.

        (h) The Pledgor shall not (i) directly or indirectly, create, incur, assume or suffer to exist any Lien on the Capital Stock of the Issuer or (ii) permit the Issuer to create, incur, assume or suffer to exist any Lien on any Property of the Issuer except, in each case, as permitted by the Timberlands Credit Agreement.

               To the extent that the provisions of this Section 4 refer to the Timberlands Credit Agreement, if the Timberlands Credit Agreement shall terminate, such references shall be deemed to refer to the Timberlands Credit Agreement immediately prior to such termination.

        5. Voting Rights. No vote shall be cast or corporate right exercised or other action taken which, in the Agent's reasonable judgment, would impair in any material respect the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreements, the notes thereunder, this Agreement or any other Loan Document.

        6. Rights of the Lenders and the Agent. (a) All money Proceeds received by the Agent hereunder shall be held by the Agent for the ratable benefit of the Lenders in a Collateral Account. All Proceeds while held by the Agent in a Collateral Account (or by the Pledgor in trust for the Agent and the Lenders) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in paragraph 7(a).

          (b) If an Event of Default shall occur and be continuing and the Agent shall give notice of its intent to exercise such rights to the Pledgor, (1) the Agent shall have the right to receive any and all cash dividends and distributions paid in respect of the Pledged LLC Interests and make application thereof to the Secured Obligations in such order as the Agent may determine, and (2) all equity interests of the Pledged LLC Interests shall be registered in the name of the Agent or its nominee, and the Agent or its nominee may thereafter exercise all voting, corporate and other rights pertaining to such Pledged LLC Interests at any meeting of shareholders of the Issuer or otherwise and any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such Pledged LLC Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged LLC Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of the Issuer, or upon the exercise by the Pledgor or the Agent of any right, privilege or option pertaining to such Pledged LLC Interests, and in connection therewith, the right to deposit and deliver any and all of the Pledged LLC Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Agent may determine), all without liability except to account for property actually received by it, but the Agent shall have no duty to the Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

        7. Remedies.(a) If an Event of Default shall have occurred and be continuing, at any time at the Agent's election, the Agent may apply all or any part of Proceeds held in any Collateral Account in payment of the Secured Obligations in accordance with the Intercreditor Agreement and as permitted by law.

          (b) If an Event of Default shall occur and be continuing, the Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Code. Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker's board or office of the Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Pledgor, which right or equity is waived or released upon the consummation of such sale. The Agent shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred in respect thereof or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Agent and the Lenders hereunder, including, without limitation, reasonable attorneys' fees and reasonable disbursements of counsel to the Agent, to the payment in whole or in part of the Secured Obligations, in accordance with the Intercreditor Agreement and as permitted by law, and only after such application and after the payment by the Agent of any other amount required by any provision of law, including, without limitation, Section 9-504(1)(c) of the Code, need the Agent account for the surplus, if any, to the Pledgor. To the extent permitted by applicable law, the Pledgor waives all claims, damages and demands it may acquire against the Agent or any Lender arising out of the exercise by them of any rights hereunder except to the extent arising out of gross negligence or willful misconduct of the Agent or such Lender. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

        8. Registration Rights; Private Sales. (a) If the Agent shall determine to exercise its right to sell any or all of the Pledged LLC Interests pursuant to paragraph hereof, and if in the reasonable opinion of the Agent it is necessary or advisable to have the Pledged LLC Interests, or that portion thereof to be sold, registered under the provisions of the Securities Act, the Pledgor will cause the Issuer thereof to execute and deliver, and cause the directors and officers of the Issuer to (1) execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Agent, necessary or advisable to register the Pledged LLC Interests, or that portion thereof to be sold, under the provisions of the Securities Act, (2) to use its reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged LLC Interests, or that portion thereof to be sold, and (3) to make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. The Pledgor agrees to cause the Issuer to comply with the provisions of the securities or "Blue Sky" laws of any and all jurisdictions of the United States which the Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

          (b) The Pledgor recognizes that the Agent may be unable to effect a public sale of any or all the Pledged LLC Interests, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Agent shall be under no obligation to delay a sale of any of the Pledged LLC Interests for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws of the United States, even if the Issuer would agree to do so.

          (c) The Pledgor further agrees to use its reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged LLC Interests pursuant to this Section valid and binding and in compliance with any and all other applicable Requirements of Law. The Pledgor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Agent and the Lenders, that the Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

        9. Irrevocable Authorization and Instruction to Issuer. The Pledgor hereby authorizes and instructs the Issuer to comply with any instruction received by it from the Agent in writing that (a) states that an Event of Default has occurred and is continuing and (b) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Pledgor, and the Pledgor agrees that the Issuer shall be fully protected in so complying.

        10. Agent's Appointment as Attorney-in-Fact. (a) The Pledgor hereby irrevocably constitutes and appoints the Agent and any officer or agent of the Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in the Agent's own name, from time to time in the Agent's discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including, without limitation, any financing statements, endorsements, assignments or other instruments of transfer, which power of attorney is only exercisable if an Event of Default shall have occurred and be continuing.

          (b) The Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in paragraph 10(a). All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released in accordance with the terms hereof.

          11. Duty of Agent. The Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Agent deals with similar securities and property for its own account, except that after the occurrence and during the continuance of an Event of Default the Agent shall have no obligation to invest funds held in any Collateral Account and may hold the same as demand deposits. Neither the Agent, any Lender nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so (unless the same shall result from the gross negligence or willful misconduct of such Person) or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

        12. Execution of Financing Statements. Pursuant to Section 9-402 of the Code, the Pledgor authorizes the Agent to file financing statements with respect to the Collateral without the signature of the Pledgor in such form and in such filing offices as the Agent reasonably determines appropriate to perfect the security interests of the Agent under this Agreement. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

        13. Authority of Agent. The Pledgor acknowledges that the rights and responsibilities of the Agent under this Agreement with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Agent, the Paper Company Agent and the Timberlands Agent, be governed by the Credit Agreements and the Intercreditor Agreement, but, as between the Agent and the Pledgor, the Agent shall be conclusively presumed to be acting as agent for the Paper Company Agent and the Timberlands Agent with full and valid authority so to act or refrain from acting, and neither the Pledgor nor the Issuer shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

        14. Notices. All notices, requests and demands to or upon the Agent or the Pledgor to be effective shall be in writing (including by telecopy) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered or three Business Days after being deposited in the mails, postage prepaid, or in the case of telecopy notice, when received, addressed as follows:

          (1) if to the Agent, at its address or transmission number for notices provided below:

                              Toronto-Dominion (Texas), Inc.
                              909 Fannin Street
                              Houston, TX  77010
                              Attention:  Jano Mott
                              Phone:  (713) 951-9921
                              Telecopy:  (713) 653-8283

      with a copy to:         The Toronto-Dominion Bank
                              31 West 52nd Street
                              New York, New York  10019
                              Attention:  John Lawson
                              Phone:  (212) 468-0708
                              Telecopy:  (212) 397-4135

          (2) if to the Pledgor, at its address or transmission number for notices set forth under its signature below.

The Agent and the Pledgor may change their addresses and transmission numbers for notices by notice in the manner provided in this Section.

        15. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          16. Amendments in Writing; No Waiver; Cumulative Remedies.
(a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Pledgor and the Agent, provided that any provision of this Agreement may be waived by the Agent and the Lenders in a letter or agreement executed by the Agent or by telex or facsimile transmission from the Agent.

          (b) Neither the Agent nor any Lender shall by any act
(except by a written instrument pursuant to paragraph 16(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Agent or such Lender would otherwise have on any future occasion.

          (c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

          (d) The Pledgor agrees that it will not permit any amendment or other modification of any of the covenants in the Timberlands Credit Agreement that are incorporated by reference or referred to herein unless such amendment or other modification has been consented to in writing by the Required Lenders under the Paper Company Credit Agreement.

          17. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

          18. Term of this Agreement. This Agreement shall continue in full force and effect until the Obligations and the obligations of the Pledgor hereunder shall be paid in full and the Commitments shall have been terminated. Upon such payment and termination, this Agreement shall automatically terminate and the security interests, pledges and liens hereunder released and the Agent and the Lenders shall, upon the request of the Pledgor and at the Pledgor's expense, execute and deliver to the Pledgor such documents and instruments evidencing such termination and release.

          19. Limitation on Recourse. Anything herein to the contrary notwithstanding, from and after the date on which the Brant-Allen Guarantee shall have terminated in accordance with Section 11 thereof, the Agent and the Lenders shall have recourse in respect of the Pledgor's obligations hereunder solely to the Collateral and not to the Pledgor personally or to other assets of the Pledgor other than the Collateral.

          20. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Pledgor and shall inure to the benefit of the Agent and the Lenders and their successors and assigns.

          21. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.


        IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

                                  BRANT-ALLEN INDUSTRIES, INC.


                                  By:
                                  Title:


                                   Address for Notices:

                      ACKNOWLEDGEMENT AND CONSENT


        The undersigned hereby acknowledges receipt of a copy of the Pledge Agreement dated December 1, 1997, made by Brant-Allen
Industries, Inc. for the benefit of Toronto-Dominion (Texas), Inc., as Administrative Agent (the "Pledge Agreement"). The undersigned agrees for the benefit of the Agent and the Lenders as follows:

        1. The undersigned will be bound by the terms of the Pledge Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

        2. The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in paragraph 4(a) of the Pledge Agreement.

        3. The terms of paragraph 9 of the Pledge Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it under or pursuant to or arising out of Section 8 of the Pledge Agreement.

        4. The undersigned agrees that it will not take any action or fail to take any action that will permit the Pledged LLC Interests to become "securities" within the meaning of Article 8 of the Uniform Commercial Code of the State of New York unless (i) the Issuer shall have provided 30 days prior written notice to the Administrative Agent and (ii) at the sole expense of the Issuer, the Issuer shall promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent may reasonably request to ensure that the Administrative Agent has "control" of such securities within the meaning of Article 8 of the Uniform Commercial Code of the State of New York for the purposes of obtaining or preserving the full benefits of the Pledge Agreement and of the rights and powers granted therein.

                                BEAR ISLAND TIMBERLANDS COMPANY, LLC


                                By:
                                Title:

                                Address for Notices

                                                               SCHEDULE 1
                                          TO TIMBERLANDS PLEDGE AGREEMENT


                 DESCRIPTION OF PLEDGED LLC INTERESTS
                 ------------------------------------





Issuer                         Type of Interest      Percentage Interest
------                         ----------------      -------------------

                                                 EXHIBIT E TO BANK CREDIT
                                                 AGREEMENT (FORM OF MORTGAGE)

                               DEED OF TRUST

                                    from

                BEAR ISLAND PAPER COMPANY, L.L.C., Grantor,
                           successor by merger to
                       BEAR ISLAND MERGERCO, L.L.C.,
                         successor by conversion to
                      BEAR ISLAND PAPER COMPANY, L.P.

                                     to

                SOUTHERN TITLE SERVICES CORPORATION, Trustee

                              for the use and
                                 benefit of

                      TORONTO-DOMINION (TEXAS), INC.,
                    As Administrative Agent, Beneficiary

                        DATED AS OF DECEMBER 1, 1997

                     This document was prepared by, and
                     after recording, please return to:

                         Simpson Thacher & Bartlett
                        a partnership which includes
                         professional corporations
                            425 Lexington Avenue
                         New York, New York  10017

                         ATTN: Amy Jedlicka, Esq.



     This document was prepared by, and                     [Virginia]
     after recording, please return to:

     Simpson Thacher & Bartlett
     a partnership which includes
     professional corporations
     425 Lexington Avenue
     New York, New York  10017

     ATTN: Amy Jedlicka, Esq.

     THIS IS A CREDIT LINE DEED OF TRUST within the meaning of Section 55-58.2 of the Code of Virginia (1950), as amended. For purposes of and to the extent required by such Section, (i) the name of, and the address at which communications may be mailed or delivered to the Administrative Agent acting on behalf of the noteholders secured by this Deed of Trust is TORONTO-DOMINION (TEXAS), INC., as Administrative Agent, 909 Fannin Street, Houston, Texas 77010, and (ii) the maximum aggregate amount of principal to be secured hereunder at any one time is $120,000,000.00.

                               DEED OF TRUST

               THIS DEED OF TRUST, dated as of December 1, 1997 is made by BEAR ISLAND PAPER COMPANY, L.L.C., a Virginia limited liability company ("GRANTOR"), successor by merger to BEAR ISLAND MERGERCO, L.L.C., successor by conversion to BEAR ISLAND PAPER COMPANY, L.P., whose address is P.O. Box 2119, 10026 Old Ridge Rd. (Route 738), Ashland, Virginia 23005, to SOUTHERN TITLE SERVICES CORPORATION, a Virginia corporation, ("TRUSTEE") whose address is P.O. Box 399, Richmond, Virginia 23218-0399, for the use and benefit of TORONTO-DOMINION (TEXAS), INC., as Administrative Agent for the Lenders referred to below (in such capacity, together with its successors and assigns, "BENEFICIARY"), whose address is 909 Fannin Street, Houston, Texas 77010. References to this "DEED OF TRUST" shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

                                 Background

               A. Grantor has entered into that certain Credit Agreement dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT") with the several banks and other financial institutions or entities from time to time parties thereto (the "LENDERS"), Beneficiary and TD Securities (USA), Inc., as Arranger. The terms of the Credit Agreement are incorporated by reference in this Deed of Trust as if the terms thereof were fully set forth herein. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. References in this Deed of Trust to the "DEFAULT RATE" shall mean the rate of interest per annum equivalent to the Base Rate plus 2%.

               B. Grantor is the owner of the parcel(s) of real property described on Schedule A attached (such real property, together with all of the buildings, improvements, structures and fixtures now or subsequently located thereon (the "IMPROVEMENTS"), being collectively referred to as the "REAL ESTATE").

               C. Pursuant to the terms and conditions of the Credit Agreement, (i) the Term Loan Lenders have agreed to make certain Term Loans to Grantor in the aggregate principal amount of $70,000,000 and (ii) the Revolving Credit Lenders have agreed to make certain Revolving Credit Loans to Grantor in the maximum aggregate principal amount of $50,000,000.

               D. It is a condition precedent, among others, to the obligations of the Lenders to make the Loans that Grantor execute and deliver this Deed of Trust.

                              Granting Clauses

               For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor agrees that to secure:

               (a) repayment of the principal of and payment of interest (including, without limitation, interest accruing after the maturity of the Loans made by each Lender and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans made by each Lender to, and the Notes held by each Lender of, Grantor;

               (b) payment of all obligations of Grantor under any Interest Rate Protection Agreement and Currency Swap Agreement;

               (c) payment of all other obligations and liabilities of Grantor to Beneficiary and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, the Interest Rate Protection Agreements, Currency Swap Agreements, this Deed of Trust, the other Loan Documents or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to Beneficiary or to the Lenders that are required to be paid by Grantor pursuant to the terms of the Credit Agreement, this Deed of Trust or any other Loan Documents) (the items set forth in clauses (a) through (c) being referred to herein collectively as the "INDEBTEDNESS"); and

               (d) the performance and observance of each obligation, term, covenant and condition to be performed or observed by Grantor (the "OBLIGATIONS") under, in connection with or pursuant to the provisions of the Credit Agreement, the Notes, the Interest Rate Protection Agreements, Currency Swap Agreements, this Deed of Trust and any of the other Security Documents or any of the other Loan Documents;

     GRANTOR HEREBY CONVEYS TO TRUSTEE AND HEREBY GRANTS, ASSIGNS, TRANSFERS AND SETS OVER TO TRUSTEE, IN TRUST FOREVER, WITH
     GENERAL WARRANTY AND ENGLISH COVENANTS OF TITLE AND WITH POWER OF SALE AND RIGHT OF ENTRY AND POSSESSION, AND GRANTS BENEFICIARY AND TRUSTEE A SECURITY INTEREST IN:

               (A) the Real Estate; all (i) trees and timber, including, without limitation, standing timber and crops, now located on or hereafter planted or growing in the soil of, or otherwise attributable to, any of the Premises (as hereinafter defined), or any part or parcel thereof, and all additions, substitutions and replacements thereof and (ii) any and all trees and timber which have been severed, cut or harvested from the Premises or any part or parcel thereof ("HARVESTED TIMBER"; all of the foregoing in clauses (i) and (ii) of this paragraph (A) being referred to as "TIMBER");

               (B) all the estate, right, title, claim or demand whatsoever of Grantor, in possession or expectancy, in and to the Real Estate or any part thereof;

               (C) all right, title and interest of Grantor in, to and under all easements, rights of way, gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

               (D) all right, title and interest of Grantor in, to and under all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings, fittings and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Grantor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, data processing equipment, fittings and fixtures of every kind and description (all of the foregoing in this paragraph
          (D) being referred to as the "EQUIPMENT");

               (E) all right, title and interest of Grantor in and to all substitutes and replacements of, and all additions and improvements to, the Real Estate and the Equipment, subsequently acquired by or released to Grantor or constructed, assembled or placed by Grantor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Grantor;

               (F) all right, title and interest of Grantor in, to and under all leases, subleases, underlettings, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Grantor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the "LEASES"), and all rights of Grantor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Trust Property (as defined below) (collectively, the "RENTS");

               (G) all unearned premiums under insurance policies now or subsequently obtained by Grantor relating to the Real Estate or Equipment and Grantor's interest in and to all such insurance policies and all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

               (H)  all right, title and interest of Grantor in and to
          (i) all contracts from time to time executed by Grantor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all agreements relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment (collectively, the "CONTRACTS"), (ii) all consents, licenses, building permits, documents, certificates of occupancy and other governmental approvals relating to (a) the construction, completion, occupancy, use or operation of the Real Estate or any part thereof and (b) the harvesting, cutting, severing, transportation, storage, processing or handling of the Timber (collectively, the "PERMITS") and (iii) all drawings, plans, engineering reports, specifications, land planning, maps, surveys and information and any other reports and similar or related items relating to the Real Estate (collectively, the "PLANS");

               (I) any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Beneficiary as provided in this Deed of Trust;

               (J) all proceeds, both cash and noncash, of the foregoing;

               Provided, however, that in each case with respect to all of the foregoing such grant is made only to the extent the grant by such Grantor of a security interest pursuant to this Deed of Trust in its right, title and interest in such contract, agreement, instrument, indenture or other general intangible is not prohibited by such contract, agreement, instrument, indenture or other general intangible without the consent of any party thereto, would not give any other party to such contract, agreement, instrument, indenture or other general intangible the right to terminate its obligations thereunder, or is permitted with consent if all necessary consents to such grant of a security interest have been obtained from the other parties thereto (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents); provided, that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a security interest pursuant to this Deed of Trust in any amounts due or become due under any such contract, agreement, instrument, indenture, or other general intangible.

               (All of the foregoing property and rights and interests now owned or held or subsequently acquired by Grantor and described in the foregoing clauses (A) through (E) are collectively referred to as the "PREMISES", and those described in the foregoing clauses (A) through (J) are collectively referred to as the "TRUST PROPERTY").

               TO HAVE AND TO HOLD the Trust Property and the rights and privileges hereby granted unto Trustee, its successors and assigns IN TRUST FOREVER for the uses and purposes set forth, until the Indebtedness is fully paid and the Obligations fully performed.

                            Terms and Conditions

               Grantor further represents, warrants, covenants and agrees with Trustee and Beneficiary as follows:

               1. Warranty of Title. GRANTOR WARRANTS ITS TITLE TO THE TRUST PROPERTY GENERALLY AND WITH ENGLISH COVENANTS OF TITLE, subject only to (i) the matters that are set forth in Schedule B of the title insurance policy or policies being issued to Beneficiary to insure the lien of this Deed of Trust, (ii) the security interest granted by Grantor to Beneficiary pursuant to the Security and Pledge Agreement, and (iii) liens permitted by the Credit Agreement (the "PERMITTED EXCEPTIONS").

               2. Payment of Indebtedness. Grantor shall pay the Indebtedness at the times and places and in the manner specified in the Notes, the Credit Agreement, any Interest Rate Protection Agreement and in any other Loan Document and shall perform all the Obligations.

               3. Requirements. (a) Grantor shall promptly comply with, or cause to be complied with, and conform to all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each of the United States of America, any State and any municipality, local government or other political subdivision thereof and any agency, department, bureau, board, commission or other instrumentality of any of them, now existing or subsequently created (collectively, "GOVERNMENTAL AUTHORITY") which has jurisdiction over the Trust Property or relates to the harvesting, cutting, severance, handling or transporting of Timber, and all covenants, restrictions and conditions now or later of record which may be applicable to any of the Trust Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Trust Property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Grantor or to any of the Trust Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Trust Property are collectively referred to as the "LEGAL REQUIREMENTS".

               (b) From and after the date of this Deed of Trust, Grantor shall not by act or omission permit any building or other improvement on any premises not subject to the lien created by this Deed of Trust to rely on the Premises or any part thereof or any interest therein to fulfill any Legal Requirement, and Grantor hereby assigns to Beneficiary any and all rights to give consent for all or any portion of the Premises or any interest therein to be so used. Grantor shall not by act or omission impair the integrity of any of the Real Estate so as to constitute an illegal subdivision or to prohibit separately described parcels of the Premises and Improvements from being conveyed as separate zoning or tax lots. Grantor represents that the Premises are not part of a larger tract of land owned by Grantor or its affiliates or otherwise considered as part of one zoning or tax lot, or, if they are that any authorization or variance required for the subdivision of such larger tract which a sale of the Premises would entail has been obtained from all appropriate Governmental Authorities so that the Premises and Improvements constitute one zoning or tax lot capable of being conveyed as such. Any act or omission by Grantor which would result in a violation of any of the provisions of this subsection shall be void.

               4. Payment of Taxes and Other Impositions. (a) Promptly when due, Grantor shall pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Trust Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Trust Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the "IMPOSITIONS"). Grantor shall within 30 days after each due date deliver to Beneficiary (i) original or copies of receipted bills and cancelled checks evidencing payment of such Imposition if it is a real estate tax or other public charge and (ii) evidence acceptable to Beneficiary showing the payment of any other such Imposition. If by law any Imposition, at Grantor's option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Grantor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

               (b) Nothing herein shall affect any right or remedy of Trustee or Beneficiary under this Deed of Trust or otherwise, without notice or demand to Grantor, to pay any Imposition after the date such Imposition shall have become due. Any sums paid by Trustee or Beneficiary in discharge of any Impositions shall be payable on demand by Grantor to Trustee or Beneficiary, as the case may be, together with interest at the Default Rate as set forth above.

               (c)  Grantor shall have the right before any
     delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Grantor's covenant to pay any such Imposition at the time and in the manner provided in this Section unless (i) Grantor has given prior written notice to Beneficiary of Grantor's intent so to contest or object to an Imposition, (ii) Grantor shall demonstrate to Beneficiary's satisfaction that the legal proceedings shall operate conclusively to prevent the sale of the Trust Property, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings and (iii) Grantor shall furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Beneficiary in the amount of the Impositions which are being contested plus any interest and penalty which may be imposed thereon and which could become a charge against the Real Estate or any part of the Trust Property.

               5. Insurance. (a) Grantor shall maintain or cause to be maintained on all of the Premises:

               (i) property insurance against loss or damage by fire, lightning, windstorm, tornado, water damage, flood, earthquake and by such other further risks and hazards as now are or subsequently may be covered by an "all risk" policy or a fire policy covering "special" causes of loss, and the policy limits shall be automatically reinstated after each loss (provided that Grantor shall not be obligated to maintain the insurance coverage required by this subparagraph (i) with respect to any portion of the Premises that consists of a separate tract or parcel containing 75 or more acres on which (and only for so long as) the average capitalized cost of the Improvements is less than $50.00 (Fifty Dollars) per acre net of depreciation (collectively, "UNIMPROVED LANDS"));

              (ii) commercial general liability insurance under a policy including the "broad form CGL endorsement" (or which incorporates the language of such endorsement), covering all claims for personal injury, bodily injury or death, or property damage occurring on, in or about the Premises in an amount not less than $10,000,000 or such other amount as may be approved by Beneficiary (such $10,000,000 coverage may be satisfied by a combination of primary and excess limit or umbrella coverage totalling not less than $10,000,000) combined single limit with respect to injury and property damage relating to any one occurrence plus such excess limits as Beneficiary shall request from time to time;

              (iii) insurance against rent loss, extra expense or business interruption in amounts satisfactory to Beneficiary, but not less than one year's gross rent or gross income (provided that Grantor shall not be obligated to maintain the insurance coverage required by this subparagraph (iii) with respect to any Unimproved Lands);

               (iv) if any portion of the Premises upon which any Improvements are located are in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, flood insurance in an amount satisfactory to Beneficiary, but in no event less than the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended; and

               (v)  such other insurance in such amounts as
          Beneficiary may reasonably request from time to time against loss or damage by any other risk commonly insured against by persons occupying or using like properties in the locality or localities in which the Real Estate is situated.

               (b) Each insurance policy (other than flood insurance) shall (i) provide that it shall not be cancelled without 30-days' prior written notice to Beneficiary, and (ii) with respect to all property insurance, provide for deductibles in an amount reasonably satisfactory to Beneficiary, contain a "Replacement Cost Endorsement" (or attaching an agreed amount endorsement satisfactory to Beneficiary), with loss payable solely to Beneficiary as its interest may appear, without contribution, under a "standard" or "New York" mortgagee clause acceptable to Beneficiary. Each policy shall expressly provide that any proceeds which are payable to Beneficiary shall be paid by check payable to the order of Beneficiary only and requiring the endorsement of Beneficiary. In lieu thereof, the Grantor may satisfy the foregoing by delivering an irrevocable power of attorney to Beneficiary authorizing Beneficiary to endorse any check payable under such policy which is made out to Grantor.

               (c) Grantor shall deliver to Beneficiary an original of each insurance policy required to be maintained, or a certificate of such insurance acceptable to Beneficiary, together with a copy of the declaration page for each such policy.
     Grantor shall (i) pay as they become due all premiums for such insurance and (ii) not later than 15 days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section, deliver a renewed policy or policies, or duplicate original or originals thereof, marked "premium paid," or accompanied by such other evidence of payment satisfactory to Beneficiary.

               (d) If Grantor is in default of its obligations to insure or deliver any such prepaid policy or policies, then Beneficiary, at its option and without notice, may effect such insurance from year to year, and pay the premium or premiums therefor, and Grantor shall pay to Beneficiary on demand such premium or premiums so paid by Beneficiary with interest from the time of payment at the Default Rate.

               (e)  Grantor promptly shall comply with and conform to
     (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Grantor or to any of the Trust Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Trust Property. Grantor shall not use or permit the use of the Trust Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Deed of Trust. Grantor shall give Beneficiary 30-days prior notice of any non-renewal or material amendment of each insurance policy (other than flood insurance) required under this Section 5 of this Deed of Trust.

               (f) If the Trust Property, or any part thereof, shall be destroyed or damaged, Grantor shall give immediate notice thereof to Beneficiary. All insurance proceeds shall be paid to Beneficiary to be held by Beneficiary as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be continuing, Grantor shall have the right to adjust such loss, and the insurance proceeds relating to such loss shall be paid over promptly to Grantor; provided that, if any such insurance proceeds are received, then Grantor shall either (i) apply such proceeds promptly after any such damage to repair all such damage regardless of whether such proceeds are sufficient to pay for the costs of repair, or (ii) apply such proceeds in any other manner that complies with
     Section 2.10 of the Credit Agreement.

               (g) In the event of foreclosure of this Deed of Trust or other transfer of title to the Trust Property, all right, title and interest of Grantor in and to any insurance policies then in force shall pass to the purchaser or grantee.

               (h) Grantor may maintain insurance required under this Deed of Trust by means of one or more blanket insurance policies maintained by Grantor; provided, however, that (i) any such policy shall specify, or Grantor shall furnish to Beneficiary a written statement from the insurer so specifying, the maximum amount of the total insurance afforded by such blanket policy that is allocated to the Premises and the other Trust Property and any sublimits in such blanket policy applicable to the Premises and the other Trust Property, (ii) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to the Trust Property in an amount equal to the coverages required to be maintained by Grantor as provided above and (iii) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Trust Property.

               (i) Notwithstanding anything to the contrary in this section, Beneficiary agrees that the types, terms, and amounts of insurance that Grantor maintains as of the date of this Deed of Trust satisfies the requirements of this Section 5 of this Deed of Trust.

               6. Restrictions on Liens and Encumbrances. Except for the lien of this Deed of Trust and the Permitted Exceptions, and except as expressly permitted under the Credit Agreement, Grantor shall not further mortgage, nor otherwise encumber the Trust Property nor create or suffer to exist any lien, charge or encumbrance on the Trust Property, or any part thereof, whether superior or subordinate to the lien created by this Deed of Trust and whether recourse or non-recourse.

               7.  Due on Sale and Other Transfer Restrictions.
     Except as expressly permitted under the Credit Agreement, Grantor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Trust Property.

               8.  Maintenance; No Alteration; Inspection; Utilities.
     (a) Grantor shall maintain or cause to be maintained all the Improvements in good condition and repair (ordinary wear and tear excepted) and shall not commit or suffer any waste of the Improvements. Notwithstanding any other provision of this Deed of Trust, with respect to Unimproved Lands, the harvesting of Timber and forest management practices may be carried out in accordance with Best Management Practices prevailing in the Commonwealth of Virginia with respect to similarly situated land, which Best Management Practices are more particularly set forth in the Loggers Guide published by the Virginia Department of Forestry (December 1988), as the same may be revised from time to time. Grantor shall repair, restore, replace or rebuild promptly any part of the Premises which may be damaged or destroyed by any casualty whatsoever if as a result of which casualty, no insurance or condemnation proceeds are received. The Improvements shall not be demolished or materially altered, nor any material additions built, without the prior written consent of Beneficiary.

               (b) Beneficiary and any persons authorized by Beneficiary shall have the right upon reasonable notice and at any reasonable time to enter and inspect the Premises and all work done, labor performed and materials furnished in and about the Improvements and to inspect and make copies of all books, contracts and records of Grantor relating to the Trust Property.

               (c) Grantor shall pay or cause to be paid when due all utility charges which are incurred for gas, electricity, water or sewer services furnished to the Premises and all other assessments or charges of a similar nature, whether public or private, affecting the Premises or any portion thereof, whether or not such assessments or charges are liens thereon.

               9. Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Trust Property, or any portion thereof, Grantor will notify Beneficiary of the pendency of such proceedings. Beneficiary is hereby authorized and empowered by Grantor to settle or compromise any claim in connection with such condemnation and to receive all awards and proceeds thereof to be held by Beneficiary as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, Grantor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof, provided that, if any such awards or proceeds thereof are received, then Grantor shall either (i) apply such proceeds promptly to repair and restore the Trust Property to its condition prior to such condemnation, regardless of whether such award is sufficient to pay for the costs of such repair and restoration, or (ii) apply such proceeds in any other manner that complies with Section 2.10 of the Credit Agreement.

               10. Restoration. Grantor shall use all insurance proceeds and all condemnation proceeds and awards received by the Grantor to either (i) promptly restore the Trust Property to its condition prior to such casualty or condemnation, (giving effect to the remaining configuration of the Premises after such condemnation) and in compliance with all Legal Requirements, or
     (ii) in any other manner which complies with the Credit
     Agreement.

               11. Leases. (a) Grantor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Trust Property other than in favor of Beneficiary, or (ii) except as expressly permitted under the Credit Agreement, without the prior written consent of Beneficiary, execute or permit to exist any Lease of any of the Trust Property, provided that Grantor may enter into leases having an aggregate term of less than twelve months (including all extension or renewal terms) which are primarily for agricultural or recreational hunting purposes without the prior written consent of Beneficiary.

               (b) As to any Lease consented to by Beneficiary, Grantor shall:

               (i) promptly perform all of the provisions of the Lease on the part of the lessor thereunder to be performed;

              (ii) promptly enforce all of the provisions of the Lease on the part of the lessee thereunder to be performed;

             (iii) appear in and defend any action or proceeding arising under or in any manner connected with the Lease or the obligations of Grantor as lessor or of the lessee thereunder;

              (iv) exercise, within 5 business days after a request by Beneficiary, any right to request from the lessee a certificate with respect to the status thereof;

               (v) simultaneously deliver to Beneficiary copies of any notices of default which Grantor may at any time forward to or receive from the lessee;

              (vi) promptly deliver to Beneficiary a fully executed counterpart of the Lease; and

             (vii)  promptly deliver to Beneficiary, upon
          Beneficiary's request, an assignment of the Grantor's interest under such Lease.

               (c) Grantor shall deliver to Beneficiary, within 10 days after a request by Beneficiary, a written statement, certified by Grantor as being true, correct and complete, containing the names of all lessees and other occupants of the Trust Property, the terms of all Leases and the spaces occupied and rentals payable thereunder, and a list of all Leases which are then in default, including the nature and magnitude of the default; such statement shall be accompanied by credit information with respect to the lessees and such other information as Beneficiary may request.

               (d) All Leases entered into by Grantor after the date hereof, if any, and all rights of any lessees thereunder shall be subject and subordinate in all respects to the lien and provisions of this Deed of Trust unless Beneficiary shall otherwise elect in writing.

               (e) As to any Lease now in existence or subsequently consented to by Beneficiary, except as expressly permitted under the Credit Agreement, Grantor shall not accept a surrender or terminate, cancel, rescind, supplement, alter, revise, modify or amend such Lease or permit any such action to be taken nor shall Grantor accept the payment of rent more than thirty (30) days in advance of its due date.

               12.  Further Assurances.  To further assure
     Beneficiary's and Trustee's rights under this Deed of Trust, Grantor agrees upon demand of Beneficiary or Trustee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Trust Property and a separate assignment of each Lease in recordable form) as may be required by Beneficiary or Trustee to confirm the lien of this Deed of Trust and all other rights or benefits conferred on Beneficiary or Trustee by this Deed of Trust.

               13. Beneficiary's Right to Perform. If Grantor fails to perform any of the covenants or agreements of Grantor, Beneficiary or Trustee, without waiving or releasing Grantor from any obligation or default under this Deed of Trust, may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Grantor to Beneficiary or Trustee (as the case may be) and the same shall be secured by this Deed of Trust and shall be an encumbrance on the Trust Property prior to any right, title to, interest in or claim upon the Trust Property attaching subsequent to the date of this Deed of Trust. No payment or advance of money by Beneficiary or Trustee under this Section shall be deemed or construed to cure Grantor's default or waive any right or remedy of Beneficiary or Trustee.

               14. Hazardous Material. (a) In the event Grantor fails to comply with Sections 5.8(a) or 5.8(b) of the Credit Agreement, after notice to Grantor and the expiration of the earlier of (i) any applicable cure period under the Credit Agreement, or (ii) the cure period permitted under the applicable Legal Requirement, Beneficiary may declare such failure an Event of Default or arrange to have compliance with Section 5.8(a) or 5.8(b), as the case may be, implemented, and the cost of such implementation with interest at the Default Rate shall immediately be due from Grantor to Beneficiary. Beneficiary shall have the right to conduct an environmental assessment of the Premises at Grantor's sole cost and expense, if any Event of Default has occurred or any event has occurred that, if it continues would constitute an Event of Default (such Event of Default, or event, a "Default"), or at any other time at Beneficiary's sole cost and expense, provided: (i) Beneficiary provides Grantor with at least five business days notice of its intent to conduct said environmental assessment, which notice shall include Beneficiary's proposed scope of work for the environmental assessment; (ii) Beneficiary allows Grantor to have Grantor's personnel and outside representatives, including attorneys or environmental professionals, be present during any inspection of the Trust Property that may be a part of the environmental assessment; (iii) with respect to any environmental sampling to be performed: (A) it is recommended and supervised by a reputable independent environmental consultant selected by the Beneficiary, subject to the approval of the Grantor (such approval not to be unreasonably withheld or delayed), (B) Beneficiary provides Grantor with the opportunity to collect split samples, and (C) at Grantor's reasonable request Beneficiary restores the Premises in all material respects to its presampling condition, the cost of such restoration with interest at the Default Rate immediately due from Grantor to the Beneficiary if there has been a Default; and (iv) Beneficiary provides to Grantor copies of all final reports prepared in connection with any environmental assessment conducted hereunder. Grantor shall cooperate with Beneficiary with respect to the conduct of said environmental audits consistent with the terms of this Section.

               15. Events of Default. The occurrence of an Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

               16. Remedies. (a) Upon the occurrence of any Event of Default, in addition to any other rights and remedies Beneficiary may have pursuant to the Loan Documents, or as provided by law, and without limitation, (1) if such event is an Event of Default specified in clause (i) or (ii) of Section 7(f) of the Credit Agreement with respect to Grantor, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents shall immediately become due and payable, and (2) if such event is any other Event of Default, either or both of the following actions may be taken:
     (i) with the consent of the Required Revolving Credit Lenders, Beneficiary may, or upon the request of the Required Revolving Credit Lenders, Beneficiary shall, by notice to Grantor declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, Beneficiary may, or upon the request of the Required Lenders, Beneficiary shall, by notice to Grantor, declare the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. In addition, upon the occurrence and during the continuance of any Event of Default, Beneficiary may immediately take such action, without notice or demand (except to the extent required by applicable law), as it deems advisable to protect and enforce its rights against Grantor and in and to the Trust Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Beneficiary may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Beneficiary:

               (i) Beneficiary may elect to cause the Trust Property or any part thereof to be sold as follows:

                    (A) Beneficiary may proceed as if all of the Trust Property were real property in accordance with subparagraph (C) below, or Beneficiary may elect to treat any of the Trust Property which consists of a right in action or which is property that can be severed from the Real Estate without causing structural damage thereto as if the same were personal property, and dispose of the same in accordance with the provisions of this Deed of Trust which relate to the exercise of remedies with respect to that portion of the Trust Property which is personal property, separate and apart from the sale of real property.

                    (B) Beneficiary may direct the Trustee to cause any such sale or other disposition to be conducted immediately following the expiration of any grace period, if any, herein provided, and any advertisement required by law or herein and the notice required by
               Section 55-59.1 of the Code of Virginia (1950) (1995 Replacement Volume), as the same may be amended from time to time (hereinafter, "CODE OF VIRGINIA"), or Beneficiary and Trustee may delay any such sale or other disposition for such period of time as Trustee or Beneficiary deems to be appropriate. Should Beneficiary desire that more than one (1) such sale or other disposition be conducted, Beneficiary may, at its option, cause the same to be conducted simultaneously, or successively, on the same day, or at such different days or times and in such order as Beneficiary and Trustee may deem to be appropriate.

                    (C)  Should Beneficiary elect to direct the
               Trustee to sell the Trust Property or any part thereof which is real property or which Beneficiary has elected to treat as real property, upon such election, the Trustee shall give such notice of default and election to sell as may then be required by law. Thereafter, upon the expiration of such time and the giving of the notice of sale required by Section 55-59.1 of the Code of Virginia, and after having advertised the sale once a week for four weeks in a newspaper having general circulation in the jurisdiction wherein the Real Estate lies, and without the necessity of any demand on Grantor, Trustee, at the time and place specified in the notice of sale, shall sell the Trust Property or any portion thereof specified by Beneficiary, at public auction to the highest bidder for cash in lawful money of the United States. Trustee may, and upon request of Beneficiary shall, from time to time, postpone the sale by public announcement thereof at the time and place noticed therefor. If the Trust Property consists of several lots or parcels, Trustee may designate the order in which such lots or parcels shall be offered for sale or sold. Any person, including Grantor or Beneficiary, may purchase at the sale. Upon any sale, Trustee shall execute and deliver to the purchaser or purchasers a deed or deeds conveying the property so sold, but without any covenant or warranty whatsoever, express or implied, whereupon such purchaser or purchasers shall be let into immediate possession.

                    (D) In the event of a sale or other disposition of the Trust Property, or any part thereof, and the execution of a deed or other conveyance pursuant thereto, the recitals therein of facts, such as default, the giving of notice of default and notice of sale, demand that such sale should be made, postponement of sale, terms of sale, sale, purchase, payment of purchase money and other facts affecting the regularity or validity of such sale or disposition, shall be conclusive proof of the truth of such facts; any such deed or conveyance shall be conclusive against all persons as to such facts recited therein.

                    (E) The acknowledgment of the receipt of the purchase money, contained in any deed or conveyance executed as aforesaid, shall be sufficient discharge to the grantee thereof from all obligations to see to the proper application of the consideration therefor as hereinafter provided.

               (ii) Beneficiary may, to the extent permitted by applicable law, (A) institute and maintain an action of judicial foreclosure against all or any part of the Trust Property, (B) institute and maintain an action on the Indebtedness, or (C) take such other action at law or in equity for the enforcement of this Deed of Trust or any of the Loan Documents as the law may allow. Beneficiary may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the Default Rate and all costs of suit, including, without limitation, reasonable attorneys' fees and disbursements. Interest at the Default Rate shall be due on any judgment obtained by Beneficiary from the date of judgment until actual payment is made of the full amount of the judgment.

              (iii) Upon the completion of any sale or sales made by Trustee or Beneficiary, as the case may be, under or by virtue of this subsection (a), Trustee or any officer of any court empowered to do so, shall execute and deliver as aforesaid, to the accepted purchaser or purchasers a good and sufficient instrument, or good and sufficient instruments, conveying, assigning and transferring all estate, right, title and interest in and to the property and rights sold. Trustee is hereby appointed irrevocably the true and lawful attorney of Grantor in its name and stead to make all necessary conveyances, assignments, transfers and deliveries of the Trust Property or any part thereof and the rights so sold and for that purpose, Trustee may execute all necessary instruments of conveyance, assignment and transfer, Grantor hereby ratifying and confirming all that its attorney shall lawfully do by virtue hereof. Nevertheless, Grantor, if so requested by Trustee or Beneficiary, shall ratify and confirm any such sale or sales by executing and delivering to Trustee or to such purchaser or purchasers all such instruments as may be advisable, in the judgment of Trustee or Beneficiary, for the purpose as may be designated in such request. Any such sale or sales made under or by virtue of this subsection (a), whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale or under or by virtue of SECTIONS 55-59 and 55-59.1 through 55-59.4 of the Code of Virginia, shall operate to divest all of the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Grantor in and to the properties and rights so sold, and shall be a perpetual bar, both at law and in equity against Grantor and any and all persons claiming or who may claim the same, or any part thereof, from, through or under Grantor.

               (iv) Grantor hereby expressly waives any right which it may have to direct the order in which any of the Trust Property shall be sold in the event of any sale or sales pursuant hereto.

                (v) The purchase money proceeds or avails of any sale made pursuant to SECTIONS 55-59 and 55-59.1 through SECTION 55-59.4 of the Code of Virginia and under or by virtue of this subsection (a), together with all other sums which then may be held by Trustee or Beneficiary under this Deed of Trust, whether under the provisions of this subsection (a), or otherwise, shall be distributed pursuant to applicable law as set forth in SECTION 55-59.4 of the Code of Virginia.

               (vi) Beneficiary may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Trust Property or any other collateral as security for the Indebtedness and Obligations enter into and upon the Trust Property and each and every part thereof and exclude Grantor and its agents and employees therefrom without liability for trespass, damage or otherwise (Grantor hereby agreeing to surrender possession of the Trust Property to Beneficiary upon demand at any such time) and use, operate, manage, maintain and control the Trust Property and every part thereof. Following such entry and taking of possession, Beneficiary shall be entitled, without limitation, (x) to lease all or any part or parts of the Trust Property for such periods of time and upon such conditions as Beneficiary may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Trust Property as Beneficiary shall deem appropriate as fully as Grantor might do.

                (b) Beneficiary, in any action to foreclose this Deed of Trust in a judicial procedure or in connection with the exercise of any non-judicial power of sale by Trustee, shall be entitled to the appointment of a receiver. In case of a trustee's sale or foreclosure sale, the Real Estate may be sold, at Beneficiary's election, in one parcel or in more than one parcel and Beneficiary is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Trust Property to be held.

               (c) In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Deed of Trust which is not cured after the giving of any applicable notice and the expiration of any applicable cure period, Beneficiary or Trustee shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Beneficiary and Trustee shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Deed of Trust.

               17. Right of Beneficiary to Credit Sale. Upon the occurrence of any sale made under this Deed of Trust, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale or under or by virtue of SECTIONS 55-59 and 55-59.1 through 55-59.4 of the Code of Virginia, Beneficiary may bid for and acquire the Trust Property or any part thereof. In lieu of paying cash therefor, Beneficiary may make settlement for the purchase price by crediting upon the Indebtedness or other sums secured by this Deed of Trust the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Beneficiary is authorized to deduct under this Deed of Trust. In such event, this Deed of Trust, the Credit Agreement, the Notes, the other Loan Documents and any documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Indebtedness as having been paid.

               18. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Beneficiary as a matter of right and without notice to Grantor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Trust Property or any other collateral as security for the Indebtedness and Obligations or the interest of Grantor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Trust Property, and Grantor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Beneficiary in case of entry as provided in this Deed of Trust, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Trust Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Trust Property unless such receivership is sooner terminated.

               19. Extension, Release, etc. (a) Without affecting the lien or charge of this Deed of Trust upon any portion of the Trust Property not then or theretofore released as security for the full amount of the Indebtedness, Beneficiary may, from time to time and without notice, agree to (i) release any person liable for the Indebtedness, (ii) extend the maturity or alter any of the terms of the Indebtedness or any guaranty thereof,
     (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Beneficiary's option any parcel, portion or all of the Trust Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Deed of Trust shall secure less than all of the principal amount of the Indebtedness, it is expressly agreed that any repayments of the principal amount of the Indebtedness shall not reduce the amount of the lien created by this Deed of Trust until the lien amount shall equal the principal amount of the Indebtedness outstanding.

               (b) No recovery of any judgment by Beneficiary and no levy of an execution under any judgment upon the Trust Property or upon any other property of Grantor shall affect the lien created by this Deed of Trust or any liens, rights, powers or remedies of Beneficiary or Trustee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

               (c) If Beneficiary shall have the right to foreclose this Deed of Trust or to direct the Trustee to exercise its power of sale, Grantor authorizes Beneficiary at its option to foreclose the lien of this Deed of Trust (or direct the Trustee to sell the Trust Property, as the case may be) subject to the rights of any tenants of the Trust Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a sale of the Trust Property by Trustee, or to terminate such tenant's rights in such sale will not be asserted by Grantor as a defense to any proceeding instituted by Beneficiary to collect the Indebtedness or to foreclose the lien created by this Deed of Trust.

               (d) Unless expressly provided otherwise, in the event that Beneficiary's interest in this Deed of Trust and title to the Trust Property or any estate therein shall become vested in the same person or entity, this Deed of Trust shall not merge in such title but shall continue as a valid lien on the Trust Property for the amount secured hereby.

               20.  Security Agreement under Uniform Commercial Code.
     (a) It is the intention of the parties hereto that this Deed of Trust shall constitute a Security Agreement within the meaning of the Uniform Commercial Code of the Commonwealth of Virginia (the "CODE"). If an Event of Default shall occur and be continuing under this Deed of Trust, then in addition to having any other right or remedy available at law or in equity, Beneficiary shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Trust Property which is personal property (including, without limitation, taking possession of and selling such property) or
     (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Trust Property in accordance with Beneficiary's rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply). If Beneficiary shall elect to proceed under the Code, then ten days' notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Beneficiary shall include, but not be limited to, reasonable attorneys' fees and legal expenses. At Beneficiary's request, Grantor shall assemble the personal property and make it available to Beneficiary at a place designated by Beneficiary which is reasonably convenient to both parties.

               (b) Grantor and Beneficiary agree, to the extent permitted by law, that: (i) all of the goods described within the definition of the word "Equipment" and all Timber to be cut are or are to become fixtures on the Real Estate; (ii) this Deed of Trust upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a "fixture filing" within the meaning of Sections 8.9-313 and 8.9-402 of the Code; (iii) Grantor is the record owner of the Real Estate; and (iv) the addresses of Grantor and Beneficiary are as set forth on the first page of this Deed of Trust. This Deed of Trust covers Timber to be cut and Harvested Timber, as well as accounts resulting from the sale thereof, and this Deed of Trust upon being recorded in the real estate records shall operate also as a financing statement upon such of the Trust Property as constitute or may constitute Timber to be cut and Harvested Timber, as well as accounts resulting from the sale thereof, in accordance with Sections 8.9-402 and 8.9-403 of the Code. Grantor has an interest of record in the land upon which the Timber is being grown and was grown, which land is more particularly described in Schedule A to this Deed of Trust.

               (c) Grantor, upon request by Beneficiary from time to time, shall execute, acknowledge and deliver to Beneficiary one or more separate security agreements, in form reasonably satisfactory to Beneficiary, covering all or any part of the Trust Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Beneficiary may request in order to perfect, preserve, maintain, continue or extend the security interest under and the priority of this Deed of Trust and such security instrument. Grantor further agrees to pay to Beneficiary on demand all costs and expenses incurred by Beneficiary in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Beneficiary shall reasonably require. Grantor shall from time to time, on request of Beneficiary, deliver to Beneficiary an inventory in reasonable detail of any of the Trust Property which constitutes personal property. If Grantor shall fail to furnish any financing or continuation statement within 10 days after request by Beneficiary, then pursuant to the provisions of the Code, Grantor hereby authorizes Beneficiary, without the signature of Grantor, to execute and file any such financing and continuation statements. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Beneficiary to proceed against any personal property encumbered by this Deed of Trust as real property, as set forth above.

               21. Assignment of Rents. Grantor hereby assigns to Trustee, for the benefit of Beneficiary, the Rents as further security for the payment of the Indebtedness and performance of the Obligations, and Grantor grants to Trustee and Beneficiary the right to enter the Trust Property for the purpose of collecting the same and to let the Trust Property or any part thereof, and to apply the Rents on account of the Indebtedness. The foregoing assignment and grant is present and absolute and shall continue in effect until the Indebtedness is paid in full, but Beneficiary and Trustee hereby waive the right to enter the Trust Property for the purpose of collecting the Rents and Grantor shall be entitled to collect, receive, use and retain the Rents until the occurrence and continuance of an Event of Default under this Deed of Trust; such right of Grantor to collect, receive, use and retain the Rents may be revoked by Beneficiary upon the occurrence and continuance of any Event of Default under this Deed of Trust by giving not less than five days' written notice of such revocation to Grantor; in the event such notice is given, Grantor shall pay over to Beneficiary, or to any receiver appointed to collect the Rents, any lease security deposits. Grantor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

               22. Trust Funds. All lease security deposits of the Real Estate shall be treated as trust funds not to be commingled with any other funds of Grantor. Within 10 days after request by Beneficiary, Grantor shall furnish Beneficiary satisfactory evidence of compliance with this subsection, together with a statement of all lease security deposits by lessees and copies of all Leases not previously delivered to Beneficiary, which statement shall be certified by Grantor.

               23. Additional Rights. The holder of any subordinate lien or subordinate deed of trust on the Trust Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Deed of Trust nor shall any holder of any subordinate lien or subordinate deed of trust join any tenant under any Lease in any trustee's sale or action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Deed of Trust all subordinate lienholders and the trustees and beneficiaries under subordinate deeds of trust are subject to and notified of this provision, and any action taken by any such lienholder or trustee or beneficiary contrary to this provision shall be null and void. Upon the occurrence and continuance of any Event of Default, Beneficiary may, in its sole discretion and without regard to the adequacy of its security under this Deed of Trust, apply all or any part of any amounts on deposit with Beneficiary under this Deed of Trust against all or any part of the Indebtedness. Any such application shall not be construed to cure or waive any default or Event of Default or invalidate any act taken by Beneficiary on account of such default or Event of Default.

               24. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of the Credit Agreement regarding the giving of notices, addressed if to Grantor, Beneficiary or Trustee, as the case may be, at their respective addresses given on the first page of this Deed of Trust.

               25. No Oral Modification. This Deed of Trust may not be amended, supplemented or otherwise modified except in accordance with the provisions of subsection 9.1 of the Credit Agreement. Any agreement made by Grantor and Beneficiary after the date of this Deed of Trust relating to this Deed of Trust shall be superior to the rights of the holder of any intervening or subordinate deed of trust, lien or encumbrance. Trustee's execution of any written agreement between Grantor and Beneficiary shall not be required for the effectiveness thereof as between Grantor and Beneficiary.

               26. Partial Invalidity. In the event any one or more of the provisions contained in this Deed of Trust shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Deed of Trust or in any provisions of the Indebtedness or Loan Documents, the obligations of Grantor and of any other obligor under the Indebtedness or Loan Documents shall be subject to the limitation that Beneficiary shall not charge, take or receive, nor shall Grantor or any other obligor be obligated to pay to Beneficiary, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Beneficiary.

               27. Grantor's Waiver of Rights. To the fullest extent permitted by law, Grantor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Trust Property, (ii) any extension of the time for the enforcement of the collection of the Indebtedness or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Trust Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Grantor may do so, Grantor agrees that Grantor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Deed of Trust before exercising any other remedy granted hereunder and Grantor, for Grantor and its successors and assigns, and for any and all persons ever claiming any interest in the Trust Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of exercise by Trustee or Beneficiary of the power of sale or other rights hereby created.

               28. Remedies Not Exclusive. Beneficiary and Trustee shall be entitled to enforce payment of the Indebtedness and performance of the Obligations and to exercise all rights and powers under this Deed of Trust or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Indebtedness and Obligations may now or hereafter be otherwise secured, whether by deed of trust, mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Deed of Trust nor its enforcement, shall prejudice or in any manner affect Beneficiary's or Trustee's right to realize upon or enforce any other security now or hereafter held by Beneficiary or Trustee, it being agreed that Beneficiary and Trustee shall be entitled to enforce this Deed of Trust and any other security now or hereafter held by Beneficiary or Trustee in such order and manner as Beneficiary may determine in its absolute discretion. No remedy herein conferred upon or reserved to Trustee or Beneficiary is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Beneficiary or Trustee or to which either may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Beneficiary or Trustee, as the case may be. In no event shall Beneficiary or Trustee, in the exercise of the remedies provided in this Deed of Trust (including, without limitation, in connection with the assignment of Rents, or the appointment of a receiver and the entry of such receiver on to all or any part of the Trust Property), be deemed a "mortgagee in possession," and neither Beneficiary nor Trustee shall in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

               29. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Deed of Trust, Beneficiary shall now or hereafter hold or be the beneficiary of one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Indebtedness upon other property in the State in which the Premises are located (whether or not such property is owned by Grantor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Beneficiary may, at its election, commence or consolidate in a single trustee's sale or foreclosure action all trustee's sale or foreclosure proceedings against all such collateral securing the Indebtedness (including the Trust Property), which action may be brought or consolidated in the courts of, or sale conducted in, any city or county in which any of such collateral is located. Grantor acknowledges that the right to maintain a consolidated trustee's sale or foreclosure action is a specific inducement to Beneficiary to extend the Indebtedness, and Grantor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Grantor further agrees that if Trustee or Beneficiary shall be prosecuting one or more foreclosure or other proceedings against a portion of the Trust Property or against any collateral other than the Trust Property, which collateral directly or indirectly secures the Indebtedness, or if Beneficiary shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral (or, in the case of a trustee's sale, shall have met the statutory requirements therefor with respect to such collateral), then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Beneficiary may commence or continue any trustee's sale or foreclosure proceedings and exercise its other remedies granted in this Deed of Trust against all or any part of the Trust Property and Grantor waives any objections to the commencement or continuation of a foreclosure of this Deed of Trust or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Deed of Trust or such other proceedings on such basis. The commencement or continuation of proceedings to sell the Trust Property in a trustee's sale, to foreclose this Deed of Trust or the exercise of any other rights hereunder or the recovery of any judgment by Beneficiary or the occurrence of any sale by the Trustee in any such proceedings shall not prejudice, limit or preclude Beneficiary's right to commence or continue one or more trustee's sales, foreclosure or other proceedings or obtain a judgment against (or, in the case of a trustee's sale, to meet the statutory requirements for, any such sale of) any other collateral (either in or outside the State in which the Real Estate is located) which directly or indirectly secures the Indebtedness, and Grantor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Deed of Trust, and Grantor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any sale or action under this Deed of Trust on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Beneficiary may, at its election, cause the sale of all collateral which is the subject of a single trustee's sale or foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Indebtedness (directly or indirectly) in the most economical and least time-consuming manner.

               30. Successors and Assigns. All covenants of Grantor contained in this Deed of Trust are imposed solely and exclusively for the benefit of Beneficiary and Trustee and their respective successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Beneficiary or Trustee at any time if in the sole discretion of either of them such waiver is deemed advisable.
     All such covenants of Grantor shall run with the land and bind Grantor, the successors and assigns of Grantor (and each of them) and all subsequent owners, encumbrancers and tenants of the Trust Property, and shall inure to the benefit of Beneficiary, Trustee and their respective successors and assigns. Without limiting the generality of the foregoing, any successor to Trustee appointed by Beneficiary shall succeed to all rights of Trustee as if such successor had been originally named as Trustee hereunder. The word "Grantor" shall be construed as if it read "Grantors" whenever the sense of this Deed of Trust so requires and if there shall be more than one Grantor, the obligations of the Grantors shall be joint and several.

               31. No Waivers, etc. Any failure by Beneficiary to insist upon the strict performance by Grantor of any of the terms and provisions of this Deed of Trust shall not be deemed to be a waiver of any of the terms and provisions hereof, and Beneficiary or Trustee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Grantor of any and all of the terms and provisions of this Deed of Trust to be performed by Grantor. Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the beneficiary of any subordinate deed of trust or the holder of any subordinate lien on the Trust Property, any part of the security held for the obligations secured by this Deed of Trust without, as to the remainder of the security, in any way impairing or affecting this Deed of Trust or the priority of this Deed of Trust over any subordinate lien or deed of trust.

               32. Governing Law, etc. This Deed of Trust shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except that Grantor expressly acknowledges that by its terms the Note shall be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflict of law, and for purposes of consistency, Grantor agrees that in any in personam proceeding related to the Deed of Trust the rights of the parties to this Deed of Trust shall also be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in that State, without regard to principles of conflict of law.

               33. Waiver of Trial by Jury. GRANTOR, TRUSTEE AND BENEFICIARY EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING RELATING TO THIS DEED OF TRUST AND FOR ANY COUNTERCLAIM BROUGHT HEREIN. Grantor hereby waives all rights to interpose any counterclaim in any suit brought by Beneficiary or Trustee hereunder and all rights to have any such suit consolidated with any separate suit, action or proceeding.

               34. Incorporation by Reference. Grantor agrees that in addition to all other remedies and rights provided for in this Deed of Trust, this Deed of Trust shall be construed to impose and confer upon the parties hereto, and the Beneficiary hereunder, all duties, rights and obligations prescribed in
     Section 55-59 and 55-59.1 through 55-59.4 of the Code of Virginia, as amended and in effect as of the date of the acknowledgement hereof, and further to incorporate herein the following provisions, by the short-term references below, of Sections 55-59 and 55-60 of the Code of Virginia:

     (a)  EXEMPTIONS WAIVED

     (b)  RENEWAL OR EXTENSIONS PERMITTED

     (c)  REINSTATEMENT PERMITTED

     (d)  SUBJECT TO ALL UPON DEFAULT

               35. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Deed of Trust shall be used interchangeably in singular or plural form and the word "Grantor" shall mean "each Grantor or any subsequent owner or owners of the Trust Property or any part thereof or interest therein," the word "Beneficiary" shall mean "Beneficiary or any successor agent for the Lenders," the word "Trustee" shall mean "Trustee and any successor trustee hereunder," the word "Notes" shall mean "the Notes, the Credit Agreement or any other evidence of indebtedness secured by this Deed of Trust," the word "person" shall include any individual, corporation, partnership, trust, unincorporated association, government, governmental authority, or other entity, and the words "Trust Property" shall include any portion of the Trust Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Deed of Trust are for convenience or reference only and in no way limit or amplify the provisions hereof.

               36. Reconveyance by Trustee. Upon written request of Beneficiary stating that all sums secured hereby have been paid, and upon payment by Grantor of a Trustee's fees, Trustee shall reconvey to Grantor, or the person or persons legally entitled thereto, without warranty, any portion of the Trust Property then held hereunder. The recitals in such reconveyance of any matters or facts shall be conclusive proof of the truthfulness thereof. The grantee in any reconveyance may be described as "the person or persons legally entitled thereto."

               37. To the extent that (i) this Deed of Trust creates a lien on, or contains covenants with respect to, Equipment (other than fixtures), or Leases, Rents or Contracts in respect of such Equipment, and (ii) the Security and Pledge Agreement creates a security interest, which is perfected, in such Equipment, Leases, Rents or Contracts, the provisions of the Security and Pledge Agreement will control with respect to such Equipment, Leases, Rents or Contracts.

               This Deed of Trust has been duly executed by Grantor on December 1, 1997 and is intended to be effective as of December 1, 1997.

                                   BEAR ISLAND PAPER COMPANY, L.L.C.

                                   By:
                                       Title:


     STATE OF CONNECTICUT     )
                              :  ss.:
     COUNTY OF FAIRFIELD      )

               The foregoing instrument was acknowledged before me
     this 1st day of December, 1997, by                      ,
     [the][a]                   of BEAR ISLAND PAPER COMPANY, L.L.C.,
     a Virginia limited liability company.


                                        Notary Public

                                        [Notarial Stamp]

     My Commission expires:


                                 Schedule A

                        Description of the Premises

                                                            [Virginia]

                                                        EXHIBIT F [TO BANK
                                                        CREDIT AGREEMENT]



                       FORM OF INTERCREDITOR AGREEMENT

               INTERCREDITOR AGREEMENT, dated as of December 1, 1997, among CRESTAR BANK (the "Trustee"), under the Indenture dated December 1, 1997 made by Bear Island Paper Company, LLC ("BIPCO") and Bear Island Finance Company ("FinCo") in favor of the Trustee (the "Indenture"); TORONTO-DOMINION (TEXAS), INC., as Administrative Agent under the BIPCO Credit Agreement (capitalized terms having the definitions set forth in Section 1 below; in such capacity, the "BIPCO Agent"); TORONTO-DOMINION (TEXAS), INC., in its capacity as Administrative Agent under the BAI Credit Agreement (in such capacity, the "BAI Agent"); and BEAR ISLAND PAPER COMPANY, LLC ("BIPCO") and BRANT-ALLEN INDUSTRIES, INC. ("BAI"; together with BIPCO, the "Borrowers").

                           W I T N E S S E T H :

               WHEREAS, BIPCO, a wholly owned subsidiary of BAI, intends to make secured borrowings under the BIPCO Credit
     Agreement;

               WHEREAS, BAI intends to make secured borrowings under the BAI Credit Agreement;

               WHEREAS, BIPCO and its wholly owned subsidiary FinCo intend to issue secured notes under the Indenture;

               WHEREAS, BAI and its affiliates have pledged certain collateral ("Collateral") to secure their obligations under more than one of the foregoing agreements;

               WHEREAS, the parties hereto desire to set forth their relative rights in respect of such shared collateral and the security interests granted therein;

               NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

          1. Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreements and the Loan Documents have the meanings given to them in such documents.

          (b)  The following terms shall have the following meanings:

               "Agreement": this Intercreditor Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

               "BAI Credit Agreement": the Credit Agreement, dated as of the date hereof, among the BAI Agent, the BAI Lenders and BAI, as amended, supplemented or otherwise modified from time to time; for the purposes hereof, "BAI Credit Agreement" shall also be deemed to refer to any credit agreement or similar document entered into by BAI and any lenders to replace the BAI Credit Agreement in whole or in part.

               "BAI Lenders": the lenders parties from time to time to the BAI Credit Agreement in their capacity as lenders thereunder, and their respective successors and assigns.

               "BAI Lender Priority Collateral": any and all Lender Priority Collateral pledged to secure the BAI Obligations.

               "BAI Loan Documents": the collective reference to the BAI Credit Agreement, each "Loan Document" as defined therein and all other documents that from time to time evidence the BAI Obligations or secure or support payment or performance thereof or of any guarantee thereof.

               "BAI Loan Parties": BAI and each other Loan Party under (and as defined in) the BAI Loan Documents, and each successor and assign of the foregoing.

               "BAI Obligations": the Lender Obligations in respect of the BAI Loan Documents.

               "BIPCO Credit Agreement": the Credit Agreement, dated as of the date hereof, among the BIPCO Agent, the BIPCO Lenders and BIPCO, as amended, supplemented or otherwise modified from time to time; for the purposes hereof, "BIPCO Credit Agreement" shall also be deemed to refer to any credit agreement or similar document entered into by BIPCO and any lenders to replace the BIPCO Credit Agreement in whole or in part.

               "BIPCO Lenders": the lenders parties from time to time to the BIPCO Credit Agreement in their capacity as lenders thereunder, and their respective successors and assigns.

               "BIPCO Lender Priority Collateral": any and all Lender Priority Collateral pledged to secure the BIPCO Obligations.

               "BIPCO Loan Documents": the collective reference to the BIPCO Credit Agreement, each "Loan Document" as defined therein and all other documents that from time to time evidence the BIPCO Obligations or secure or support payment or performance thereof or of any guarantee thereof.

               "BIPCO Loan Parties": BIPCO and each other Loan Party under (and as defined in) the BIPCO Loan Documents, and each successor and assign of the foregoing.

               "BIPCO Obligations": the Lender Obligations in respect of the BIPCO Loan Documents.

               "BITCO":  Bear Island Timberlands Company, LLC, a
          Virginia limited liability company.

               "BITCO Collateral": the membership interests of BITCO identified on Schedule 1 of the Timberlands Pledge
          Agreement.

               "Credit Agreements": the BAI Credit Agreement and the BIPCO Credit Agreement.

               "Lender Obligations": the collective reference to the unpaid principal of and interest owing under the Credit Agreements and all other obligations and liabilities of the Borrowers thereunder, including, without limitation, interest accruing at the applicable rate provided in the Credit Agreements after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any other party specified therein, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreements (including, without limitation, any obligations under any Interest Rate Protection Agreement referred to in a Credit Agreement), this Agreement, the BAI Loan Documents, the BIPCO Loan Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, including, without limitation, all fees and disbursements of counsel that are required to be paid by the Borrowers pursuant to the terms of the Credit Agreements, this Agreement or, the BAI Loan Documents or the BIPCO Loan Documents.

               "Lender Priority Collateral": the collective reference to any and all property from time to time subject to a security interest to secure payment or performance of the Lender Obligations or the Trustee Obligations.

               "Loan Documents": the BAI Loan Documents and the BIPCO Loan Documents.

               "Loan Parties":  the BAI Loan Parties and the BIPCO
          Loan Parties.

               "Senior Secured Lender":   each of the BAI Agent, the
          BIPCO Agent, each BAI Lender and each BIPCO Lender.

               "Soucy Collateral": the "Pledged Stock" as defined in the Soucy Pledge Agreement.

               "Soucy Pledge Agreement": the Soucy Pledge Agreement dated as of the date hereof, made by BAI in favor of the BIPCO Agent and the BAI Agent and, for the purposes of this Agreement, the notarial deed of hypothec granted on the Collateral (as defined in the Soucy Pledge Agreement) pursuant to the laws of the province of Quebec (Canada).

               "Subordinated Security Documents": the collective reference to any and all documents providing for collateral security, guarantees or negative pledges in connection with the notes issued under the Indenture as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 6.9 of the BIPCO Credit Agreement.

               "Timberlands Pledge Agreement": the meaning ascribed in the BAI Credit Agreement.

               "Trustee Documents": the collective reference to the Indenture, the notes issued thereunder and the Subordinated Security Documents.

               "Trustee Obligations": the collective reference to the unpaid principal of and interest owing under the Indenture and the notes issued thereunder and all other obligations and liabilities of BIPCO and FinCo thereunder (including, without limitation, interest accruing at the then applicable rate provided in the Indenture and the notes issued thereunder after the maturity of the principal obligations owing thereunder and interest accruing at the then applicable rate provided in the Indenture and the notes issued thereunder after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to BIPCO or FinCo, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Indenture, the notes issued thereunder, this Agreement, or any other Subordinated Security Document, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Trustee that are required to be paid by the Borrower or FinCo pursuant to the terms of the Indenture or this Agreement or any other Subordinated Security Document).

          (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          2. Acknowledgements The Trustee (a) acknowledges that the Borrowers and the other Loan Parties have granted senior priority security interests in the Lender Priority Collateral to secure the Lender Obligations and that such security interests are prior in all respects to the junior security interests in the Lender Priority Collateral granted to the Trustee, (b) agrees that the Trustee shall not have any claim to or in respect of the BAI Lender Priority Collateral, or any proceeds of or realization on such BAI Lender Priority Collateral, on a parity with or prior to the claim of the BAI Obligations, nor any claim to or in respect of the BIPCO Lender Priority Collateral, or any proceeds of or realization on such BIPCO Lender Priority Collateral, on a parity with or prior to the claim of the BIPCO Obligations, and (c) agrees that, notwithstanding such junior security interests and any rights of the Trustee in respect thereof, (i) so long as the BAI Obligations have not been paid in full or the commitments under the BAI Credit Agreement have not been terminated, the Trustee shall not have any right or claim in respect of the exercise of rights and remedies of the Senior Secured Lenders in respect of the BAI Lender Priority Collateral nor shall any Senior Secured Lender have any obligation regarding any such exercise or any other obligation or duty in respect of the interests of the Trustee except as set forth in paragraph 3(d) hereof, and that the Trustee shall not assert any such claim or right in any such bankruptcy proceeding or otherwise, and (ii) so long as the BIPCO Obligations have not been paid in full or the commitments under the BIPCO Credit Agreement have not been terminated, the Trustee shall not have any right or claim in respect of the exercise of rights and remedies of the Senior Secured Lenders in respect of the BIPCO Lender Priority Collateral nor shall any Senior Secured Lender have any obligation regarding any such exercise or any other obligation or duty in respect of the interests of the Trustee except as set forth in paragraph 3(d) hereof, and that the Trustee shall not assert any such claim or right in any such bankruptcy proceeding or otherwise.

          3. Rights in Lender Priority Collateral (a) Notwithstanding anything to the contrary contained in any filing or agreement to which the Trustee, the Senior Secured Lenders or the Borrowers now or hereafter may be a party and irrespective of the time, order or method of attachment or perfection of the security interests created by the Loan Documents or the Subordinated Security Documents, the rules for determining priority under the Uniform Commercial Code or any other law governing the relative priorities of secured creditors, (i) any security interest in any BAI Lender Priority Collateral in favor of or for the benefit of the Senior Secured Lenders pursuant to the BAI Loan Documents has and shall have priority, to the extent of any unpaid BAI Loan Obligations, over any security interest in such BAI Lender
     Priority Collateral in favor of or for the benefit of the Trustee pursuant to the Subordinated Security Documents; and (ii) any security interest in any BIPCO Lender Priority Collateral in favor of or for the benefit of the Senior Secured Lenders pursuant to the BIPCO Loan Documents has and shall have priority, to the extent of any unpaid BIPCO Loan Obligations, over any security interest in such BIPCO Lender Priority Collateral in favor of or for the benefit of the Trustee pursuant to the Subordinated Security Documents.

          (b) (i) So long as the BAI Obligations have not been paid in full or the commitments under the BAI Credit Agreement have not been terminated, whether or not any bankruptcy proceeding or similar event or proceeding has been commenced by or against BAI or any other BAI Loan Party, (i) the Trustee will not (A) exercise or seek to exercise any rights or exercise any remedies with respect to any BAI Lender Priority Collateral, (B) institute any action or proceeding with respect to such rights or remedies, including without limitation, any action of foreclosure, (C) contest, protest or object to any foreclosure proceeding or action brought by the BAI Agent or any BAI Lender, or any other exercise by any such party, of any rights and remedies relating to the BAI Lender Priority Collateral under the Subordinated Security Documents or otherwise, or any release of any or all of the BAI Lender Priority Collateral for any purpose, or (D) object to the forbearance by the BAI Lenders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the BAI Lender Priority Collateral, and (ii) the BAI Lenders shall have the exclusive right to enforce rights, exercise remedies and make determinations regarding release, disposition, or restrictions with respect to the Lender Priority Collateral; provided, that in any bankruptcy proceeding or similar event or proceeding commenced by or against BAI or any other BAI Loan Party, the Trustee may file a claim or statement of interest with respect to the Trustee Obligations.

     (ii) So long as the BIPCO Obligations have not been paid in full or the commitments under the BIPCO Credit Agreement have not been terminated, whether or not any bankruptcy proceeding or similar event or proceeding has been commenced by or against BIPCO or any other BIPCO Loan Party, (i) the Trustee will not (A) exercise or seek to exercise any rights or exercise any remedies with respect to any BIPCO Lender Priority Collateral, (B) institute any action or proceeding with respect to such rights or remedies, including without limitation, any action of foreclosure, (C) contest, protest or object to any foreclosure proceeding or action brought by the BIPCO Agent or any BIPCO Lender, or any other exercise by any such party, of any rights and remedies relating to the BIPCO Lender Priority Collateral under the Subordinated Security Documents or otherwise, or any release of any or all of the BIPCO Lender Priority Collateral for any purpose, or (D) object to the forbearance by the BIPCO Lenders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the BIPCO Lender Priority Collateral, and (ii) the BIPCO Lenders shall have the exclusive right to enforce rights, exercise remedies and make determinations regarding release, disposition, or restrictions with respect to the Lender Priority Collateral; provided, that in any bankruptcy proceeding or similar event or proceeding commenced by or against BIPCO or any other BIPCO Loan Party, the Trustee may file a claim or statement of interest with respect to the Trustee Obligations.

          (c) (i) In exercising rights and remedies with respect to the BAI Lender Priority Collateral, the BAI Lenders may enforce the provisions of the BAI Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include, without limitation, the rights of an agent appointed by them to sell or otherwise dispose of BAI Lender Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under bankruptcy or similar laws of any applicable jurisdiction.

     (ii) In exercising rights and remedies with respect to the BIPCO Lender Priority Collateral, the BIPCO Lenders may enforce the provisions of the BIPCO Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include, without limitation, the rights of an agent appointed by them to sell or otherwise dispose of BIPCO Lender Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under bankruptcy or similar laws of any applicable jurisdiction.

          (d) (i) BIPCO Lender Priority Collateral. Subject to the provisions of paragraph 6 hereof, any money, property, securities or other direct or indirect distributions of any nature whatsoever received from the sale, disposition or other realization upon a forclosure or other exercise of remedies upon the occurrence and continuance of an Event of Default (as defined in the Credit Agreements or the Indenture) by any Senior Secured Party or the Trustee of all or any part of the BIPCO Lender Priority Collateral (other than the BITCO Collateral and the Soucy Collateral which constitute a part of the BIPCO Lender Priority Collateral), regardless of whether such money, property, securities or other distributions are received directly or indirectly during the pendency of or in connection with any bankruptcy, insolvency or other like proceeding or otherwise, shall be delivered to the BIPCO Agent in the form received, duly indorsed to such party, if required, and applied by the BIPCO Agent in the following order:

               First, to the payment in full of all costs and expenses (including, without limitation, attorneys' fees and disbursements) paid or incurred by the Senior Secured
          Lenders in connection with such realization on the BIPCO Lender Priority Collateral or the protection of any of their rights and interests therein;

               Second, to the payment in full of all BIPCO Obligations in the order prescribed by Section 2.16 of the BIPCO Credit Agreement;

               Third, to the Trustee for application to the Trustee Obligations to the full extent thereof at such time; and

               Fourth, to pay the appropriate Loan Party or designee thereof or as a court of competent jurisdiction may direct, any surplus then remaining.

     (ii) BITCO Collateral. Subject to the provisions of paragraph 6 hereof, any money, property, securities or other direct or indirect distributions of any nature whatsoever received from the sale, disposition or other realization upon a forclosure or other exercise of remedies upon the occurrence and continuance of an Event of Default (as defined in the Credit Agreements or the Indenture) by any Senior Secured Party or the Trustee of all or any part of the BITCO Collateral, regardless of whether such money, property, securities or other distributions are received directly or indirectly during the pendency of or in connection with any bankruptcy, insolvency or other like proceeding or otherwise, shall be delivered to the BAI Agent in the form received, duly indorsed to such party, if required, and applied by the BAI Agent in the following order:

               First, to the payment in full of all costs and expenses (including, without limitation, attorneys' fees and disbursements) paid or incurred by the Senior Secured
          Lenders in connection with such realization on the BITCO Collateral or the protection of any of their rights and interests therein;

               Second, to the payment in full of all BAI Obligations in the order prescribed by Section 2.13 of the BAI Credit Agreement;

               Third, to the payment in full of all BIPCO Obligations in the order prescribed by Section 2.16 of the BIPCO Credit Agreement shall provide;

               Fourth, to the Trustee for application to the Trustee Obligations to the full extent thereof at such time; and

               Fifth, to pay to the appropriate Loan Party or designee thereof or as a court of competent jurisdiction may direct, any surplus then remaining.

     (iii) Soucy Collateral. Subject to the provisions of paragraph 6 hereof, any money, property, securities or other direct or indirect distributions of any nature whatsoever received from the sale, disposition or other realization upon a forclosure or other exercise of remedies upon the occurrence and continuance of an Event of Default (as defined in the Credit Agreements or the Indenture) by any Senior Secured Party or the Trustee of all or any part of the Soucy Collateral, regardless of whether such money, property, securities or other distributions are received directly or indirectly during the pendency of or in connection with any bankruptcy, insolvency or other like proceeding or otherwise, shall be delivered to the BIPCO Agent or the BAI Agent in the form received, duly indorsed to such party, if required, and applied by the BIPCO Agent or the BAI Agent in the following order:

               First, to the payment in full of all costs and expenses (including, without limitation, attorneys' fees and disbursements) paid or incurred by the Senior Secured
          Lenders in connection with such realization on the Soucy Collateral or the protection of any of their rights and interests therein;

               Second, pro rata to the payment in full of all BAI Obligations and BIPCO Obligations, in such order as each of
          Section 2.13 of the BAI Credit Agreement and Section 2.16 of the BIPCO Credit Agreement, respectively, shall provide;

               Third, to the Trustee for application to the Trustee Obligations to the full extent thereof at such time; and

               Fourth, to pay to the appropriate Loan Party or designee thereof or as a court of competent jurisdiction may direct, any surplus then remaining.

          (e) The BAI Lenders' rights with respect to the BAI Lender Priority Collateral and the BIPCO Lenders' rights with respect to the BIPCO Lender Priority Collateral shall include, without limitation, the exclusive right to release at any time any or all of such collateral from the liens under the Loan Documents and the Subordinated Security Documents without the consent of the Trustee and without any duty, obligation or liability arising from any such action, provided, that such release is in connection with the exercise of remedies in respect of the items of Lender Priority Collateral so released. Upon any such sale, release or other disposition of any Lender Priority Collateral, the lien and security interest created for the benefit of the Trustee pursuant to the Subordinated Security Documents in such Lender Priority Collateral shall be automatically released, and the Trustee shall execute or cause to be executed such release documents and instruments and shall take such further actions as the Senior Secured Lenders shall request.

          (f) (A) Subject to the provisions of paragraph 6 hereof, in the event that:

          (i) the BAI Lenders, in exercise of their foreclosure or similar remedies, have disposed of or otherwise realized upon the BAI Lender Priority Collateral, or have been repaid pursuant to a bankruptcy or similar proceeding at the commencement of which the security interest securing the BAI Obligations is in effect,

          (ii) all of the BAI Obligations have been paid in full and the commitments under the BAI Credit Agreement have been terminated,

          (iii) after giving effect thereto any BAI Lender Priority Collateral remains that:

               (x) never constituted BIPCO Lender Priority Collateral, or has been released from the security interests created by the BIPCO Loan Documents, and

               (y) remains pledged pursuant to the Subordinated
               Security Documents, and

          (iv) at such time there are Trustee Obligations outstanding, then the Trustee shall have the right to enforce the provisions of the Subordinated Security Documents in respect of BAI Lender Priority Collateral.

     (B) Subject to the provisions of paragraph 6 hereof, in the event that:

          (i) the BIPCO Lenders, in exercise of their foreclosure or similar remedies, have disposed of or otherwise realized upon the BIPCO Lender Priority Collateral, or have been repaid pursuant to a bankruptcy or similar proceeding at the commencement of which the security interest securing the BIPCO Obligations is in effect,

          (ii) all of the BIPCO Obligations have been paid in full and the commitments under the BIPCO Credit Agreement have been terminated,

          (iii) after giving effect thereto any BIPCO Lender Priority Collateral remains that:

               (x) never constituted BAI Lender Priority Collateral or has been released from the security interests created by the BAI Loan Documents, and

               (y) remains pledged pursuant to the Subordinated
               Security Documents, and

          (iv) at such time there are Trustee Obligations outstanding, then the Trustee shall have the right to enforce the provisions of the Subordinated Security Documents in respect of the BIPCO Lender Priority Collateral.

          4. Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Secured Lenders and the Trustee, respectively, hereunder shall remain in full force and effect irrespective of:

          (a)  any lack of validity or enforceability of the Loan
     Documents or any Trustee Documents;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Lender Obligations or Trustee Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of either Credit Agreement or any other Loan Document or of the terms of the Trustee Documents;

          (c) any exchange, release or nonperfection of any security interest in any Lender Priority Collateral or any other collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Lender Obligations or Trustee Obligations or any guarantee thereof;

          (d) the commencement of any bankruptcy or similar proceeding in respect of either of the Borrowers or any other Loan Party; or

          (e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Lender Obligations or of the Trustee in respect of this Agreement.

          5. Waiver of Claims; Waivers of Jury Trial. (a) To the maximum extent permitted by law, the Trustee waives any claim it might have against any Senior Secured Lender with respect to, or arising out of, any action or failure to act or any error of judgment or negligence on the part of any Senior Secured Lender or its respective directors, officers, employees or agents with respect to any exercise of rights or remedies in respect of the Lender Priority Collateral or any transaction relating to the Lender Priority Collateral. Neither the BAI Agent, the BIPCO Agent, any Senior Secured Lender nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Loan Party, the Trustee or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

          (b) THE BORROWERS, THE BAI AGENT (ON ITS OWN BEHALF AND ON BEHALF OF THE BAI LENDERS), THE BIPCO AGENT (ON ITS OWN BEHALF AND ON BEHALF OF THE BIPCO LENDERS) AND THE TRUSTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR COUNTERCLAIM THEREIN.

          6. Provisions Define Relative Rights. This Agreement is intended solely for the purpose of defining the relative rights of the BAI Lenders, the BAI Agent, the BIPCO Lenders, the BIPCO Agent and the Trustee, and no other Person shall have any right, benefit or other interest under this Agreement. Notwithstanding anything to the contrary contained herein, this Agreement shall not modify or amend the rights and obligations of the Borrowers or any other Loan Party under any Loan Document.

          7. Shared Lender Priority Collateral. The BIPCO Agent and the BAI Agent acknowledge that the Timberlands Pledge Agreement and the Soucy Pledge Agreement create, in favor of Toronto-Dominion (Texas), Inc., as secured party thereunder (in such capacity, the "Agent"), security interests in Collateral to secure both the BAI Obligations and the BIPCO Obligations. The BIPCO Agent, on behalf of the BIPCO Lenders, and the BAI Agent, on behalf of the BAI Lenders, hereby (i) confirm that the Agent has been appointed as agent of such parties to be the secured party under the Timberlands Pledge Agreement and the Soucy Pledge Agreement, (ii) agree with the Agent that in taking and refraining from actions under the Timberlands Pledge Agreement (including amendments and waivers with respect thereto), the Agent shall follow the directions of the Required Lenders under the BAI Credit Agreement so long as the BAI Credit Agreement remains outstanding, and thereafter shall follow the directions of the Required Lenders under the BIPCO Credit Agreement and
     (iii) agree with the Agent that in taking and refraining from actions under the Soucy Pledge Agreement (including amendments and waivers with respect thereto), the Agent shall follow the directions of the Required Lenders under the BAI Credit Agreement and the Required Lenders under the BIPCO Credit Agreement.

          8. Payments in Ordinary Course. Notwithstanding any provision of this Agreement limiting the rights of the holders of the Trustee Obligations in the Collateral, nothing in this Agreement shall prohibit BIPCO and FinCo from making payments in respect of the Trustee Obligations in the ordinary course of business, whether or not the cash with which such payments are made constitutes proceeds of Collateral.

          9. Termination of Agreement; Acknowledgements. (a) The rights of the Senior Secured Lenders under this Agreement in respect of the Collateral securing only the BIPCO Obligations shall terminate when the BIPCO Obligations have been paid in full in cash and all commitments to extend credit under the BIPCO Credit Agreement have terminated. The BIPCO Agent agrees that, within 30 days after payment in cash of all principal, interest and other amounts then outstanding under the BIPCO Obligations and termination of all commitments to extend credit under the BIPCO Credit Agreement, it will, upon the request of the Trustee, provide a written acknowledgement of such payment to the Trustee, which acknowledgement shall also acknowledge that the Senior Secured Lenders have no further rights under this Agreement in respect of the Collateral securing only the BIPCO Obligations. Concurrently with such acknowledgement, the BIPCO Agent will deliver to the Trustee if any of the Trustee Obligations shall be outstanding, any items of such Collateral held in the possession of the BIPCO Agent, provided that if no Trustee Obligations shall be outstanding, the BIPCO Agent will deliver any such items of Collateral to the appropriate Loan Party. The BIPCO Agent acknowledges that prior to such delivery it holds such items of Collateral for the Trustee in accordance with the terms of this Agreement, for purposes of perfecting the Trustee's security interest therein.

          (b) The rights of the Senior Secured Lenders under this Agreement in respect of the Collateral securing only the BAI Obligations shall terminate when the BAI Obligations have been paid in full in cash and all commitments to extend credit under the BAI Credit Agreement have terminated. The BAI Agent agrees that, within 30 days after payment of all principal, interest and other amounts then outstanding under the BAI Obligations and termination of all commitments to extend credit under the BAI Credit Agreement, it will, upon the request of the Trustee, provide a written acknowledgement of such payment to the Trustee, which acknowledgement shall also acknowledge that the Senior Secured Lenders have no further rights under this Agreement in respect of the Collateral securing only the BAI Obligations. Concurrently with such acknowledgement, the BAI Agent will deliver to the Trustee if any Trustee Obligations shall be outstanding any items of such Collateral held in the possession of the BAI Agent, provided that if no Trustee Obligations are outstanding, the BAI Agent will deliver any such items of Collateral to the appropriate Loan Party. The BAI Agent acknowledges that prior to such delivery it holds such items of Collateral for the Trustee in accordance with the terms of this Agreement for purposes of perfecting the Trustee's security interest therein.

          (c) The rights of the Senior Secured Lenders under this Agreement in respect of all Collateral (to the extent not previously terminated pursuant to paragraphs (a) and (b) above) shall in any event terminate when all Lender Obligations have been paid in full in cash and all commitments to extend credit under the Loan Documents have terminated.

          10. Powers Coupled With An Interest. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Lender Obligations are paid in full and the commitments under the Credit Agreements are terminated.

          11. Notices. All notices, requests and demands to or upon the parties to be effective shall be in writing (or by telex, fax or similar electronic transfer confirmed in writing) and shall be deemed to have been duly given or made (i) when delivered by hand or (ii) if given by mail, when deposited in the mails by certified mail, return receipt requested, or (iii) if by telex, fax or similar electronic transfer, when sent and receipt has been confirmed, addressed as follows:

     If to the BAI Agent or
     the BIPCO Agent:         TORONTO-DOMINION (TEXAS), INC.
                              909 Fannin Street
                              Houston, Texas  77010
                              Attention:  Jano Mott
                              Telecopy:  (713) 951-9921
                              Telephone:  (713) 653-8231

     If to the Trustee:       CRESTAR BANK
                              Attention:  Corporate Trust Department
                              919 Main Street, 10th Floor
                              Richmond, Virginia  23219
                              Telecopy:  (804) 782-7855
                              Telephone:  (804) 782-5726

     The parties hereto may change their addresses and transmission numbers for notices by notice in the manner provided in this Section.

          12. Counterparts. This Agreement may be executed by one or more of the parties on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the counterparts of this Agreement signed by all the parties shall be lodged with the BAI Agent, the BIPCO Agent and the Trustee.

          13. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          14. Integration. This Agreement represents the entire agreement of the Senior Secured Lenders and the Trustee with respect to the subject matter hereof and there are no promises or representations by any of them relative to the subject matter hereof not reflected herein.

          15. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the BAI Agent, the BIPCO Agent, the Borrowers and the Trustee.

          16. Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of each of the Senior
     Secured Lenders and the Trustee and their successors and assigns.

          (b) Upon a successor administrative agent becoming the Administrative Agent under the BAI Credit Agreement or the BIPCO Credit Agreement, such successor Administrative Agent automatically shall become the BAI Agent or the BIPCO Agent, as the case may be, hereunder with all the rights and powers of such party hereunder, and bound by the provisions hereof, without the need for any further action on the part of any party hereto.

          (c) Upon a successor trustee becoming the Trustee under the Indenture, such successor Trustee automatically shall become the Trustee hereunder with all the rights and powers of the Trustee hereunder, and bound by the provisions hereof, without the need for any further action on the part of any party hereto.

          17. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereto agrees that all judicial proceedings brought against it arising out of or relating to this Agreement or its obligations hereunder may be brought in any federal court of competent jurisdiction in the State, County and City of New York, and accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                   TORONTO-DOMINION (TEXAS), INC., as
                                   BAI Agent and as BIPCO Agent, and
                                   as Agent for the BAI Agent and the
                                   BIPCO Agent

                                   By:
                                      Title:

                                   CRESTAR BANK, as Trustee

                                   By:
                                      Title:

     Consented:

     BRANT-ALLEN INDUSTRIES, INC., as Borrower

     By:
         Title:

     BEAR ISLAND PAPER COMPANY, as Borrower

     By:
         Title:

     BEAR ISLAND FINANCE COMPANY II

     By:
         Title:




                                                           EXHIBIT G [TO BANK
                                                           CREDIT AGREEMENT]


                       FORM OF COMPLIANCE CERTIFICATE


               This Compliance Certificate is delivered to you pursuant to
Section 5.2(b) of the Credit Agreement, dated as of _______________, as amended, supplemented or modified from time to time, (the "Credit Agreement"), among Bear Island Paper Company, LLC (the "Borrower"), the financial institutions or other entities from time to time party thereto as lenders (the "Lenders"), TD Securities (USA) Inc., as advisor and arranger (in such capacity, the "Arranger") and Toronto-Dominion (Texas), Inc., as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

               i. I am the duly elected, qualified and acting Chief Financial Officer of the Borrower.

               ii. I have reviewed and am familiar with the contents of this Certificate.

               iii. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the "Financial Statements"). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

               iv. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Sections 6.1, 6.2(c),(g),(i),(j),(l) and (m), 6.3(j),(k), 6.5(f), 6.6(c), 6.7, and
6.8(g),(h) and (i) of the Credit Agreement.

               v. Attached hereto as Attachment 3 is a list of all counties and states within the United States where any Loan Party keeps material inventory or material equipment (other than motor vehicles) and any Intellectual Property, as the case may be, acquired by any Loan Party since the date of the most recent list delivered pursuant to Section
5.2(b)(ii)(y) of the Credit Agreement.


               IN WITNESS WHEREOF, I execute this Certificate this _____ day of _________, ____.



                                      BEAR ISLAND PAPER COMPANY, LLC


                                      By:

                                         Title:  Chief Financial Officer





                                                               Attachment 2
                                                               to Exhibit G



        The information described herein is as of __________, ____, and pertains to the period from __________, ___ to _________ __, ____.


                     [Set forth Covenant Calculations]




                                                           EXHIBIT H [TO BANK
                                                           CREDIT AGREEMENT]


                        FORM OF CLOSING CERTIFICATE


               This Closing Certificate is delivered pursuant to subsections 4.1(m) and 4.1(n) of the Credit Agreement dated as of _______________ (the "Credit Agreement"; terms defined therein being used herein as therein defined), among Bear Island Paper Company, LLC (the "Borrower"), the financial institutions or other entities from time to time party thereto as lenders (the "Lenders"), TD Securities (USA) Inc., as advisor and arranger (in such capacity, the "Arranger") and Toronto-Dominion (Texas), Inc., as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

               The undersigned __________ of ___________ (the "Company") certifies as of the date hereof, on behalf of the Company and solely with respect to paragraphs 1 through 7 hereof, as follows:


               1. The representations and warranties of the Company set forth in each of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

               2. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person that has not been obtained is required in connection with the Transaction and the borrowings under the Credit Agreement or with the execution, delivery, performance, validity or enforceability under the Credit Agreement or any of the Loan Documents to which the Company is a party, except (i) consents, authorizations, filings and notices described in Schedule 3.4 to the Credit Agreement and (ii) the filings referred to in
Section 3.19 of the Credit Agreement.

               3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof. [Borrower only]

               4. The Transaction has been consummated for a net cash purchase price, paid to the Retiring Partners on the Closing Date, not exceeding an aggregate total of $150,000,000 subject to post-closing adjustments as described in the Credit Agreement.

               5. The Borrower has received at least $100,000,000 in gross proceeds from the issuance of the Second Priority Notes [Borrower only].

               6. ___________________ is the duly elected and qualified Corporate Secretary of the Company and the signature set forth for such officer below is such officer's true and genuine signature.

               7. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Company, nor has any other event occurred materially adversely affecting or threatening the continued corporate existence of the Company.

               The undersigned Corporate Secretary of the Company certifies, as of the date hereof, on behalf of the Company and solely with respect to paragraphs 8 through 13 hereof, as follows:

               8. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

               9. Attached hereto as Exhibit II is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company on _________________ authorizing the execution, delivery and performance of the Loan Documents to which the Company is a party; such resolutions have not in any way been amended, modified, revoked or rescinded since the date of their adoption, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.

               10. Attached hereto as Exhibit III is a true and complete copy of the By-Laws of the Company (or similar document) as in effect on the date hereof.

               11. Attached hereto as Exhibit IV is a true and complete copy of the Certificate of Incorporation or Articles of Organization of the Company as in effect on the date hereof, and such certificate or articles have not been amended, repealed, modified or restated.

               12. Attached hereto as Exhibit V is a true and correct copy of each of the following documents: (i) the Acquisition Agreement; (ii) the Second Priority Note Indenture; (iii) the John Hancock Credit Agreement and
(iv) the Timberlands Loan Agreement. [Borrower only]

               13. The following persons are now duly elected, qualified and acting officers of the Company holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party:


       Name                      Office                    Signature

------------------------   -----------------------    ------------------------

------------------------   -----------------------    ------------------------

------------------------   -----------------------    ------------------------



               IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.




[INSERT NAME OF COMPANY]
____________________________                ____________________________
Name:                                       Name:
Title:                                      Title:


Date:  _______________, 1997





                                                           EXHIBIT I [TO BANK
                                                           CREDIT AGREEMENT]

                                   FORM OF
                          ASSIGNMENT AND ACCEPTANCE


            Reference is made to the Credit Agreement, dated as of _______, 199_ (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Bear Island Paper Company, LLC (the "Borrower"), the financial institutions or other entities from time to time party thereto as lenders (the "Lenders"), TD Securities (USA) Inc.,as advisor and arranger (in such capacity, the "Arranger") and Toronto-Dominion (Texas), Inc., as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

            The Assignor identified on Schedule 1 hereto (the "Assignor") and the Assignee identified on Schedule l hereto (the "Assignee") agree as follows, as of the Effective Date (as defined below):


             1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date, the interest described in
Schedule 1 hereto (the "Assigned Interest") in and to the Assignor's rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on
Schedule 1 hereto (individually, an "Assigned Facility"; collectively, the "Assigned Facilities"), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

            2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the Assigned Interest and that such Assigned Interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto[; and (c) attaches any Notes held by it evidencing the Assigned Facilities marked "cancelled" and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes marked "cancelled" for a new Note or Notes payable to the Assignee in the principal amount for each Assigned Interest and (ii) if the Assignor has retained any interest in the Assigned Facility, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the Assignor's interest in the Assigned Facility after giving effect to the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).]

            3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in subsection 3.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as the agents on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to subsection 2.18(d) of the Credit Agreement.

            4. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the "Effective Date"). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

            5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) [to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date] [to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.]

            6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

            7. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

            IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers.



                                   [Name of Assignee]



                                    By:  ___________________________________
                                       Title:



                                    [Name of Assignor]



                                    By:  ___________________________________
                                       Title:






                                  Schedule 1
                         to Assignment and Acceptance


Name of Assignor: _________________________________

Name of Assignee: _________________________________

Effective Date of Assignment: _____________________



      Credit                Principal              Commitment Percentage
      Facility Assigned     Amount Assigned              Assigned (1)
      -----------------     ---------------        ----------------------
                              $_______                  __._______%



__________________

(1) Calculate the assigned Commitment Percentage to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.




Accepted:
                                        Consented To:
TORONTO-DOMINION (TEXAS), INC.,
as Administrative Agent                 [Name of Borrower](2)



By:______________________________
                                        By:_________________________________
Title:
                                        Title:

                                        TD SECURITIES (USA) INC., as Arranger




                                        By: _________________________________

                                        Title:




(2) The Borrower's consent is not required with respect to any assignment to a Lender.

                                                         EXHIBIT J [TO BANK
                                                         CREDIT AGREEMENT]

        Form of Opinion of Skadden, Arps, Slate, Meagher & Flom, L.L.P.

                             December 1, 1997




To:   Toronto-Dominion (Texas), Inc., as Administrative Agent,
      TD Securities (USA) Inc., as Arranger and
      The Lenders listed on Schedule 1 hereto


      Re:   Brant-Allen Industries, Inc. and Bear Island Paper Company, LLC

Ladies and Gentlemen:

            We have acted as special counsel to Brant-Allen Industries, Inc., a Delaware corporation ("Brant-Allen") and Bear Island Paper Company, LLC, a limited liability company organized under the laws of the Commonwealth of Virginia ("Paper Company", and together with Brant-Allen, the "Opinion Parties" and each an "Opinion Party"), in connection with the preparation, execution and delivery of the Credit Agreement (the "Paper Company Credit Agreement"), dated as of December 1, 1997, among Paper Company, the several lenders parties thereto (the "Paper Company Lenders"), TD Securities (USA) Inc., as arranger, and Toronto Dominion (Texas), Inc., as administrative agent for the Paper Company Lenders (in such capacity, the "Paper Company Agent"). This opinion is being delivered pursuant to Section 4.1(o)(i) of the Paper Company Credit Agreement. Capitalized terms used herein and not otherwise defined herein shall have the respective mean ings assigned thereto in the Paper Company Credit Agreement.

            In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of the following:

                  (a)  the Paper Company Credit Agreement;

                  (b) each of the Revolving Credit Notes, dated the date hereof, executed by Paper Company and listed on Schedule 2 hereto (the "Paper Company Revolving Notes");

                  (c) each of the term notes, dated the date hereof, executed by Paper Company and listed on Schedule 2 hereto (the "Paper Company Term Notes");

                  (d)  the Security and Pledge Agreement;

                  (e)  the Paper Company Pledge Agreement;

                  (f)  the Timberlands Pledge Agreement;

                  (g) the Soucy Pledge Agreement, dated as of December 1, 1997, executed by Brant-Allen in favor of Toronto-Dominion (Texas), Inc., as Agent (as defined therein) (the "Soucy Pledge Agreement");

                  (h)  the Brant-Allen Guarantee;

                  (i) a certificate executed by an officer of the Opinion Parties in connection with this opinion (the "Opinion Certificate"), a copy of which is at tached hereto as Exhibit A; and

                  (j) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

The documents listed in items (d) through (h) above are collectively referred to herein as the "Security Documents" and the documents listed in items (a) through (h) above are collectively referred to herein as the "Opinion Documents."

            In our examination we have assumed the genuineness of all signatures including endorsements, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, conformed, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion (and in the case of public officials, legal conclusions as well) which we did not independently establish or verify, we have relied upon certificates, statements and representations of each of the Opinion Parties and their respective officers and other representatives and of public officials, including the facts set forth in the Opinion Certificates.

            Unless otherwise indicated, the following terms shall have the following respective meanings when used herein:

            "Applicable Laws" means those laws, rules and regulations of the State of New York and the United States of America which, in our experience, are normally applicable to transactions of the type contemplated by the Opinion Documents and are not the subject of a specific opinion herein referring expressly to a particular law or laws.

            "Governmental Approval" means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Govern mental Authority pursuant to Applicable Laws.

            "Governmental Authority" means any legislative, judicial, administra tive or regulatory body of the State of New York or the United States of America.

            "Indenture" means that certain Indenture, dated as of December 1, 1997, by and among Brant-Allen, Paper Company, Bear Island Timberlands Company, L.L.C., Bear Island Finance Company II and Crestar Bank, as trustee.

            "New York UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of New York.

            "Noteholder" means any holder of a Note (as defined in the Indenture) issued under or pursuant to the Indenture.

            "Trustee" means Crestar Bank, in its capacity as trustee under the Indenture.

            We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America to the extent specifically referred to herein.

            Our opinions set forth below are subject to the following assumptions and qualifications:

                  (a) each of the Opinion Documents constitutes the legal, valid and binding obligation of each party to such Opinion
Document (other than the Opinion Parties) enforceable against such party in accordance with its terms;

                  (b) we express no opinion as to the effect on the opinions ex pressed herein of (i) the compliance or non-compliance of any party (other than the Opinion Parties) to the Opinion Documents with any state, federal or other laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of any such party;

                  (c) enforcement of the Opinion Documents may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, whether statutory or decisional, affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

                  (d) we express no opinion as to the enforceability of any rights to contribution or indemnification provided for in the Opinion Documents which violate the public policy underlying any law, rule or regulation (including, without limitation, any federal or state securities law, rule or regulation);

                  (e) we express no opinion as to the enforceability of any section of any Opinion Document to the extent that any recovery of attorneys' fees is not limited to reasonable attorneys' fees;

                  (f) certain of the remedial provisions, including waivers, with respect to the exercise of remedies against the collateral contained in the Security Documents may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Security Documents, each taken as a whole, and each of the Security Documents, taken as a whole, together with applica ble law, contain adequate provisions for the practical realization of the benefits of the security created thereby;

                  (g) we call to your attention that enforcement of the Security and Pledge Agreement with respect to collateral consisting of any Opinion Party's interest in instruments, leases, contracts and other agreements between such Opinion Party and the other parties to such agreements may be subject to the terms of such agreements, the rights of the other parties thereto and any claims or defenses of such other parties against such Opinion Party arising under or outside such agreements;

                  (h) our security interest opinions are limited to Articles 8 and 9 of the New York UCC with respect to our opinions in paragraphs 6, 7 and 8 and, Article 9 of the New York UCC with respect to our opinion in paragraph 5 and, therefore, such opinions do not address
(i) laws of any state other than the State of New York, and the laws of the State of New York except for Article 8 and Article 9 of the New York UCC, as applicable, (ii) collateral of a type not subject to Article 8 or
Article 9 of the New York UCC, as applicable, and (iii) what law governs perfec tion of the security interests granted in the collateral covered by this opinion;

                  (i) we express no opinion as to the enforceability of any provision of any Opinion Document to the extent that it purports to establish evidentiary standards;

                  (j) we express no opinion as to the applicability or effect of any fraudulent conveyance or similar laws on the Opinion Documents or any transactions contemplated thereby or on the opinions herein stated; and

                (k) we express no opinion as to the enforceability of any provision of the Paper Company Credit Agreement to the extent that it authorizes or permits any party to any Opinion Document or any purchaser of a participation interest from any such party to set-off or apply any deposit, property or indebtedness with respect to any participation interest.

            Based upon the foregoing and subject to the limitations, qualifica tions, exceptions and assumptions set forth herein, we are of the opinion that, as of the date hereof:

            1. Each Opinion Document constitutes the valid and binding obligation of the Opinion Party that is a party thereto, enforceable against such Opinion Party in accordance with its terms.

            2. The execution and delivery by each Opinion Party of each Opinion Document to which it is a party and the performance by such Opinion Party of its obligations thereunder, in accordance with its terms, do not violate any provision of any Applicable Law.

            3. Based on our review of Applicable Laws, no Governmental Approval that has not been obtained is required to authorize, or is required in con nection with, the execution and delivery by any Opinion Party of the Opinion Documents to which it is a party and the performance by such Opinion Party of its obligations thereunder (except for the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office with respect to the United States registrations and applications set forth on the schedules to the Security and Pledge Agreement and with respect to any after-acquired United States trademark, patent and copyright registrations and applications and the registration of unregistered United States copyrights in the U.S. Copyright Office and other similar filings required under the Security and Pledge Agreement).

            4. Neither of the Opinion Parties is, after giving effect to the transactions contemplated by the Opinion Documents and the application of the net proceeds from the making of the Loans under the Paper Company Credit Agreement (i) an "investment company" required to register as such under the Investment Company Act of 1940, as amended, or
(ii) a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

             5. The provisions of the Security and Pledge Agreement are effec tive to create, in favor of the Paper Company Agent, a valid security interest in Paper Company's rights in that portion of the Collateral (as defined in the Security and Pledge Agreement) described therein which is subject to Article 9 of the New York UCC (the "Article 9 Collateral") which security interest will secure the Obligations (as defined in the Security and Pledge Agreement).

            6. The provisions of the Paper Company Pledge Agreement are effective to create in favor of the Paper Company Agent a valid security interest in Brant-Allen's rights in the Pledged LLC Interests (as defined in the Paper Company Pledge Agreement) (the "Paper Company Pledged Securities") to secure the Secured Obligations (as defined in the Paper Company Pledge Agreement).

            7. The provisions of the Timberlands Pledge Agreement are effec tive to create in favor of the Agent (as defined in the Timberlands Pledge Agreement), a valid security interest in Brant-Allen's rights in the Pledged LLC Interests (as defined in the Timberlands Pledge Agreement) (the "Timberlands Pledged Securities") to secure the Secured Obligations (as defined in the Timberlands Pledge Agreement).

            8. The provisions of the Soucy Pledge Agreement are effective to create in favor of the Agent (as defined in the Soucy Pledge Agreement) a valid secu rity interest in Brant-Allen's rights in the certificate identified on Schedule 3 hereto (the "Soucy Pledged Securities," and together with the Paper Company Pledged Securities and the Timberlands Pledged Securities, the "Pledged Collateral") to secure the Secured Obligations (as defined in the Soucy Pledge Agreement). The delivery of the Soucy Pledged Securities to the Agent in the State of New York will perfect the security interest of the Agent in the Soucy Pledged Securities. Upon such delivery, no other security interest of any other creditor of Brant-Allen will be equal or prior to the security interest of the Agent in the Soucy Pledged Securities.

            Our opinions set forth in paragraphs 5 through 8 are subject to the following qualifications:

                  (a) we have assumed that the Article 9 Collateral and the Pledged Collateral exists and that each of the Opinion Parties has sufficient rights in the Article 9 Collateral and the Pledged Collateral pledged by it for the security inter ests to attach, and we express no opinion as to the nature or extent of any Opinion Party's rights in, or title to, any of the Article 9 Collateral or any of the Pledged Collateral;

                  (b) we call to your attention that under the New York UCC, events occurring subsequent to the date hereof may affect any security interest subject to the New York UCC including, but not limited to, factors of the type iden tified in Section 9-306 with respect to proceeds; Section 9-402 with respect to changes in name, structure and corporate identity of the debtor; Section 9-103 with respect to changes in the location of the collateral and the location of the debtor; Section 9-316 with respect to subordination agreements; Section 9-403 with respect to continuation statements; and Sections 9-307, 9-308 and 9-309 with respect to subsequent purchasers of the collateral. In addition, actions taken by a secured party (e.g., releasing or assigning the security interest, delivering possession of the collateral to the debtor or another person and voluntarily subordinating a security interest) may affect a security interest; and

                  (c) except as set forth in opinion paragraph 8,we express no opinion with respect to the perfection or priority of the security interest of the Paper Company Agent in any of the Article 9 Collateral or the Pledged Collateral or of the Agent (as defined in the Timberlands Pledge Agreement) in any of the Pledged Collateral.

            Our opinion set forth in paragraph 5 is also subject to the following qualifications:

                  (a) in the case of instruments, chattel paper, accounts or general intangibles, we call to your attention that the security interests may be sub ject to the rights of account debtors, claims and defenses of account debtors and the terms of agreements with account debtors and we express no opinion with respect to such types of collateral which contain any prohibition, restriction, or condition to the assignment thereof;

                  (b) in the case of goods, we express no opinion in any goods which are (i) an accession to, or commingled or processed with, other goods to the extent that the security interests of the Paper Company Agent are limited by Section 9-314 or 9-315 of the New York UCC or (ii) subject to a certificate of title or a docu ment of title;

                  (c) we express no opinion regarding any items which are sub ject to a statute, regulation or treaty of the United States of America which provides for a national or international registration or a national or international certificate of title for the perfection of a security interest therein or which specifies a place of filing different from the place specified in the New York UCC for filing to perfect such security interest;

                  (d) we express no opinion regarding any of the Article 9 Coll ateral consisting of claims against any government or governmental agency (includ ing, without limitation, the United States of America or any state thereof or any agency or department of the United States of America or any state thereof);

                  (e) in the case of any Article 9 Collateral consisting of an instrument, account, chattel paper or general intangible which is itself secured by other property, we express no opinion with respect to the Paper Company Agent's rights in or to such underlying property;

                  (f) we express no opinion regarding the security interest of the Paper Company Agent in any copyrights, patents, trademarks, or other intellectual property, the proceeds thereof, or any rights (including accounts or general intan gibles) with respect to the lease, license or use thereof, except to the extent Article 9 of the New York UCC may be applicable thereto;

                  (g) we call to your attention that, under Section 10 of the United States Trademark Act (the "Lanham Act") (15 U.S.C. 1060), no United States application to register a mark based on intent to use shall be assignable prior to the filing of a verified statement of use with the United States Patent and Trademark Office pursuant to Section 1(d) of the Lanham Act, except to a successor to the business of the applicant, or portion thereof, to which the mark pertains, if that business is ongoing and existing;

                  (h) we call to your attention that, under United States trade mark law, it is generally held that transfers of trademark rights are invalid unless accompanied by the related goodwill and unless the trademarks are used on substantially the same goods as those previously represented by the trademarks. We express no opinion as to the assets or goodwill that would have to accompany the transfer of any trademarks to ensure the continued validity of such trademarks in the event of foreclosure and ultimate disposition of the trademarks as a result of default;

                  (i) we call to your attention that exercise of remedies with respect to certain types of intellectual property may require filings with the United States Patent and Trademark Office or filings and registrations with the United States Copyright Office;

                  (j) we express no opinion with respect to the validity or enforceability of any item of intellectual property; and

                  (k) we advise you that with respect to that portion of the Article 9 Collateral in which the Paper Company Agent has been granted a security interest by more than one agreement, a court may limit the Paper Company Agent's right to choose among the remedies otherwise given to it by such agreements with respect to such Article 9 Collateral.

             Our opinions set forth in paragraphs 6 through 8 are also subject to the following qualifications:

                  (a) we have assumed that none of the Agent, the Timberlands Agent, the Lenders (each of the foregoing as defined in the Soucy Pledge Agreement), the Paper Company Agent, the Trustee or the Noteholders had notice prior to or on the date of delivery of the Soucy Pledged Securities to the Agent of an adverse claim with respect to such Soucy Pledged Securities;

                  (b) we express no opinion with respect to the priority of any security interest in the Soucy Pledged Securities against a lien creditor (as such term is defined in Section 9-301(3) of the New York
UCC) with respect to future advances to the extent set forth in Section 9-301(4) of the New York UCC;

                  (c) we call to your attention that the issuer of the Soucy Pledged Securities is organized under the laws of Canada, and we express no opinion as to the effect of the laws of Canada on the opinions herein stated. Our opinion with respect to the security interest of the Agent in the Soucy Pledged Securities is limited to the New York UCC and the laws of the jurisdiction of the issuer of the securities may affect, among other things, whether the security is characterized as a certificated security, the exercise of remedies with respect to such security and the exercise of voting or other rights with respect to such security; and

                  (d) we advise you that with respect to that portion of the Pledged Collateral in which the Agent has been granted a security interest by more than one agreement, a court may limit the Agent's right to choose among the remedies otherwise given to it by such agreements with respect to such Pledged Collateral.

            In rendering the foregoing opinions, we have also assumed, without independent investigation and, with your consent, that:

                  (a) each of the Opinion Parties has been duly incorporated or organized, as applicable, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable;

                  (b) each of the Opinion Parties has the requisite power and authority, corporate or otherwise, to execute and deliver all of the Opinion Documents to which it is a party and to perform all of its obligations thereunder, and the execution and delivery of such Opinion Documents and the consummation by such Opinion Party of the transactions contemplated thereby have been duly authorized by all requisite action, corporate or otherwise, on the part of such Opinion Party;

                  (c) each of the Opinion Parties has duly executed and delivered each Opinion Document to which it is a party;

                  (d) the execution and delivery by each of the Opinion Parties of each of the Opinion Documents to which it is a party and the performance of its obligations thereunder do not and will not conflict with, contravene, violate or con stitute a default under: (i) the Certificate of Incorporation, By-Laws or other organization documents of such Opinion Party, (ii) any indenture, instrument or other agreement to which such Opinion Party or its property is subject, (iii) any law, rule or regulation to which such Opinion Party is subject (other than Applicable Laws, as to which we express our opinion in paragraph 2 hereof), (iv) any judicial or administrative order or decree of any governmental authority or (v) any consent, approval, license, authorization or validation of, or filing, recording or registration with, or notice to, any governmental authority; and

                  (e) no authorization, consent or other approval of, or notice to or filing, recording or registration with, any court, governmental authority or regula tory body that has not been obtained or taken and is not in full force and effect is re quired to authorize, or is required in connection with the execution, delivery and performance by any Opinion Party of any Opinion Document or the transactions contemplated thereby (other than Governmental Approvals as to which we express our opinion in paragraph 3 hereof).

            We understand that you are separately receiving an opinion with respect to certain of the foregoing matters from Mays & Valentine L.L.P., Virginia local counsel to the Opinion Parties (such opinion, the "Local Counsel Opinion"). We are advised that the Local Counsel Opinion contains certain qualifications. Our opinions herein stated are based upon the assumptions set forth herein, and we express no opinion as to the effect on the opinions herein stated of the qualifications stated in the Local Counsel Opinion.

            This opinion is being furnished only to you and is solely for your benefit and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other Person or for any other purpose without our prior written consent, except that any Person who becomes a Paper Company Lender party to the Paper Company Credit Agreement pursuant to Section 9.6(c) of the Paper Company Credit Agreement may rely on this opinion as though it had been addressed to such Person and delivered to such Person on the date hereof.


                            Very truly yours,



                            _____________________________



                 SCHEDULE 1 [TO FORM OF SASM&F OPINION]

                               Lenders




               SCHEDULE 2 [TO FORM OF SASM&F OPINION]

                                Notes

I.    Paper Company Term  Notes


II.   Paper Company Revolving Notes



                    SCHEDULE 3 [TO SASM&F OPINION]

                      Soucy Pledged Securities

------------------------------------------------------------------------
  Pledged Security     Certificate    Type of Shares   Number of Shares
                          Number                            Issued
------------------------------------------------------------------------

--------------------- -------------- ----------------- -----------------




                                                Exhibit A [TO SASM&F OPINION]


                           CERTIFICATE OF
                    BRANT-ALLEN INDUSTRIES, INC.
                                 AND
                   BEAR ISLAND PAPER COMPANY, LLC



                              By:
                                 _______________________________
                              Name:
                              Title:





                                                         EXHIBIT K-1 [TO BANK
                                                         CREDIT AGREEMENT]


                          FORM OF TERM NOTE


THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$____________                                      New York, New York
                                                   ________ __, 199__

            FOR VALUE RECEIVED, the undersigned, BEAR ISLAND PAPER COMPANY, LLC, a Virginia limited liability company (the "Borrower"), hereby unconditionally promises to pay to the Administrative Agent for the benefit of (the "Lender") or its registered assigns at the Payment Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of (a) DOLLARS ($ ), or, if less, (b) the unpaid principal amount of the Term Loan made by the Lender pursuant to Section
2.1 of the Credit Agreement. The principal amount of the Term Loan made by the Lender outstanding under this Note shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.13 of the Credit Agreement.

            The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Term Loan evidenced hereby and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute, absent manifest error, prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Term Loans.

            This Note (a) is one of the Term Notes referred to in the Credit Agreement dated as of December 1, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the Lender, the other banks and financial institutions or entities from time to time parties thereto, Toronto-Dominion (Texas), Inc., as Administrative Agent, and TD Securities (USA) Inc., as Arranger,
(b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Docu ments for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

            Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

            All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

            Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

            NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED BY THE LENDER EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.6 OF THE CREDIT AGREEMENT.

            THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.



                                    BEAR ISLAND PAPER COMPANY, LLC


                                    By:   _______________________________
                                          Name:
                                          Title:




                                                                                                             Schedule A
                                                                                                           to Term Note
                                                                                                           ------------
                        LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

-----------------------------------------------------------------------------------------------------------------------------
                                      Amount       Amount of Principal  Amount of Base Rate   Unpaid Principal
            Amount of Base Rate    Converted to       of Base Rate      Loans Converted to     Balance of Base     Notation
   Date           Loans          Base Rate Loans      Loans Repaid       Eurodollar Loans         Rate Loans        Made By
-----------------------------------------------------------------------------------------------------------------------------



                                                                                                                  Schedule B
                                                                                                                to Term Note
                                                                                                                ------------

        LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

----------------------------------------------------------------------------------------------------------------------------------
                                                    Interest Period    Amount of          Amount of     Unpaid Principal
                                                     and Eurodollar   Principal of     Eurodolar Loans    Balance of
           Amount of Euro-     Amount Converted        Rate with     Eurodollar Loans Converted to Base   Eurodollar     Notation
  Date       dollar Loans     to Eurodollar Loans   Respect Thereto      Repaid           Rate Loans         Loans        Made By
----------------------------------------------------------------------------------------------------------------------------------

                                                    EXHIBIT K-2 [TO BANK
                                                    CREDIT AGREEMENT]


                       FORM OF REVOLVING CREDIT NOTE


THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$____________                                         New York, New York
                                                      _________ __, 199__

               FOR VALUE RECEIVED, the undersigned, BEAR ISLAND PAPER COMPANY, LLC, a Virginia limited liability company (the "Borrower"), hereby unconditionally promises to pay to the Administrative Agent for the benefit of ____________________ (the "Lender") or its registered assigns at the Payment Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Credit Termination Date the principal amount of (a) DOLLARS ($ ), or, if less, (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to
Section 2.4 of the Credit Agree ment. The Borrower further agrees to pay interest in like money at such Payment Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.13 of the Credit Agreement.

               The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Credit Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute, absent manifest error, prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorse-ment or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Credit Loan.

               This Note (a) is one of the Revolving Credit Notes referred to in the Credit Agreement dated as of December 1, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the Lender, the other banks and financial institutions or entities from time to time parties thereto, Toronto-Dominion (Texas), Inc. , as Administrative Agent, and TD Securities
(USA) Inc., as Arranger, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

               Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

               All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

               Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

               NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED BY THE LENDER EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.6 OF THE CREDIT AGREEMENT.

               THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED
AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                                    BEAR ISLAND PAPER COMPANY, LLC


                                    By:  _______________________________
                                         Name:
                                         Title:

                                                                 Schedule A
                                                   to Revolving Credit Note

            LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS



                                           Amount        Amount of         Unpaid
                            Amount      of Principal     Base Rate        Principal
            Amount of     Converted       of Base      Loans Converted    Balance
            Base Rate      to Base       Rate Loans       to Euro-        of Base       Notation
    Date     Loans        Rate Loans       Repaid       dollar Loans     Rate Loans     Made By






                                                                 Schedule B
                                                   to Revolving Credit Note

    LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS



                                            Interest Period and    Amount of          Amount of        Unpaid Principal
            Amount of    Amount Converted    Eurodollar Rate      Principal of     Eurodollar Loans       Balance of
            Eurodollar   to Eurodollar           with             Eurodollar         Converted to         Eurodollar    Notation
   Date      Loans           Loans          Respect Thereto       Loans Repaid     Base Rate Loans         Loans         Made By











                                                     EXHIBIT L [TO BANK
                                                     CREDIT AGREEMENT]


                               FORM OF
                      PREPAYMENT OPTION NOTICE




Attention of [            ]
Telecopy No. [            ]


                                                [Date]

Ladies and Gentlemen:

            The undersigned, Toronto-Dominion (Texas), Inc., as administrative agent (in such capacity, the "Administrative Agent") for the Lenders, refers to the Credit Agreement, dated as of ________, 199__ (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Bear Island Paper Company, LLC, the Lenders from time to time parties thereto, the Administrative Agent, and TD Securities (USA) Inc., as Arranger. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Administrative Agent hereby gives notice of an offer of prepayment made by the Borrower pursuant to subsec tion 2.16(d) of the Credit Agreement of the Prepayment Amount. Amounts applied to prepay the Term Loans shall be applied pro rata to the Term Loan held by you. The portion of the prepayment amount to be allocated to the Term Loan held by you and the date on which such prepayment will be made to you (should you elect to receive such prepayment) are set forth below:

(A)   Total Term Loan Prepayment Amount                      ______________

(B)   Portion of Term Loan Prepayment Amount to
      be received by you                                     ______________

(C)   Prepayment Date (3 Business Days after the date
      of this Prepayment Option Notice)                      ______________


             IF YOU DO NOT WISH TO RECEIVE ALL OF THE TERM LOAN PREPAYMENT AMOUNT TO BE ALLOCATED TO YOU ON THE PREPAYMENT DATE INDICATED IN PARAGRAPH (C) ABOVE, please sign this notice in the space provided below and indicate the percentage of the Term Loan Prepayment Amount otherwise payable which you do not wish to receive. Please return this notice as so completed via telecopy to the attention of [___________________] at Toronto-Dominion (Texas), Inc., no later than [10:00] a.m., New York City time, on the Prepayment Date, at Telecopy No. [________________]. IF YOU DO NOT RETURN THIS NOTICE, YOU WILL RECEIVE 100% OF THE TERM LOAN PREPAYMENT ALLO CATED TO YOU ON THE PREPAYMENT DATE.

                              TORONTO-DOMINION (TEXAS), INC.,
                              as Administrative Agent


                              By:__________________________________
                                 Name:
                                 Title:

                              [Lender]


                               By:_________________________________
                                  Name:
                                  Title:

Percentage of Prepayment
Amount Declined: ______%

                                                      EXHIBIT M [TO BANK
                                                      CREDIT AGREEMENT]



                         FORM OF EXEMPTION CERTIFICATE


            Reference is made to the Credit Agreement, dated as of ___________________ (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among Bear Island Paper Company, LLC, a Virginia limited liability company (the "Borrower"), the several banks and other financial institutions from time to time parties thereto (the "Lenders"), Toronto-Dominion (Texas), Inc., as administrative agent for the Lenders thereunder (in such capacity, the "Administrative Agent") and TD Securities (USA) Inc., as Arranger. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. ______________________ (the "Non- U.S. Lender") is providing this certificate pursuant to subsection 2.18(d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:


            1. The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

            2. The Non-U.S. Lender is not a "bank" for purposes of
Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). In this regard, the Non-U.S. Lender further represents and warrants that:

            (a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

            (b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

            3. The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

            4. The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

            IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

                                    [NAME OF NON-U.S. LENDER]

                                    By:  ____________________________
                                       Name:
                                       Title:

                                    Date:  ____________________






                                                    EXHIBIT N [TO BANK
                                                    CREDIT AGREEMENT]

                    EXECUTIVE SUMMARY OF ENVIROMENTAL AUDIT

     This report summarizes the findings of a Phase I Environmental

     Site Assessment (ESA) conducted by AWARE Environmental Inc.

     (AEI) on the Bear Island Paper Company, L.P. (BIPCO) mill located in Ashland, Virginia.  The BIPCO facility produces newsprint using a combination of Thermo-Mechanical Pulping (TMP) and recycled paper pulping.  This ESA was conducted on behalf of

     Toronto Dominion Bank.  The ESA included a site walk-through and perimeter review of the subject site on October 7 and 8, 1997.


     An evaluation of available maps, commercially available

     environmental databases, select Virginia Department of

     Environmental Quality (VDEQ) files, owner representative

     interviews, an area reconnaissance, and a site walk-through identified five (5) potential areas of environmental concern at the subject property.  These potential environmental concerns are summarized below.

     1.   On September 29, 1994, the US EPA, Region III issued a

          Notice of Violation (NOV) to BIPCO which stated that the

          facility was operating in violation of applicable federally enforceable air pollution control requirements.  BIPCO

          responded to the NOV by providing information that

          demonstrated that the activities stated in the NOV had

          either not occurred as specified in the NOV or had been

          approved by the VDEQ.  At the time of this Phase I ESA, this

          NOV had not been resolved.


     2.   Based on the most recent groundwater data from the

          wastewater treatment area, total organic carbon, total

          organic halides, ammonia, chromium, cadmium, surface and

          zinc were detected in downgradient monitoring wells at

          levels exceeding the Virginia groundwater standards.  The

          VDEQ has not taken action regarding the groundwater

          monitoring data at this time.


     3.   Following the confirmation of a statistically measured

          significant increase in specific conductance in one (1)

          monitoring well used to monitor groundwater quality

          downgradient from the industrial landfill, BIPCO implemented a Phase II monitoring program.  The first round of samples were collected in July 1997.  A confirmatory sample was

          collected in September 1997.  Based on the analytical data which indicated that no target organic constituents were in the groundwater, BIPCO petitioned for a variance from the

          Phase II sampling requirements by requesting that the

          monitoring parameters be limited to inorganic compounds

          only.  The VDEQ had not provided a response at the time of the site visit.


     4.   BIPCO is currently clarifying whether the existing 1977 air permit allows BIPCO to burn WWTP sludge in the B&W boiler.

          BIPCO is working with the VDEQ to clarify previous VDEQ

          correspondence which indicate the 1977 air permit allows

          burning of the WWTP sludge in the B&W boiler and/or modify the 1977 permit as necessary to reflect sludge burning as an acceptable fuel.


     5.   A 5,000-gallon unleaded gasoline UST was removed in 1990.

          According to site personnel, the tank closure was clean.

          However, no closure documentation was available for review.

          AEI recommends that BIPCO develop and place in their files documentation of the underground storage tank as required by the VDEQ.


          Based on AEI's review of the current known environmental

          conditions at the BIPCO facility and given the complexity

          and variety of operations, the mill is well operated and

          maintained.



                             TABLE OF CONTENTS

     Section                         Description
                                                                  Page

                    EXECUTIVE SUMMARY  . . . . . . . . . . . . . . . i
                    TABLE OF CONTENTS  . . . . . . . . . . . . . . iii
                    LIST OF FIGURES  . . . . . . . . . . . . . . . . v
                    LIST OF TABLES   . . . . . . . . . . . . . . . . v
                    LIST OF APPENDICES . . . . . . . . . . . . . . . v

     1.0            INTRODUCTION . . . . . . . . . . . . . . . . . . 1
          1.1            Purpose . . . . . . . . . . . . . . . . . . 3
          1.2            Limitations And Exceptions of Assessment  . 3

     2.0            SITE DESCRIPTION . . . . . . . . . . . . . . . . 5
          2.1            Location And Legal Description  . . . . . . 5
          2.2            Site And Vicinity Characteristics . . . . . 5
          2.3            Site Improvements . . . . . . . . . . . . . 6
          2.4            Current Use Of Property . . . . . . . . . . 6
          2.5            Past Use Of Property  . . . . . . . . . . . 8
          2.6            Current And Past Use Of Nearby Properties . 8
          2.7            Public Water Supply Well Locations  . . . . 9

     3.0            RECORDS REVIEW . . . . . . . . . . . . . . . .  10
          3.1            Physical Setting Sources  . . . . . . . .  10
               3.1.1               Current USGS Topographic Map  .  10
               3.1.2               Soil Survey . . . . . . . . . .  10
               3.1.3               Bear Island Paper Company, L.P.
                                     Master Site Plan  . . . . . .  10
          3.2            Historical Use Information  . . . . . . .  11
               3.2.1               Historical Topographic Maps . .  11
               3.2.2               Aerial Photographs  . . . . . .  11
               3.2.3               Subject Site Deeds  . . . . . .  11
          3.3            Standard Environmental Federal And State
                           Record Sources  . . . . . . . . . . . .  11
          3.4            Subject Site  . . . . . . . . . . . . . .  13
          3.5            Virginia Department of Environmental
                           Quality . . . . . . . . . . . . . . . .  13
          3.6            Potential Impact From Neighboring Sites .  14

     4.0            SITE RECONNAISSANCE  . . . . . . . . . . . . .  15
          4.1            Hazardous Substances/Wastes Associated
                           With The Property   . . . . . . . . . .  15
          4.2            Solid Waste . . . . . . . . . . . . . . .  16
          4.3            Current And Past Use Of Storage Tanks . .  16
          4.4            Stormwater Discharges . . . . . . . . . .  18
          4.5            Wastewater Treatment System . . . . . . .  18
          4.6            Air Emissions Control System  . . . . . .  21
               4.6.1               Notice of Violation . . . . . .  23
          4.7            Landfill Areas  . . . . . . . . . . . . .  24
               4.7.1               Former Turner Landfill  . . . .  24
               4.7.2               Ash Landfill  . . . . . . . . .  25
               4.7.3               Industrial Landfill . . . . . .  26
          4.8            Polychlorinated Biphenyls . . . . . . . .  26
          4.9            Asbestos  . . . . . . . . . . . . . . . .  26
          4.10           Miscellaneous . . . . . . . . . . . . . .  27

     5.0            SUMMARY AND CONCLUSIONS  . . . . . . . . . . .  28

     6.0            SIGNATURE PAGE . . . . . . . . . . . . . . . .  30


     LIST OF FIGURES

     Figure              Description

     1              Site Location Map

     2              Site Plan of the Developed Portion of the Facility

     3              Drainage Map of the Developed Portion of the
                    Facility

                               LIST OF TABLES

     Table               Description

     1              Non-Petroleum Product Storage

     2              Petroleum Product Storage

                             LIST OF APPENDICES

     Appendix       Description

     A              Photographs

     B              Environmental Database Review

     C              Subject Site Deeds

     D Master Site Plan and Maps of the Outlying Parcels of Land Owned by BIPCO

     E              Doswell Combined Cycle Facility Spill Incident
                    Documentation

     F Chemical Inventory List, SARA Title III Reporting, RCRA Status and Manifests for the Safety Kleen Part Cleaning Sinks

     G              Underground Storage Tank Documentation

     H              VPDES Stormwater Permit; Stormwater Pollution
                    Prevention Plan; and the 1996 and 1997 Annual
                    Inspection Reports

     I              Doswell Treatment Plant Discharge Permit and 1996
                    NOVs

     J              September 1997 WWTP Groundwater Monitoring
                    Results and Wastewater Treatment Inspection Report for October 2, 1996

     K              Air Emissions Documentation

     L              Ash Landfill Documentation

     M              Industrial Landfill Documentation

     N              Beneficial Use of Ash


                                SECTION 1.0
                                INTRODUCTION

     This report summarizes the findings of a Phase I Environmental

     Site Assessment (ESA) conducted by AWARE Environmental Inc.

     (AEI) on the Bear Island Paper Company, L.P. (BIPCO) mill located in Ashland, Virginia.  This ESA was conducted on behalf of

     Toronto Dominion Bank.  The ESA included a site walk-through and perimeter review of the subject site on October 7 and 8, 1997.

     Photographs considered important to the explanations contained in this report are included in Appendix A.


     This ESA was conducted in general conformance with ASTM E 1527-

     97, Standard Practices for Environmental Site Assessments: Phase

     I Environmental Site Assessment Process, third edition.


     The following information was reviewed and/or obtained in

     conducting this ESA.

                     ENVIRONMENTAL ASSESSMENT MATERIAL

     * 1980 Bear Island Paper Co. Site Plan, Associated Engineers & Surveyors Ltd., Project No. 80-059, last revised 10/26/94

     *    1980 Bear Island Paper Co. Master Site Plan, Resource
          International, LTD, Project No. 85003.18, last revised
          11125/96

     * Doswell, Virginia 15 Minute Topographic Quadrangle. dated 1918 (U.S. Geological Survey)

     * Ashland, Virginia 7.5 Minute Topographic Quadrangle, dated 1951 (U.S. Geological Survey)

     * Ashland, Virginia 7.5 Minute Topographic Quadrangle, dated 1969 and photorevised 1974 (U.S. Geological Survey)

     * Ashland, Virginia 7.5 Minute Topographic Quadrangle, dated 1969 and photorevised 1985 (U.S. Geological Survey)

     * Hanover County, Virginia, Soil Survey, 1974 (U.S. Department of Agriculture, Soil Conservation Service)

     Information from the following offices, agencies, or databases was also reviewed and/or obtained as part of this ESA.  The database search and historical topographic quadrangle review were performed by Environmental Data Resources,  Inc. (EnR) (Appendix

     B).

                   FILE RECORDS SEARCHED AND/OR REVIEWED

     *    Comprehensive Environmental Response, Compensation and
          Liability Information System (CERCLIS) database (04/30/97).

     *    Emergency Response Notification System (ERNS) database
          (03/01/97).

     *    National Priority List (NPL) database (04/01/97).

     *    Resource Conservation and Recovery Information System
          (RCRIS) database (04/01/97).

     *    Corrective Action Report (CORRACTS) database (12/01/96).

     *    Biennial Reporting System (BRS) database ((12/31/93).

     *    Superfund (CERCLA) Consent Decrees (CONSENT) database
          (varies).

     *    Facility Index System (FINDS) database (09/30/95).

     * Hazardous Materials Information Reporting System (HMIRS) database (12/31/95).

     *    Material Licensing Tracking System (MLTS) database
          (01/15/97).

     *    Federal Superfund Liens (NPL LIENS) database (10/15/91).

     *    PCB Activity Database System (PADS) database (01/27/97).

     *    RCRA Administrative Action Tracking System (RAATS) database
          (04/17/95).

     *    Records of Decision (ROD) database (03/31/95).

     *    Toxic Chemical Release Inventory System (TRIS) database
          (12/31/92).

     *    Toxic Substances Control Act (TSCA) database (01/31/95).

     *    State Hazardous Waste Sites (SHWS) database (04/30/97).

     *    Solid Waste Management Facilities (SWF/LF) database
          (05/01/97).

     * Underground Storage Tank Data Notification Information (UST) database (04/22/97).

     *    Voluntary Remediation Program (VRP) database (07/26/96).

     *    CEDS (CEDS) database (07/01/97).

     *    Virginia Aboveground Storage Tank Database (AST) database
          (02/11/97).

     *    Virginia Pollution Complaint Database (SPILLS) database
          (06/01/96).

     *    Virginia Department of Environmental Quality (DEQ) Piedmont
          Regional Office
          LUST Records (LUST Region 2) database (8/6/97).

     *    Former Manufactured Gas (Coal Gas) Sites database.

     *    Delisted NPL sites database.

     *    No Further Remedial Action Planned (NFRAP) database.

     *    Federal Reporting Data System (FRDS).

     *    National Radon Database.

     *    Oil/Gas Pipelines/Electrical Transmission Lines.

     *    Sensitive Receptors.

     *    USGS Water Wells.

     *    Flood Zone Data.

     *    Epicenter.

     *    Water Dams.

     *    Virginia Public Water Supplies

     * Virginia Department of Environmental Quality (DEQ) Piedmont Regional Office Records Review Section

     *    Hanover County Public Records.


     1.1 PURPOSE

     The purpose of this ESA was to gather information by inquiries,

     reconnaissance and research that would aid in the identification and evaluation of potential conditions of environmental concern.

     This report is a collective record of facts and findings

     discovered in the process of performing the ESA.

     1.2  LIMITATIONS AND EXCEPTIONS OF ASSESSMENT

     The limitations of this Phase I ESA are as follows:

          * No asbestos, sediment, soil, air, water, groundwater, radon or other media samples were collected and/or analyzed;

          * No evaluation of critical habitats for threatened or endangered flora or fauna was conducted;

          * No private properties were accessed during the reconnaissance of the surrounding area; and

          * The findings presented in this report are professional opinions based on AEI's interpretation of information currently available for evaluation.

     A potential always remains for the presence of unknown,

     unidentified, unexpected or unforeseen surface or subsurface contamination.  Further evidence to identify such potential site contamination would require additional site investigation

     activities including subsurface sampling, laboratory analyses and interpretation.


     No warranty, expressed or implied, is made.  Use of this report is strictly limited to Toronto Dominion Bank and its authorized representatives.  Any use of this report by other parties is

     Toronto Dominion Bank's or its representatives' sole

     responsibility.


                                  SECTION 2.0
                               SITE DESCRIPTION

     2.1 LOCATION AND LEGAL DESCRIPTION

     The subject site is located on Old Ridge Road near the town of

     Ashland, within Hanover County, Virginia (Figure 1).  BIPCO owns approximately 1500 acres of land that comprises the subject site.

     The mill facility and its ancillary operations occupy a land parcel consisting of approximately 500 acres.  Approximately 250 acres of the subject site located east of the CSX Railroad are undeveloped (Figure 2 and Photograph A).  BIPCO also owns a large tract of land northeast and east of the mill and across the North

     Anna River that is referred to as the Meadows property which is used to store water for mill operations.  BIPCO recently

     purchased tracts of land referred to as the North Anna Landfill and North Fork Properties, previously referred to as the Turner

     Property.  The outlying parcels are discussed further in Section

     2.4.  A legal description of the land parcels which constitute the developed portions of the subject property is included in

     Appendix C.


     2.2 SITE AND VICINITY CHARACTERISTICS

     The developed portion of the subject property is located between the Little River and Route 738 (Old Ridge Road), east of

     Interstate 95 in Hanover County (Figure 1).  The site varies in elevation from approximately 100 feet to 50 feet above mean sea level.  The land surface in the developed area is fairly flat with most of the relief occurring near the Little River.  Surface water drainage across the developed portion of the property is to the north toward the Little River.  Surface water drainage across the adjoining eastern, undeveloped portion of the property is to the north and east toward the North Anna River.  The adjoining developed and undeveloped site areas are physically separated by the north-south trending CSX Railroad.


     According to the Hanover County Soil Survey (1973), the sediments occurring in the nearsurface in the general area of the subject site are comprised of various types of fine sandy loams, sandy loams and loams.  Surficial sediments at the site are likely to include construction fill and river deposits given the close proximity to the Little and North Anna Rivers.


     Groundwater beneath the developed portion of the site is expected to flow generally northward toward the Little River located along the northern boundary of the site.  Groundwater beneath the undeveloped portion of the site is expected to flow generally eastward toward the North Anna River.  Based on water level measurements taken in on-site monitoring wells located near the on-site wastewater treatment plant, the depth to groundwater is approximately 5 to 15 feet below grade.


     2.3 SITE IMPROVEMENTS

     Development in the actively utilized portion of the subject site includes the thermo-mechanical pulping (TMP) mill, recycle mill,

     paper machine, office facilities, warehouse, woodyard, outdoor chemical tank farm, fueling area and oil storage shed,

     powerhouse, wastewater treatment plant (WWTP) facilities, ash landfill and industrial landfill (Figure 2 and Photograph A).

     Electricity is provided to the facility by Rappahannock Electric

     Cooperative.  Natural gas is provided to the site by Virginia

     Natural Gas.  Potable water is purchased from the County of

     Hanover for both domestic and process use.  BIPCO withdraws water from the North Anna River to supplement its process water supply.

     Site process wastewater is treated in the on-site wastewater treatment plant and treated effluent is discharged to the Doswell

     Wastewater Treatment System under NPDES #VA0029521.  Domestic sewage is treated by the Doswell Wastewater Treatment Plant.


     2.4  CURRENT  USE OF PROPERTY

     BIPCO operates a TMP and recycled newsprint mill at the subject site.  The mill started production using the TNO process in late

     December 1979.  In the TMP process, the pulp is produced by grinding wood chips into fiber through a mechanical grinding process.  Steam and energy supplied to the grinding process provide heat to aid in the generation of cellulose fibers that are ultimately used to manufacture paper.  Due to the demand for recycled newsprint, BIPCO expanded its facility to incorporate the production of recycled newsprint.  The recycling process,

     which involves wetting old newspaper and magazines and separating the fibers from the ink, contaminants and clays, was initiated in

     April 1994.  The pulp from both processes is dewatered and then made into sheet form by pressing and drying operations performed at the paper mill.  The newsprint is wound into rolls and shipped to customers.


     Supporting plant operations are undertaken in the following areas: woodyard; powerhouse; sludge dryer and wastewater

     treatment system; and other miscellaneous operations.  The woodyard operations include the processing of logs into woodchips that can be used to make pulp.  Additional woodchips are

     purchased from other outside sources and used to make pulp.

     Facility process steam is generated in the powerhouse by burning coal, natural gas, WWTP sludge, woodwaste, and propane.  The WWTP treats wastewater utilizing an activated sludge process.  The miscellaneous areas of the mill are comprised of maintenance activities and other supporting operations including; air

     conditioning, ventilation, chiller systems, parts washing, core cutting, and process water cooling towers.  The percentage of site uses for the adjoining developed and undeveloped land parcels (from Master Site Plan) includes building structures 4 %

     - roads - 4 %, water bodies/ storage/ treatment basins - 7 %,

     landfills - 6 %, storage areas (logs, coal, etc.) - 3 %, wetlands

     - 42 %, and open/wooded - 34%.


     BIPCO also owns a large tract of land northeast and east of the mill and across the North Anna River that is referred to as the

     Meadows property.  BIPCO maintains two (2) large natural ponds on this tract which are used to supplement the process water

     purchased from the County of Hanover.  Water at this location is withdrawn from the North Anna River and stored in the natural ponds prior to use by BIPCO.  Portions of the Meadows property are leased for farming.  Appendix D contains a map of the Meadows property.


     BIPCO recently purchased tracts of land referred to as the North

     Anna Landfill and North Fork Properties.  These tracts were previously referred to as the Turner Property.  As discussed further in Section 4.7, BIPCO has proposed to the Virginia

     Department of Environmental Quality (VDEQ) to close the North

     Anna Landfill in place as is and perform groundwater monitoring as required by the VDEQ.  The VDEQ has not responded to this proposal as of yet.  The Appendix D contains a map of the former

     Turner Property.

     2.5 PAST USE OF PROPERTY

     BIPCO has operated the subject mill facility in the western,

     developed portion of the subject site since late December 1979.

     Based on information provided by a BIPCO representative, the subject property was used for residential and agricultural purposes through the 1900's prior to development by BIPCO.

     A review of the USGS Ashland, VA 7.5 Minute Topographic

     Quadrangle Maps dated 1918, 1951, 1969, 1969 (photorevised 1974),

     1969 (photorevised 1981) and 1969 (photorevised 1985) indicate the subject site was rural in nature.  The topographic maps show the subject site to be covered by densely forested areas and by cleared areas used for farming prior to its development by BIPCO.

     The CSX Railroad is visible and runs north/south across the subject site on all the reviewed historic topographic maps.

     Several small residential and/or farm related structures are evident on the 1918, 1951, 1969 and 1969 (photorevised 1974)

     maps.  BIPCO's facility appears on the 1969 (photorevised 1981)

     and 1969 (photorevised 1985) historic topographic maps.

     A review of a 1957 aerial photograph provided by the Hanover

     County Office of Revenue confirms the agricultural/residential nature of the subject site property prior to 1957.


     2.6 CURRENT AND PAST USE OF NEARBY PROPERTIES

     Current land uses in the area are primarily agricultural and residential.  The developed portion of the subject property is bordered to the north by the Little River, to the north and east by the North Anna River, to the south by State Route 783 and to the west by the Doswell Combined Cycle Facility.  The County of

     Hanover Wastewater Treatment Plant is located across the Little

     River and north of the subject site.  Past use of nearby

     properties appears to have been primarily agricultural.


     2.7 PUBLIC WATER SUPPLY WELL LOCATIONS

     According to the Public Water Supply System Information database provided by EDR, public water supply well PSW ID: VA6033613 operated by Frog Level Market is located greater than 2 miles north of the site.  This active well has been operational since

     January, 1978 and serves less than 101 persons.  Reportedly, the well currently has or has in the past had major violation(s), but additional information on the violation(s) was not available.

     The EDR database search identified two (2) public water supply wells on the Virginia State Database at a distance of greater than two (2) miles from the site.  Water well FRDS No. 6059270,

     operated by Fairfax Public Schools, is located in the eastern quadrant of the search radius.  Well FRDS No. 4085343. operated by Hanover Academy, is located in the southern quadrant of the search radius, reportedly serves a population of 70.

     The EDR database search identified one (1) water well on the

     Federal Database at a distance of between one (1) mile and two

     (2) miles from the site.  Water well ID: 37503007726901 is located in the northern quadrant of the search radius at a distance of 1.0 to 2.0 miles north of the site.  This well was constructed in 1974 and is reportedly currently unused.


                                  SECTION 3.0
                                RECORDS REVIEW

     3.1  PHYSICAL SETTING SOURCES

          3.1.1 CURRENT USGS TOPOGRAPHIC MAP

     The current USGS topographic map covering the subject site and surrounding area is the Ashland, Virginia quadrangle dated 1969 and photorevised in 1985 (Figure 1).  Based on this map, the site varies in elevation from approximately 100 feet to 50 feet above mean sea level.  The developed portion of the site and the former

     Turner Property are fairly flat with most of the relief occurring near the Little River.  The outlying, undeveloped parcels of land are generally low lying with elevations less than 50 feet above sea level and with minimal relief.


     3.1.2  SOIL SURVEY

     The 1974 Hanover County Soil Survey Map of the subject site and surrounding area was reviewed and is referenced in Section 1.0.

     According to the Hanover County Soil Survey (1974), the sediments occurring in the near-surface in the general area of the subject site are comprised of various types of fine sandy loams, sandy loams and loams.


     3.1.3 BEAR ISLAND PAPER COMPANY, L.P. MASTER SITE PLAN

     The BIPCO Master Site Plan indicates that approximately 42% of the main parcel of property located east and west of the CSX

     Railroad is wetlands (Appendix D).  Portions of the land parcel referred to as the Meadows property may potentially be considered wetlands based on its relative topography and close proximity to the North Anna River.


     3.2   HISTORICAL USE INFORMATION

          3.2.1  HISTORICAL TOPOGRAPHIC MAPS

          AEI reviewed historical USGS Ashland, VA 7.5 Minute

          Topographic Quadrangle

          Maps dated 1951, 1969, 1969 (photorevised 1974), 1969

          (photorevised 1981) and 1969 (photorevised 1985), and a USGS

          Doswell, VA 15 Minute Topographic Quadrangle Map dated 1918 as referenced in Section 1.0. Review comments are discussed in Sections 2.5 and 2.6.


          3.2.2 AERIAL PHOTOGRAPHS

          AEI reviewed a 1957 aerial photograph provided by the Hanover County Office of

          Revenue. Review continents are discussed in Section 2.5 and 2.6.


          3.2.3  SUBJECT SITE DEEDS

          A review of the subject property deeds was conducted for the subject site on October 8, 1997 at the Hanover County

          Courthouse.  Select copies of deeds and a summary of the

          limited chain-of-title search for the subject site are

          included in Appendix C.


     3.3  STANDARD ENVIRONMENTAL FEDERAL AND STATE RECORD SOURCES

     Copies of the most recently available updated Federal and State environmental databases have been compiled by EDR.  Federal and

     State environmental database listings provided by EDR for the area within the ASTM-defined minimum search distance were

     obtained for review (Appendix B).


     The searched Federal databases include the following:

               1.   Comprehensive Environmental Response,
                    Compensation, and Liability Information System (CERCLIS) (04/30/97);
               2.   Emergency Response Notification System (ERNS)
                    (03/01/97);
               3.   National Priority List (NPL) (04/01/97);
               4. EPA Resource Conservation and Recovery Information System (RCRIS)
                    (04/01/97);
               5.   Corrective Action Report (CORRACTS) (12/01/96);
               6.   Biennial Reporting System (BRS) (12/31/93);
               7. Superfund (CERCLA) Consent Decrees (CONSENT) database (varies);
               8.   Facility Index System (FINDS) (09/30/95);
               9. Hazardous Materials Information Reporting System (HMIRS) (12/31/95);
               10.  Material Licensing Tracking System (MLTS)
                    (01/15/97);
               11.  Federal Superfund Liens (NPL LIENS) (10/ 1 5/9 1);
               12.  PCB Activity Database System (PADS) (01/27/97);
               13.  RCRA Administration Action Tracking System (RAATS)
                    (04/17/95);
               14.  Records of Decision (ROD) (03/31/95);
               15.  Toxic Chemical Release Inventory System (TRIS)
                    (12/31/92); and
               16.  Toxic Substances Control Act (TSCA) (01/31/95).

          A search of the Commonwealth of Virginia databases included the following:

               1.   State Hazardous Waste Sites (SHWS) database
                    (04/30/97);
               2. Solid Waste Management Facilities (SWF/LF) database (05/01/97);
               3.   Underground Storage Tank Data Notification
                    Information (UST) database (04/22197);
               4.   Voluntary Remediation Program (VRP) database
                    (07/26/96);
               5.   CEDS (CEDS) database (07/01/97);
               6. Virginia Aboveground Storage Tank Database (AST) database (02/11/97);
               7.   Pollution Complaint Database (SPILLS) database
                    (06/01/96);

     Miscellaneous federal, state and private agency databases include the following:

               1.   Department of Environmental Quality (DEQ) LUST
                    Records (LUST Region 2, Piedmont Regional Office)
                    database (8/6/97);
               2.   Former Manufactured Gas (Coal Gas) Sites database;
               3.   Delisted NPL Sites (DELISTED NPL);
               4.   No Further Remedial Action Planned (NFRAP);
               5.   Federal Reporting Data System (FRDS);
               6.   National Radon Database;
               7.   United States Geological Survey (USGS) Oil/Gas
                    Pipelines/Electrical Transmission Lines;
               8    Sensitive Receptors;
               9.   USGS Water Wells;
               10.  Federal Emergency Management Agency (FEMA) Flood
                    Zone Data;
               11.  Department of Commerce, National Oceanic and
                    Atmospheric Administration - Epicenters;
               12.  National Inventory of Dams - Water Dams;
               13.  Virginia Public Water Supplies.

     A total of one (1) facility or site which had multiple listings was identified in the aforementioned databases within the ASTM-

     specified radii of the subject site (Appendix B).

     Doswell Combined Cycle Facility located at 10098 Old Ridge Road was listed in the UST, CEDS, and LUST databases.  This facility is situated west-northwest of the subject property, and is estimated in the EDR report to be situated higher in elevation than the subject property.  Based on the available information, the facility has a

     Virginia Pollution Abatement Permit #VPA00525 which became effective 6/29/90.  This permit expires 6/29/2000.  No other information, other than the pollution complaint number of 96-

     4012, is given in the databases regarding the leaking underground storage tank (LUST).


     ORPHAN SITES

     Eighteen (18) orphan sites were identified by EDR during the

     Federal and State database searches.  These orphan sites are facilities whose location could not be determined accurately during the database search by EDR, due to poor or limited

     geographic information.  The orphan sites listed appear on the

     CERCLIS, FINDS, RCRIS-SQG, CERC-NFRAP.  SWF/LF, UST, LUST, RCRIS-

     LQG databases.  Based on the limited address information

     provided, all the orphan sites are located at least 1.5 miles away from the subject site.  None of the orphan sites listed were observed during the area reconnaissance.  Based on the

     information provided in the EDR report and the information gathered during the area reconnaissance, none of the facilities listed on the orphan summary are expected to have a significant adverse environmental impact on the subject property.


     3.4  SUBJECT SITE

     The subject site was listed in two (2) databases searched by EDR:

     the ERNS and the SWF/LF databases.  Based on the SWF/LF database,

     the subject site has a permitted industrial landfill.   A

     facility I.D. # 573 has been assigned to the landfill and the permit approval date is given as 5/5/95.  A second industrial landfill (the ash landfill) at the subject facility permitted in

     10/21/88.


     3.5 VIRGINIA DEPARTMENT OF ENVIRONMENTAL QUALITY

     AEI personnel visited the VDEQ, Piedmont Regional Office to review information regarding

     1) the subject site and 2) surrounding properties for potential environmental concerns identified in the EDR database search.

     The regional office maintains several files concerning the subject site.  Pertinent information from these files is discussed in the applicable subsections of Section 4.0.


     File information regarding the orphan sites listed in the EDR database search indicated that all of the orphan sites are located at a distance greater than 1.5 miles from the subject site.  The aforementioned orphan sites are not expected to have a significant environmental impact on the subject site due to their separation distance.


     Based on the files maintained by the VDEQ on the Doswell Combined

     Cycle facility, the assigned LUST pollution complaint number 96-

     4012 was for a July 5, 1995 release of approximately 800 gallons of #2 fuel oil from the overflow vent due to temperature-related expansion of the fuel.  Cleanup efforts were documented in a

     September 7, 1995 report by IMS Environmental.  The VDEQ issued a closure letter based on the cleanup documentation provided by IMS

     (Appendix E).  Based on the available information, this release is not expected to have an impact on the BIPCO facility.


     3.6  POTENTIAL IMPACT FROM NEIGHBORING SITES

     Based on a review of available information on adjacent

     properties, the potential for environmental impact to the subject site from neighboring properties is low.  No impacts to the subject site from neighboring sites are known to exist nor were identified as a result of this ESA.


                                  SECTION 4.0
                              SITE RECONNAISSANCE

     A site visit to the subject property was conducted on September

     8, 1997.  During the site visit, AEI personnel conducted

     interviews with the following BIPCO personnel: Mr. Robert Ellis,

     Manager of Engineering and Governmental Affairs and Ms. Lori

     Bonds, Project Engineer.  A reconnaissance of the subject

     property was conducted by viewing the perimeter boundaries of the site by truck and physically traversing portions of the perimeter that were accessible.  A walk-through of the interior of the facility was conducted following the perimeter reconnaissance.


     4.1  HAZARDOUS SUBSTANCES/WASTES ASSOCIATED WITH THE PROPERTY

     BIPCO stores chemicals in above ground storage vessels or

     containers.  An inventory of chemicals currently used by BIPCO is included in Appendix F. As discussed in Section 2.8, outdoor storage tanks are maintained within curbed concrete containment areas to contain stormwater runoff.  A list of indoor and outdoor storage tanks is included in Tables 1 and 2. BIPCO maintains a

     Spill Control Plan for all hazardous materials stored at the facility.  As part of the Spill Control Plan, a Spill Prevention,

     Control and Countermeasure Plan (SPCC) and a Oil Discharge

     Contingency Plan have been prepared specifically for the

     petroleum products stored and handled at the site.  Table 2 summarizes the petroleum product storage at the site.  BIPCO currently reports ammonia, phosphoric acid, sulfuric acid and hydrochloric acid under SARA Title III, Section 313 reporting requirements (Appendix F).


     BIPCO is a small quantity generator, generating less than 750 pounds of hazardous waste per month.  The EPA ID number for the facility is VAD049582919.


     BIPCO uses five (5) Safety-Kleen, Inc. parts cleaning sinks on site (Photo B).  They are located in the following locations:

     maintenance area (2); TNP area; woodyard area; and recycle area.

     These sinks contain either petroleum naphtha or monoethanolamine and are maintained by Safety-Kleen on a regular basis . Copies of the 1997 manifests are included in Appendix F.


     4.2 SOLID WASTE

     Solid wastes generated at the subject site include general office trash, cardboard, and wooden pallets.  These solid wastes are temporarily stored in an on-site dumpster and disposed of by

     Browning-Ferris Industries (BFI) (Photo C).


     Other wastes generated at the site that are recycled include waste oil and scrap metal.  Waste oil generated at the site is picked up and recycled by Eastern Oil located in Rockville,

     Virginia and scrap metal is recycled by CC Cullet located in

     Ashland, Virginia.


     4.3 CURRENT AND PAST USE OF STORAGE TANKS

     AEI identified fourteen (14) above ground storage tanks (ASTs)

     used for non-petroleum storage (Photo D) and eleven (11) ASTs used for petroleum product storage (Photo E) located outdoors at the BIPCO facility (Tables 1 and 2).  Outdoor ASTs are located in the chemical tank farm area, WWTP area, recycle mill area,

     woodyard area, fueling area, warehouse area, powerhouse, paper manufacturing area, at the fiber lift station and maintenance area (Figure 2).


     There are twenty (20) ASTs used for non-petroleum product storage and nine (9) ASTs used for petroleum product storage located inside roofed structures (Tables 1 and 2).  Indoor tanks are located in the paper manufacturing area, pulp manufacturing area,

     WWTP, and the recycle mill (Figure 2).


     Outdoor storage tanks are typically situated in curbed concrete containment areas to contain stormwater runoff.  The tank

     containment areas are sized to provide adequate spill containment in the event of a tank rupture.  Most of the containment areas drain to the WWTP.  The containment areas of the oil tanks in the woodyard are visually checked for floating oil prior to being discharged to stormwater drainage ditch system connected to

     Outfall 001 (Figure 3).


     Each release of stormwater from this containment area is

     documented using a Stormwater Release Form (Appendix G).  The diesel tank containment area located in the warehouse is

     discharged to a stormwater drainage ditch system connected to

     Outfall 002.  An oil/water separator has been placed in the main drain pipe to Outfall 002.

     According to BIPCO personnel, all underground storage tanks have been removed.  In the past, BIPCO operated two (2) USTS; a

     10,000-gallon diesel fuel tank and a 5,000-gallon unleaded gasoline tank.


     There are no septic tanks associated with the BIPCO facility.

     There may have been septic tanks associated with the former houses located at the site.


     On June 14, 1994, Landscaping and Paving Company, under contract with BIPCO, removed one (1) 10,000-gallon #2 diesel UST.  Soil samples collected from beneath the UST indicated the presence of total petroleum hydrocarbons (TPH) ranging in concentration from

     1,600 mg/kg to 8,300 mg/kg.  In September 1994, four (4)

     groundwater monitoring wells were installed around the former UST area.  On November 23, 1994, approximately 0.33 feet of free product thickness was measured in one of the monitoring wells.

     Approximately twenty-two (22) gallons of free product were removed from the well using a total fluid recovery method

     approximately three (3) times a week for approximately two (2)

     years.  Product thickness in the target monitoring well was reduced to one-eighth of an inch.  Based on this information and the low risk for human exposure, the VDEQ Piedmont Regional

     Office issued a "No Further Action Required" letter for this incident (Appendix G).


     The 5,000-gallon unleaded gasoline UST was removed in 1990.

     According to site personnel, the tank closure was clean.  AEI recommends that BIPCO develop and place in their files closure documentation for the gasoline UST on file at the facility.


     4.4  STORMWATER DISCHARGES

     The BIPCO facility was issued a Virginia Pollution Discharge

     Elimination System (VPDES) Stormwater Permit No. VA0077763 in

     1988 for the discharge of stormwater runoff from the woodyard area

     (Outfall 001).  This permit was renewed in 1994 and was modified to include stormwater runoff from the entire facility in compliance with the November 1990 EPA regulations.  A copy of the reissued permit is included in Appendix H.  BIPCO maintains a Stormwater Pollution

     Prevention Plan as required under the permit (Appendix H).  The purpose of this plan is to identify potential sources of impacted surface water runoff and provide a means to be used to reduce or eliminate these potential impacts.


     Three (3) stormwater outfalls exist at the facility; Outfall 001,

     Outfall 002 and Outfall 003.  Surface water runoff from the woodyard is collected in a retention basin prior to being

     discharged to Outfall 001.  Surface water runoff from buildings and paved areas is passed through an oil/water separator (Photo

     F) and collected in a natural pond prior to being

     discharged to Outfall 002.  Surface water runoff from the

     landfill area discharges to Outfall 003 (Photo H).  The

     comprehensive site stormwater permit requires BIPCO to collect and analyze stormwater samples monthly from Outfall 001, twice per year from Outfall 002, and to collect one composite sample from Outfall 003 within a year from the date that the permit was renewed.  The permit also requires BIPCO to perform annual inspections.  The 1996 and 1997 Annual Inspection Reports are

     included in Appendix H. No violations for the stormwater system were reported.


     4.5 WASTEWATER TREATMENT SYSTEM

     BIPCO treats its wastewaters in an on-site biological WWTP.  The treated effluent is discharged to the North Anna River using a common outfall line with the Doswell Wastewater Treatment Plant

     (Hanover County).  The combined discharges from BIPCO and the

     Doswell Waste Treatment Plant are regulated under VPDES Permit

     No. VA0029521 issued by the Commonwealth of Virginia to Hanover

     County.


     Currently, low solid waste streams from the TMP and recycle mill are pumped to one of the two on-site clarifiers where solids are removed.  The wastewater subsequently travels through two (2)

     lined equalization basins (Photo I), the "Unox" activated sludge area, and through three (3) secondary clarifiers before being discharged to the North Anna River.  An on-site lined emergency holding pond is available to store wastewater. If needed, during the treatment process.  In addition, an on-site effluent storage basin is available to store a portion of the wastewater, as needed, during low flow conditions in the river.  The sludges from the clarifiers are transferred to the sludge holding tank and dewatering facilities.  The dewatered solids are burned as fuel in the on-site B&W boiler, with the resulting ash going to the landfill, or the dewatered sludge may be disposed directly in the on-site landfill.  The resulting wastewater from the

     dewatering process is sent back to one of the primary clarifiers.

     The high solid content waste streams from the TMP process,

     recycling process and paper machine are pumped directly to the dewatering equipment which includes a gravity table thickener followed by two screw presses.  Wastewater from the dewatering process is sent to one of the primary clarifiers and treated with the low solids wastewaters.  Solids from the dewatering process are either burned as fuel in the on-site B&W boiler or disposed of in the on-site approved landfill.


     There is a monitoring station on the BIPCO wastewater treatment line located prior to the connection with the Doswell Treatment

     Plant.  The treated wastewater effluent from the BIPCO WWTP is monitored by Hanover County at this point as required under their permit (Appendix 1).  If the treated effluent would cause the

     Hanover County Doswell Treatment Plant to exceed their permit limitations, then the effluent can be diverted to the lined on-

     site effluent holding pond at BIPCO.


     The Hanover County Doswell Treatment Plant was cited by the VDEQ for the following violations to their permit in 1996 and 1997

     (Appendix 1): 1) the instantaneous chlorine regulatory level was exceeded once in May 1996, and 2) the biochemical oxygen demand

     (BOD) regulatory level was exceeded twice and the total suspended solids (TSS) regulatory level was exceeded twice in August 1996.

     These violations were for Outfall 101, the discharge for the

     Hanover County Doswell Treatment Plant only, prior to the

     combination with the BIPCO discharge.  No enforcement

     recommendation was included with the Notice of Violation

     (Appendix 1).  According to plant personnel, BIPCO effluent has not been diverted by Doswell Treatment Plant operators for any reason.


     In 1988, the BIPCO WWTP was upgraded in anticipation of a

     proposed BIPCO mill expansion.  This upgrade included the

     addition of a 1.5 million gallon (MG) aeration basin, a 65-foot diameter final clarifier and additional sludge handling

     facilities.  As a result of the proposed mill expansion, the

     Doswell Wastewater Treatment Permit was modified and a quarterly groundwater monitoring program for the existing BIPCO WWTP was initiated.  BIPCO initiated a groundwater monitoring program for the existing wastewater holding ponds as specified under the 1988

     VPDES permit modification.  One (1) upgradient well, MW-2, and two (2)

     downgradient wells, MW-15 and MW-25, are monitored quarterly.

     Well MW-2 is located upgradient of the WWTP basins near the Bam offices.  Well MW-15 is situated downgradient of the 15 MG capacity emergency holding basin.  Well MW-25 is located

     downgradient the 25 million gallon capacity effluent holding basin.  These wells are monitored for pH, conductivity, total organic carbon (TOC), total organic halides (TOX), chemical oxygen demand (COD), ammonia as nitrogen, total Kjeldahl nitrogen

     (TKN), sulfate, lead, cadmium, chromium and zinc.  The Virginia groundwater standards for these constituents are as follows: pH

     (5.5-8.5); TOC (10 mg/1); TOX (100 mg/1); COD (natural quality);

     ammonia (0.025 mg/1); TKN (natural quality); sulfate (25 mg/1);

     lead (0.05 mg/1); cadmium (0.0004 mg/1); and zinc (0.05 mg/1).

     Conductivity is considered a indicator parameter only.  The latest groundwater monitoring event was conducted in September

     1997 (Appendix J).  The following parameters exceeded the

     Virginia groundwater standards: in well MW-2, pH (5. 1) and sulfate (86 mg/1); in well MW-5, TOC (47 mg/1), TOX (173 mg/1),

     anunonia (0.68 mg/1), chromium (0.065mg/1), and zinc (0.084 mg/1); and in well MW-15, ammonia (0.14 mg/1), cadmium 0.002 mg/1) and sulfate (33 mg/1).  BIPCO has not been cited by VDEQ for parameters which exceed the Virginia groundwater standards.


     The most recent VDEQ Piedmont Regional Office WWTP inspection was conducted on July 25, 1996 (Appendix J).  The inspection report concluded that the BIPCO WWTP "was very well operated and

     maintained."


     4.6 AIR EMISSIONS CONTROL SYSTEM

     The air emissions generated by BIPCO are regulated under both

     State and Federal regulations.  State air pollution regulations are found in a Virginia Administration Code (VAC) 5. The Federal regulations are found in the Code of Federal Regulations (CFR)

     under 40 CFR 60 and 40 CFR 70.  BIPCO first received a

     construction and operating air permit for the TMP mill to

     manufacture newsprint paper on June 7, 1977.  BIPCO was permitted to construct and operate a Babcock & Wilcox (B&W) boiler, a

     Nebraska boiler in September 1984 and a Sludge Dryer/EPI

     Atmospheric fluidized bed combustor in April 1991.  The Nebraska boiler was removed from service May 4, 1994 and was subsequently replaced by a package boiler which began operation January 9,

     1996.  The Package Boiler was originally permitted by the

     Prevention of Significant Air Quality Deterioration (PSD) permit issued on October 30, 1992.  The PSD Permit was issued for a proposed mill expansion and amended several times with the most recent amendment dated July 25, 1997 (Appendix K).


     A review of the current air permits and the on-going Title V permitting process at BIPCO identified the following

     operations/equipment which are currently permitted and/or being permitted under Title V of Clean Air Act Amendment (CAAA).  Air pollution control devices are listed where applicable.  These operations/equipment include:

               *    Woodyard operations;
               * B&W boiler with a multicyclone and electrostatic precipitator;
               *    Package boiler;
               * Thermomechanical pulping mill (TMP) with four (4) TMP lines and two (2) heat exchange systems for heat recovery and VOC control;
               * Sludge dryer and EPI Atmospheric fluidized bed combustor with selective noncatalytic NOx reduction, cyclone, venturi scrubber, and packed bed scrubber;
               *    Wastewater treatment plant;
               *    Recycle mill;
               *    Paper machine; and
               *    Storage tanks.

     In addition, according to the amended October 30, 1992 air permit,

     the following emission units are permitted. but are not yet built:

               *    Two (2) additional TMP lines;
               *    One (1) gas turbine;
               *    One (1) heat recovery steam generator;
               * One (1) circulating fluidized combustion boiler; One (1) additional newsprint paper machine;
               *    One (1) additional ammonia storage tank; and
               *    One (1) turpentine storage tank.

     In accordance with 9 VAC 5-80-10 and 9 VA 5-80-20, if

     construction of the above emission units is not commenced within eighteen (18) months of the date listed in the phased

     construction schedule and/or construction is discontinued for a period of eighteen (18) months, the permit will become invalid.

     Based on continued phased construction and the issuing date of the last amendment of the PSD permit, the 1992 PSD permit is currently valid until January 25, 1999.


     BIPCO is located in the Richmond, Virginia area which is

     presently designated as an "Attainment" area for ozone.  This area was formerly designated as a "Non-Attainment" area that did not meet the National Ambient Air Quality Standard (NAAQS) for ozone.  Since volatile organic compounds (VOC) and nitrous oxides

     (NOx) are a precursor of ozone, these pollutants were regulated in lieu of ozone.  Reasonable Available Control Technology (RACT)

     is required for major VOC emission sources (which emit more than

     100 tons per year of VOC) in ozone non-attainment areas.  On July

     24, 1996, BIPCO signed a RACT consent agreement which required certain VOC emission controls to meet RACT established by the

     VDEQ (Appendix K).  This RACT consent agreement remains in effect even though the Richmond non-attainment area was redesignated as an attainment area for ozone.


     The 1990 Clean Air Act Amendment requires that a major source facility obtain a Title V permit.  A major source facility is defined as a facility having a potential-to-emit 100 tons per year (TPY) or more of any regulated air pollutant including particulate matter with aerodynamic diameter of 10 m or less

     (PM10), VOC, NOx, sulfur dioxide (SO2), or carbon monoxide (CO),

     or 10 TPYor more of any single hazardous air pollutant (HAP); or

     25 TPY or more of any combination of HAPS.  Potential emissions are calculated by assuming process equipment operates

     continuously for 8760 hours a year at maximum capacity without pollution control devices.  HAPs are defined and regulated under

     Title III of the CAAA.


     BIPCO is a major source facility; therefore, a Title V permit is required.  BIPCO is required by the DEQ to file a permit application by May 1998.  A Title V permit application is being prepared and it is anticipated that it will be submitted to the

     VDEQ by end of 1997.


          4.6.1 NOTICE OF VIOLATION

          On September 29, 1994, the US EPA, Region III issued a

          Notice of Violation (NOV) to BIPCO which stated that the

          facility was operating in violation of applicable federally enforceable air pollution control requirements (Appendix K).

          This NOV charged: 1) that the sulfur content of the coal

          burned in the Babcock and Wilcox (B&W) boiler exceeded the

          1.2% limit specified in the air permit and 2) that a

          continuous monitoring system for measuring and recording

          sulfur dioxide emissions from the B&W boiler required by the

          1977 air permit was not in place.


          BIPCO responded to the NOV by providing information that

          demonstrated that the activities stated in the NOV had

          either not occurred as specified in the NOV or had been

          approved by the VDEQ.  At the time of this Phase I ESA, this

          NOV had not been resolved.  Available documentation is

          summarized below.


          With regard to the first issue presented in the NOV, BIPCO notified the VDEQ Department of Air Pollution Control that they had received some inferior coal over the last several months that did not meet the 1.2 % sulfur content specified in the air permit for the boiler.  BIPCO also indicated that they had immediately placed an order for high quality coal with a sulfur content of 0.55 % to 0.65 % which they blended with the off-spec coal to obtain a blend of less than 1.2 %

          sulfur.  In addition, BIPCO indicated that they mix wood

          waste with the coal in the boiler at a ratio of 50:50 which would also lower the overall sulfur emissions.  BIPCO

          requested a fuel variance for the offspec coal on-site and permission to blend the new high quality coal with the off-

          spec coal.  The VDEQ responded by letter on April 22, 1994 that BIPCO could burn the off-spec coal if it was mixed with the high quality coal at a ratio of 3 part high quality coal to 1 part off-spec coal .


          With regard to the second issue presented in the NOV, in a letter to the VDEQ dated October 20, 1988, BIPCO had

          requested exemption from the 1977 requirement of monitoring sulfur dioxide.  The VDEQ subsequently agreed with BIPCO's request to use laboratory coal analysis in place of the

          sulfur dioxide continuous emissions monitoring.  When the

          permit was reissued on October 30, 1992, the requirement for sulfur dioxide emissions monitoring was removed and replaced with a requirement to maintain records of all purchased coal shipments indicating sulfur and ash content per shipment.


     4.7  LANDFILL AREAS

     BIPCO is permitted to operate an ash landfill covered by VDEQ

     Permit Number 528 and an industrial landfill covered by VDEQ

     Permit Number 573.  The ash landfill has a clay liner and is permitted for placement of inorganic flyash material.  The industrial landfill is lined with a 60 mil HDPE liner.  Materials permitted to be disposed of in the industrial landfill include stabilized sludges containing no free liquids; ash; papermaking fabrics; office wastes; pallets and other wood products;

     packaging materials; metals; and discarded process equipment.

     BIPCO has elected to dispose of only ash, a small volume of stabilized sludges from the WWTP, and construction debris such as concrete in the industrial landfill.


          4.7.1 FORMER TURNER LANDFILL

          Prior to 1988, BIPCO disposed of ash at the Peatross Turner landfill located south of the BIPCO facility (Appendix L).

          Recently, BIPCO purchased the Turner property (Photo J).

          According to site personnel, BIPCO has proposed to the VDEQ to close the landfill as is in place and perform groundwater monitoring as required by the VDEQ.  The VDEQ had not

          responded to this proposal at the time of this Phase I ESA.


          4.7.2 ASH LANDFILL

          The on-site ash landfill has been operated since 1989.

          Based on E.P. Toxicity tests for RCRA metals and reactivity test performed on the ash (pressed wood fiber sludge), the material is classified as non-hazardous (Appendix L).

          Initial ash landfill permit requirements included the

          quarterly sampling of groundwater monitoring wells.  The

          groundwater samples were analyzed for specific conductance,

          pH, TOC, TOX, lead, cadmium, and chromium.


          In September 1994, the VDEQ notified BIPCO that they were

          required to implement a Phase II groundwater monitoring

          program due to statistically significant changes in pH.

          Subsequently, BIPCO met with the VDEQ and it was agreed that

          Phase II monitoring was not warranted since the ash is

          alkaline in pH and would not be likely to attribute to a

          downgradient decrease in pH (Appendix L).


          Following the confirmation of a statistically significant

          measured specific conductance for well MN-R2, BIPCO proposed to implement a Phase II monitoring program (Appendix L).

          The first round of well samples were collected in July 1997.

          Samples were analyzed for TPH by modified EPA Method 8015,

          VOCs by EPA Method 8260, SVOCs by EPA Method 8270,

          pesticides by EPA Method 8080, herbicides by EPA Method

          8150, and total metals plus cyanide by various SW-846

          Methods (Appendix L).


          Following the confirmation of a statistically significant

          measured specific conductance for well MN-R2, BIPCO proposed to implement a Phase II monitoring program (Appendix L).

          The first round of well samples were collected in July 1997.

          Samples were analyzed for TPH by modified EPA Method 8015,

          VOCs by EPA Method 8260, SVOCs by EPA Method 8270,

          pesticides by EPA Method 8080, herbicides by EPA Method

          8150, and total metals plus cyanide by various SW-846

          Methods (Appendix L).  No organic constituents were detected with the exception of TPH SVOCs detected in well MW-9 at 0.6 mg/l.  The TPH SVOCs in well MW-9 were not confirmed by the

          SVOC analysis, therefore, a second sample from well MW-9 was collected and analyzed for TPH SVOCs.  No TPH SVOCs were

          detected in this second confirmatory sample.  Based on this analytical data, on September 18, 1997, BIPCO petitioned for a variance from the Phase II sampling requirements by

          requesting that the monitoring requirements be limited to

          inorganic compounds only.  The VDEQ had not responded to

          this petition at the time of the site visit.


          4.7.3 INDUSTRIAL LANDFILL

          The on-site industrial landfill is located to the east of

          the BIPCO plant (Appendix X).  The industrial landfill was initially permitted by the VDEQ in 1995 and the original

          permit was amended in June 1997 to allow for the

          construction of a 60 mil HDPE liner and leachate collection system.  As part of the amended industrial landfill Permit #

          573, Permit #528 for the ash landfill was revoked and

          activities for closure and post closure care of the ash

          landfill were incorporated into an amended comprehensive

          landfill Permit #573 (Appendix L).  The industrial landfill consists of approximately 35 acres of which approximately 23 acres will be used for waste disposal purposes.  No

          violations were reported for this landfill.


          In April 1997,  BIPCO began to send the flyash from their

          boiler to other companies for use with other material as a potting soil.  This beneficial use of the wood/wood sludge ash is considered a major waste reduction success by the

          VDEQ (Appendix L).


     4.8 POLYCHLORINATED BIPHENYLS

     According to site personnel, the on-site transformers do not contain polychlorinated biphenyls (PCBs) at concentrations requiring special management.


     4.9 ASBESTOS

     An asbestos survey was not included as part of this ESA.

     According to site personnel, there are no asbestos containing materials (ACMs) on the subject site.


     In the mid-1970's, several major kinds of ACMs, such as spray-

     applied insulation, fireproofing, and acoustical surfacing material, were banned by the US EPA.  Therefore, given the age of facility (1979), these materials are not likely to be present at the BIPCO facility.


     4.10 MISCELLANEOUS

     During the site reconnaissance, AEI personnel observed the following additional items at the subject property:

          *    a large coal storage pile is located north of the

               railway spur that services the BIPCO powerhouse

               facility (Figure 2 and Photo K);

          *    gas pipeline traverses the western portion of the

               subject site (Photo L);

          *    refuse, consisting of mainly metal objects and

               demolition debris, were disposed of in undeveloped

               fields located north of the developed portion of the

               site (Photo M); and

          *    a partially full drum and an empty drum of RoundUp

               were located outside of a storage shed near the old

               farmhouse on the undeveloped portion of the site (Photo

               N and 0).  BIPCO personnel subsequently indicated after

               AEI's site visit that the liquid in the partially full

               drum was water and that both drums have since been

               properly placarded.

     These items are not expected to be of major environmental concern to the property.  BIPCO personnel indicated that an effort was made to reduce the demolition debris.  Some of this material has been scrapped and some has been disposed.


                                  SECTION 5.0
                            SUMMARY AND CONCLUSIONS

     AEI conducted an ESA on the BIPCO facility located on of Old

     Ridge Road in Ashland, Virginia in general conformance with ASTM

     E 1527-97.  Standard Practices for Environmental Site

     Assessments: Phase I Environmental Site Assessment Process, third edition. This assessment identified the following potential environmental concerns.

     1.   On September 29, 1994, the US EPA, Region III issued a

          Notice of Violation (NOV) to BIPCO which stated that the

          facility was operating 'in violation of applicable federally enforceable air pollution control requirements. BIPCO

          responded to the NOV by providing information that

          demonstrated that the activities stated in the NOV had

          either not occurred as specified in the NOV or had been

          approved by the VDEQ.  At the time of this Phase I ESA, this

          NOV had not been resolved.


     2.   Based on the most recent groundwater data from the

          wastewater treatment area, total organic carbon. total

          organic halides, ammonia, chromium, cadmium, surface and

          zinc were detected in downgradient monitoring wells at

          levels exceeding the Virginia Groundwater standards.  The

          VDEQ has not taken action regarding the groundwater

          monitoring data at this time.


     3.   Following the confirmation of a statistically measured

          significant increased in specific conductance in one (1)

          monitoring well used to monitor groundwater quality

          downgradient from the industrial landfill, BIPCO implemented a Phase H monitoring program.  The first round of samples

          were collected in July 1997.  A confirmatory sample was

          collected in September 1997.  Based on the analytical data which indicated that no target organic constituents were in the groundwater, BIPCO petitioned for a variance from the

          Phase II sampling requirements by requesting that the

          monitoring parameters be limited to inorganic compounds

          only.  The VDEQ had not provided a response at the time of the site visit.


     4.   BIPCO is currently clarifying whether the existing 1977 air permit allows BIPCO to burn WWTP sludge in the B&W boiler.

          BIPCO is working with the VDEQ to clarify previous VDEQ

          correspondence which indicate the 1977 air permit allows

          burning of the WWTP sludge in the B&W boiler and/or modify the 1977 permit as necessary to reflect sludge burning as an acceptable fuel.


     5.   A 5,000-gallon unleaded gasoline UST was removed in 1990.

          According to site personnel, the tank closure was clean.

          However, no closure documentation was available for review.

          AEI recommends that BIPCO develop and place in their files documentation of the underground storage tank as required by the VDEQ.


     Based on AEI's review of the current known environmental

     conditions at the BIPCO facility and given the complexity and variety of operations, the mill is well operated and maintained.

                                  SECTION 6.0
                                SIGNATURE PAGE

     This Phase I Environmental Site Assessment was conducted on the

     BIPCO facility located on Old Ridge Road in Ashland.  Virginia in general conformance with ASTM E 1527-97, Standard Practices for

     Environmental Site Assessments: Phase I Environmental Site

     Assessment Process, third edition by AEI for Toronto Dominion

     Bank.


     AWARE ENVIRONMENTAL INC.@


     __________________________                   ____________________
     Kelly Boone                                  Date
     Project Engineer


     __________________________                   ____________________
     Lisa Chisholm                                Date
     Senior Geologist


     __________________________                   ____________________
     Edward H. Stephens                           Date
     Associate


     __________________________                   ____________________
     Michael O. Smith                             Date
     Manager, Resource Management Group